UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEGGETT & PLATT, INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Leggett & Platt, Incorporated shareholders:
As previously announced, on April 13, 2026, Leggett & Platt, Incorporated, a Missouri corporation (“Leggett & Platt”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Somnigroup International Inc., a Delaware corporation (“Somnigroup”), and Sparrow Unity Corporation, a Missouri corporation and a direct, wholly owned subsidiary of Somnigroup (“Merger Sub” and together with Somnigroup, the “Somnigroup Parties”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Leggett & Platt (the “Merger”), with Leggett & Platt surviving the Merger as a direct, wholly owned subsidiary of Somnigroup.
Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and by virtue of the Merger, each share of common stock, par value $0.01 per share, of Leggett & Platt (“Leggett & Platt common stock”) issued and outstanding immediately prior to the Effective Time (other than the Leggett & Platt Cancelled Shares and Dissenting Shares, each as defined in the Merger Agreement), will be converted automatically into the right to receive 0.1455 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Somnigroup (“Somnigroup common stock”) and, if applicable, cash in lieu of fractional shares (the “Merger Consideration”).
The Exchange Ratio is fixed and will not be adjusted to reflect price changes prior to the closing of the Merger. Somnigroup common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “SGI,” and Leggett & Platt common stock is listed on the NYSE under the trading symbol “LEG.” Based on the closing price of Somnigroup common stock on the NYSE on April 10, 2026, the last trading day before the public announcement of the Merger Agreement, the Exchange Ratio represented approximately $11.36 in value for each share of Leggett & Platt common stock. This amount represented a premium of approximately 13.7% to the closing price of Leggett & Platt common stock of $9.99 on the NYSE on April 10, 2026. Based on the closing price of Somnigroup common stock on the NYSE of $74.82 on July 7, 2026, the latest practicable trading day before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $10.89 per share in value for each share of Leggett & Platt common stock.
If a proceeding is commenced by the U.S. Department of Justice or Federal Trade Commission under any applicable U.S. federal competition law seeking to prohibit or delay the Merger, Leggett & Platt will declare and pay to holders of Leggett & Platt common stock as of immediately prior to the Effective Time a special dividend (the “Special Dividend”) in an amount equal to 6% of the volume-weighted average price of Leggett & Platt common stock for the 30 trading days ending immediately prior to the date and time at which the closing of the Merger occurs (the “Closing Date”), multiplied by the number of shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time, multiplied by a fraction equal to (i) the number of calendar days elapsed from the commencement of such proceeding through the Closing Date, divided by (ii) 365. No Special Dividend will be payable if (i) the Closing Date does not occur, (ii) no such proceeding is commenced or (iii) the Closing Date occurs on or prior to the date any such proceeding is commenced.
The value of the consideration paid to Leggett & Platt shareholders will fluctuate with changes in the market price of Somnigroup common stock. We encourage you to obtain current market quotations of Somnigroup common stock, given that the Merger Consideration is payable in Somnigroup common stock.
Based on the number of outstanding shares of Leggett & Platt common stock (including shares of Leggett & Platt restricted stock) on the record date of July 6, 2026 for the Leggett & Platt Special Meeting (as defined below), we anticipate that Somnigroup will issue approximately 19,872,203 shares of Somnigroup common stock in connection with the Merger.
Upon completion of the Merger, based on the number of outstanding shares of Leggett & Platt common stock and Somnigroup common stock as of the record date, the former Leggett & Platt shareholders will own approximately 8.6% of the outstanding shares of Somnigroup common stock and current Somnigroup stockholders will own approximately 91.4% of the outstanding shares of Somnigroup common stock.
In connection with the Merger, Leggett & Platt will hold a virtual special meeting of Leggett & Platt shareholders (the “Leggett & Platt Special Meeting”) to consider and vote on: (1) a proposal to adopt the Merger Agreement (the “Merger Proposal”); (2) a proposal to approve, by non-binding, advisory vote, the compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and (3) a proposal to approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (a) to solicit additional proxies in favor of the Merger Proposal if (i) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (ii) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (b) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to the accompanying proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders (the “Adjournment Proposal”). Because the Leggett & Platt Special Meeting will be held in a virtual meeting format only, you will not be able to attend the Leggett & Platt Special Meeting in person.
Your vote is important. The record date for determining the Leggett & Platt shareholders entitled to receive notice of, and to vote at, the Leggett & Platt Special Meeting is the close of business on July 6, 2026. The Merger cannot be consummated unless the Merger Agreement is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. ABSTENTIONS, A BROKER NON-VOTE OR A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.
The Board of Directors of Leggett & Platt (the “Leggett & Platt Board”) has unanimously, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) determined that the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, are advisable, fair to and in the best interests of Leggett & Platt and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), (iii) directed that the Merger Agreement be submitted to the Leggett & Platt shareholders for their adoption and (iv) determined to recommend the Leggett & Platt shareholders adopt the Merger Agreement and approve the Merger. ACCORDINGLY, THE LEGGETT & PLATT BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL, A VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND A VOTE “FOR” THE ADJOURNMENT PROPOSAL.
We urge you to read this proxy statement/prospectus carefully and in its entirety. The obligations of Somnigroup and Leggett & Platt to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Somnigroup, Leggett & Platt, the Leggett & Platt Special Meeting, the Merger Agreement and the Transactions, including the Merger, is included in this proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section of this proxy statement/prospectus, beginning on page 14. If you have any questions regarding this proxy statement/prospectus, you may contact Okapi Partners LLC, Leggett & Platt’s proxy solicitor, by calling toll free at (855) 208-8903, or for bankers and brokers at (212) 297-0720.
Thank you for your continued support of and interest in Leggett & Platt. We at Leggett & Platt look forward to the successful combination of Leggett & Platt and Somnigroup.
Very truly yours,
Karl G. Glassman
President, Chief Executive Officer, & Board Chairman
Leggett & Platt, Incorporated
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated July 9, 2026 and is first being mailed to Leggett & Platt shareholders on or about July 9, 2026.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF
LEGGETT & PLATT, INCORPORATED
TO BE HELD ON AUGUST 20, 2026
To the Leggett & Platt, Incorporated shareholders:
On behalf of the Board of Directors (the “Leggett & Platt Board”) of Leggett & Platt, Incorporated (“Leggett & Platt”), we cordially invite you to attend a special meeting of Leggett & Platt shareholders on August 20, 2026, starting at 10:00 a.m. Central Time (unless it is adjourned or postponed to a later date) (the “Leggett & Platt Special Meeting”). The Leggett & Platt Special Meeting will be virtual, conducted exclusively via live webcast.
You will be able to attend and participate in the Leggett & Platt Special Meeting online by registering in advance of the Leggett & Platt Special Meeting at register.proxypush.com/leg. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Leggett & Platt Special Meeting and to submit questions before or during the Leggett & Platt Special Meeting. The virtual special meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.
The Leggett & Platt Board has fixed the close of business on July 6, 2026 as the record date for determination of Leggett & Platt shareholders entitled to attend and vote on the matters presented at the Leggett & Platt Special Meeting.
At the Leggett & Platt Special Meeting, Leggett & Platt shareholders will be asked to consider and act on the following proposals:
1.Merger Proposal: To adopt the Agreement and Plan of Merger, dated as of April 13, 2026 (the “Merger Agreement”), by and among Somnigroup International Inc., a Delaware corporation (“Somnigroup”), Sparrow Unity Corporation, a Missouri corporation and a direct, wholly owned subsidiary of Somnigroup (“Merger Sub”), and Leggett & Platt, a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice forms a part, pursuant to which Merger Sub will merge with and into Leggett & Platt (the “Merger” and the effective time of the Merger, the “Effective Time,” and the Merger together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Leggett & Platt surviving the Merger as a direct, wholly owned subsidiary of Somnigroup (the “Merger Proposal”);
2.Merger-Related Compensation Proposal: To approve, by non-binding, advisory vote, the compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and
3.Adjournment Proposal: To approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of common stock, par value $0.01 per share, of Leggett & Platt (“Leggett & Platt common stock”) present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to the accompanying proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders (the “Adjournment Proposal”).
These proposals are fully described in the accompanying proxy statement/prospectus, which also describes other matters contemplated in connection with the Merger. Before voting, please read the proxy statement/prospectus carefully and in its entirety, including the Merger Agreement and all other annexes, and including documents incorporated by reference, for further information relevant to the business to be transacted at the Leggett & Platt Special Meeting. In particular, please see (i) the section of the proxy statement/prospectus entitled “The Merger Agreement,” which is incorporated into this notice by reference, for a description of the Merger Agreement and the Transactions, including the Merger, (ii) the section of the proxy statement/prospectus entitled “Risk Factors” for an explanation of the risks associated with the Merger Agreement and the Transactions, including the Merger, and (iii) the copy of the Merger Agreement which is attached as Annex A to the proxy statement/prospectus, which is incorporated into this notice by reference.

The Leggett & Platt Board has unanimously, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of Leggett & Platt and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, in accordance with the General and Business Corporation Law of Missouri, as amended, (iii) directed that the Merger Agreement be submitted to the Leggett & Platt shareholders for their adoption and (iv) determined to recommend the Leggett & Platt shareholders adopt the Merger Agreement and approve the Merger. ACCORDINGLY, THE LEGGETT & PLATT BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL, A VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND A VOTE “FOR” THE ADJOURNMENT PROPOSAL.
YOUR VOTE IS IMPORTANT. APPROVAL OF THE MERGER PROPOSAL BY THE LEGGETT & PLATT SHAREHOLDERS IS A CONDITION TO THE CONSUMMATION OF THE MERGER AND REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF LEGGETT & PLATT COMMON STOCK ENTITLED TO VOTE AT THE LEGGETT & PLATT SPECIAL MEETING. AN ABSTENTION, A BROKER NON-VOTE OR A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE LEGGETT & PLATT SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY MAIL, TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR CUSTODIAN, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BROKER OR CUSTODIAN.
The enclosed proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Leggett & Platt Special Meeting. We urge you to read the proxy statement/prospectus carefully and in its entirety. The obligations of Somnigroup and Leggett & Platt to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Somnigroup, Leggett & Platt, the Leggett & Platt Special Meeting, the Merger Agreement and the Transactions, including the Merger, is included in the proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section of the proxy statement/prospectus.
If you have any questions concerning the Merger Agreement or the Transactions, including the Merger, or the accompanying proxy statement/prospectus or would like additional copies of the proxy statement/prospectus or the documents incorporated by reference into the proxy statement/prospectus, you may contact Okapi Partners LLC, Leggett & Platt’s proxy solicitor, at the address, telephone numbers and email listed below. You will not be charged for any of these documents that you request.
Okapi Partners LLC
1212 Avenue of the Americas
17th Floor
New York, New York 10036
Bankers and Brokers Call: (212) 297-0720
All Others Call Toll Free: (855) 208-8903
info@okapipartners.com
On behalf of the Leggett & Platt Board and our management team, I extend our appreciation for your support.
S. Scott Luton
Secretary
Leggett & Platt, Incorporated

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Somnigroup and Leggett & Platt from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that Somnigroup and Leggett & Platt have filed with the United States Securities & Exchange Commission (the “SEC”). For a list of the documents incorporated by reference, see “Where You Can Find More Information.” You can obtain copies of these documents (if and when available), as well as other filings containing information about Somnigroup and Leggett & Platt, free of charge on the SEC’s website at www.sec.gov. The Internet website address of the SEC is provided as an inactive textual reference only. The information included on, or accessible through, this Internet website is not incorporated by reference into this proxy statement/prospectus. You can also obtain copies of such documents or other filings by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Somnigroup International Inc. 100 Crescent Ct., Suite 700 Dallas, Texas 75201 Attention: Investor Relations (800) 805-3635 investor.relations@somnigroup.com	Leggett & Platt, Incorporated 1 Leggett Road Carthage, Missouri 64836 Attention: Investor Relations (417) 358-8131 invest@leggett.com
In addition, you can obtain copies of this proxy statement/prospectus or the documents incorporated by reference into the proxy statement/prospectus by contacting Okapi Partners LLC, Leggett & Platt’s proxy solicitor, at the address, telephone numbers and email listed below. You will not be charged for any of these documents that you request.
Okapi Partners LLC
1212 Avenue of the Americas
17th Floor
New York, New York 10036
Bankers and Brokers Call: (212) 297-0720
All Others Call Toll Free: (855) 208-8903
info@okapipartners.com
In order to receive timely delivery of those materials, you should make your requests no later than August 13, 2026, which is the date that is five business days before the date of the Leggett & Platt Special Meeting.

ABOUT THIS PROXY STATEMENT/ PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Somnigroup International Inc., a Delaware corporation (“Somnigroup”), constitutes a prospectus of Somnigroup under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.01 per share, of Somnigroup (“Somnigroup common stock”) to be issued to the holders of shares of common stock, par value $0.01 per share, of Leggett & Platt, Incorporated (“Leggett & Platt common stock”) pursuant to the Agreement and Plan of Merger, dated April 13, 2026 (the “Merger Agreement”), by and among Somnigroup, Sparrow Unity Corporation, a Missouri corporation and a direct, wholly owned subsidiary of Somnigroup (“Merger Sub” and together with Somnigroup, the “Somnigroup Parties”), and Leggett & Platt, Incorporated, a Missouri corporation (“Leggett & Platt”).
This document also constitutes a proxy statement of Leggett & Platt under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to the special meeting of Leggett & Platt shareholders.
This proxy statement/prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Somnigroup has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to the Somnigroup Parties. Leggett & Platt has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Leggett & Platt. Somnigroup and Leggett & Platt have both contributed to the information related to the Merger contained in this proxy statement/prospectus.
You should rely only on the information contained in, attached to or incorporated by reference into this proxy statement/prospectus in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the Merger Agreement. Neither Somnigroup nor Leggett & Platt has authorized anyone to provide you with information that is different from that contained in, attached to or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated July 9, 2026 and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Leggett & Platt shareholders nor the issuance by Somnigroup of Somnigroup common stock pursuant to the Merger Agreement will create any implication to the contrary.
Unless otherwise indicated, all currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE LEGGETT & PLATT SPECIAL MEETING
The following are some questions that you, as a shareholder of Leggett & Platt, may have regarding the Merger, the Merger Agreement and the Leggett & Platt Special Meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all of the information that is important to you with respect to the Merger, the Merger Agreement and the Leggett & Platt Special Meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”
Q:Why am I receiving this proxy statement/prospectus?
A:You are receiving this document because you were a shareholder of record of Leggett & Platt on July 6, 2026 (the “record date”), the record date for the Leggett & Platt Special Meeting (as defined below). Leggett & Platt and Somnigroup have agreed to combine under the Merger Agreement by and among Somnigroup, Merger Sub and Leggett & Platt, pursuant to which Merger Sub will merge with and into Leggett & Platt, with Leggett & Platt surviving the Merger as a direct, wholly owned subsidiary of Somnigroup. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
In order to complete the Merger, among other things, Leggett & Platt shareholders must vote to adopt the Merger Agreement. This proxy statement/prospectus serves as the proxy statement through which Leggett & Platt will solicit proxies to obtain the adoption of the Merger Agreement by holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting (“Leggett & Platt Shareholder Approval”). It also serves as the prospectus for the delivery of the shares of Somnigroup common stock as Merger Consideration (as defined below).
Leggett & Platt is holding a special meeting of Leggett & Platt shareholders on August 20, 2026, starting at 10:00 a.m. Central Time (unless it is adjourned or postponed to a later date) (the “Leggett & Platt Special Meeting”) to ask its shareholders to vote on the Merger Proposal (as defined below). At the Leggett & Platt Special Meeting, Leggett & Platt shareholders will also be asked to vote on a proposal, by non-binding, advisory vote, concerning compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger and a proposal to adjourn the Leggett & Platt Special Meeting, if necessary, under certain circumstances.
This document contains important information about the Merger, the Merger Agreement and the Leggett & Platt Special Meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Leggett & Platt Special Meeting.
Your vote is very important. We encourage you to submit a proxy to have your shares of Leggett & Platt common stock voted as soon as possible.
Q:Does my vote matter?
A:Yes, your vote is important. We encourage you to vote as soon as possible.
The Merger cannot be completed unless the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting vote to approve the Merger Proposal. If you fail to submit a proxy or vote at the Leggett & Platt Special Meeting, or vote to abstain, or you do not provide your bank, broker, trust company or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:What am I being asked to consider and vote on?
A:At the Leggett & Platt Special Meeting, Leggett & Platt shareholders will be asked to consider and vote on:
•Proposal 1 – The Merger Proposal: To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Leggett & Platt in the Merger, with Leggett & Platt surviving the Merger as a direct, wholly owned subsidiary of Somnigroup (the “Merger Proposal”);

•Proposal 2 – The Merger-Related Compensation Proposal: To approve, by non-binding, advisory vote, the compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Compensation Proposal”); and
•Proposal 3 – The Adjournment Proposal: To approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders (the “Adjournment Proposal”).
Q:How many votes are required to approve each proposal?
A:The following votes are required to approve each proposal:
•The adoption of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Abstentions, broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have the same effect as a vote “AGAINST” the Merger Proposal.
•The approval of the Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Although the Board of Directors (the “Leggett & Platt Board”) of Leggett & Platt intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Leggett & Platt or any of its subsidiaries, and, if the Merger Agreement is adopted by Leggett & Platt shareholders and the Merger is consummated, certain compensation will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger, and will or may become payable to Leggett & Platt’s named executive officers (to the extent that Leggett & Platt is contractually obligated to pay the compensation and subject only to the conditions applicable thereto) even if the Merger-Related Compensation Proposal is not approved. Abstentions will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on the outcome of the Merger-Related Compensation Proposal.
•The approval of the Adjournment Proposal requires, whether or not a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on the outcome of the Adjournment Proposal.
Q:How many votes do I have for the Leggett & Platt Special Meeting?
A:Each Leggett & Platt shareholder is entitled to one vote for each share of Leggett & Platt common stock held of record as of the close of business on the record date for each proposal.
Q:How does the Leggett & Platt Board recommend that I vote at the Leggett & Platt Special Meeting?
A:The Leggett & Platt Board unanimously recommends a vote “FOR” the Merger Proposal, a vote “FOR” the Merger-Related Compensation Proposal and a vote “FOR” the Adjournment Proposal.

Q:What will happen in the Merger?
A:Somnigroup, Merger Sub and Leggett & Platt have agreed to a Merger pursuant to which Merger Sub, a direct, wholly owned subsidiary of Somnigroup that was formed solely for the purpose of engaging in the Merger, will be merged with and into Leggett & Platt, with Leggett & Platt surviving the Merger as the surviving corporation and a direct, wholly owned subsidiary of Somnigroup. Following the Merger, Leggett & Platt will cease to be a publicly held corporation.
In connection with the Merger, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time (other than shares of Leggett & Platt common stock held, directly or indirectly, by Leggett & Platt (as treasury shares or otherwise), any Leggett & Platt subsidiary, or Somnigroup or any Somnigroup subsidiary, in each case, immediately prior to the Effective Time (collectively, the “Leggett & Platt Cancelled Shares”) and Dissenting Shares, as defined in “The Merger Agreement—Appraisal Rights”) will be converted, without any action on the part of the holder thereof, into the right to receive 0.1455 (the “Exchange Ratio”) shares of Somnigroup common stock, and, if applicable, cash in lieu of fractional shares (the “Merger Consideration”).
Q:What will happen to Leggett & Platt equity awards in the Merger?
A:Immediately prior to the Effective Time, all restrictions on outstanding restricted shares of Leggett & Platt common stock will lapse, and such shares will fully vest and be converted into the right to receive the Merger Consideration.
As of the Effective Time, and as a result of the Merger:
•Each option to acquire shares of Leggett & Platt common stock (each, a “Leggett & Platt Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Somnigroup and converted into an option to acquire shares of Somnigroup common stock (each, a “Somnigroup Option”) or a cash equivalent thereof, with the same terms and conditions that applied to the original Leggett & Platt Option. Each Somnigroup Option will represent the right to receive a number of shares of Somnigroup common stock (rounded down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt Option multiplied by the Exchange Ratio and will have an exercise price per share of Somnigroup common stock (rounded up to the nearest whole cent) equal to the exercise price per share of the original Leggett & Platt Option, divided by the Exchange Ratio.
•Each restricted stock unit (“RSU”) award covering shares of Leggett & Platt common stock (each, a “Leggett & Platt RSU Award”) that is outstanding immediately prior to the Effective Time, other than a Leggett & Platt RSU Award issued under Leggett & Platt’s 2005 Executive Stock Unit Program (the “ESUP”) and Leggett & Platt’s Deferred Compensation Program (the “Deferred Compensation Program” and, together with the ESUP, the “Deferred Compensation Plans”), will be assumed by Somnigroup and converted into an RSU award covering shares of Somnigroup common stock (each, a “Somnigroup RSU Award”), with the same terms and conditions that applied to the original Leggett & Platt RSU Award. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt RSU Award, multiplied by the Exchange Ratio.
•Each performance stock unit award covering shares of Leggett & Platt common stock (each, a “Leggett & Platt PSU Award”) for which the performance period has not yet ended that is outstanding immediately prior to the Effective Time will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt PSU Award, except that the Somnigroup RSU Award will not be subject to performance-based vesting conditions, which will be deemed achieved at maximum. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal 200% of the target number of shares of Leggett & Platt common stock subject to the original Leggett & Platt PSU Award, multiplied by the Exchange Ratio.
•Each Leggett & Platt PSU Award for which the performance period has ended and that is outstanding immediately prior to the Effective Time will constitute the right to receive shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock earned based on actual performance achieved during the performance period (which will be determined in good faith by Leggett & Platt with respect to each Leggett & Platt PSU Award), multiplied by the Exchange Ratio.
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•Stock units that track Leggett & Platt common stock held in participant accounts under the Deferred Compensation Plans will be converted into notional cash investments based on the average closing price of Leggett & Platt common stock for the five trading days immediately prior to the closing date of the Merger (the “Closing Date”). Such notional cash will be reinvested in one or more diversified investment options as determined by the board of directors (the “Somnigroup Board”) of Somnigroup, in accordance with the directions of affected participants in the Deferred Compensation Plans.
Any converted Somnigroup Option or Somnigroup RSU Awards held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries at the Effective Time will be settled solely in cash based on the closing price of Somnigroup common stock on the applicable exercise or settlement date.
Q:What will happen to the Leggett & Platt, Incorporated Discount Stock Plan?
A:Prior to the Effective Time, Leggett & Platt will take action to provide that for the Leggett & Platt, Incorporated Discount Stock Plan (the “DSP”):
•No new enrollment period will commence following the date of the Merger Agreement;
•No individuals will commence participation in the DSP following the date of the Merger Agreement; and
•Participants in the enrollment period in effect on the date of the Merger Agreement will not be permitted to increase their payroll deduction elections from the rate in effect on the date of the Merger Agreement.
In addition, prior to the Effective Time, Leggett & Platt will take action to cause each participant’s election made pursuant to the DSP to be exercised as of no later than ten business days prior to the Effective Time (the “Final Exercise Date”); and terminate the DSP in accordance with its terms immediately prior to the Effective Time. On the Final Exercise Date, any accumulated contributions of each participant under the DSP as of immediately prior to the Effective Time will, to the extent not used to purchase shares under the DSP, be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). Shares of Leggett & Platt common stock purchased in accordance with the terms of the DSP prior to the Effective Time will be treated the same as all other shares of Leggett & Platt common stock in the Merger.
Q:How do I calculate the value of the Merger Consideration?
A:Because the Exchange Ratio is fixed and will not be adjusted to reflect price changes prior to the closing of the Merger, the value of the Merger Consideration will depend on the price per share of Somnigroup common stock at the time the Merger is completed. That price will not be known at the time of the Leggett & Platt Special Meeting and may be greater or less than the current price of Somnigroup common stock or the price of Somnigroup common stock at the time of the Leggett & Platt Special Meeting. The market price of Somnigroup common stock will fluctuate prior to the Merger, and the market price of Somnigroup common stock when received by Leggett & Platt shareholders after the Merger is completed could be greater or less than the current market price of Somnigroup common stock or the price of Somnigroup common stock at the time of the Leggett & Platt Special Meeting. See “Risk Factors.”
Based on the closing price of Somnigroup common stock on the New York Stock Exchange (the “NYSE”) on April 10, 2026, the last trading day before the public announcement of the Merger Agreement, the Merger Consideration represented approximately $11.36 in value for each share of Leggett & Platt common stock. This amount represented a premium of approximately 13.7% to the closing price of Leggett & Platt common stock of $9.99 on the NYSE on April 10, 2026. You should obtain current market quotations of Leggett & Platt common stock and Somnigroup common stock.

Q:What are the material U.S. federal income tax consequences of the Merger?
A:The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), and the Merger Agreement has been adopted as a “plan of reorganization” within the meaning of the applicable Treasury Regulations. If the Merger qualifies for the Intended Tax Treatment, then a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”) of Leggett & Platt common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Somnigroup common stock in exchange for Leggett & Platt common stock surrendered in the Merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Somnigroup common stock). Gain (if any) recognized by a non-U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”) should not be subject to U.S. federal income tax, subject to certain exceptions as described under “The Merger—Material U.S. Federal Income Tax Consequences—Non-U.S. Holders—Tax Consequences of the Merger.”
For a description of the material U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences.” Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.
Q:What are the material U.S. federal income tax consequences of the Special Dividend (as defined below) to holders of Leggett & Platt common stock?
A:Subject to the limitations and qualifications (including with respect to the Special Dividend) described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” of this proxy statement/prospectus, it is intended that, for U.S. federal income tax purposes, the Special Dividend will be treated as a distribution from Leggett & Platt.
If the Special Dividend is so treated, the Special Dividend will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from Leggett & Platt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Leggett & Platt’s current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital to the extent of a U.S. holder’s or non-U.S. holder’s adjusted tax basis in its shares of Leggett & Platt common stock, and any remaining excess will be treated as gain from the sale of shares of Leggett & Platt common stock. Subject to certain exceptions described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” of this proxy statement/prospectus, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate.
The U.S. federal income tax treatment of the Special Dividend is not free from doubt. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” of this proxy statement/prospectus for more information on the material U.S. federal income tax consequences of the Special Dividend, including potential alternative characterizations of the Special Dividend for U.S. federal income tax purposes and the potential impact of such alternative characterizations on the Merger qualifying for the Intended Tax Treatment. You are strongly urged to consult with your tax advisors about the tax consequences of the Special Dividend to you.
Q:What happens if the Merger is not completed?
A:If the Merger Proposal is not adopted by Leggett & Platt shareholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Leggett & Platt common stock in connection with the Merger. Instead, Leggett & Platt will remain as a public company and Leggett & Platt common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. If the Merger Agreement is terminated under specified circumstances, Somnigroup may be required to pay Leggett & Platt a termination fee of $80 million (the “Somnigroup Termination Fee”), or Leggett & Platt may be required to pay Somnigroup a termination fee of $64 million (the “Leggett & Platt Termination Fee”). See “The Merger Agreement—Termination; Amendment and Waiver.”

Q:Will I receive future dividends from Leggett & Platt?
A:Pursuant to the terms of the Merger Agreement, between the signing of the Merger Agreement and the Closing Date, Leggett & Platt may continue to pay regular quarterly cash dividends on shares of Leggett & Platt common stock in an amount not in excess of $0.05 per share per calendar quarter (with the ability to increase such dividend by up to $0.01 per share per calendar year), declared and paid in accordance with past practice, subject to certain limitations (the “Permitted Company Dividends”).
Q:What happens if I sell my shares after the record date but before the Leggett & Platt Special Meeting?
A:The record date for the Leggett & Platt Special Meeting is earlier than the date of the Leggett & Platt Special Meeting and the date that the transactions contemplated by the Merger Agreement (the “Transactions”) are expected to be completed. If you sell or otherwise transfer your shares of Leggett & Platt common stock after the record date but before the date of the Leggett & Platt Special Meeting, you will retain your right to vote at the Leggett & Platt Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by Leggett & Platt shareholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.
Q:Am I entitled to appraisal rights if I vote against the adoption of the Merger Agreement?
A:Holders of Leggett & Platt common stock as of the record date for the Leggett & Platt Special Meeting who do not vote in favor of the adoption of the Merger Agreement will be entitled to appraisal rights in connection with the Merger if they properly perfect their rights in accordance with the GBCLM. Holders of Somnigroup common stock will not have appraisal rights in connection with the Merger. See “The Merger—Appraisal Rights.”
Q:Is the consummation of the Merger subject to any conditions?
A:Yes. In addition to the approval of the Merger Proposal by Leggett & Platt shareholders, completion of the Merger requires the receipt of the necessary governmental and regulatory consents and approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. See “The Merger Agreement—Conditions to the Merger.”
Q:Is the consummation of the Merger contingent upon approval of the holders of Somnigroup common stock?
A:No, a vote of holders of Somnigroup common stock is not required to consummate the Merger.
Q:When do you expect to complete the Transactions?
A:Leggett & Platt and Somnigroup are working to complete the Transactions as promptly as practicable. Leggett & Platt and Somnigroup currently expect to complete the Transactions by year-end 2026, subject to receipt of the Leggett & Platt Shareholder Approval, regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Transactions will occur.
Q:Why am I being asked to consider and vote on the Merger-Related Compensation Proposal?
A:Under SEC rules, Leggett & Platt is required to seek a non-binding, advisory vote with respect to certain compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger.
Q:What will happen if the Leggett & Platt shareholders do not approve the Merger-Related Compensation Proposal?
A:The Merger-Related Compensation Proposal is a vote separate and apart from the Merger Proposal, and approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the Merger-Related Compensation Proposal and vote not to approve the Merger Proposal, or vice versa. Because the vote is advisory in nature only, it will not be binding on Leggett & Platt or Somnigroup. Accordingly, to the extent that Leggett & Platt is contractually obligated to pay the compensation, the compensation will or may be paid to the named executive officers of Leggett & Platt, subject only to the conditions applicable thereto, if the Merger Agreement is adopted and the Merger consummated, regardless of the outcome of the Merger-Related Compensation Proposal.

Q:Should I send in my stock certificates now?
A:No, please do not submit your Leggett & Platt stock certificates or other evidence of ownership at this time. At the Effective Time, your shares of Leggett & Platt common stock will be converted automatically into the right to receive the Merger Consideration. After completion of the Merger, you will receive instructions for surrendering your Leggett & Platt stock certificates in exchange for shares of Somnigroup common stock from the Exchange Agent (as defined below).
Q:When and where will the Leggett & Platt Special Meeting be held?
A:The Leggett & Platt Special Meeting will be held in a virtual meeting format via a live webcast on August 20, 2026 at 10:00 a.m. Central Time (unless it is adjourned or postponed to a later date). You will be able to attend and participate in the Leggett & Platt Special Meeting online by registering in advance of the Leggett & Platt Special Meeting at register.proxypush.com/leg. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and to submit questions during the meeting. Because the Leggett & Platt Special Meeting will be held in a virtual meeting format only, you will not be able to attend the Leggett & Platt Special Meeting in person.
Q:Who may vote at the Leggett & Platt Special Meeting?
A:You are entitled to vote your shares of Leggett & Platt common stock if you are a shareholder of record on the close of business on July 6, 2026, the record date for the Leggett & Platt Special Meeting.
Q:How do I vote?
A:Leggett & Platt shareholders of record may submit their proxies:
•by telephone (within the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card;
•through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the Control Number located on the proxy card; or
•by mail, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Leggett & Platt shareholders whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the Leggett & Platt Special Meeting. Leggett & Platt shareholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
Q:How will my shares be voted?
A:If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may also specify whether you approve, disapprove or abstain from the other proposals. If you sign and return your proxy card without indicating your voting instructions, your shares will be voted “FOR” each of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.
Q:What if my shares are held by a broker?
A:Leggett & Platt shareholders whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the Leggett & Platt Special Meeting. Leggett & Platt shareholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
If you fail to vote, fail to instruct your broker, nominee, fiduciary or other custodian to vote, or vote to abstain, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.

If you fail to vote, or fail to instruct your broker, nominee, fiduciary or other custodian to vote, it will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal. A vote to abstain will have the same effect as a vote cast “AGAINST” the Merger-Related Compensation Proposal or the Adjournment Proposal.
Q:May I revoke or change my vote?
A:If you are a shareholder of record, you may revoke your proxy at any time prior to a vote at the Leggett & Platt Special Meeting by:
•notifying Leggett & Platt’s Secretary in writing at the address indicated on the cover page of this proxy statement/prospectus prior to the Leggett & Platt Special Meeting that you have revoked your proxy;
•signing and returning a new, valid proxy card with a later date (by mail, telephone or Internet); or
•attending the virtual Leggett & Platt Special Meeting and voting electronically, which will revoke any proxy previously given. Your attendance at the Leggett & Platt Special Meeting will not by itself revoke your proxy.
If you are a beneficial holder, you may revoke your proxy by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting at the Leggett & Platt Special Meeting if you have obtained a legal proxy from your broker, nominee, fiduciary or other custodian and sent a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.
Q:What constitutes a quorum?
A:A majority of the issued and outstanding Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting will constitute a quorum for the Leggett & Platt Special Meeting. There must be a quorum for the Leggett & Platt Special Meeting to be held. If you submit a timely, properly executed proxy or voting instruction form, then you will be considered part of the quorum so long as your shares are voted on at least one item of business. Abstentions will be counted for purposes of determining whether there is a quorum at the Leggett & Platt Special Meeting. A broker non-vote occurs when a beneficial owner does not provide voting instruction to their broker or custodian with respect to a proposal on which such broker or custodian does not have discretionary authority to vote. If you are a “street name” holder of shares of Leggett & Platt common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
Q:What will happen if I return my proxy card without indicating how to vote?
A:If you sign, date and return your proxy card and do not indicate how you want your shares of Leggett & Platt common stock to be voted, then your shares of Leggett & Platt common stock will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.
Q:What will happen if I fail to vote or abstain from voting?
A:If you fail to vote, fail to instruct your broker, nominee, fiduciary or other custodian to vote, or vote to abstain, it will have the same effect as a vote cast “AGAINST” the Merger Proposal.
If you fail to vote, or fail to instruct your broker, nominee, fiduciary or other custodian to vote, it will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal. A vote to abstain will have the same effect as a vote cast “AGAINST” the Merger-Related Compensation Proposal or the Adjournment Proposal.
Q:What other matters will be acted upon at the Leggett & Platt Special Meeting?
A:No other matters will be presented at the Leggett & Platt Special Meeting, other than those mentioned in this proxy statement/prospectus.
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Q:Who pays the cost of this proxy solicitation?
A:Leggett & Platt will pay the cost of solicitation of proxies, including preparing, printing and mailing this proxy statement/prospectus. Leggett & Platt has retained Okapi Partners LLC to assist in the solicitation process. Leggett & Platt will pay Okapi Partners LLC an initial fee of $25,000 for proxy solicitation services, plus additional fees to be determined based on services provided in the solicitation campaign. Leggett & Platt will also reimburse Okapi Partners LLC for reasonable and documented out-of-pocket expenses. Leggett & Platt also has agreed to indemnify Okapi Partners LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Q:What do I do if I receive more than one set of voting materials?
A:You may receive more than one set of voting materials for the Leggett & Platt Special Meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.
Q:Where can I find the voting results of the Leggett & Platt Special Meeting?
A:The preliminary voting results will be announced at the Leggett & Platt Special Meeting. In addition, within four business days following certification of the final voting results, Leggett & Platt intends to file the final voting results with the SEC on Form 8-K.
Q:Are there any risks in the Merger that I should consider?
A:Yes. There are risks associated with all business combinations, including the Merger. These risks are discussed in “Risk Factors.” You also should read and carefully consider the risk factors of Somnigroup and Leggett & Platt contained in the documents that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:What do I need to do now?
A:Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares of Leggett & Platt common stock, which you may do:
•by telephone (within the United States, U.S. territories and Canada) using the toll-free telephone number listed on the enclosed proxy card;
•through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the Control Number located on the proxy card; or
•by mail, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Leggett & Platt shareholders whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the Leggett & Platt Special Meeting. Leggett & Platt shareholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
Q:Where can I find more information about the parties to the Merger?
A:You can find more information about Leggett & Platt and Somnigroup from the various sources described in “The Companies” and “Where You Can Find More Information.”

Q:Whom should I call with questions?
A:Leggett & Platt shareholders who have questions about the Merger or the other matters to be voted on at the Leggett & Platt Special Meeting or desire additional copies of this document or additional proxy cards should contact:
Okapi Partners LLC
1212 Avenue of the Americas
17th Floor
New York, New York 10036
Bankers and Brokers Call: (212) 297-0720
All Others Call Toll Free: (855) 208-8903
info@okapipartners.com

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this proxy statement/prospectus and its annexes carefully and in their entirety, as well as the other documents to which Somnigroup and Leggett & Platt refer before you decide how to vote with respect to the proposals to be considered and voted on at the Leggett & Platt Special Meeting. In addition, Somnigroup and Leggett & Platt incorporate by reference important business and financial information about Somnigroup and Leggett & Platt into this proxy statement/prospectus. See “Where You Can Find More Information.” Somnigroup and Leggett & Platt have included in this summary references to other portions of this proxy statement/prospectus to direct you to a more complete description of the topics presented, which you should review carefully in their entirety.
The Companies
Leggett & Platt, Incorporated
The principal executive offices of Leggett & Platt are located at:
1 Leggett Road
Carthage, Missouri 64836
Telephone: (417) 358-8131
Leggett & Platt is an international diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 143-year-old company is a leading supplier of bedding components and solutions; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; and hydraulic cylinders for material handling and heavy construction applications.
For additional information about Leggett & Platt, see “Where You Can Find More Information.”
Somnigroup International Inc.
The principal executive offices of Somnigroup are located at:
100 Crescent Ct. Suite 700
Dallas, Texas 75201
Telephone: (800) 878-8889
Somnigroup is the world’s leading bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, Somnigroup delivers breakthrough sleep solutions and serves the evolving needs of consumers in more than 100 countries worldwide, through its wholly owned businesses, Tempur Sealy, Mattress Firm and Dreams. Somnigroup’s portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster® and Sleepy’s®, and Somnigroup’s global omni-channel platform enables Somnigroup to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored sleep solutions.
For additional information about Somnigroup, see “Where You Can Find More Information.”
Sparrow Unity Corporation (Merger Sub)
The principal executive offices of Merger Sub are located at:
c/o Somnigroup International Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Telephone: (800) 878-8889
Sparrow Unity Corporation is a Missouri corporation and a direct, wholly owned subsidiary of Somnigroup. Upon completion of the Merger, Merger Sub will cease to exist. Merger Sub was incorporated on April 9, 2026 for the sole purpose of effecting the Merger.

The Combined Company
Upon the completion of the Merger, Leggett & Platt will be a direct, wholly owned subsidiary of Somnigroup, and shares of Leggett & Platt common stock will be delisted from the NYSE and deregistered under the Exchange Act. Somnigroup will retain its current headquarters in Dallas, Texas, and Leggett & Platt is expected to maintain its offices in Carthage, Missouri and to operate as a separate business unit within Somnigroup, similar to Somnigroup’s current business units Tempur Sealy, Mattress Firm and Dreams. The combined company (the “Combined Company”) will retain Somnigroup’s current principal executive offices in Dallas, Texas.
The Merger
The Merger Agreement
Somnigroup, Merger Sub and Leggett & Platt have entered into an Agreement and Plan of Merger, dated as of April 13, 2026. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Leggett & Platt in accordance with the requirements of Missouri law, whereupon the separate corporate existence of Merger Sub will cease, and Leggett & Platt will continue as the surviving corporation in the Merger as a direct wholly owned subsidiary of Somnigroup. Following the Merger, Leggett & Platt common stock will be delisted from NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should read the entire Merger Agreement carefully before making any decisions regarding the Merger, including approval of the proposal to adopt the Merger Agreement, because it is the legal document that governs the Merger.
The Merger Consideration
If the Merger is completed, at the Effective Time, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time (other than Leggett & Platt Cancelled Shares and Dissenting Shares) will be converted, without any action on the part of the holder thereof, into the right to receive 0.1455 shares of Somnigroup common stock. No fractional shares of Somnigroup common stock will be issued to any holder of Leggett & Platt common stock in connection with the Merger. Instead, as promptly as practicable following the Effective Time, the Exchange Agent will determine the number of excess whole shares of Somnigroup common stock and will sell the excess shares at then-prevailing prices on the NYSE. Each holder of Leggett & Platt common stock who would otherwise have been entitled to receive a fractional share of Somnigroup common stock will instead receive a cash payment, without interest, determined by multiplying the aggregate proceeds of the sale of the excess shares by a fraction, the numerator of which is the fractional share interest to which such holder is entitled and the denominator of which is the aggregate amount of all fractional share interests to which all such holders are entitled. See “The Merger Agreement–Fractional Shares.”
The Exchange Ratio is fixed and will not be adjusted for changes in the market price of either Leggett & Platt common stock or Somnigroup common stock, subject to certain equitable adjustments in the event of stock splits, reverse stock splits, stock dividends or similar changes to Leggett & Platt common stock or Somnigroup common stock prior to the completion of the Merger, which means that the value of the Merger Consideration will depend on the price per share of Somnigroup common stock at the time the Merger is completed. That price will not be known at the time of the Leggett & Platt Special Meeting and may be greater or less than the current price of Somnigroup common stock or the price of Somnigroup common stock at the time of the Leggett & Platt Special Meeting. The market price of Somnigroup common stock will fluctuate prior to the Merger, and the market price of Somnigroup common stock when received by Leggett & Platt shareholders in connection with the Merger could be greater or less than the current market price of Somnigroup common stock.
Risk Factors
The transactions contemplated by the Merger Agreement, including the Merger, involve risks. In considering the Merger, including whether to vote for the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal, you should carefully consider the information about these risks set forth under “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus, particularly the risk factors contained in Somnigroup’s and Leggett & Platt’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find More Information.”

The Leggett & Platt Special Meeting
Meeting
The Leggett & Platt Special Meeting will be held in a virtual meeting format, via a live webcast on August 20, 2026 at 10:00 a.m. Central Time (unless it is adjourned or postponed to a later date).
You will be able to attend and participate in the Leggett & Platt Special Meeting online by registering in advance of the Leggett & Platt Special Meeting at register.proxypush.com/leg. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Leggett & Platt Special Meeting and to submit questions before or during the Leggett & Platt Special Meeting.
Record Date
The record date for determining Leggett & Platt shareholders entitled to receive notice of, and to vote at, the Leggett & Platt Special Meeting or at any adjournment or postponement thereof, is the close of business on July 6, 2026. As of the record date, there were 136,578,715 shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Each such holder will be entitled to one vote for each share of Leggett & Platt common stock that it owned on the record date.
Required Vote
The votes required for each proposal are as follows:
•Merger Proposal. The approval of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Abstentions, broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have the same effect as a vote “AGAINST” the Merger Proposal.
•Merger-Related Compensation Proposal. The approval of the Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Although the Leggett & Platt Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Leggett & Platt or any of its subsidiaries, and, if the Merger Agreement is approved by Leggett & Platt shareholders and the Merger is consummated, the compensation that is based on or otherwise relates to the Merger will or may become payable to Leggett & Platt’s named executive officers (to the extent that Leggett & Platt is contractually obligated to pay the compensation and subject only to the conditions applicable thereto) even if the Merger-Related Compensation Proposal is not approved. Abstentions will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on approval of the Merger-Related Compensation Proposal.
•Adjournment Proposal. The approval of the Adjournment Proposal requires, whether or not a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on approval of the Adjournment Proposal.
Recommendation of the Leggett & Platt Board of Directors and Leggett & Platt’s Reasons for the Merger
The Leggett & Platt Board has unanimously, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of Leggett & Platt and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), (iii) directed that the Merger Agreement be submitted to the Leggett & Platt shareholders for their adoption and (iv) determined to recommend the Leggett & Platt shareholders adopt the Merger Agreement and approve the Merger.

Accordingly, the Leggett & Platt Board unanimously recommends that Leggett & Platt shareholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.
In the course of reaching its determinations and recommendations, the Leggett & Platt Board reviewed and discussed a significant amount of information and consulted with members of Leggett & Platt’s management and outside legal and financial advisors and considered the factors described in “The Merger—Recommendation of the Leggett & Platt Board of Directors and Leggett & Platt’s Reasons for the Merger.”
Leggett & Platt shareholders should carefully read this document in its entirety for more detailed information concerning the Merger Agreement and the Transactions, including the Merger. In particular, Leggett & Platt shareholders are directed to the Merger Agreement, which is attached hereto as Annex A.
Somnigroup Stockholder Approval Is Not Required
Somnigroup stockholders are not required to adopt the Merger Agreement or approve the Merger or the issuance of shares of Somnigroup common stock in connection with the Merger.
Treatment of Leggett & Platt Equity Awards
The Merger Agreement provides that, immediately prior to the Effective Time, all restrictions on outstanding restricted shares of Leggett & Platt common stock will lapse, and such shares will fully vest and be converted into the right to receive the Merger Consideration. As of the Effective Time, and as a result of the Merger:
•Each Leggett & Platt Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Somnigroup and converted into a Somnigroup Option or the cash equivalent thereof, with the same terms and conditions that applied to the original Leggett & Platt Option. Each Somnigroup Option will represent the right to receive a number of shares of Somnigroup common stock (rounded down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt Option multiplied by the Exchange Ratio and will have an exercise price per share of Somnigroup common stock (rounded up to the nearest whole cent) equal to the exercise price per share of the original Leggett & Platt Option, divided by the Exchange Ratio;
•Each Leggett & Platt RSU Award that is outstanding immediately prior to the Effective Time, other than a Leggett & Platt RSU Award issued under the Deferred Compensation Plans, will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt RSU Award. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt RSU Award, multiplied by the Exchange Ratio;
•Each Leggett & Platt PSU Award for which the performance period has not yet ended that is outstanding immediately prior to the Effective Time will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt PSU Award, except that the Somnigroup RSU Award will not be subject to performance-based vesting conditions, which will be deemed achieved at maximum. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal 200% of the target number of shares of Leggett & Platt common stock subject to the original Leggett & Platt PSU Award, multiplied by the Exchange Ratio;
•Each Leggett & Platt PSU Award for which the performance period has ended that is outstanding immediately prior to the Effective Time will constitute the right to receive shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock earned based on actual performance achieved during the performance period (which will be determined in good faith by Leggett & Platt with respect to each Leggett & Platt PSU Award), multiplied by the Exchange Ratio; and
•Stock units that track Leggett & Platt common stock held in participant accounts under the Deferred Compensation Plans will be converted into notional cash investments based on the average closing price of Leggett & Platt common stock for the five trading days immediately prior to the Closing Date. Such notional cash will be reinvested in one or more diversified investment options as determined by the Somnigroup Board, in accordance with the directions of affected participants in the Deferred Compensation Plans.

Any converted Somnigroup Option or Somnigroup RSU Awards held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries at the Effective Time will be settled solely in cash based on the closing price of Somnigroup common stock on the applicable exercise or settlement date. See “The Merger Agreement—Treatment of Leggett & Platt Equity Awards.”
Somnigroup’s Reasons for the Merger
For the factors considered by the Somnigroup Board in reaching its decision to engage in the transaction, see “The Merger—Somnigroup’s Reasons for the Merger.”
Opinion of Leggett & Platt’s Financial Advisor
Leggett & Platt retained J.P. Morgan Securities LLC (“J.P. Morgan”) as financial advisor to the Leggett & Platt Board in connection with the Merger and the Transactions. In connection with this engagement, the Leggett & Platt Board requested that J.P. Morgan evaluate the fairness, from a financial point of view, to the holders of Leggett & Platt common stock (other than certain excluded shares as provided by the Merger Agreement) of the Merger Consideration.
At the April 12, 2026 meeting of the Leggett & Platt Board, J.P. Morgan rendered its oral opinion to the Leggett & Platt Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock. J.P. Morgan confirmed its April 12, 2026 oral opinion by delivering its written opinion, dated April 13, 2026, to the Leggett & Platt Board that, as of such date, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock.
The full text of the written opinion of J.P. Morgan, dated April 13, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Leggett & Platt shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Leggett & Platt Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, and was limited to the fairness, from a financial point of view, to the holders of Leggett & Platt common stock of the Merger Consideration in the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of Leggett & Platt or as to the underlying decision by Leggett & Platt to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Leggett & Platt as to how such shareholder should vote with respect to the proposed Merger or any other matter.
See “The Merger—Opinion of Leggett & Platt’s Financial Advisor.”
Interests of Leggett & Platt’s Directors and Executive Officers in the Merger
When considering the recommendation of the Leggett & Platt Board that Leggett & Platt shareholders approve the Merger and vote in favor of the Merger Proposal, Leggett & Platt shareholders should be aware that the directors and executive officers of Leggett & Platt have certain interests in the Merger that are or may be different from, or in addition to, the interests of Leggett & Platt shareholders generally. The Leggett & Platt Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement, and in making its recommendation that Leggett & Platt shareholders approve the Merger Proposal. These interests include the following:
•Certain Leggett & Platt directors and executive officers hold outstanding Leggett & Platt Options, Leggett & Platt RSU Awards, Leggett & Platt PSU Awards and/or Leggett & Platt restricted shares that will be entitled to the treatment described in “The Merger Agreement—Treatment of Leggett & Platt Equity Awards;”
•Leggett & Platt’s executive officers are parties to arrangements with Leggett & Platt that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger; and
•Certain of Leggett & Platt’s executive officers may be entitled to retain, without repayment, retention bonuses that were paid in December 2025.
See “The Merger—Interests of Leggett & Platt’s Directors and Executive Officers in the Merger.”

Ownership of Somnigroup After the Merger
The actual number of shares of Somnigroup common stock to be issued and reserved for issuance in connection with the Merger will be determined at the completion of the Merger based on the Exchange Ratio. Upon the completion of the Merger, it is expected that Leggett & Platt shareholders, who collectively own 100% of Leggett & Platt, will own approximately 8.6% of the outstanding shares of Somnigroup common stock, based on the number of shares of Leggett & Platt common stock and Somnigroup common stock outstanding as of the record date.
Listing of Somnigroup Common Stock and Delisting and Deregistration of Leggett & Platt Common Stock
Somnigroup has agreed to use commercially reasonable efforts to cause the Somnigroup common stock to be issued and delivered in the Merger to be approved for listing on the NYSE, where Somnigroup common stock is currently traded. If the Merger is completed, prior to the Closing Date, Leggett & Platt will use commercially reasonable efforts to cause to be done all things reasonably necessary to enable the delisting of shares of Leggett & Platt common stock from the NYSE and to facilitate the deregistration of Leggett & Platt common stock under the Exchange Act as promptly as practicable following the Merger, such that Leggett & Platt common stock will cease to be publicly traded.
Appraisal Rights
Leggett & Platt shareholders will have appraisal rights in connection with the Merger. Any shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time and held by a shareholder who held shares as of the record date for the Leggett & Platt Special Meeting, has filed a written objection to the Merger Agreement with Leggett & Platt before or at such meeting, has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and who properly demands payment of the fair value of such shares within 20 days after the Effective Time, pursuant to, and who otherwise complies in all respects with the provisions of Section 351.455 of the GBCLM will not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or loses the right to appraisal under the GBCLM. If, after the Effective Time, any such holder fails to perfect, withdraws or loses such right to appraisal, such holder’s shares will be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in accordance with the Merger Agreement without any interest thereon, and will no longer be a dissenting share. See “The Merger—Appraisal Rights” and “The Merger Agreement—Appraisal Rights.”
A copy of the applicable sections of the GBCLM is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
Conditions to the Merger
Conditions to Obligations of Each Party Under The Merger Agreement.
The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•Leggett & Platt has obtained the Leggett & Platt Shareholder Approval;
•(i) the consummation of the Merger has not been restrained, enjoined or prohibited by any order or any other action (whether preliminary or permanent) of a governmental entity of competent jurisdiction (in each case, exclusive of any orders or other actions related to competition laws, other than competition laws set forth in the disclosure schedules delivered by Leggett & Platt), and (ii) there has not been in effect any law promulgated, enacted or enforced by a governmental entity of competent jurisdiction (in each case, exclusive of any competition laws, other than competition laws set forth in the disclosure schedules delivered by Leggett & Platt) that makes the Merger illegal or otherwise prevents the consummation of the Merger (each of clauses (i) or (ii), a “Legal Impediment”);
•(i) any waiting period under the HSR Act and any extensions thereof with respect to the Merger and any commitment to, or agreement with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the Merger have expired or been terminated and (ii) any consents, authorizations, approvals, orders, filings and declarations relating to the Merger pursuant to a competition law have been filed, occurred or been obtained (or any applicable waiting period thereunder have expired or been terminated), as applicable;
•the shares of Somnigroup common stock to be issued in the Merger have been authorized and approved for listing on the NYSE, subject to official notice of issuance; and

•the registration statement has been declared effective by the SEC under the Securities Act and has not been the subject of any stop order and no proceeding for that purpose has been initiated or been threatened in writing by the SEC with respect to the registration statement that has not been withdrawn.
Additional Conditions to Obligations of the Somnigroup Parties.
The respective obligations of each Somnigroup Party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•the representations and warranties of Leggett & Platt contained in the Merger Agreement have been true and correct as of the date of the Merger Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date and time, as of such date or time), subject to the materiality standards set forth in the Merger Agreement;
•Leggett & Platt has performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;
•since the date of the Merger Agreement, a Leggett & Platt Material Adverse Effect or any effect that would individually or in the aggregate reasonably be expected to have a Leggett & Platt Material Adverse Effect has not occurred; and
•Leggett & Platt has delivered to Somnigroup a certificate, dated as of the Closing Date and signed by an executive officer of Leggett & Platt, certifying that certain conditions provided in the Merger Agreement have been satisfied.
Additional Conditions to Obligations of Leggett & Platt.
The obligations of Leggett & Platt to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•the representations and warranties of Somnigroup contained in the Merger Agreement have been true and correct as of the date of the Merger Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date and time, as of such date or time), subject to the materiality standards set forth in the Merger Agreement;
•the Somnigroup Parties have performed or complied in all material respects with all covenants and agreements to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date;
•since the date of the Merger Agreement, a Somnigroup Material Adverse Effect or any effect that would individually or in the aggregate reasonably be expected to have a Somnigroup Material Adverse Effect have not occurred;
•Somnigroup has delivered to Leggett & Platt a certificate, dated as of the Closing Date and signed by an executive officer of Somnigroup, certifying that certain conditions provided in the Merger Agreement have been satisfied; and
•Leggett & Platt has received the written opinion of Leggett & Platt’s tax counsel, dated as of the Closing Date, that the Merger will qualify for the Intended Tax Treatment (such opinion, the “Leggett & Platt Tax Opinion”).
Regulatory Approvals Required for the Merger
The Merger is subject to review by antitrust regulators in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the HSR Act, Somnigroup and Leggett & Platt are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the Merger. On May 4, 2026, Somnigroup and Leggett & Platt each filed a Premerger Notification and Report Form under the HSR Act. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on June 3, 2026.
The completion of the Merger is subject to the receipt of clearance or expiration of waiting periods under applicable antitrust or foreign direct investment laws in certain other jurisdictions outside the United States.
The Merger may be subject to certain regulatory requirements of other municipal, U.S. state and federal, U.S. or non-U.S. governmental agencies and authorities, including those relating to the offer and sale of securities. Somnigroup and Leggett & Platt are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

Under the terms of the Merger Agreement, Somnigroup will, upon reasonable consultation with Leggett & Platt, control, lead and direct all actions, decisions and strategy for, and make all final determinations for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any governmental entity in connection with the Merger Agreement. However, Somnigroup will not be required, in order to effect the expiration of any waiting periods under applicable competition laws or the obtaining from any governmental entities of any consent, registration, approval, non-objection, permit or authorization to consummate the Transactions, or for any other reason, to (1) propose, offer, negotiate, commit to, agree to or effect, by consent decree, hold separate order, or otherwise, (x) the sale, divestiture, long-term license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Somnigroup, Leggett & Platt or any of their respective affiliates, or (y) the divestment of any contracts of Somnigroup, Leggett & Platt or any of their respective affiliates, or (2) incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Somnigroup or Leggett & Platt or the anticipated benefits to Somnigroup of the Transactions.
No Solicitation by Leggett & Platt
Subject to certain limited exceptions, the Merger Agreement provides that Leggett & Platt is not permitted to, among other things, directly or indirectly, initiate, solicit or knowingly encourage, knowingly assist, knowingly induce or take any action to knowingly facilitate (including by way of furnishing non-public information) any inquiry, proposal, request or offer that could reasonably be expected to result in an Acquisition Proposal (as defined in “The Merger Agreement—Non-Solicitation”), or conduct or engage in any discussions or negotiations (other than with Somnigroup and the Somnigroup representatives) with respect thereto.
No Change of Recommendation by the Leggett & Platt Board
Pursuant to the Merger Agreement, provided that Leggett & Platt and its subsidiaries and representatives have not materially breached the non-solicitation obligations under the Merger Agreement, if the Leggett & Platt Board determines in good faith that (i) an Acquisition Proposal constitutes a Superior Proposal (as defined in “The Merger Agreement—Non-Solicitation—Exceptions to Non-Solicitation Obligations”) or an Intervening Event (as defined in “The Merger Agreement—Non-Solicitation—Change of Board Recommendation”) has occurred and (ii) the failure to effect a Change of Board Recommendation (as defined in “The Merger Agreement—Non-Solicitation”) would be inconsistent with its fiduciary duties, the Leggett & Platt Board may, prior to obtaining Leggett & Platt Shareholder Approval, effect a Change of Board Recommendation or, solely with respect to a Superior Proposal, terminate the Merger Agreement to accept such Superior Proposal, subject to notice and negotiation requirements under the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the Effective Time, and the Merger and the other Transactions may be abandoned:
•By mutual written consent of Somnigroup and Leggett & Platt;
•By either Leggett & Platt or Somnigroup if the Effective Time has not occurred on or before January 13, 2027 (as it may be extended in accordance with the Merger Agreement);
•By either Leggett & Platt or Somnigroup, if any Legal Impediment permanently restraining, enjoining or otherwise prohibiting or making illegal either of the Merger or otherwise prohibiting the consummation of the Merger has become final and non-appealable;
•By either Leggett & Platt or Somnigroup if the Leggett & Platt Shareholder Approval has not been obtained upon a vote taken thereon at the Leggett & Platt Special Meeting (as such meeting may have been adjourned or postponed);
•By Leggett & Platt, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, if (A) the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation and has authorized Leggett & Platt to enter into, and Leggett & Platt substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal, (B) Leggett & Platt has complied in all material respects with its non-solicitation obligations under the Merger Agreement, and (C) Leggett & Platt has paid any amounts in respect of the Leggett & Platt Termination Fee in accordance with the Merger Agreement;

•By Somnigroup, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, if the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation or Leggett & Platt has approved or adopted, or recommended the approval or adoption of, any definitive agreement with respect to a Superior Proposal; or
•By Leggett & Platt or Somnigroup, if there has been a breach by the other party of its representations, warranties, agreements or covenants contained in the Merger Agreement such that the conditions to the terminating party’s obligation to close set forth in the Merger Agreement would not be reasonably capable of being satisfied while such breach is continuing, subject to applicable cure periods and other conditions set forth in the Merger Agreement.
If the Merger Agreement is validly terminated, it will become void, without liability on the part of any party or other related parties, except in the case of a willful and material breach of the Merger Agreement or fraud. Certain provisions, including those relating to confidentiality, public announcements, the effect of termination, payment of fees and expenses and miscellaneous provisions, will survive termination.
For a more detailed description of the termination provisions, see “The Merger Agreement—Termination.”
Termination Fee and Expenses
Leggett & Platt will be obligated to pay Somnigroup the Leggett & Platt Termination Fee of $64 million if:
•Leggett & Platt terminates the Merger Agreement, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, because the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation and Leggett & Platt substantially concurrently enters into a definitive agreement with respect to a Superior Proposal;
•Somnigroup terminates the Merger Agreement because, prior to the time the Leggett & Platt Shareholder Approval is obtained, the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation or Leggett & Platt has approved or adopted, or recommended the approval or adoption of, any definitive agreement with respect to a Superior Proposal; or
•the Merger Agreement is terminated by Somnigroup or Leggett & Platt because the Effective Time has not occurred on or before the Outside Date or because the Leggett & Platt Shareholder Approval has not been obtained upon a vote taken at the Leggett & Platt Special Meeting, or by Somnigroup because of an uncured breach by Leggett & Platt, and in any such case, (i) an Acquisition Proposal has been publicly disclosed or announced, and not publicly withdrawn, after the date of the Merger Agreement and prior to the time of the Leggett & Platt Special Meeting (in the case of a termination because the Leggett & Platt Shareholder Approval has not been obtained) or prior to such termination (in the case of a termination because the Effective Time has not occurred on or before the Outside Date or because of an uncured breach by Leggett & Platt), and (ii) within 12 months following such termination, Leggett & Platt or any Leggett & Platt subsidiary enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly disclosed or announced), then Leggett & Platt will pay, or cause to be paid, to Somnigroup the Leggett & Platt Termination Fee immediately prior to and as a condition to the consummation of such transaction. For purposes of this termination fee trigger, the references to “20%” in the definition of Acquisition Proposal are deemed to mean “50%.”
In the event that the Leggett & Platt Termination Fee is actually paid to Somnigroup pursuant to the Merger Agreement, such payment of the Leggett & Platt Termination Fee will be the sole and exclusive remedy of the Somnigroup Parties and their respective subsidiaries against Leggett & Platt and its subsidiaries for all losses, damages, costs or expenses in respect of the Merger Agreement or the Transactions.
Somnigroup will be obligated to pay Leggett & Platt the Somnigroup Termination Fee of $80 million if the Merger Agreement is terminated by Leggett & Platt or Somnigroup because the Effective Time has not occurred on or before the Outside Date or because a Legal Impediment has become final and non-appealable, and in either case, at the time of such termination, the closing condition relating to the absence of injunctions and restraints (to the extent related to the competition laws set forth in the disclosure schedules delivered by Leggett & Platt) or the closing condition relating to competition law approvals has not been satisfied, but all other mutual closing conditions and all closing conditions to the obligations of the Somnigroup Parties set forth in the Merger Agreement either have been satisfied (or would be capable of being satisfied if the Closing Date were the date of such termination) or waived (other than conditions relating to the exchange listing or registration statement or the other conditions that by their nature can only be satisfied on the Closing Date).

In the event that the Somnigroup Termination Fee is actually paid to Leggett & Platt pursuant to the Merger Agreement, such payment of the Somnigroup Termination Fee will be the sole and exclusive remedy of Leggett & Platt and its subsidiaries against the Somnigroup Parties and their respective subsidiaries for all losses, damages, costs or expenses in respect of the Merger Agreement or the Transactions.
Payment of Dividends
Somnigroup paid quarterly cash dividends of $0.15 per share of Somnigroup common stock during 2025. In February 2026, the Somnigroup Board approved an increase in Somnigroup’s quarterly cash dividend to $0.17 per share of Somnigroup common stock, which was most recently paid on June 4, 2026.
Leggett & Platt has paid quarterly cash dividends of $0.05 per share of Leggett & Platt common stock since the second quarter of 2024.
In addition, if a proceeding is commenced by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (“FTC”) under any applicable U.S. federal competition law seeking to prohibit or delay the Merger and the Transactions, Leggett & Platt will declare and pay to holders of Leggett & Platt common stock as of immediately prior to the Effective Time a special dividend (the “Special Dividend”) in an amount equal to 6% of the volume-weighted average price of Leggett & Platt common stock for the 30 trading days ending immediately prior to the Closing Date, multiplied by the number of shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time, multiplied by a fraction equal to (i) the number of calendar days elapsed from the commencement of such proceeding through the Closing Date, divided by (ii) 365. No Special Dividend will be payable if (i) the Closing Date does not occur, (ii) no such proceeding is commenced or (iii) the Closing Date occurs on or prior to the date any such proceeding is commenced.
The Merger Agreement provides that Somnigroup and Leggett & Platt will coordinate the timing of any regular quarterly dividends paid to their respective stockholders and shareholders prior to the closing to ensure that if either the holders of Leggett & Platt common stock or the holders of Somnigroup common stock receive a regular dividend for a particular calendar quarter prior to the Closing Date, then the holders of the other party’s common stock will also receive a regular dividend for such calendar quarter prior to the Closing Date to ensure that Somnigroup stockholders and Leggett & Platt shareholders receive the same number of such dividends (or partial dividends as applicable). If any distribution with respect to shares of Leggett & Platt common stock permitted under the Merger Agreement has a record date prior to the Effective Time but has not been paid prior to the Effective Time, such distribution will be paid by Leggett & Platt immediately prior to the Effective Time.
Material U.S. Federal Income Tax Consequences
The Merger is intended to qualify for the Intended Tax Treatment, and the Merger Agreement has been adopted as a “plan of reorganization” within the meaning of the applicable Treasury Regulations. Receipt of the Leggett & Platt Tax Opinion is a condition to Leggett & Platt’s obligation to consummate the Merger. The Leggett & Platt Tax Opinion will be based on representations made by Somnigroup and Leggett & Platt and certain assumptions, all of which must be accurate and complete as of the time of the Merger. Additionally, in the event that either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered at closing, they will use reasonable best efforts to amend the terms of the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger to qualify for the Intended Tax Treatment. Assuming the Merger qualifies for the Intended Tax Treatment, a U.S. holder of Leggett & Platt common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon receipt of Somnigroup common stock in exchange for Leggett & Platt common stock surrendered in the Merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Somnigroup common stock). Gain (if any) recognized by a non-U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”) should not be subject to U.S. federal income tax, subject to certain exceptions as described under “The Merger—Material U.S. Federal Income Tax Consequences—Non-U.S. Holders—Tax Consequences of the Merger.” For additional information, see “The Merger—Material U.S. Federal Income Tax Consequences.”

An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (the “IRS”) or the courts. Neither Somnigroup nor Leggett & Platt intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code, or that a court will not sustain such a challenge by the IRS. If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”) of Leggett & Platt common stock generally would recognize capital gain or loss for U.S. federal income tax purposes on each share of Leggett & Platt common stock surrendered in the Merger equal to the difference between (1) the fair market value as of the Effective Time of the Somnigroup common stock (and any cash in lieu of fractional shares) received in exchange for such share and (2) the holder’s adjusted tax basis in the share of Leggett & Platt common stock surrendered. Other than cash in lieu of fractional shares, Leggett & Platt shareholders will not receive cash consideration in the Merger in exchange for their shares of Leggett & Platt stock with which to pay any potential tax liability.
In addition, subject to the limitations and qualifications (including with respect to the Special Dividend) described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences” of this proxy statement/prospectus, it is intended that, for U.S. federal income tax purposes, the Special Dividend will be treated as a distribution from Leggett & Platt. If the Special Dividend is so treated, the Special Dividend will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from Leggett & Platt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. However, such treatment of the Special Dividend is not free from doubt. It is possible that the Special Dividend could instead be treated for U.S. federal income tax purposes as additional consideration received in the Merger, and if the Merger qualifies for the Intended Tax Treatment, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of Somnigroup common stock (including any fractional shares deemed to be received) and the Special Dividend received by such holder in the Merger exceeds such holder’s tax basis in the Leggett & Platt common stock surrendered, and (2) the amount of the Special Dividend received by such holder. However, under certain circumstances, even if the Special Dividend is treated as additional consideration received in the Merger, it could be recharacterized for U.S. federal income tax purposes as a distribution constituting a dividend to the extent of current or accumulated earnings and profits.
It is possible, although not currently expected, that under certain circumstances, the Special Dividend exceeding a certain amount could cause the Merger in the form currently contemplated to fail to qualify for the Intended Tax Treatment. As discussed above, if either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered at closing (including as a result of the Special Dividend), both parties are obligated to use reasonable best efforts to amend the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger nevertheless to qualify for the Intended Tax Treatment.
Accounting Treatment
The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with Somnigroup treated as the acquirer under accounting principles generally accepted in the United States of America (“GAAP”). Under the acquisition method of accounting, the purchase price paid by Somnigroup in connection with the Merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed from Leggett & Platt based upon their respective estimated fair values as of the date of the completion of the Merger. The excess of the purchase price over the estimated fair values of the net assets acquired, if any, will be recorded as goodwill.
Exchange of Shares
At or prior to the Effective Time, Somnigroup will designate a reputable bank or trust company, reasonably acceptable to Leggett & Platt, to act as the exchange agent (the “Exchange Agent”) for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger. At the Effective Time, Somnigroup will deposit, or cause to be deposited, with the Exchange Agent an amount of uncertificated, book-entry shares representing the number of shares of Somnigroup common stock sufficient to deliver the aggregate Merger Consideration, in each case, to which holders of Leggett & Platt common stock will be entitled at the Effective Time pursuant to the Merger Agreement. Following the Effective Time, Somnigroup will pay, or will cause to be paid to the Exchange Agent, from time to time, as needed, cash sufficient to pay the aggregate dividends and other distributions, if any, pursuant to the Merger Agreement.

As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), (i) Somnigroup will instruct the Exchange Agent to mail to each holder of record of Leggett & Platt certificated shares a letter of transmittal and instructions for surrendering shares in exchange for the Merger Consideration, and (ii) holders of book-entry shares not held through the Depository Trust Company (“DTC”) will receive a letter of transmittal and instructions from the Exchange Agent and will be required to deliver a duly executed letter of transmittal in order to receive the Merger Consideration. Holders of book-entry shares held through DTC will be automatically exchanged without the need to deliver a certificate or letter of transmittal. No interest will be paid or accrued on any amount payable upon due surrender.
Any portion of the exchange funds that remains unclaimed on the first anniversary of the Effective Time will be returned to Somnigroup upon demand, and any holder who has not surrendered its shares prior to such time will thereafter look only to Somnigroup (subject to abandoned property, escheat or other similar laws) for delivery of the Merger Consideration and any dividends or other distributions, if any. Any amounts remaining unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of Somnigroup.
Comparison of Rights of Somnigroup Stockholders and Leggett & Platt Shareholders
The rights of Leggett & Platt shareholders are currently governed by Leggett & Platt’s restated articles of incorporation (the “Leggett & Platt Articles of Incorporation”) and bylaws (the “Leggett & Platt Bylaws”) and the GBCLM. Leggett & Platt shareholders who receive shares of Somnigroup common stock in the Merger will become Somnigroup stockholders upon the Closing Date, and their rights as such will be governed by Somnigroup’s amended and restated certificate of incorporation and eighth amended and restated by-laws and the General Corporation Law of the State of Delaware (the “DGCL”). The differences between the rights of the holders of Leggett & Platt common stock and Somnigroup common stock are described in detail in “Comparison of Shareholders’ Rights.”
Comparative Per Share Market Price And Dividend Information
The following table sets forth, for the periods indicated, the intra-day high and low sales prices per share for Somnigroup common stock and Leggett & Platt common stock as reported on the NYSE, which is the principal market for both Somnigroup common stock and Leggett & Platt common stock, and the cash dividends declared per share of Somnigroup common stock and Leggett & Platt common stock.

	Somnigroup Common Stock			Leggett & Platt Common Stock
	High	Low	Dividends Declared and Paid	High	Low	Dividends Declared and Paid
2026
Third Quarter (through July 7, 2026)	$79.19	$74.23	$—	$11.98	$11.23	$—
Second Quarter	86.42	60.39	0.17	12.24	9.10	0.05
First Quarter	98.56	69.30	0.17	13.00	9.50	0.05
2025
Fourth Quarter	$95.36	$78.01	$0.15	$12.03	$8.34	$0.05
Third Quarter	88.15	67.50	0.15	10.60	7.86	0.05
Second Quarter	68.33	53.10	0.15	10.15	6.48	0.05
First Quarter	69.87	53.54	0.15	11.47	7.74	0.05
2024
Fourth Quarter	$58.44	$47.46	$0.13	$13.82	$9.18	$0.05
Third Quarter	55.36	45.04	0.13	14.24	10.59	0.05
Second Quarter	56.98	45.74	0.13	19.33	10.11	0.05
First Quarter	57.13	47.60	0.13	26.84	17.81	0.46

The following table sets forth the closing sale price per share of Somnigroup common stock and Leggett & Platt common stock as reported on NYSE as of April 10, 2026, the last trading day before the public announcement of the Merger, and as of July 7, 2026, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the consideration proposed for each share of Leggett & Platt common stock as of the same dates. This implied value was calculated by multiplying the closing price of Somnigroup common stock on the relevant date by the Exchange Ratio of 0.1455.

Date	Somnigroup Closing Price	Leggett & Platt Closing Price	Estimated Per Share Value
April 10, 2026	$78.06	$9.99	$11.36
July 7, 2026	$74.82	$11.24	$10.89
The market prices of Somnigroup common stock and Leggett & Platt common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger. No assurance can be given concerning the market prices of Somnigroup common stock or Leggett & Platt common stock before the completion of the Merger or Somnigroup common stock after the completion of the Merger. Because the Exchange Ratio is fixed in the Merger Agreement, the market value of the Somnigroup common stock that Leggett & Platt shareholders will receive in connection with the Merger may vary significantly from the prices shown in the table above. Accordingly, Leggett & Platt shareholders are advised to obtain current market quotations for Somnigroup common stock and Leggett & Platt common stock before deciding whether to vote for the Merger Proposal.

RISK FACTORS
By voting in favor of the Merger Proposal, Leggett & Platt shareholders will be choosing to invest in Somnigroup common stock. An investment in Somnigroup common stock involves certain risks. Before deciding how to vote, Leggett & Platt shareholders should carefully consider the risks described below, those described in “Special Note Regarding Forward-Looking Statements” and the other information contained in this proxy statement/prospectus or in the documents of Somnigroup and Leggett & Platt incorporated by reference into this proxy statement/prospectus, particularly the risk factors set forth in the documents of Somnigroup and Leggett & Platt incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Somnigroup or Leggett & Platt assess the impact of all factors on the Merger and the Combined Company following the Merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.
Risks Relating to the Merger
Because the Exchange Ratio is fixed and will not be adjusted in the event of any change in either Leggett & Platt’s or Somnigroup’s stock price, the number of shares of Somnigroup common stock to be received by Leggett & Platt shareholders in connection with the Merger will not change between now and the time the Merger is completed to reflect changes in the trading prices of Somnigroup common stock or Leggett & Platt common stock.
Pursuant to the Merger Agreement, at the Effective Time, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time (other than Leggett & Platt Cancelled Shares and Dissenting Shares as provided by the Merger Agreement) will be converted, without any action on the part of the holder thereof, into the right to receive 0.1455 shares of Somnigroup common stock. The Exchange Ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Leggett & Platt common stock or Somnigroup common stock, which means that the value of the Merger Consideration will depend in part on the price per share of Somnigroup common stock at the time the Merger is completed. Changes in the price of Somnigroup common stock prior to the Merger will affect the market value of the Merger Consideration that Leggett & Platt shareholders will become entitled to receive on the date of the Merger. Neither party is permitted to abandon the Merger or terminate the Merger Agreement solely because of changes in the market price of either party’s common stock. Stock price changes may result from a variety of factors (many of which are beyond Leggett & Platt’s or Somnigroup’s control), including:
•changes in Leggett & Platt’s and Somnigroup’s respective businesses, operations and prospects;
•changes in market assessments of the business, operations and prospects of either company;
•market assessments of the likelihood that the Merger will be completed, including related considerations regarding regulatory approvals of the Merger;
•interest rates, general market, industry and economic conditions and other factors generally affecting the price of Leggett & Platt common stock and Somnigroup common stock; and
•federal, state and local legislation, governmental regulation and legal developments in the businesses in which Leggett & Platt and Somnigroup operate.
The price of Somnigroup common stock at the completion of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus and on the date of the Leggett & Platt Special Meeting. As a result, the market value represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Somnigroup common stock during the period from April 10, 2026 (the last trading day before the public announcement of the Merger) through July 7, 2026 (the most recent practicable trading day before the date of this proxy statement/prospectus), the Exchange Ratio represented a market value ranging from a low of $10.89 to a high of $11.36 for each share of Leggett & Platt common stock.

Because the date that the Merger is completed will be later than the date of the Leggett & Platt Special Meeting, at the time of the Leggett & Platt Special Meeting, Leggett & Platt shareholders will not know the exact market value of the Somnigroup common stock that they will receive upon completion of the Merger.
If the price of Somnigroup common stock declines between the date of the Leggett & Platt Special Meeting and the Effective Time, including for any of the reasons described above, Leggett & Platt shareholders will receive shares of Somnigroup common stock that have a market value upon completion of the Merger that is less than the market value calculated pursuant to the Exchange Ratio on the date of the Leggett & Platt Special Meeting. Therefore, while the number of shares of Somnigroup common stock to be issued and delivered in the Merger is fixed, Leggett & Platt shareholders cannot be sure of the market value of the Somnigroup common stock they will receive upon completion of the Merger. In addition, the market value of the shares of Somnigroup common stock that Leggett & Platt shareholders will be entitled to receive in the Merger also may fluctuate after the completion of the Merger and Leggett & Platt shareholders could lose some or all of the value of the Somnigroup common stock they receive.
The market price for Somnigroup common stock may be affected by factors different from those that historically have affected the market price of Leggett & Platt common stock.
Upon the completion of the Merger, Leggett & Platt shareholders will become Somnigroup stockholders. Somnigroup’s business differs from that of Leggett & Platt, and, accordingly, the financial position or results of operations of Somnigroup following the Merger will be affected by certain factors that are different from those currently affecting the financial position or results of operations of Leggett & Platt. As such, the future market price and performance of Somnigroup common stock is likely to be different from that of the historical market price and performance of Leggett & Platt common stock. For a discussion of the businesses of Somnigroup and Leggett & Platt and of some important factors to consider in connection with those businesses, see “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.
Leggett & Platt shareholders will have a significantly reduced ownership and voting interest in the Combined Company after the Merger and will exercise less influence over the Combined Company’s management.
Upon the completion of the Merger, it is expected that former Leggett & Platt shareholders, who collectively own 100% of Leggett & Platt, will own approximately 8.6% of Somnigroup common stock, based on the number of shares of Leggett & Platt common stock and Somnigroup common stock outstanding as of the record date. Consequently, former Leggett & Platt shareholders will have significantly less influence over the management and policies of Somnigroup than they currently have over the management and policies of Leggett & Platt.
Leggett & Platt’s directors and executive officers have interests in the Merger that may be different from, and in addition to, the interests of other Leggett & Platt shareholders.
Leggett & Platt shareholders should be aware that Leggett & Platt’s directors and executive officers are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or in addition to, the interests of the other Leggett & Platt shareholders, which could create conflicts of interest in their determinations to recommend the Merger. The Leggett & Platt Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making its recommendation that Leggett & Platt shareholders vote in favor of the Merger Proposal. Leggett & Platt shareholders should consider these interests in voting on the Merger. See “The Merger—Interests of Leggett & Platt’s Directors and Executive Officers in the Merger” and “Proposal 2: The Merger-Related Compensation Proposal.”
Somnigroup and Leggett & Platt will be subject to business uncertainties and certain operating restrictions until the completion of the Merger.
Under the terms of the Merger Agreement, Leggett & Platt and Somnigroup have each agreed to refrain from taking certain actions with respect to their business and financial affairs during the pendency of the Merger, which restrictions may remain in place for an extended period if completion of the Merger is delayed and could adversely impact Leggett & Platt’s and Somnigroup’s ability to execute certain of their business strategies and their financial condition, results of operations or cash flows. During the pendency of the Merger, some of the suppliers and customers of Leggett & Platt and/or Somnigroup may delay or defer sales and purchasing decisions, which could negatively impact revenues, earnings and cash flows regardless of whether the Merger is completed. See “The Merger Agreement—Conduct of Business of Somnigroup Pending the Effective Time” and “The Merger Agreement—Conduct of Business of Leggett & Platt Pending the Effective Time” for a description of the restrictive covenants to which each of Somnigroup and Leggett & Platt is subject.

Leggett & Platt may be unable to attract and retain key employees during the pendency of the Merger.
Current and prospective employees of Leggett & Platt may experience uncertainty about their future roles with the Combined Company following the Merger, which may have an adverse effect on the ability of Leggett & Platt to attract and retain key personnel during the pendency of the Merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the Merger. Accordingly, there can be no assurance that Leggett & Platt will be able to attract and retain key employees to the same extent that Leggett & Platt has been able to in the past. If Leggett & Platt is unable to retain personnel, including its key management, who are critical to the future operations of the Combined Company, Leggett & Platt and the Combined Company could face disruptions in their operations, loss of existing clients, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs.
The ability of Somnigroup and Leggett & Platt to complete the Merger is subject to the approval of Leggett & Platt shareholders, certain closing conditions and the receipt of certain regulatory approvals and clearances that may impose conditions that could adversely affect Somnigroup or Leggett & Platt or cause the Merger to be abandoned.
The Merger Agreement contains certain customary closing conditions, including approval of the Merger Agreement by Leggett & Platt shareholders, the absence of certain injunctions or other legal restraints, the effectiveness of the registration statement on Form S-4 filed by Somnigroup of which this proxy statement/prospectus forms a part (and the absence of any stop order suspending such effectiveness issued by the SEC), the receipt of approval for listing on the NYSE of the shares of Somnigroup common stock as Merger Consideration, subject to official notice of issuance, and certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations.
In addition, Somnigroup and Leggett & Platt will be unable to complete the Merger until the expiration or termination of the applicable waiting period under the HSR Act, and any commitment to, or agreement with, any governmental entity to delay the consummation of, or not to consummate before a certain date, the Merger, and the receipt of consents and approvals under applicable antitrust and competition laws and foreign investment laws. Regulatory entities may attempt to impose certain requirements or obligations as conditions for their approval. Consistent with the Merger Agreement, the parties may agree to conditions from these regulators that could adversely impact the Combined Company. If the regulatory clearances are not received, or they are not received on terms that satisfy the conditions set forth in the Merger Agreement, then neither Somnigroup nor Leggett & Platt will be obligated to complete the Merger.
There can be no assurance that the various closing conditions will be satisfied and that the necessary approvals will be obtained, or that any required conditions, requirements or obligations will not materially adversely affect the Combined Company following the Merger. In addition, there can be no assurance that these conditions will not result in the abandonment or delay of the Merger. Any delay in completing the Merger could cause the Combined Company not to realize, or delay the realization of, some or all of the benefits that are expected to be achieved from the Merger. In such context, the date on which Leggett & Platt shareholders will receive the Merger Consideration is also uncertain.
Somnigroup or Leggett & Platt may waive one or more of the closing conditions without Leggett & Platt re-soliciting shareholder approval.
Somnigroup or Leggett & Platt may determine to waive, in whole or in part, one or more of the conditions to Somnigroup or Leggett & Platt, as the case may be, being obligated to consummate the Merger. Each of Somnigroup and Leggett & Platt currently expects to evaluate the materiality of any waiver and its effect on its respective shareholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies by Leggett & Platt is required in light of such waiver. Any determination whether to waive any condition to the consummation of the Merger or of Leggett & Platt to re-solicit shareholder approval or amend or supplement this proxy statement/prospectus as a result of a waiver will be made by Somnigroup and/or Leggett & Platt at the time of such waiver based on the facts and circumstances as they exist at that time.

Litigation or other legal proceedings relating to the Merger could result in an injunction preventing completion of the Merger and substantial costs to Somnigroup and Leggett & Platt, and/or may adversely affect the Combined Company’s business, financial condition or results of operations following the Merger.
Securities class action lawsuits and derivative lawsuits are occasionally brought against public companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which may not be covered by insurance and could have a negative impact on Somnigroup’s and Leggett & Platt’s respective liquidity and financial condition.
Lawsuits that may be brought against Somnigroup, Leggett & Platt or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the consummation of the Merger is the absence of any legal order or action that restrains, enjoins or prohibits the consummation of the Merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, that injunction may delay or prevent the Merger from being completed within the expected timeframe or at all. In addition, pursuant to the Merger Agreement, if the DOJ or the FTC commences a legal proceeding under any applicable U.S. federal competition law seeking to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Merger, Leggett & Platt will declare and pay the Special Dividend to holders of Leggett & Platt common stock immediately prior to the Effective Time pursuant to the terms and conditions of the Merger Agreement. See “The Merger Agreement—Dividends; Special Dividend” for a description of the Special Dividend. Any such delay, event preventing the completion of the Merger, or payment of a large Special Dividend may adversely affect Somnigroup’s and Leggett & Platt’s respective businesses, financial condition, results of operations and cash flows.
There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Somnigroup’s and Leggett & Platt’s respective businesses, financial condition, results of operations and cash flows.
Leggett & Platt shareholders may be entitled to appraisal rights in the Merger.
Holders of Leggett & Platt common stock who have not voted in favor of the Merger and who follow the procedures under the GBCLM will be deemed “dissenting shareholders” and will be entitled to appraisal rights in connection with the Merger, as more fully described in “The Merger—Appraisal Rights.” A Leggett & Platt shareholder who fails to perfect, effectively withdraws or loses their right to appraisal under the GBCLM will be entitled to receive the Merger Consideration as if they had not sought appraisal, without interest.
The opinion of Leggett & Platt’s financial advisor does not and will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
The Leggett & Platt Board received an opinion from Leggett & Platt’s financial advisor in connection with the signing of the Merger Agreement. See “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” However, Leggett & Platt has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Leggett & Platt or Somnigroup, general market and economic conditions and other factors that may be beyond the control of Leggett & Platt or Somnigroup, and which may have changed since the date on which the financial advisor’s opinion was based, may significantly alter the value of Leggett & Platt or Somnigroup or the prices of their respective stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Leggett & Platt does not currently anticipate asking its financial advisor to update its opinion, such opinion will not address the fairness, from a financial point of view, to the holders of Leggett & Platt common stock of the Merger Consideration at the time the Merger is completed or as of the date of this proxy statement/prospectus.

The financial projections prepared by Leggett & Platt management are based on various assumptions that may not be realized and do not reflect Somnigroup’s diligence-adjusted estimates.
The forecasts included in “The Merger—Certain Unaudited Forecasted Financial Information” of this proxy statement/prospectus were based on assumptions of, and information available to, Leggett & Platt management when prepared, and those estimates and assumptions are subject to uncertainties, many of which are beyond Leggett & Platt’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described in “Special Note Regarding Forward-Looking Statements” of this proxy statement/prospectus, will be important in determining the Combined Company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results. None of Leggett & Platt or its affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from such forecasted results, and none of them undertake any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events. J.P. Morgan relied solely on the Leggett & Platt 2/26 Projections, as approved by the Leggett & Platt Board for use in connection with J.P. Morgan’s financial analyses and opinion, and expressed no view as to such projections, any other set of projections disclosed in this proxy statement/prospectus or the assumptions under which such projections were based.
The forecasts included in “The Merger—Certain Unaudited Forecasted Financial Information” were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made and does not take into consideration the impact of events and circumstances occurring after such date. Neither Leggett & Platt nor Somnigroup undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. None of Leggett & Platt’s, Somnigroup’s or any other independent accountants have compiled, examined or performed any procedures with respect to such information, nor have any independent accountants expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, such forward-looking financial information. Such information also does not reflect Somnigroup’s estimates as adjusted following further diligence related to Leggett & Platt by Somnigroup.
The Merger Agreement contains restrictions on the ability of Leggett & Platt to pursue other alternatives to the Merger.
The Merger Agreement contains provisions that make it more difficult for Leggett & Platt to sell its business to a party other than Somnigroup prior to the Closing Date or, in the alternative, the termination of the Merger Agreement. Specifically, the Merger Agreement contains non-solicitation provisions that, subject to limited exceptions, restrict the ability of Leggett & Platt to solicit, initiate, knowingly encourage or knowingly facilitate any competing acquisition proposal. Further, subject to limited exceptions, consistent with applicable law, the Merger Agreement provides that the Leggett & Platt Board will not withdraw or change its recommendation that Leggett & Platt shareholders vote in favor of the Merger Proposal. In specified circumstances, Somnigroup has a right to negotiate with Leggett & Platt in order to match any competing acquisition proposals that may be made. Although the Leggett & Platt Board is permitted to take certain actions in response to a superior proposal or a competing acquisition proposal that is reasonably likely to result in a superior proposal if it determines that the failure to do so would be inconsistent with its fiduciary duties, doing so in specified situations could give Somnigroup the right to terminate the Merger Agreement and require Leggett & Platt to pay to Somnigroup the Leggett & Platt Termination Fee of $64 million. For a more complete discussion of these restrictions and consequences, see “The Merger Agreement—Non-Solicitation,” “The Merger Agreement—Termination; Amendment and Waiver—Termination,” “The Merger Agreement—Termination; Amendment and Waiver—The Leggett & Platt Termination Fee” and “The Merger Agreement—Termination; Amendment and Waiver—Somnigroup Termination Fee.”
Such provisions could discourage a potential acquiror that might have an interest in making a proposal from considering or proposing any such acquisition, even if it were prepared to pay consideration with a higher value than that to be paid in the Merger. There also is a risk that the requirement for Leggett & Platt to pay the termination fee to Somnigroup in certain circumstances may result in a potential acquiror proposing to pay a lower per share price to acquire Leggett & Platt than it might otherwise have proposed to pay.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which Leggett & Platt or any of its respective subsidiaries or joint ventures is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Leggett & Platt or any of its respective subsidiaries or joint ventures is a party. If Leggett & Platt is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminate such agreements or seek monetary damages. Even if Leggett & Platt is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Leggett & Platt or the applicable subsidiary or joint venture. If Leggett & Platt’s suppliers were to seek to terminate or modify their supplier arrangements, then Leggett & Platt or its respective subsidiaries or joint ventures may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.
Completion of the Merger may trigger defaults under the agreements to which Somnigroup and/or Leggett & Platt are a party.
The completion of the Merger may trigger defaults or events of default in certain agreements to which Somnigroup or Leggett & Platt is a party. If Somnigroup and Leggett & Platt are unable to negotiate waivers to such provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if Somnigroup and Leggett & Platt are able to negotiate waivers to the applicable provisions, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to the Combined Company.
If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, Leggett & Platt shareholders may be required to pay substantial U.S. federal income taxes, but generally will not receive cash consideration in the Merger in exchange for their shares of Leggett & Platt stock to pay any potential tax liability.
The Merger is intended to qualify for the Intended Tax Treatment, and the Merger Agreement has been adopted as a “plan of reorganization” within the meaning of the applicable Treasury Regulations. Receipt of the Leggett & Platt Tax Opinion is a condition to Leggett & Platt’s obligation to consummate the Merger. The Leggett & Platt Tax Opinion will be based on representations made by Somnigroup and Leggett & Platt and certain assumptions, all of which must be accurate and complete as of the time of the Merger. Additionally, in the event that either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered at closing, they will use reasonable best efforts to amend the terms of the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger to qualify for the Intended Tax Treatment.
An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts. Neither Somnigroup nor Leggett & Platt intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code, or that a court will not sustain such a challenge by the IRS.
If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences”) of Leggett & Platt common stock generally would recognize capital gain or loss for U.S. federal income tax purposes on each share of Leggett & Platt common stock surrendered in the Merger equal to the difference between (1) the fair market value as of the Effective Time of the Somnigroup common stock (and any cash in lieu of fractional shares) received in exchange for such share and (2) the holder’s adjusted tax basis in the share of Leggett & Platt common stock surrendered. Other than cash in lieu of fractional shares, Leggett & Platt shareholders will not receive cash consideration in the Merger in exchange for their shares of Leggett & Platt stock with which to pay any potential tax liability. See “The Merger—Material U.S. Federal Income Tax Consequences.”
The U.S. federal income tax treatment of the Special Dividend is not free from doubt, and it is possible that the Special Dividend could be treated as additional consideration received in the Merger and/or could adversely affect the qualification of the Merger for the Intended Tax Treatment.
For U.S. federal income tax purposes, it is intended that the Special Dividend will be treated as a distribution from Leggett & Platt. If the Special Dividend is so treated, the Special Dividend will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from Leggett & Platt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “The Merger—Material U.S. Federal Income Tax Consequences.”

However, such treatment of the Special Dividend is not free from doubt, and it is possible that the Special Dividend could instead be treated for U.S. federal income tax purposes as additional consideration received in the Merger, and if the Merger qualifies for the Intended Tax Treatment, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of Somnigroup common stock (including any fractional shares deemed to be received) and the Special Dividend received by such holder in the Merger exceeds such holder’s tax basis in the Leggett & Platt common stock surrendered, and (2) the amount of the Special Dividend received by such holder. However, under certain circumstances, even if the Special Dividend is treated as additional consideration received in the Merger, it could be recharacterized for U.S. federal income tax purposes as a distribution constituting a dividend to the extent of current or accumulated earnings and profits.
In addition, it is possible, although not currently expected, that under certain circumstances, the Special Dividend exceeding a certain amount could cause the Merger in the form currently contemplated to fail to qualify for the Intended Tax Treatment. In that event, Leggett & Platt shareholders could be required to recognize taxable gain or loss equal to the difference between (1) the fair market value as of the Effective Time of the Somnigroup common stock received in exchange for Leggett & Platt common stock surrendered in the Merger (including any fractional shares deemed to be received) and the Special Dividend and (2) the holder’s adjusted tax basis in the Leggett & Platt common stock surrendered. However, if either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered at closing (including as a result of the Special Dividend), they are obligated to use reasonable best efforts to amend the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger nevertheless to qualify for the Intended Tax Treatment. See “The Merger—Material U.S. Federal Income Tax Consequences.”
Leggett & Platt shareholders are strongly urged to consult with their tax advisors about the tax consequences of the Special Dividend to them, including the effects of U.S. federal, state and local, foreign and other tax laws.
Somnigroup and Leggett & Platt may be unable to complete the Merger.
If the Merger is not completed for any reason, including as a result of failure to obtain required regulatory approvals or if the Leggett & Platt shareholders fail to approve the Merger Proposal, the market price of Somnigroup common stock and Leggett & Platt common stock may be adversely affected and, without realizing any of the benefits of having completed the Merger, Somnigroup and Leggett & Platt would be subject to a number of risks, including: (1) Somnigroup and Leggett & Platt may experience negative reactions from the financial markets, customers, suppliers and other constituencies, (2) Somnigroup and Leggett & Platt will still be required to pay certain significant costs relating to the Merger such as legal, accounting, financial advisor and printing fees and (3) if the Merger is terminated under certain circumstances, Leggett & Platt may be required to pay Somnigroup a termination fee or Somnigroup may be required to pay Leggett & Platt a termination fee. In addition, Somnigroup or Leggett & Platt may elect to terminate the Merger Agreement in accordance with its terms in certain circumstances. See “The Merger Agreement—Termination; Amendment and Waiver.”
The announcement and pendency of the Merger Agreement and any subsequent termination of the Merger Agreement could negatively affect the stock price and the future business and financial results of Somnigroup or Leggett & Platt.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the respective businesses of Somnigroup and Leggett & Platt. If the Merger is not completed for any reason, including as a result of a failure to obtain the required Leggett & Platt Shareholder Approval or the failure to obtain the requisite regulatory approvals, the ongoing businesses of Somnigroup and Leggett & Platt may be adversely affected. Somnigroup and Leggett & Platt may be subject to a number of risks and negative consequences, including, among others, the following:
•each company may experience negative reactions from the financial markets, including negative impacts on its stock price;
•each company may experience negative reactions from its customers, distributors, suppliers and strategic partners;
•current and prospective employees of Somnigroup and Leggett & Platt may experience uncertainty about their future roles with the Combined Company following the Merger, which might adversely affect Somnigroup’s or Leggett & Platt’s ability to retain or attract key managers and other employees;
•each company will be required to pay its respective costs relating to the Merger, such as financial advisory, legal and accounting costs and associated fees and expenses, whether or not the Merger is completed;

•the Merger Agreement places certain restrictions on the conduct of each company’s business before completion of the Merger, the waiver of which is subject to the consent of the other party, and such restrictions may prevent Somnigroup or Leggett & Platt from taking certain actions during the pendency of the Merger (see “The Merger Agreement—Conduct of Business of Somnigroup Pending the Effective Time” and “The Merger Agreement—Conduct of Business of Leggett & Platt Pending the Effective Time” for a description of the restrictive covenants applicable to Somnigroup and Leggett & Platt); and
•matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by Somnigroup’s senior management and Leggett & Platt’s senior management, which otherwise could have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Somnigroup or Leggett & Platt, as applicable, as an independent company.
Leggett & Platt may also be subject to potential risks with respect to its ongoing relationship with Somnigroup, including the possibility of Somnigroup reducing its commercial relationship as a customer of Leggett & Platt and adversely impacting Leggett & Platt’s results of operations on a standalone basis.
Risks Relating to the Combined Company Upon Completion of the Merger
The Combined Company could incur substantial expenses related to the Merger and the integration of Leggett & Platt and Somnigroup.
Leggett & Platt and Somnigroup expect that the Combined Company will incur substantial expenses in connection with the Merger and the integration of their respective businesses, policies, procedures, operations, technologies and systems. In addition, the Combined Company will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Merger, management attention and resources will be required to plan for such integration. There are a large number of systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, equity management and stock planning administration and regulatory compliance. There are a number of factors beyond the control of either party that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the savings that Somnigroup expects to achieve from the elimination of duplicative expenses, as well as delay the realization of economies of scale, cost savings and revenue enhancements related to the integration of the businesses following the completion of the Merger. Accordingly, any anticipated net benefits may not be achieved in the near term or at all. These integration expenses may result in the Combined Company taking significant charges against earnings following the completion of the Merger. Furthermore, there can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time.
The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations of the Combined Company after the Merger may differ materially.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Somnigroup’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Leggett & Platt as of the date of the completion of the Merger. In addition, the unaudited pro forma condensed combined financial statements have been prepared with the assumption that Somnigroup will be identified as the acquirer under GAAP. Accordingly, the final accounting adjustments as a result of the acquisition may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

In addition, the Merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the Combined Company. The actual financial position, financial performance and results of operations of the Combined Company following the Merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial statements or prospective financial information included in this proxy statement/prospectus. In addition, the assumptions, including those regarding the future operating and financial performance of the Combined Company, used in preparing the unaudited pro forma condensed combined financial statements and prospective financial information included in this proxy statement/prospectus may not prove to be accurate and may be affected by other factors. See “Risk Factors—Risks Relating to the Merger—The market price for Somnigroup common stock may be affected by factors different from those that historically have affected the market price of Leggett & Platt common stock.” Any potential decline in the financial condition or results of operations of the Combined Company may cause significant variations in the price of the common stock of the Combined Company. See “Unaudited Pro Forma Condensed Combined Financial Information” and “The Merger—Certain Unaudited Forecasted Financial Information.”
Following the Merger, the Combined Company may be unable to successfully integrate Leggett & Platt’s and Somnigroup’s businesses and realize the anticipated benefits or synergies of the Merger.
The Merger involves the combination of two companies that historically have operated and currently operate as independent public companies. The combination of two independent public companies is a complex, costly and time-consuming process. The success of Somnigroup’s acquisition of Leggett & Platt will depend in large part on the success of the management of the Combined Company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the Merger, without adversely affecting current revenues and investments in future growth.
Achieving these goals requires, among other things, realization of the targeted cost and commercial synergies expected from the Merger. If the Combined Company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the Merger within the anticipated timing or at all, the Combined Company’s business, financial condition and results of operations may be adversely affected, Somnigroup’s earnings per share after completion of the Merger may be diluted, the accretive effect of the Merger may decrease or be delayed and the share price of Somnigroup common stock may be negatively impacted.
Potential issues and difficulties the Combined Company may encounter in the integration process include the following:
•the inability to successfully integrate the respective businesses of Leggett & Platt and Somnigroup in a manner that permits the Combined Company to achieve the cost savings and operating synergies anticipated to result from the Merger, which could result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;
•lost sales and customers as a result of certain customers of either or both of the two companies deciding not to do business with the Combined Company, or deciding to decrease their amount of business with the Combined Company;
•integrating personnel from the two companies, where appropriate, while maintaining focus on providing consistent, high-quality products and customer service;
•potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and
•performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.
In addition, even if the businesses of Leggett & Platt and Somnigroup are integrated successfully, the full benefits of the Merger, including the synergies, cost savings or sales or growth opportunities that are expected, may not be realized within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Leggett & Platt and Somnigroup. All of these factors could decrease or delay the expected accretive effect of the Merger and negatively impact the Combined Company’s results of operations.

Business issues currently faced by one company may be imputed to the operations of the other company.
To the extent that either Somnigroup or Leggett & Platt currently has or is perceived by customers to have operational challenges, such as quality control, supply chain, safety or workforce issues, those challenges may raise concerns by existing customers of the other company following the Merger which may limit or impede the Combined Company’s future ability to obtain additional business from those customers.
Each of Leggett & Platt and Somnigroup may have liabilities that are not known to the other party.
Each of Leggett & Platt and Somnigroup may have liabilities that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations. Leggett & Platt and Somnigroup may learn additional information about the other party that materially adversely affects it, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. As a result of these factors, the Combined Company may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in the Combined Company reporting losses. Even if Leggett & Platt’s and Somnigroup’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Company’s financial condition and results of operations and could contribute to negative market perceptions about Somnigroup common stock.
The Combined Company may be exposed to increased litigation, which could have an adverse effect on its business and operations following the Merger.
The Combined Company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Somnigroup’s business and Leggett & Platt’s business following the Merger. Such litigation may have an adverse impact on the Combined Company’s business and operating results or may cause disruptions to the Combined Company’s operations.
The Combined Company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the Combined Company.
As a result of the Merger, the Combined Company may experience adverse effects on relationships with customers and suppliers that may harm the Combined Company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the Combined Company or do so on the same or similar contractual terms following the Merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the Combined Company, then the Combined Company’s business and results of operations may be harmed.
Failure to retain key employees and skilled workers could adversely affect the Combined Company following the Merger.
The Combined Company’s performance following the Merger could be adversely affected if it is unable to retain certain key employees and skilled workers of Leggett & Platt. It is possible that these employees may decide not to remain with Leggett & Platt while the Merger is pending or with the Combined Company after the Merger is completed. The loss of the services of one or more of these key employees and skilled workers could adversely affect the future operating results of the Combined Company because of their experience and knowledge of Leggett & Platt’s business. In addition, current and prospective employees of Leggett & Platt may experience uncertainty about their future roles with Leggett & Platt until after the Merger is completed. This may adversely affect the ability of Leggett & Platt to attract and retain key personnel, which could adversely affect the Combined Company’s performance following the Merger, and could diminish the anticipated benefits of the Merger. No assurance can be given that the Combined Company, following the Merger, will be able to retain or attract key management personnel and other key employees of Leggett & Platt and Somnigroup to the same extent that Leggett & Platt and Somnigroup have previously been able to retain or attract their own employees.

Somnigroup and Leggett & Platt must obtain certain regulatory approvals and clearances to consummate the Merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair consummation of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger.
The Merger is subject to review by antitrust regulators in the United States under the HSR Act. Under the HSR Act, Somnigroup and Leggett & Platt are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the Merger. On May 4, 2026, Somnigroup and Leggett & Platt each filed a Premerger Notification and Report Form under the HSR Act. The parties have also determined to make notifications pursuant to antitrust or foreign direct investment laws with the government authorities in certain other jurisdictions outside the United States. The completion of the Merger is subject to the receipt of clearance by antitrust authorities or foreign investment authorities in the United States and in any other applicable jurisdictions. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Merger or of imposing additional costs or limitations on the Combined Company following completion of the Merger, any of which might have an adverse effect on the Combined Company following completion of the Merger and may diminish the anticipated benefits of the Merger. See “The Merger Agreement—Regulatory Approvals.”
Share repurchases and the declaration, payment and amount of dividends, if any, distributed to stockholders of the Combined Company will be at the discretion of the Somnigroup Board.
Following the completion of the Merger, the Somnigroup Board will have the discretion to determine the share repurchase and dividend policy of the Combined Company, including the amount and timing of dividends, if any, that the Combined Company may declare from time to time. Such determinations may be impacted by a number of factors, including:
•cash requirements, capital spending plans, cash flow or financial position;
•cash requirements for any future acquisitions;
•Somnigroup’s stock price;
•Somnigroup’s desire to maintain or improve the credit ratings on its debt;
•restrictions under Delaware law;
•leverage covenants in the Combined Company’s credit facilities and indentures and, potentially, the terms of any future indebtedness that the Combined Company may incur; and
•certain limitations on the amount of dividends that subsidiaries of the Combined Company can distribute to Somnigroup, as imposed by state law, regulators or agreements.
Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.
Risks to Somnigroup Common Stock Following the Merger
The trading price and volume of Somnigroup common stock may be volatile following completion of the Merger.
The trading price and volume of Somnigroup common stock may be volatile following completion of the Merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Somnigroup common stock. As a result, Somnigroup stockholders and Leggett & Platt shareholders who receive Somnigroup common stock upon completion of the Merger may suffer a loss on their investment. Many factors may impair the market for Somnigroup common stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for Somnigroup common stock to fluctuate substantially, which may negatively affect the price and liquidity of Somnigroup common stock. The market for Somnigroup common stock will depend on a number of factors and conditions, many of which are beyond the control of the Combined Company or its shareholders.

The market value of Somnigroup common stock could decline if large amounts of Somnigroup common stock are sold following the Merger.
Following the Merger, Somnigroup stockholders and former Leggett & Platt shareholders will own interests in the Combined Company operating an expanded business with more assets and a different mix of liabilities. Current holders of Somnigroup common stock or Leggett & Platt common stock may not wish to continue to invest in the Combined Company, or may wish to reduce their investment in the Combined Company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Somnigroup common stock or Leggett & Platt common stock is currently included. If, following the Merger, large amounts of Somnigroup common stock are sold, or if a perception in the market manifests that such dispositions could occur, the price of Somnigroup common stock could decline.
The Merger may not be accretive, and may be dilutive, to Somnigroup’s earnings per share in the near term, which may negatively affect the market price of Somnigroup common stock.
Somnigroup anticipates that the Merger will be accretive to its earnings per share. However, this expectation is based on preliminary estimates that may materially change, and the Merger may be dilutive to earnings per share in the near term. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected, including:
•adverse changes in market conditions affecting the bedding, furniture components, and related manufacturing industries in which Somnigroup and Leggett & Platt operate;
•operating results;
•competitive conditions;
•laws and regulations affecting the businesses of Somnigroup and Leggett & Platt;
•capital expenditure obligations; and
•general economic conditions.
Any dilution of, or decrease or delay of any accretion to, Somnigroup’s earnings per share could cause the price of Somnigroup common stock to decline.
The shares of Somnigroup common stock to be received by Leggett & Platt shareholders upon the completion of the Merger will have different rights from shares of Leggett & Platt common stock.
Upon completion of the Merger, Leggett & Platt shareholders will no longer be shareholders of Leggett & Platt, a Missouri corporation, but will instead become stockholders of Somnigroup, a Delaware corporation, and their rights as shareholders will be governed by Delaware law and Somnigroup’s Certificate of Incorporation and By-laws. Delaware law and the terms of Somnigroup’s Certificate of Incorporation and By-laws may be materially different than Missouri law and the terms of Leggett & Platt’s Articles of Incorporation and Bylaws, which currently govern the rights of Leggett & Platt shareholders. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Somnigroup common stock.
Other Risks Relating to Somnigroup and Leggett & Platt
Somnigroup and Leggett & Platt are, and following completion of the Merger, the Combined Company will continue to be, subject to the risks described above. In addition, Somnigroup is, and will continue to be, subject to the risks described in Part I, Item 1A in Somnigroup’s Annual Report on Form 10-K for the year ended December 31, 2025, and Leggett & Platt is, and will continue to be, subject to the risks described in Part I, Item 1A in Leggett & Platt’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for a description of the information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that may be characterized as “forward-looking” within the meaning of the federal securities laws. Such statements might include information concerning one or more of Somnigroup’s or Leggett & Platt’s plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this communication, the words “will,” “targets,” “expects,” “anticipates,” “plans,” “proposed,” “intends,” “outlook” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to Somnigroup’s and Leggett & Platt’s plans, objectives, expectations and intentions, Somnigroup’s expectations regarding the impact of the Merger on Somnigroup’s brands, products, customer base, results of operations, or financial position, its share repurchases, adjusted earnings per share, net leverage, operating cash flow, net income, future performance, cost and run-rate synergies, funding sources, expected capital structure, the financial impact of Leggett & Platt’s existing long-term debt, ability to deleverage after the Merger, the expected benefits, timing and likelihood of completion of the Merger and the integration of Leggett & Platt with Somnigroup’s business and personnel. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that these expectations or beliefs will prove correct.
Numerous factors, many of which are beyond Somnigroup’s and Leggett & Platt’s control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with Somnigroup’s and Leggett & Platt’s ongoing operations; the ability to obtain the requisite Leggett & Platt Shareholder Approval; the risk that Somnigroup or Leggett & Platt may be unable to obtain governmental and regulatory approvals required for the Merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the Combined Company or the expected benefits of the Merger); the risk that an event, change or other circumstance could give rise to the termination of the Merger; the risk of delays in completing the Merger; the ability to successfully integrate Leggett & Platt into Somnigroup’s operations and realize synergies from the Merger and the expected run-rate of such synergies; the possibility that the expected benefits of the Merger are not realized when expected or at all; the risk that any announcement relating to the Merger could have adverse effects on the market price of Somnigroup common stock or Leggett & Platt common stock; the risk of litigation related to the Merger; the diversion of management time from ongoing business operations and opportunities as a result of the Merger; the risk of adverse reactions or changes to business or employee relationships, including those resulting from announcements related to the Merger or the completion of the Merger; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the United States and internationally on Somnigroup and Leggett & Platt; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; consumer acceptance and changes in demand for Somnigroup’s and Leggett & Platt’s products; and other risks inherent in Somnigroup’s and Leggett & Platt’s businesses.
All such factors are difficult to predict, are beyond Somnigroup’s and Leggett & Platt’s control and are subject to additional risks and uncertainties, including those detailed in “Risk Factors,” as well as Somnigroup’s annual report on Form 10-K for the year ended December 31, 2025 and those detailed in Leggett & Platt’s annual report on Form 10-K for the year ended December 31, 2025, as updated by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated herein by reference. There may be other factors that may cause Somnigroup’s and Leggett & Platt’s actual results to differ materially from the forward-looking statements. Neither Somnigroup nor Leggett & Platt undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. You should not place undue reliance on these forward-looking statements that speak only as of the date hereof.

THE COMPANIES
Leggett & Platt, Incorporated
Leggett & Platt is an international diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 143-year-old company is a leading supplier of bedding components and solutions; automotive seat comfort and convenience systems; home and work furniture components; geo components; flooring underlayment; and hydraulic cylinders for material handling and heavy construction applications.
The principal U.S. market for Leggett & Platt common stock is the NYSE, where it is traded under the symbol “LEG.”
Leggett & Platt’s principal executive office is located at 1 Leggett Road, Carthage, Missouri 64836 and its telephone number is (417) 358-8131. Leggett & Platt, Incorporated is incorporated under the laws of Missouri.
Somnigroup International Inc.
Somnigroup is the world’s leading bedding company, dedicated to transforming how the world sleeps. With superior capabilities in design, manufacturing, distribution and retail, Somnigroup delivers breakthrough sleep solutions and serves the evolving needs of consumers in more than 100 countries worldwide, through its wholly owned businesses, Tempur Sealy, Mattress Firm and Dreams. Somnigroup’s portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster® and Sleepy’s®, and Somnigroup’s global omni-channel platform enables Somnigroup to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored sleep solutions.
The principal U.S. market for Somnigroup common stock is the NYSE, where it is traded under the symbol “SGI.”
Somnigroup’s principal executive office is located at 100 Crescent Ct. Suite 700, Dallas, Texas 75201 and its telephone number is (800) 878-8889. Somnigroup International Inc. is incorporated under the laws of the State of Delaware.
Sparrow Unity Corporation (Merger Sub)
Sparrow Unity Corporation is a Missouri corporation and a direct, wholly owned subsidiary of Somnigroup. Upon completion of the Merger, Merger Sub will cease to exist. Merger Sub was incorporated on April 9, 2026 for the sole purpose of effecting the Merger. The principal executive offices of Merger Sub are located at: c/o Somnigroup International Inc., 1000 Tempur Way, Lexington, Kentucky 40511 and its telephone number is (800) 878-8889.

THE LEGGETT & PLATT SPECIAL MEETING
This section contains information about the Leggett & Platt Special Meeting at which Leggett & Platt shareholders will be asked to consider and vote on proposals to (i) adopt the Merger Agreement, (ii) approve, by a non-binding, advisory vote, the compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger and (iii) approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders.
Leggett & Platt is furnishing this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Leggett & Platt Special Meeting. Leggett & Platt shareholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the Transactions.
Date, Time, Place and Purpose of the Leggett & Platt Special Meeting
The Leggett & Platt Special Meeting will be held in a virtual meeting format, via a live webcast on August 20, 2026 at 10:00 a.m. Central Time (unless it is adjourned or postponed to a later date). You will be able to attend and participate in the Leggett & Platt Special Meeting online by registering in advance of the Leggett & Platt Special Meeting at register.proxypush.com/leg. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Leggett & Platt Special Meeting and to submit questions before or during the Leggett & Platt Special Meeting. The virtual special meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.
The purpose of the Leggett & Platt Special Meeting is to consider and vote on the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal. Approval of the Merger Proposal is a condition to the obligation of Leggett & Platt and Somnigroup to complete the Merger.
Participating in the Special Meeting
Holders of record of Leggett & Platt at the close of business on July 6, 2026 are entitled to attend and vote on the matters presented at the Leggett & Platt Special Meeting.
To be admitted to the Leggett & Platt Special Meeting, Leggett & Platt shareholders must register in advance of the Leggett & Platt Special Meeting at register.proxypush.com/leg. Upon completing their registration, they will receive further instructions via email, including their unique link that will allow them to access the Leggett & Platt Special Meeting and to submit questions before or during the Leggett & Platt Special Meeting. Once properly admitted to the Leggett & Platt Special Meeting, Leggett & Platt shareholders may vote their shares by following the instructions available on the meeting website during the meeting. If you experience technical difficulties, you may refer to the technical resources provided in the meeting access email or contact the technical support number at (888) 491-1002.
Questions regarding matters presented at the Leggett & Platt Special Meeting may be submitted before or during the meeting through the meeting’s website. Additional information regarding rules and procedures for participating in the virtual meeting will be provided in the meeting rules of conduct, which you will be able to view during the meeting on the meeting website.
Purpose of the Special Meeting
At the Leggett & Platt Special Meeting, Leggett & Platt shareholders will be asked to consider and vote on:
•Proposal 1 – The Merger Proposal: To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Leggett & Platt, with Leggett & Platt surviving the Merger as a direct, wholly owned subsidiary of Somnigroup;
•Proposal 2 – The Merger-Related Compensation Proposal: To approve, by non-binding, advisory vote, the compensation that will or may become payable to Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger; and

•Proposal 3 – The Adjournment Proposal: To approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to the proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders.
Leggett & Platt shareholders must approve the Merger Proposal in order for the Merger to be consummated. If Leggett & Platt shareholders fail to approve the Merger Proposal, the Merger will not be consummated. The votes on the Merger-Related Compensation Proposal and Adjournment Proposal are separate and apart from the vote on the Merger Proposal. Accordingly, a Leggett & Platt shareholder may vote in favor of the Merger-Related Compensation Proposal and/or the Adjournment Proposal and vote not to approve the Merger Proposal, and vice versa.
Record Date; Shareholders Entitled to Vote
The record date for determining the Leggett & Platt shareholders entitled to receive notice of, and to vote at, the Leggett & Platt Special Meeting or at any adjournment or postponement thereof, is the close of business on July 6, 2026.
As of the record date, there were 136,578,715 shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Each such holder will be entitled to one vote for each share of Leggett & Platt common stock that it owned on the record date.
Quorum
A “quorum” for purposes of the Leggett & Platt Special Meeting consists of the holders of a majority of issued and outstanding shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting. There must be a quorum for the Leggett & Platt Special Meeting to be held. In the absence of a quorum at the Leggett & Platt Special Meeting, the chair of the meeting may adjourn the Leggett & Platt Special Meeting to a later date and time (subject to applicable law and compliance with the terms of the Leggett & Platt Bylaws).
If you submit a timely, properly executed proxy or voting instruction form, then you will be considered part of the quorum so long as your shares are voted on at least one item of business. Abstentions will be counted for purposes of determining whether there is a quorum at the Leggett & Platt Special Meeting. A broker non-vote occurs when a beneficial owner does not provide voting instruction to their broker or custodian with respect to a proposal on which such broker or custodian does not have discretionary authority to vote. If you are a “street name” holder of shares of Leggett & Platt common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum. The Leggett & Platt Special Meeting will be adjourned or postponed, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders.
Vote Required for Approval
Merger Proposal. The approval of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Abstentions, broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have the same effect as a vote “AGAINST” the Merger Proposal.

Merger-Related Compensation Proposal. The approval of the Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Although the Leggett & Platt Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Leggett & Platt or any of its subsidiaries, and, if the Merger Agreement is approved by Leggett & Platt shareholders and the Merger is consummated, certain compensation that is based on or otherwise relates to the Merger will or may become payable to Leggett & Platt’s named executive officers (to the extent that Leggett & Platt is contractually obligated to pay the compensation and subject only to the conditions applicable thereto) even if the Merger-Related Compensation Proposal is not approved. Abstentions will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on approval of the Merger-Related Compensation Proposal.
Adjournment Proposal. The approval of the Adjournment Proposal requires, whether or not a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on approval of the Adjournment Proposal.
Failure to Vote; Abstentions; Broker Non-Votes
A failure of any Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) occurs when a Leggett & Platt shareholder is not present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting.
An abstention occurs when a Leggett & Platt shareholder is present for purposes of a quorum by virtually attending the Leggett & Platt Special Meeting and submits a ballot marked “abstain.” An abstention also occurs when a Leggett & Platt shareholder does not attend the Leggett & Platt Special Meeting and instead submits a proxy with an “abstain” instruction. Abstentions will be counted for purposes of determining whether there is a quorum at the Leggett & Platt Special Meeting.
Under the applicable rules that govern brokers who have record ownership of shares of Leggett & Platt common stock that they hold in “street name” for their clients who are the beneficial owners of the Leggett & Platt common stock, brokers have the discretion to vote such Leggett & Platt common stock on routine matters, but not on non-routine matters, including the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal, absent direction from the Leggett & Platt shareholder. Broker non-votes occur when shares of Leggett & Platt common stock held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks the authority to vote the shares of Leggett & Platt common stock at his or her discretion. Because it is expected that all of the matters to be voted on at the Leggett & Platt Special Meeting will be non-routine under applicable stock exchange rules, brokers, nominees, fiduciaries, and other custodians will not have discretionary authority to vote on any such proposal; therefore, if you do not provide voting instructions to your broker, nominee, fiduciary or other custodian, your Leggett & Platt common stock will not count towards determining whether a quorum is present and your Leggett & Platt common stock will not be voted on any of the proposals.
Because approval of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting, the failure of any Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting), any abstention by a Leggett & Platt shareholder and a broker non-vote will have the same effect as a vote “AGAINST” approval of the Merger Proposal.
Because approval of the Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting, abstentions are counted as shares present and entitled to vote and will have the same effect as votes “AGAINST” the Merger-Related Compensation Proposal. A failure of any Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) and a broker non-vote will have no effect on the approval of the Merger-Related Compensation Proposal.

Because approval of the Adjournment Proposal requires, whether or not a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting, abstentions are counted as shares present and entitled to vote and will have the same effect as votes “AGAINST” the Adjournment Proposal. A failure of any Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) and a broker non-vote will have no effect on the approval of the Adjournment Proposal.
How to Vote
Leggett & Platt shareholders of record may vote their shares at the Leggett & Platt Special Meeting or by submitting their proxies:
•by telephone using the toll-free telephone number listed on the enclosed proxy card until 11:59 p.m., Eastern Time, on August 19, 2026;
•through the Internet by logging onto the website indicated on the enclosed proxy card and following the prompts using the Control Number located on the proxy card until 11:59 p.m., Eastern Time, on August 19, 2026; or
•by mail, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by mail, your proxy card must be received by August 19, 2026.
Leggett & Platt shareholders whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the Leggett & Platt Special Meeting. Leggett & Platt shareholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.
YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD.
Revocation of Proxies
If you are a shareholder of record, you may revoke your proxy at any time prior to a vote at the Leggett & Platt Special Meeting by:
•notifying Leggett & Platt’s Secretary in writing at the address indicated on the cover page of this proxy statement/prospectus prior to the Leggett & Platt Special Meeting that you have revoked your proxy;
•signing and returning a new, valid proxy card with a later date (by mail, telephone or Internet); or
•attending the virtual Leggett & Platt Special Meeting and voting electronically, which will revoke any proxy previously given. Your attendance at the Leggett & Platt Special Meeting will not by itself revoke your proxy.
If you are a beneficial holder, you may revoke your proxy by (i) submitting new voting instructions to your broker, nominee, fiduciary or other custodian or (ii) voting at the Leggett & Platt Special Meeting if you have obtained a legal proxy from your broker, nominee, fiduciary or other custodian and sent a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.
Adjournment and Postponements
Any adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders, requires the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting, whether or not a quorum is present. No notice of the adjourned Leggett & Platt Special Meeting will be given so long as the date, time and place by which Leggett & Platt shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the Leggett & Platt Special Meeting at which the adjournment is taken; provided that the date of such adjourned Leggett & Platt Special Meeting is not more than 90 days after the date of the adjournment. At any such adjourned Leggett & Platt Special Meeting at which a quorum is present, Leggett & Platt may transact any business which might have been transacted at the original Leggett & Platt Special Meeting.

In addition, at any time prior to convening the Leggett & Platt Special Meeting, the Leggett & Platt Special Meeting may be postponed without the approval of Leggett & Platt shareholders. If postponed, Leggett & Platt will publicly announce the new meeting date. Similar to adjournments, any postponement of the Leggett & Platt Special Meeting for the purpose of soliciting additional proxies will allow Leggett & Platt shareholders who have already sent in their proxies to revoke them at any time prior to their use.
Solicitation of Proxies
Leggett & Platt is soliciting the enclosed proxy card on behalf of the Leggett & Platt Board. In addition to solicitation by mail, Leggett & Platt and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.
Leggett & Platt has retained Okapi Partners LLC to assist in the solicitation process. Leggett & Platt will pay Okapi Partners LLC an initial fee of $25,000 for proxy solicitation services, plus additional fees to be determined based on services provided in the solicitation campaign. Leggett & Platt will also reimburse Okapi Partners LLC for reasonable and documented out-of-pocket expenses. Leggett & Platt also has agreed to indemnify Okapi Partners LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Leggett & Platt will ask brokers, nominees, fiduciaries and other custodians to forward the proxy solicitation materials to the beneficial owners of shares of Leggett & Platt common stock held of record by such nominee holders. Leggett & Platt will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Questions and Additional Information
If you have any questions about how to vote or direct a vote in respect of your shares of Leggett & Platt common stock, you may contact Leggett & Platt’s proxy solicitor, Okapi Partners LLC, by calling toll free at (855) 208-8903, or for bankers and brokers at (212) 297-0720.
Vote of Leggett & Platt’s Directors and Executive Officers
As of July 6, 2026, the record date for the Leggett & Platt Special Meeting, Leggett & Platt directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,411,162 shares of Leggett & Platt common stock, or approximately 1.0% of the total outstanding shares of Leggett & Platt common stock as of such date.
Leggett & Platt currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

PROPOSAL 1: THE MERGER PROPOSAL
Leggett & Platt is requesting that Leggett & Platt shareholders adopt the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement and the Transactions, including the Merger, see “The Merger Agreement.” As discussed in “The Merger—Recommendation of the Leggett & Platt Board of Directors and Leggett & Platt’s Reasons for the Merger,” after careful consideration, the Leggett & Platt Board unanimously, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of Leggett & Platt and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, in accordance with the GBCLM, as amended, (iii) directed that the Merger Agreement be submitted to the Leggett & Platt shareholders for their adoption and (iv) determined to recommend the Leggett & Platt shareholders adopt the Merger Agreement and approve the Merger.
Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be consummated. For a detailed discussion of the terms and conditions of the Merger, see “The Merger Agreement—Conditions to the Merger.”
Vote Required for Approval
Approval of the Merger Proposal requires, assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Leggett & Platt common stock entitled to vote at the Leggett & Platt Special Meeting. Abstentions, broker non-votes and any failure by a Leggett & Platt shareholder to vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have the same effect as a vote “AGAINST” the Merger Proposal.
Recommendation of the Leggett & Platt Board
THE LEGGETT & PLATT BOARD UNANIMOUSLY RECOMMENDS THAT THE LEGGETT & PLATT SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, Leggett & Platt is required to submit the Merger-Related Compensation Proposal to Leggett & Platt shareholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by Leggett & Platt and its subsidiaries to its named executive officers that are based on or otherwise relate to the Merger.
This proposal, commonly known as a “say on golden parachute” proposal, gives Leggett & Platt shareholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by Leggett & Platt and its subsidiaries to its named executive officers that are based on or otherwise relate to the Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in “The Merger—Interests of Leggett & Platt’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers.” The Leggett & Platt Board encourages you to carefully review this “golden parachute” compensation information disclosed in this proxy statement/prospectus.
The Leggett & Platt Board unanimously recommends that Leggett & Platt shareholders approve the following resolution:
“RESOLVED, that Leggett & Platt shareholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Leggett & Platt named executive officers that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Leggett & Platt’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers.”
Vote Required for Approval
The Merger-Related Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement, and approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the Merger-Related Compensation Proposal and vote not to adopt the Merger Agreement or vice versa. Because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on either Leggett & Platt or Somnigroup or their respective affiliates. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation that is contractually required to be paid will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Leggett & Platt shareholders on the Merger-Related Compensation Proposal.
Approval of the Merger-Related Compensation Proposal requires, assuming a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal. Broker non-votes and any failure of a Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy and not voting at the Leggett & Platt Special Meeting) will have no effect on the Merger-Related Compensation Proposal.
Recommendation of the Leggett & Platt Board
THE LEGGETT & PLATT BOARD UNANIMOUSLY RECOMMENDS THAT THE LEGGETT & PLATT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
Leggett & Platt is requesting that Leggett & Platt shareholders approve the adjournment of the Leggett & Platt Special Meeting, if necessary, (1) to solicit additional proxies in favor of the Merger Proposal if (a) there are holders of an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum at such meeting or (b) there are insufficient votes at the time of such adjournment to approve the Merger Proposal or (2) to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders.
If, at the Leggett & Platt Special Meeting, (i) the number of shares of Leggett & Platt common stock represented and voting in favor of the Merger Proposal is insufficient to approve such proposal, (ii) there are an insufficient number of shares of Leggett & Platt common stock present online or represented by proxy and entitled to vote at the Leggett & Platt Special Meeting to constitute a quorum or (iii) Leggett & Platt determines that it is necessary to adjourn the meeting to allow reasonable additional time for the filing and mailing of any required supplement or amendment to this proxy statement/prospectus, and the review of such materials by Leggett & Platt shareholders, Leggett & Platt may move to adjourn the Leggett & Platt Special Meeting in order to enable the Leggett & Platt Board to solicit additional proxies to obtain a quorum or for approval of the Merger Proposal.
Vote Required for Approval
Approval of the Adjournment Proposal requires, whether or not a quorum is present, the affirmative vote of the holders of a majority of the voting power of Leggett & Platt common stock present online or represented by proxy and entitled to vote on such matter at the Leggett & Platt Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes and any failure by a Leggett & Platt shareholder to submit a vote (e.g., by not submitting a proxy or not voting online) will have no effect on the Adjournment Proposal.
Recommendation of the Leggett & Platt Board
THE LEGGETT & PLATT BOARD UNANIMOUSLY RECOMMENDS THAT THE LEGGETT & PLATT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER
Structure of the Merger
Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Leggett & Platt, the separate corporate existence of Merger Sub will cease, and Leggett & Platt will continue as the surviving corporation in the Merger as a direct wholly owned subsidiary of Somnigroup.
Somnigroup will use its commercially reasonable efforts to cause the shares of Somnigroup common stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.
Background of the Merger
The Leggett & Platt Board and management regularly review Leggett & Platt’s historical performance, operating results and goals, capital structure, future growth prospects, overall strategic objectives and competitive position in the various industries in which it operates. As part of this ongoing review, the Leggett & Platt Board and management have periodically evaluated potential strategic transactions, including acquisitions, divestitures, joint ventures, and business combinations, as well as initiatives aimed at enhancing shareholder value, strengthening Leggett & Platt’s liquidity position, and positioning Leggett & Platt to respond to changing market conditions and competitive pressures. As part of its business operations, Leggett & Platt management have periodically had discussions with significant customers, including Somnigroup and its subsidiaries, regarding their commercial relationships, strategic initiatives to expand business opportunities and developments in their industries. In particular, Tempur Sealy, a wholly owned business segment of Somnigroup, is a significant customer of Leggett & Platt’s Bedding Products segment, and Tempur Sealy purchases the substantial majority of the innersprings required to manufacture Tempur Sealy mattresses from Leggett & Platt pursuant to a long-term supply agreement that expires by its terms on July 31, 2028. This long-term supply agreement was originally put in place in connection with the sale of the Sealy Spring plants, owned by Tempur Sealy, to Leggett & Platt in 2014.
On January 26, 2025, while in attendance at the Las Vegas Market industry conference, Scott L. Thompson, Chairman, President and Chief Executive Officer of Somnigroup, noted to Karl G. Glassman, Chairman, President and Chief Executive Officer of Leggett & Platt, that Somnigroup may be interested in potentially purchasing certain portions of Leggett & Platt’s Bedding Products segment. Mr. Glassman subsequently relayed this interaction with Mr. Thompson to the Leggett & Platt Board.
On November 28, 2025, the closing price of shares of Leggett & Platt common stock was $10.26 and the closing price of shares of Somnigroup common stock was $91.52.

On the evening of November 30, 2025, Mr. Thompson called Mr. Glassman to inform Mr. Glassman that Somnigroup intended to make a public proposal to acquire Leggett & Platt. During this call, Mr. Thompson, on behalf of Somnigroup, delivered a letter addressed to the Leggett & Platt Board dated December 1, 2025 setting forth Somnigroup’s non-binding proposal to acquire all of the outstanding shares of Leggett & Platt common stock, in a transaction in which each outstanding share of Leggett & Platt common stock would be exchanged for shares of Somnigroup common stock having a market value of $12.00 per share, based on a fixed exchange ratio to be agreed (such offer, the “Somnigroup Public Proposal”). The letter, which requested a response from Leggett & Platt by December 22, 2025, stated that the proposed Merger Consideration would represent a premium of approximately 17% to the closing price of shares of Leggett & Platt common stock on November 28, 2025 and a premium of approximately 30.3% over the average closing price of shares of Leggett & Platt common stock during the prior 30 trading days. While the Somnigroup Public Proposal stated that the exchange ratio represented by the proposed Merger Consideration was “to be agreed,” the Somnigroup Public Proposal implied an exchange ratio of 0.1311 of a share of Somnigroup common stock for each share of Leggett & Platt common stock, based upon the $12.00 per share indicated in the Somnigroup Public Proposal and the closing trading price of shares of Somnigroup common stock on November 28, 2025, which was the last trading day prior to public announcement of the Somnigroup Public Proposal. The Somnigroup Public Proposal was non-binding and subject to satisfactory completion of due diligence and the negotiation and execution of definitive transaction documents. The Somnigroup Public Proposal noted that a sale of Leggett & Platt to Somnigroup would ensure that the supply agreement between Leggett & Platt and Tempur Sealy would continue without interruption, as well as provide Leggett & Platt with greater opportunities for growth and success, with a lower cost of capital and the strategic backing of Somnigroup. Additionally, the Somnigroup Public Proposal noted that Somnigroup intended for Leggett & Platt to continue to operate independently under the Somnigroup umbrella post-combination. The Somnigroup Public Proposal identified Goldman Sachs & Co. LLC (“Goldman Sachs”) as Somnigroup’s financial advisor and Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) as Somnigroup’s legal advisor in connection with the proposed transaction. During this call, Mr. Thompson also delivered to Mr. Glassman a form of press release disclosing the Somnigroup Public Proposal and said that Somnigroup planned to issue the press release prior to market open on December 1, 2025.
Promptly after receipt of this call on November 30, 2025, Mr. Glassman informed Jennifer J. Davis, Executive Vice President and General Counsel of Leggett & Platt, of the Somnigroup Public Proposal. Following the call between Mr. Glassman and Ms. Davis, Ms. Davis informed Mr. Robert Brunner, the Lead Director of the Leggett & Platt Board, of the Somnigroup Public Proposal and subsequently discussed further with Mr. Glassman and Mr. Brunner. Leggett & Platt management also contacted representatives of Latham & Watkins LLP, legal counsel to Leggett & Platt (“Latham & Watkins”), J.P. Morgan, who were previously engaged by Leggett & Platt for unrelated financial advisory matters, and Joele Frank, Wilkinson Brimmer Katcher, communications advisor to Leggett & Platt (“Joele Frank”), to inform them of the Somnigroup Public Proposal and to seek advice regarding immediate next steps for Leggett & Platt in response to the Somnigroup Public Proposal.
On November 30, 2025, following internal discussions with Mr. Brunner, Leggett & Platt management, and Leggett & Platt’s financial, legal and communications advisors, Mr. Glassman contacted Mr. Thompson to request that Somnigroup defer public disclosure of the Somnigroup Public Proposal in order to limit disruption to the Leggett & Platt business and provide the Leggett & Platt Board sufficient time and opportunity to evaluate and respond to the Somnigroup Public Proposal. Mr. Thompson declined, reiterating that Somnigroup intended to issue a press release disclosing the Somnigroup Public Proposal prior to market open on December 1, 2025 in order to mitigate the risk that the trading prices of the Leggett & Platt common stock and the Somnigroup common stock could be distorted due to market rumors. At Leggett & Platt’s request, representatives of J.P. Morgan also contacted Mr. Thompson on the evening of November 30, 2025 to discuss Mr. Glassman’s request that Somnigroup consider deferring public announcement of the Somnigroup Public Proposal. Mr. Thompson again reiterated that Somnigroup intended to issue a press release prior to market open on December 1, 2025.
Also on November 30, 2025, Ms. Davis notified the Leggett & Platt Board of the Somnigroup Public Proposal, indicating that Leggett & Platt management and Mr. Brunner were working with Leggett & Platt’s financial, legal and communications advisors to prepare an appropriate response, providing a copy of the Somnigroup Public Proposal, the Somnigroup press release and a draft of Leggett & Platt’s proposed responsive press release, and seeking availability for a meeting of the Leggett & Platt Board on December 1, 2025.
Prior to market open on December 1, 2025, Somnigroup issued a press release disclosing the Somnigroup Public Proposal.

Shortly after public announcement of the Somnigroup Public Proposal and prior to market open on December 1, 2025, Leggett & Platt issued a press release confirming receipt of the Somnigroup Public Proposal. Leggett & Platt’s press release indicated that Somnigroup did not engage with Leggett & Platt with respect to the proposed transaction prior to November 30, 2025, that the Leggett & Platt Board, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, would carefully review and evaluate the unsolicited proposal to determine the course of action that it believed to be in the best interests of Leggett & Platt and its shareholders, noted that Leggett & Platt did not intend to comment further on the Somnigroup Public Proposal until the Leggett & Platt Board completed its review, and indicated that Leggett & Platt shareholders did not need to take any action at that time. The press release also identified J.P. Morgan as Leggett & Platt’s financial advisor and Latham & Watkins as Leggett & Platt’s legal advisor.
After market close on December 1, 2025, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank, to discuss the Somnigroup Public Proposal. Mr. Glassman provided an overview of his communications with Mr. Thompson on the evening of November 30, 2025 and Leggett & Platt’s engagement with its financial, legal and communications advisors to respond to the public announcement of the Somnigroup Public Proposal. Representatives of J.P. Morgan provided a preliminary review of the financial aspects of the Somnigroup Public Proposal, including the implied exchange ratio, as well as public information regarding Somnigroup, noting that shares of Somnigroup common stock had traded up significantly over the prior three years and were currently trading near its 52-week high. The representatives of J.P. Morgan also noted that shares of Leggett & Platt common stock had traded down over the prior three years. The Leggett & Platt Board and its advisors discussed that, in connection with consideration of and response to the Somnigroup Public Proposal, the Leggett & Platt Board expected to consider the potential impact on Leggett & Platt’s commercial relationship with Somnigroup and its subsidiaries if Leggett & Platt ultimately determined to pursue its standalone business plan or strategic alternatives other than the proposed transaction with Somnigroup. Leggett & Platt management and representatives of Joele Frank provided an update on media reports and representatives of Latham & Watkins reviewed the fiduciary duties of the Leggett & Platt Board under applicable law and discussed potential next steps for the Leggett & Platt Board to evaluate Leggett & Platt’s standalone business plan, the Somnigroup Public Proposal and other strategic alternatives available to Leggett & Platt. The Leggett & Platt Board requested that management prepare long-term financial projections for Leggett & Platt for review by the Leggett & Platt Board, and to provide the basis for the Leggett & Platt Board’s review and evaluation of Leggett & Platt’s standalone business plan, the Somnigroup Public Proposal and other strategic alternatives available to Leggett & Platt.
Also on December 1, 2025, Mr. Thompson contacted Mr. Glassman to provide a copy of internal communications that Somnigroup planned to make regarding the proposed transaction and to provide the contact information for Goldman Sachs, encouraging Mr. Glassman to direct representatives of J.P. Morgan to contact representatives of Goldman Sachs to discuss the Somnigroup Public Proposal. Later that day, representatives of J.P. Morgan and Goldman Sachs discussed the Somnigroup Public Proposal.
On December 5, 2025, Party A, a potential strategic counterparty, contacted representatives of J.P. Morgan, stating that Party A had reviewed the Somnigroup Public Proposal and inquiring as to whether Leggett & Platt would be interested in a transaction involving the sale of certain assets of Leggett & Platt’s Specialized Products segment to Party A, but noted that Party A was not interested in a transaction involving the sale of all of Leggett & Platt’s business and operations. Representatives of J.P. Morgan informed Party A that they would pass along the interest to Leggett & Platt. Representatives of J.P. Morgan subsequently informed Leggett & Platt management of the contact from Party A.
On December 9, 2025, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan and Latham & Watkins. Mr. Glassman provided a status update on the work undertaken by Leggett & Platt management and advisors in connection with the evaluation and response to the Somnigroup Public Proposal. Mr. Glassman also noted that Party A had contacted representatives of J.P. Morgan expressing interest in acquiring certain assets of Leggett & Platt’s Specialized Products segment. Leggett & Platt management reviewed the Leggett & Platt 12/9 Projections (as defined in “The Merger—Certain Unaudited Forecasted Financial Information”), prepared at the direction of the Leggett & Platt Board, which assumed no adverse changes in Leggett & Platt’s customer relationship with Somnigroup and its subsidiaries over the projection period. The Leggett & Platt 12/9 Projections are summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information—Leggett & Platt 12/9 Projections.” The Leggett & Platt Board also discussed certain upside and downside sensitivities to the Leggett & Platt 12/9 Projections, including the potential impact of adverse changes over the projection period in Leggett & Platt’s customer relationship with Somnigroup and its subsidiaries following the expiration of Leggett & Platt’s supply agreement with Tempur Sealy on July 31, 2028. The Leggett & Platt Board determined to reconvene the following week to receive preliminary financial analysis and advice from representatives of J.P. Morgan regarding Leggett & Platt’s standalone business plan, the financial aspects of the Somnigroup Public Proposal and other strategic alternatives available to Leggett & Platt.

Also on December 9, 2025, Party B, a financial sponsor, contacted representatives of J.P. Morgan to inquire about the situation involving Leggett & Platt in light of recent public announcements by Leggett & Platt and Somnigroup. During the discussion, Party B did not indicate interest in pursuing a transaction involving Leggett & Platt. Representatives of J.P. Morgan subsequently informed Leggett & Platt management of the contact from Party B.
On December 17, 2025, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan and Latham & Watkins. Mr. Glassman provided a status update on the work undertaken by Leggett & Platt management and advisors in connection with the evaluation and response to the Somnigroup Public Proposal. The Leggett & Platt Board and management discussed that the Leggett & Platt 12/17 Projections (as defined in “The Merger—Certain Unaudited Forecasted Financial Information”) had been updated by Leggett & Platt management, as compared to the Leggett & Platt 12/9 Projections, and consistent with the downside sensitivity discussed with the Leggett & Platt Board in its meeting on December 9, 2025, to assume a 25% price reduction in innersprings sales to Tempur Sealy, beginning in mid-2028 following the expiration of the supply agreement between Leggett & Platt and Tempur Sealy. Representatives of J.P. Morgan provided preliminary financial analysis and advice regarding Leggett & Platt’s standalone business plan, the financial aspects of the Somnigroup Public Proposal and other strategic alternatives available to Leggett & Platt based on the Leggett & Platt 12/17 Projections which are summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information—Leggett & Platt 12/17 Projections” and relative values of Leggett & Platt and Somnigroup. Representatives of J.P. Morgan noted that the Somnigroup Public Proposal implied an exchange ratio of 0.1311 of a share of Somnigroup common stock for each share of Leggett & Platt common stock, based upon the $12.00 per share indicated in the Somnigroup Public Proposal and the closing trading price of shares of Somnigroup common stock on November 28, 2025, which was the last trading day prior to public announcement of the Somnigroup Public Proposal. Representatives of J.P. Morgan also reviewed certain valuation perspectives of Somnigroup that, based on publicly available information, suggested that shares of Somnigroup common stock were fully valued as well as certain value perspectives of the combined company. Representatives of J.P. Morgan also discussed other potential counterparties for a potential transaction with Leggett & Platt, including potential strategic partners and financial partners for a potential acquisition of Leggett & Platt or for separate potential acquisitions of Leggett & Platt’s Bedding Products segment or Specialized Products segment. Representatives of J.P. Morgan advised the Leggett & Platt Board that it would be difficult for any other potential bidder to be competitive with Somnigroup at the price levels under discussion. Representatives of J.P. Morgan also discussed with the Leggett & Platt Board a range of potential options for responding to Somnigroup. Representatives of Latham & Watkins reviewed certain regulatory considerations for a proposed transaction with Somnigroup.
The Leggett & Platt Board and its advisors discussed the key considerations regarding a potential transaction with Somnigroup, including seeking the highest value for Leggett & Platt shareholders, certainty of value for Leggett & Platt shareholders in the event of a potential decrease in the trading price for shares of Somnigroup common stock, certainty of closing, and appropriate commitments from Somnigroup to obtain regulatory clearance for the proposed transaction, including appropriate financial and commercial protections for Leggett & Platt in the event the transaction was not completed due to failure to obtain regulatory approvals. After further discussion, the Leggett & Platt Board informed Leggett & Platt management and the Leggett & Platt advisors that the Leggett & Platt Board determined that the Somnigroup Public Proposal undervalued Leggett & Platt, but that Leggett & Platt should plan to respond to Somnigroup with a price range at which the Leggett & Platt Board would be willing to move forward with transaction discussions and a request that any transaction include cash consideration and/or a floating exchange ratio to provide additional certainty of value for Leggett & Platt shareholders. The Leggett & Platt Board directed Leggett & Platt management to work with representatives of J.P. Morgan and Latham & Watkins to prepare a proposed response to the Somnigroup Public Proposal to be evaluated by the Leggett & Platt Board at a subsequent meeting. The Leggett & Platt Board also determined to consider further whether to actively solicit competing proposals at a subsequent meeting.

On December 21, 2025, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank to discuss Leggett & Platt’s response to the Somnigroup Public Proposal. At the beginning of the meeting and prior to the representatives of J.P. Morgan joining the meeting, Leggett & Platt management and representatives of Latham & Watkins provided an overview of a proposed engagement letter pursuant to which J.P. Morgan would act as independent financial advisor to the Leggett & Platt Board in connection with its review of the Somnigroup Public Proposal and other strategic alternatives available to Leggett & Platt. The Leggett & Platt Board noted the customary relationship disclosures provided by representatives of J.P. Morgan regarding their relationships with Leggett & Platt and Somnigroup as summarized in the section titled “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” Due to J.P. Morgan’s qualifications, expertise and reputation, experience advising companies considering strategic transactions, and the fact that J.P. Morgan had previously provided financial advice to Leggett & Platt regarding other matters, the Leggett & Platt Board approved the engagement of J.P. Morgan to act as its independent financial advisor in connection with its review of the potential transaction with Somnigroup and other potential strategic alternatives available to Leggett & Platt. Representatives of J.P. Morgan then joined the meeting. The Leggett & Platt Board engaged in further discussion regarding the assumption included in the Leggett & Platt 12/17 Projections regarding a 25% price reduction in innersprings sales to Tempur Sealy, beginning in mid-2028 following the expiration of the supply agreement between Leggett & Platt and Tempur Sealy, and considered further sensitivities to the Leggett & Platt 12/17 Projections. Representatives of J.P. Morgan provided preliminary financial advice with respect to Leggett & Platt’s standalone business plan, related sensitivities and the illustrative impact to the potential combined company across a range of various mixes of cash and stock consideration to be paid by Somnigroup to Leggett & Platt shareholders. After discussion, the Leggett & Platt Board determined to respond to the Somnigroup Public Proposal to the effect that the Somnigroup Public Proposal substantially undervalued Leggett & Platt, but that the Leggett & Platt Board would be willing to consider a proposal valued in the “very high teens” per share of Leggett & Platt common stock and with a meaningful cash component and/or a floating exchange ratio, together with meaningful commitments to address regulatory risks. The Leggett & Platt Board authorized Mr. Glassman to call Mr. Thompson to convey the Leggett & Platt Board’s determination, to be followed by a written response letter to Somnigroup. The Leggett & Platt Board also determined to consider further whether to actively solicit competing proposals at a subsequent meeting after Leggett & Platt received a response from Somnigroup.
On December 22, 2025, Mr. Glassman contacted Mr. Thompson by telephone and conveyed Leggett & Platt’s response to the Somnigroup Public Proposal. Mr. Thompson indicated, among other things, that Somnigroup wanted to work collaboratively with the Leggett & Platt Board but that in order to increase its proposed purchase price Somnigroup would need access to confidential due diligence information of Leggett & Platt. Mr. Thompson also stated confidence in the ability to provide Leggett & Platt shareholders appropriate certainty of closing. Mr. Glassman said that he would discuss providing Somnigroup confidential due diligence information with the Leggett & Platt Board, but that he anticipated that, in connection with any process for Leggett & Platt to furnish confidential due diligence information to Somnigroup, Somnigroup would be requested to agree to a customary confidentiality agreement containing a customary standstill provision to mitigate the disruption of Somnigroup’s public acquisition proposal. Mr. Thompson also noted that a principal benefit to Somnigroup of a combination with Leggett & Platt would be the enhanced security of innerspring supply to fulfill Tempur Sealy’s needs. Accordingly, if a transaction with Somnigroup did not proceed as Somnigroup intended, following the mid-2028 expiration of the supply agreement between Leggett & Platt and Tempur Sealy, Somnigroup intended to diversify its innerspring supply sources by pursuing alternative innersprings supply. Following the call, Mr. Glassman sent Leggett & Platt’s written response letter to Mr. Thompson, which reflected the key terms previously discussed with Mr. Thompson, including that the Somnigroup Public Proposal undervalued Leggett & Platt, that the Leggett & Platt Board would be willing to consider a proposal at a substantially increased price with a cash component, that any equity component must have a fixed dollar value by utilizing a floating exchange ratio to provide shareholders with clear visibility into the potential value of a transaction, and that any definitive agreement must ensure that Somnigroup was committed to taking all actions necessary to obtain required regulatory approvals.

Also on December 22, 2025, members of the Leggett & Platt Board held an informal discussion attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank. Mr. Glassman provided an update on his telephone call with Mr. Thompson and reported that Mr. Thompson had indicated that if a transaction with Somnigroup did not proceed as Somnigroup intended, following the mid-2028 expiration of the supply agreement between Leggett & Platt and Tempur Sealy, Somnigroup intended to pursue alternative innersprings supply. The Leggett & Platt directors discussed the benefits of providing confidential due diligence information to Somnigroup, including the potential of receiving a revised offer from Somnigroup that would provide additional value to Leggett & Platt shareholders and the opportunity to negotiate for a customary confidentiality agreement containing a customary standstill provision to mitigate the disruption of Somnigroup’s public acquisition proposal. The directors also discussed the risk to Leggett & Platt if a transaction with Somnigroup did not materialize after confidential due diligence information had been shared, and the customary structures to mitigate risk of exchange of confidential information between the parties in this context and instructed Leggett & Platt management to move forward with the negotiation of a customary confidentiality agreement between Leggett & Platt and Somnigroup.
On December 23, 2025, Mr. Thompson called Mr. Glassman to indicate that Somnigroup would be sending a response letter later that day and provided Mr. Glassman with a preview of the letter. Representatives of Goldman Sachs also contacted representatives of J.P. Morgan on December 23, 2025 and provided a preview of the letter to be delivered by Somnigroup and indicated that Somnigroup would be willing to consider a customary confidentiality agreement containing a customary standstill provision in the context of receiving access to customary due diligence information. Following the call, representatives of J.P. Morgan sent representatives of Goldman Sachs a draft of a mutual confidentiality and non-disclosure agreement (the “Confidentiality Agreement”) prepared by Latham & Watkins for review by Somnigroup, which included customary limitations regarding the use and disclosure of Leggett & Platt’s confidential information and customary standstill provisions applicable to Somnigroup that terminated automatically upon the earlier of twelve months or the entry by Leggett & Platt into a definitive agreement with respect to certain transactions with another party.
Later on December 23, 2025, Mr. Thompson provided Mr. Glassman with Somnigroup’s written response addressed to the Leggett & Platt Board (the “December 23 Somnigroup Proposal”). In the letter, Somnigroup indicated that it continued to believe the proposal to exchange shares of Leggett & Platt common stock for shares of Somnigroup common stock having a market value of $12.00 per share represented full and fair value to Leggett & Platt shareholders, but that Somnigroup was open to revisiting its purchase price if Leggett & Platt could demonstrate through due diligence that there were additional elements of value that it had not appropriately taken into account. Somnigroup also noted that it was willing to consider a fixed value/floating exchange ratio structure with a price collar, expressed its confidence in the ability to obtain the required regulatory approvals for the proposed transaction, and indicated its willingness to continue discussions on a non-public basis subject to a mutual non-disclosure agreement. The December 23 Somnigroup Proposal was promptly provided to the Leggett & Platt Board.
On December 23, 2025, the closing price of shares of Leggett & Platt common stock was $10.86 and the closing price of shares of Somnigroup common stock was $89.79.
On December 27, 2025, the Leggett & Platt Board and its Human Resources and Compensation Committee approved retention agreements for a limited group of key management personnel, including Leggett & Platt’s named executive officers, other than Mr. Glassman. The retention agreements were intended to ensure continuity in leadership and ongoing success of Leggett & Platt.
On December 29, 2025, Leggett & Platt filed a Current Report on Form 8-K with the SEC disclosing the retention agreements.
On January 5, 2026, representatives of Cleary sent a revised version of the Confidentiality Agreement to representatives of Latham & Watkins which, among other changes, reduced the period of the proposed standstill from one year to three months.
On January 6, 2026, representatives of Latham & Watkins and Cleary discussed the open terms of the Confidentiality Agreement and the scope and nature of the financial due diligence information anticipated to be provided after the signing of the Confidentiality Agreement.
Later on January 6, 2026, representatives of Latham & Watkins sent representatives of Cleary a revised version of the Confidentiality Agreement which, among other changes, revised the standstill period to six months.

On January 8, 2026, Mr. Thompson contacted Mr. Glassman to discuss the proposed transaction and the December 23 Somnigroup Proposal. Mr. Glassman indicated to Mr. Thompson that the Leggett & Platt Board would not support the $12.00 purchase price and provided examples of additional elements of value that, in the opinion of Leggett & Platt, the December 23 Somnigroup Proposal failed to address, including Leggett & Platt’s non-bedding businesses, the bedding business’s broad customer base beyond Somnigroup, and business actions taken by Leggett & Platt to drive long-term value. Mr. Thompson reiterated that if a transaction with Somnigroup did not proceed as Somnigroup intended, following the mid-2028 expiration of the supply agreement between Leggett & Platt and Tempur Sealy, Somnigroup intended to pursue alternative innersprings supply.
Later on January 8, 2026, representatives of Cleary sent a revised version of the Confidentiality Agreement to representatives of Latham & Watkins, which, among other changes, accepted the six-month standstill period.
On January 10, 2026, Mr. Thompson called Mr. Glassman to discuss the proposed transaction and reiterated, among other things, that Somnigroup believed a combination of Somnigroup and Leggett & Platt would maximize shareholder value with a strengthened combined company. Mr. Glassman reiterated that Somnigroup would need to increase its proposed price and that Leggett & Platt was preparing to deliver certain financial information to Somnigroup, following execution of the Confidentiality Agreement, in order for Somnigroup to reevaluate its proposed price and offer additional value. Mr. Thompson also indicated his view that the parties should issue a press release, following execution of the Confidentiality Agreement, to confirm the on-going discussions and allow for a more orderly process in moving towards a potential transaction.
On January 12, 2026, Leggett & Platt and Somnigroup executed the Confidentiality Agreement which contained a one-year term ending January 12, 2027 and a six-month standstill period ending July 12, 2026.
Throughout this period and continuing after the signing of the Confidentiality Agreement until signing of the Merger Agreement on April 13, 2026, Messrs. Glassman and Thompson regularly discussed the status of the transaction, workstreams, due diligence, and the key terms of a potential transaction, as well as changing stock market and industry conditions.
On January 13, 2026, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank. At the meeting, Mr. Glassman provided a status update on the discussions with Somnigroup, confirmed that the Confidentiality Agreement had been signed on January 12, 2026 and reviewed the anticipated process for Somnigroup to conduct financial due diligence in order to reevaluate its proposed price as requested in the December 23 Somnigroup Proposal. Leggett & Platt management and representatives of J.P. Morgan reviewed the financial forecasts prepared by Leggett & Platt management and proposed to be provided to Somnigroup for due diligence purposes, referred to as the Leggett & Platt Management Presentation Projections and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information—Leggett & Platt Management Presentation Projections.” At this time Leggett & Platt management had not finalized its financial forecast process for 2026 and, as described below, the Leggett & Platt Management Presentation Projections were updated after the conclusion of that process. Leggett & Platt management noted that the Leggett & Platt Management Presentation Projections reflected positive adjustments to the Leggett & Platt 12/17 Projections for: (i) the renewal of the supply agreement between Leggett & Platt and Tempur Sealy without any adverse impact on innersprings sales to Tempur Sealy; (ii) the revenue anticipated from Somnigroup and its subsidiaries through the successful launch of ongoing mattress initiatives, beginning in the third quarter of 2026; and (iii) continuation of late 2025 scrap and rod spreads throughout the projection period. The Leggett & Platt Management Presentation Projections did not reflect any potential downside risks if the Leggett & Platt Board did not accept the December 23 Somnigroup Proposal and, accordingly, assumed there were no adverse changes in Leggett & Platt’s customer relationship with Somnigroup and its subsidiaries over the projection period. Mr. Glassman reminded the Leggett & Platt Board that Mr. Thompson had indicated that if a transaction with Somnigroup did not proceed as Somnigroup intended, following the mid-2028 expiration of the supply agreement between Leggett & Platt and Tempur Sealy, Somnigroup intended to pursue alternative innersprings supply.

The Leggett & Platt Board also discussed the process for further discussions with Somnigroup, including the considerations for providing the Leggett & Platt Management Presentation Projections to Somnigroup, along with additional financial due diligence information. The Leggett & Platt Board determined to provide key valuation-related due diligence information to Somnigroup at the outset of the due diligence process while avoiding sharing commercially-sensitive information in case a transaction was not reached with Somnigroup. The Leggett & Platt Board and its advisors also discussed key considerations regarding a potential transaction with Somnigroup, including seeking the highest value for Leggett & Platt shareholders, certainty of value for Leggett & Platt shareholders in the event of a potential decrease in the trading price for shares of Somnigroup common stock, certainty of closing, and appropriate commitments from Somnigroup to obtain regulatory clearance for the proposed transaction, including appropriate financial and commercial protections for Leggett & Platt in the event the transaction was not completed due to failure to obtain regulatory approvals.
The Leggett & Platt Board also discussed and considered the risks and benefits of potential outreach to bedding and automotive companies, financial sponsors and other parties to explore interest in strategic alternatives for Leggett & Platt, as well as certain capital allocation alternatives that Leggett & Platt could pursue on a standalone basis if a transaction was not reached with Somnigroup or another party. Representatives of J.P. Morgan advised that it was unlikely that other potential bidders would be able to compete at the price levels under discussion with Somnigroup and noted that, other than the interest expressed by Party A and the request for information from Party B described above, no party had expressed an interest in acquiring Leggett & Platt or any of its segments notwithstanding the public nature of the Somnigroup Public Proposal. J.P. Morgan further noted that the uncertainty regarding the continuation of the supply agreement between Leggett & Platt and Tempur Sealy if a transaction with Somnigroup was not completed would also make it more difficult to find alternative parties. After discussion, the Leggett & Platt Board authorized Leggett & Platt management and representatives of J.P. Morgan to share the Leggett & Platt Management Presentation Projections with Somnigroup and authorized Leggett & Platt management to issue a press release disclosing that Leggett & Platt entered into the Confidentiality Agreement with Somnigroup, including a customary standstill provision, in order to facilitate customary due diligence and to determine if a transaction can be reached that delivers appropriate value and certainty to Leggett & Platt and its shareholders. Given the press release, the fact that Somnigroup’s interest in a transaction with Leggett & Platt had been publicly known since December 2025 and the discussions with J.P. Morgan, the Leggett & Platt Board instructed representatives of J.P. Morgan to engage with Party A and Party B, as well as any other parties that made inbound inquiries regarding a potential transaction, but not to make broad-based outreach to other potential bidders. Following this Leggett & Platt Board meeting, and the one-on-one conversations between representatives of J.P. Morgan and Party B and Party A on January 26 and January 28, 2026, respectively, described below, no other parties made inbound inquiries regarding the acquisition of Leggett & Platt or any of its segments.
Also on January 13, 2026, representatives of Latham & Watkins sent a draft clean team addendum to the Confidentiality Agreement to representatives of Cleary for review (the “Clean Team Agreement”). The Clean Team Agreement included enhanced restrictions regarding access to and use of certain competitively sensitive information of Leggett & Platt, including specifically identifying a limited number of individuals who would have access to this information.
On January 14, 2026, Mr. Thompson shared with Mr. Glassman preliminary information regarding Somnigroup’s financial results for the quarter and year ended December 31, 2025, including with respect to earnings per share, sales growth, and net leverage, as well as certain forward-looking information regarding earnings per share.
Also on January 14, 2026, Leggett & Platt opened a virtual data room for representatives of Somnigroup, which contained selected financial information regarding Leggett & Platt. Following opening of the virtual data room, Mr. Thompson shared with Mr. Glassman his perspectives regarding the nature and scope of the materials available in the data room, requesting that additional information be provided by Leggett & Platt in order for Somnigroup to appropriately evaluate the proposed transaction.
On January 16, 2026, representatives of J.P. Morgan provided representatives of Goldman Sachs with the Leggett & Platt Management Presentation Projections (as defined in “The Merger—Certain Unaudited Forecasted Financial Information”).
On January 20, 2026, prior to market open, Leggett & Platt issued a press release announcing that Leggett & Platt had entered into a customary non-disclosure agreement and six month standstill with Somnigroup to facilitate customary due diligence and to determine if a transaction could be reached that delivered appropriate value and certainty to Leggett & Platt and its shareholders. The press release indicated that the Leggett & Platt Board, following careful review in consultation with its independent financial and legal advisors, had determined that the Somnigroup Public Proposal undervalued Leggett & Platt and, accordingly, that the Leggett & Platt Board had declined the proposal. The press release also indicated that the Leggett & Platt Board remained committed to the course of action that it believed was in the best interests of Leggett & Platt and its shareholders and would continue to evaluate and pursue all opportunities in that regard.

Also on January 20, 2026, after issuance of the Leggett & Platt press release, Somnigroup issued a press release welcoming Leggett & Platt’s willingness to engage in discussions and stating that Somnigroup looked forward to conducting customary due diligence. The press release also stated that Somnigroup believed its proposed all-stock transaction of $12.00 per share, as previously announced on December 1, 2025, represented fair value for Leggett & Platt, and noted that the proposal offered Leggett & Platt shareholders a 30% premium to the unaffected 30-day average price of Leggett & Platt’s shares as of the date of the Somnigroup Public Proposal, and an opportunity to participate in the future growth of the combined company.
On January 22, 2026, the management of Leggett & Platt and Somnigroup, together with representatives of J.P. Morgan and Goldman Sachs, met in-person in Dallas, Texas, during which meeting (i) Leggett & Platt management made a presentation regarding Leggett & Platt and discussed the Leggett & Platt Management Presentation Projections with Somnigroup management and (ii) Somnigroup management provided certain financial and business due diligence information regarding Somnigroup. Following these initial management presentations and continuing until Somnigroup submitted the February 20 Somnigroup Proposal as described below, representatives of management of Leggett & Platt and Somnigroup, and their respective financial, legal and accounting advisors, met for a series of due diligence virtual discussions covering key Leggett & Platt valuation related due diligence information, including with respect to financial, tax, business, and other matters and details regarding the assumptions and opportunities underlying the Leggett & Platt Management Presentation Projections.
On January 26, 2026, following authorization from the Leggett & Platt Board, representatives of J.P. Morgan reached out to Party B regarding its request for information with respect to Leggett & Platt. Following this conversation, Party B did not inquire further.
On January 28, 2026, following authorization from the Leggett & Platt Board, representatives of J.P. Morgan contacted Party A and Party A confirmed that it was only interested in a transaction involving the sale of certain assets of Leggett & Platt’s Specialized Products segment and was not interested in a transaction involving the sale of all of Leggett & Platt. Following this conversation, Party A did not inquire further.
On February 3, 2026, representatives of J.P. Morgan and representatives of Goldman Sachs held a discussion in which representatives of J.P. Morgan indicated that Leggett & Platt requested to conduct valuation related due diligence regarding Somnigroup.
On February 4, 2026, representatives of J.P. Morgan provided a list of valuation related due diligence questions to representatives of Goldman Sachs.
On February 9, 2026, Leggett & Platt provided financial forecasts to Somnigroup that were identical to the Leggett & Platt Management Presentation Projections provided to Somnigroup on January 16, 2026 except that they reflected Leggett & Platt management’s updated financial forecast for 2026.
On February 11, 2026, Leggett & Platt issued a press release announcing its financial results for the fourth quarter and year ending December 31, 2025, its financial guidance for 2026 and related matters.
On February 17, 2026, Somnigroup issued a press release announcing its financial results for the quarter and year ended December 31, 2025 and its financial guidance for 2026.
Also on February 17, 2026, representatives of Goldman Sachs provided to representatives of J.P. Morgan the Somnigroup Management Projections, which are summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information—Somnigroup Management Projections.”
On February 19, 2026, Mr. Thompson contacted Mr. Glassman to discuss the potential transaction, including the status of Somnigroup’s due diligence review and the timing for Somnigroup to submit a revised offer. Mr. Thompson inquired whether Somnigroup should submit its revised offer using a per share price or as an exchange ratio, noting that continuing to discuss the potential transaction on a price per share basis would facilitate comparison to the prior proposals made by Somnigroup.
On February 20, 2026, Mr. Thompson contacted Mr. Glassman to preview that Somnigroup would be submitting a revised non-binding proposal with a stated value of $12.50 per share based on a fixed exchange ratio to be agreed. Mr. Thompson indicated that Somnigroup may reevaluate its proposed price upon completion of additional due diligence. Mr. Thompson noted that Somnigroup was not willing to agree to certain regulatory efforts commitments requested by Leggett & Platt.

Later on February 20, 2026, Mr. Thompson delivered a letter addressed to the Leggett & Platt Board indicating Somnigroup’s non-binding proposal to acquire all of the outstanding shares of Leggett & Platt common stock in a transaction in which each outstanding share of Leggett & Platt common stock would be exchanged for shares of Somnigroup common stock having a market value of $12.50 per share, based on a fixed exchange ratio to be agreed (the “February 20 Somnigroup Proposal”). The February 20 Somnigroup Proposal stated that the proposed consideration would value Leggett & Platt common stock at $12.50 per share and represented a premium of approximately 21.8% to the closing price of shares of Leggett & Platt common stock on November 28, 2025 and a premium of approximately 35.7% to the average closing price of shares of Leggett & Platt common stock during the 30 trading days prior to December 1, 2025. The February 20 Somnigroup Proposal also noted that weaker than expected Q4 2025 results and uncertainty in Leggett & Platt’s end markets made it difficult to validate the Leggett & Platt Management Presentation Projections beyond 2026, that the Leggett & Platt Management Presentation Projections did not fully reflect additional capital expenditures identified in Somnigroup’s due diligence review of Leggett & Platt, that the Leggett & Platt Management Presentation Projections were based on overly aggressive assumptions regarding Leggett & Platt’s business strategy and the prospects for the future relationship between Leggett & Platt and Somnigroup and its subsidiaries absent a transaction, and that projected cash flows contained in the Leggett & Platt Management Presentation Projections had not been appropriately risk-adjusted to account for the challenged financial positions of certain current Leggett & Platt customers. The February 20 Somnigroup Proposal implied an exchange ratio of 0.1371 of a share of Somnigroup common stock for each share of Leggett & Platt common stock, based upon the $12.50 per share indicated in the February 20 Somnigroup Proposal and the closing price of shares of Somnigroup common stock of $91.20 on February 19, 2026. The letter also requested that Leggett & Platt respond to the February 20 Somnigroup Proposal by March 6, 2026 and that the parties use good faith efforts on both sides to negotiate and execute definitive transaction agreements within 30 days thereafter.
On February 20, 2026, the closing price of shares of Leggett & Platt common stock was $11.92 and the closing price of shares of Somnigroup common stock was $91.20.
On February 23, 2026, representatives of Goldman Sachs and J.P. Morgan had a call to discuss the February 20 Somnigroup Proposal. Representatives of Goldman Sachs reiterated that if a transaction with Somnigroup did not proceed as Somnigroup intended, following the mid-2028 expiration of the supply agreement between Leggett & Platt and Tempur Sealy, Somnigroup intended to pursue alternative innersprings supply. They also discussed the decision by Mattress Firm, a subsidiary of Somnigroup, to delay the launch of a partnership with Leggett & Platt with respect to Leggett & Platt’s initiative to produce finished mattresses.
Also on February 23, 2026, Messrs. Thompson and Glassman, as well as representatives of Goldman Sachs and J.P. Morgan, had a series of discussions regarding Somnigroup’s expectations for the Leggett & Platt business if the parties completed the proposed transaction, and Mr. Thompson and representatives of Goldman Sachs confirmed that Somnigroup intended to operate Leggett & Platt, including all of its segments, as a separate business unit under the Somnigroup umbrella. Mr. Thompson discussed his expectations for the go-forward leadership of Leggett & Platt following completion of the proposed transaction and the importance of retaining Leggett & Platt’s employees to ensure the ongoing success of Leggett & Platt.
Also on February 23, 2026, representatives of management of Leggett & Platt and Somnigroup, and their respective financial and legal advisors, met virtually for a due diligence discussion covering key Somnigroup valuation related due diligence information, including with respect to financial, tax, business, and other matters and details regarding the assumptions and opportunities underlying the Somnigroup Management Projections.
On February 25, 2026, the Leggett & Platt Board held a regularly scheduled in-person meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank, over two days. On the first day of the meeting, Mr. Glassman provided a status update on the discussions with Somnigroup, including an overview of the February 20 Somnigroup Proposal. Representatives of Leggett & Platt management reviewed the financial forecasts, referred to as the Leggett & Platt 2/26 Projections and summarized in the section titled “The Merger—Certain Unaudited Forecasted Financial Information—Leggett & Platt 2/26 Projections,” which included updates to the Leggett & Platt 12/17 Projections to reflect Leggett & Platt management’s estimates of the potential impacts to Leggett & Platt’s standalone business resulting from (i) business risks associated with the challenged financial positions of certain current Leggett & Platt customers, in addition to the expectation that certain current Leggett & Platt customers may seek to diversify their sources of supply and (ii) a slower growth of revenues from ongoing mattress initiatives independent of Somnigroup and its subsidiaries, with higher related advertising expenditures, due to a more competitive environment. These estimated adverse impacts were offset in part by additional cost reductions across Leggett & Platt, and through facility consolidations that Leggett & Platt management expected to be implemented with respect to Leggett & Platt’s standalone business plan.

On February 26, 2026, the second day of the meeting, the Leggett & Platt Board approved the Leggett & Platt 2/26 Projections, determining they were reasonable in light of current conditions and authorizing use by J.P. Morgan to conduct financial valuation analyses with respect to Leggett & Platt’s standalone business plan and the financial aspects of the February 20 Somnigroup Proposal. Representatives of J.P. Morgan discussed the status of communications with Somnigroup and valuation perspectives on Leggett & Platt based on the Leggett & Platt 2/26 Projections and on the February 20 Somnigroup Proposal. Representatives of J.P. Morgan provided preliminary financial advice with respect to Leggett & Platt’s standalone business plan, related sensitivities and the illustrative impact on the relative ownership of the potential combined company by Somnigroup shareholders and Leggett & Platt shareholders. Representatives of J.P. Morgan also reviewed certain value perspectives regarding the Somnigroup Management Projections for the fiscal year ending 2026, together with Wall Street analyst consensus estimates and extrapolations thereof for the fiscal years ending 2027 through 2030 and the potential implied value impact on the proposed transaction, as well as certain valuation perspectives of the combined company. See “The Merger—Certain Unaudited Forecasted Financial Information—Leggett & Platt Projections for Somnigroup.”
After discussion, the Leggett & Platt Board determined to submit a counteroffer to Somnigroup which would seek additional value, closing certainty, and regulatory protection for Leggett & Platt shareholders, and also address the risk that the price of shares of Somnigroup common stock could decrease prior to closing of the proposed transaction. The counteroffer included: (i) an all-stock merger valued at $13.25 per share, which implied an exchange ratio of 0.1495 of a share of Somnigroup common stock for each share of Leggett & Platt common stock, based upon the closing trading price of shares of Somnigroup common stock of $88.62 on February 24, 2026; (ii) a floating exchange ratio based upon the $13.25 per share value within a 15% collar, above or below which the exchange ratio would be fixed; (iii) a ticking fee amounting to 6% of Leggett & Platt’s equity value on an annualized basis, commencing six months after signing to compensate Leggett & Platt shareholders in the event of any delays in closing, paid by way of a special dividend immediately prior to closing (the “Special Dividend”); (iv) a reverse termination fee for failure to obtain regulatory approvals of 7% of Leggett & Platt’s equity value (the “Reverse Termination Fee”); (v) certain regulatory efforts commitments from Somnigroup; and (vi) a requirement that Somnigroup agree to extend the existing supply agreement between Leggett & Platt and Tempur Sealy to provide for continued sourcing from Leggett & Platt on current terms during the pendency of the transaction and two-years thereafter.
Also on February 26, 2026, Leggett & Platt filed its Annual Report for the fiscal year ending December 31, 2025 on Form 10-K with the SEC.
On February 27, 2026, Somnigroup filed its Annual Report for the fiscal year ending December 31, 2025 on Form 10-K with the SEC.
On March 4, 2026, Somnigroup hosted an investor day featuring presentations from Somnigroup’s executive management discussing the strategic vision for Somnigroup, growth initiatives across its business units, building blocks for multi-year financial targets, and go-forward capital allocation strategy.
After conclusion of the Somnigroup investor day, on March 4, 2026, Mr. Glassman contacted Mr. Thompson, informing Mr. Thompson that Leggett & Platt had a counteroffer to provide in response to the February 20 Somnigroup Proposal.
On March 5, 2026, Mr. Glassman discussed with Mr. Thompson the terms of the Leggett & Platt counteroffer to the February 20 Somnigroup Proposal. Mr. Glassman subsequently delivered to Mr. Thompson a letter on behalf of the Leggett & Platt Board containing the counteroffer terms (the “March 5 Leggett & Platt Counteroffer”). The March 5 Leggett & Platt Counteroffer requested that Somnigroup respond by the end of the day on March 12, 2026 and, if Somnigroup was willing to accept the terms of the March 5 Leggett & Platt Counteroffer, noted that Leggett & Platt was prepared to work toward a transaction signing in the next three to four weeks. Mr. Thompson noted to Mr. Glassman that while he was disappointed by the terms of the March 5 Leggett & Platt Counteroffer, he would discuss it with the Somnigroup Board and its advisors.
Later on March 5, 2026, representatives of Latham & Watkins delivered to representatives of Cleary a draft of the Merger Agreement reflecting the terms of the March 5 Leggett & Platt Counteroffer and proposing a termination fee of 3% of Leggett & Platt’s equity value payable by Leggett & Platt to Somnigroup if the Merger Agreement is terminated in certain circumstances, including in connection with a superior proposal (the “Termination Fee”).
On March 5, 2026, the closing price of shares of Leggett & Platt common stock was $11.03 and the closing price of shares of Somnigroup common stock was $82.52.

On March 11, 2026, representatives of Goldman Sachs discussed with representatives of J.P. Morgan that Somnigroup would need additional time to respond to the March 5 Leggett & Platt Counteroffer and to observe additional trading in shares of Leggett & Platt common stock and Somnigroup common stock following the recent annual report filings by both companies and the Somnigroup investor day. Representatives of Goldman Sachs noted Somnigroup was still engaged in the proposed transaction with Leggett & Platt and that representatives of Cleary were reviewing the draft of the Merger Agreement provided by representatives of Latham & Watkins.
Also on March 11, 2026, Mr. Thompson reached out to Mr. Glassman to set a call for March 13, 2026, and Mr. Glassman noted that the Leggett & Platt Board desired to keep the discussions between the parties moving on an appropriately accelerated timetable to determine if there was a transaction that provided appropriate value and certainty to Leggett & Platt and its shareholders.
On March 13, 2026, Messrs. Glassman and Thompson discussed the proposed transaction and terms, including in response to the March 5 Leggett & Platt Counteroffer. Mr. Thompson discussed that as the result of recent market dislocations, the current trading price of shares of Somnigroup common stock no longer accurately reflected, in Somnigroup’s view, its fair value. In response to the March 5 Leggett & Platt Counteroffer, Mr. Thompson noted that: (i) a floating exchange ratio with a 15% collar, above or below which the exchange ratio would be fixed, was likely acceptable to Somnigroup; (ii) the Special Dividend concept was likely acceptable to Somnigroup, subject to negotiation of the rate and start date of the Special Dividend; (iii) the proposed Reverse Termination Fee of 7% of Leggett & Platt’s equity value was too high; and (iv) Somnigroup would likely agree to a one-year extension to the supply agreement between Leggett & Platt and Tempur Sealy, subject to revised commercial terms. Messrs. Glassman and Thompson discussed progressing various workstreams regarding the potential transaction, and Mr. Thompson informed Mr. Glassman that representatives of Cleary would be providing comments to the draft Merger Agreement to representatives of Latham & Watkins. Messrs. Glassman and Thompson also discussed market reaction to recent world developments, including developments in Iran, and related uncertainties and agreed that the parties should focus on discussing the full range of terms of a potential transaction during the following weeks and defer further discussions regarding valuation.
On March 17, 2026, Mr. Thompson sent Mr. Glassman press reports regarding potential financial distress at a key Leggett & Platt customer and subsequently discussed the impact of these press reports and industry trends.
On March 20, 2026, representatives of Cleary sent a revised draft of the Merger Agreement to representatives of Latham & Watkins. The revised draft Merger Agreement, among other things: (i) provided for the removal of 15% as the range of the collar, signaling that the concept of a collar may still be acceptable to Somnigroup, but that the range of the collar was to be negotiated; (ii) accepted the Special Dividend, with a revised amount to 4% of Leggett & Platt’s equity value on an annualized basis and a revised trigger based on commencement of certain legal proceedings by U.S. governmental entities; (iii) reduced the Reverse Termination Fee to 3%; (iv) removed certain regulatory efforts commitments requested by Leggett & Platt; (v) offered that Somnigroup would agree to a one-year extension to the supply agreement between Leggett & Platt and Tempur Sealy subject to revised commercial terms; and (vi) maintained the Termination Fee at 3% of Leggett & Platt’s equity value.
On March 22, 2026, Messrs. Thompson and Glassman discussed market reaction to recent world and industry developments.
On March 24, 2026, representatives of J.P. Morgan and Goldman Sachs discussed a range of exchange structures, including whether future discussions of the purchase price for the proposed transaction should transition from the market value per share of Leggett & Platt common stock to a fixed exchange ratio given an exchange ratio would ultimately need to be agreed and included in the Merger Agreement.
On March 25, 2026, Messrs. Glassman and Thompson discussed, among other things, changes in the bedding industry, the possibility of using a fixed exchange ratio as the basis for further discussions regarding the purchase price for the proposed transaction, and overall changes in the market generally.

Also on March 25, 2026, the Leggett & Platt Board held an informal virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank. At the meeting, the Leggett & Platt Board and its advisors discussed market reaction to recent world developments, including developments in Iran, and related uncertainties and market volatility, early indicators of first quarter 2026 performance of Leggett & Platt and the potential impact from Mattress Firm, a subsidiary of Somnigroup, delaying the partnership with Leggett & Platt with respect to Leggett & Platt’s initiative to produce finished mattresses. Mr. Glassman informed the Leggett & Platt Board of Mr. Thompson’s perspectives that as the result of recent market dislocations, the current trading price of shares of Somnigroup common stock no longer accurately reflected, in Somnigroup’s view, its fair value. The Leggett & Platt Board and its advisors discussed recent trading prices of shares of Leggett & Platt common stock and shares of Somnigroup common stock and the potential transaction, including the potential of the combined company to provide better long-term value for Leggett & Platt shareholders than operating Leggett & Platt as a standalone company and that increased pro forma ownership of the combined company by Leggett & Platt shareholders in the form of a higher exchange ratio would allow Leggett & Platt shareholders to realize more of this value. The Leggett & Platt Board and management also discussed Somnigroup’s request to commence more detailed customary due diligence in the near term and processes and procedures to protect Leggett & Platt’s commercially-sensitive information.
On March 26, 2026, representatives of J.P. Morgan discussed with representatives of Goldman Sachs that although the parties were progressing the draft Merger Agreement, it was important that Somnigroup propose an updated price in response to the March 5 Leggett & Platt Counteroffer to continue to progress the broader transaction discussions, including commencing a more detailed customary due diligence process. Representatives of Goldman Sachs noted Somnigroup was preparing its updated position on value and indicated that Somnigroup believed that its revised proposal would allow Leggett & Platt shareholders to realize more potential value in the combined company. Representatives of Goldman Sachs noted that Somnigroup intended to submit a revised proposal by the following week and encouraged Leggett & Platt to prepare for the due diligence inquiries Somnigroup would seek prior to entering into the proposed transaction.
On March 29, 2026, Messrs. Thompson and Glassman discussed the proposed transaction purchase price. Mr. Thompson reiterated his view that as a result of recent market dislocations, the current trading price of shares of Somnigroup common stock no longer accurately reflected, in Somnigroup’s view, its fair value and that as a result, Somnigroup would be unable to offer a purchase price per share of Leggett & Platt common stock on a dollar denominated basis that matched or exceeded the price contained in the February 20 Somnigroup Proposal. Mr. Thompson noted that Somnigroup was prepared to pause discussions pending market stability or, alternatively, move forward with proposing a fixed exchange ratio providing Leggett & Platt shareholders with an increased pro forma ownership of the combined company relative to the February 20 Somnigroup Proposal, allowing Leggett & Platt shareholders to benefit more from the potential value of the combined company. Mr. Glassman suggested that Somnigroup submit a written revised proposal for the Leggett & Platt Board to evaluate.
On March 30, 2026, Mr. Thompson delivered to Mr. Glassman a letter addressed to the Leggett & Platt Board, which stated that, as the result of recent market dislocations, the current trading price of shares of Somnigroup common stock no longer accurately reflected, in Somnigroup’s view, its fair value and included Somnigroup’s non-binding proposal to acquire all of the outstanding shares of Leggett & Platt common stock in a transaction in which each outstanding share of Leggett & Platt common stock would be exchanged based on a fixed exchange ratio of 0.1455 of a share of Somnigroup common stock, with an implied market value of $13.31 per share based on the closing price of shares of Somnigroup common stock of $91.52 on November 28, 2025, the last trading day prior to the Somnigroup Public Proposal (the “Final Somnigroup Proposal”). The Final Somnigroup Proposal provided that the Exchange Ratio would afford Leggett & Platt shareholders a meaningful opportunity to participate in the potential long-term appreciation of the price of shares of Somnigroup common stock, as well as its anticipated recovery in the near and medium term. The Final Somnigroup Proposal also stated that the Exchange Ratio would enable Leggett & Platt shareholders to own approximately 8.7% of the combined company, which was an increase over the Somnigroup Public Proposal which would have enabled Leggett & Platt shareholders to own approximately 7.9% of the combined company and the February 20 Somnigroup Proposal which would have enabled Leggett & Platt shareholders to own approximately 8.5% of the combined company. The Final Somnigroup Proposal also indicated that this was Somnigroup’s best and final offer and that Somnigroup was prepared to move expeditiously toward the execution of definitive transaction agreements by April 13, 2026, subject to completion of ongoing due diligence and finalization of transaction documentation. Mr. Glassman promptly delivered the Final Somnigroup Proposal to the Leggett & Platt Board.
Also on March 30, 2026, the closing price of shares of Leggett & Platt common stock was $9.60 and the closing price of shares of Somnigroup common stock was $69.37.

On March 31, 2026 and April 1, 2026, Messrs. Glassman and Thompson discussed certain transaction process matters if the Leggett & Platt Board were to determine to move forward with the proposed transaction. They also discussed certain open negotiating points in the draft Merger Agreement, including remedies available to Leggett & Platt if the transaction failed to close in certain circumstances.
On April 1, 2026, representatives of Leggett & Platt and Somnigroup management met virtually for a due diligence discussion regarding key valuation-related due diligence information of the business of Leggett & Platt.
On April 2, 2026, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan and Latham & Watkins. At the meeting, Mr. Glassman summarized the informal Leggett & Platt Board discussion held on March 25, 2026, recent discussions with Mr. Thompson, Somnigroup’s request that the parties commence a more detailed customary due diligence process and the status of the regulatory analysis of the potential transaction. Mr. Glassman also provided a summary of the Final Somnigroup Proposal, including the fixed Exchange Ratio proposed by Somnigroup, and noted that the Final Somnigroup Proposal was “best and final.” Representatives of J.P. Morgan discussed with the Leggett & Platt Board that, as a result of extensive negotiations, the Exchange Ratio (i) was higher than the implied exchange ratios represented in the Somnigroup Public Proposal dated December 1, 2025 and the February 20 Somnigroup Proposal of 0.1311 and 0.1371, respectively (the “Prior Somnigroup Proposals”) (in each case based on the trading prices of Somnigroup and Leggett & Platt common stock at the time each proposal was delivered); (ii) implied a corresponding increase in Leggett & Platt shareholders’ pro forma ownership of the combined company to 8.7% from 7.9% and 8.5% in the Prior Somnigroup Proposals, and that these were positive factors for Leggett & Platt shareholders notwithstanding that the Exchange Ratio implied a price per share of Leggett & Platt common stock of $10.76, which decreased from $12.00 to $12.50 in the Prior Somnigroup Proposals; and (iii) that the decline in price per share was impacted by recent market dislocations and the then-current trading price of Somnigroup common stock that, in Somnigroup’s view, no longer accurately reflected its fair value. Mr. Glassman and representatives of J.P. Morgan discussed with the Leggett & Platt Board their perspectives that the Final Somnigroup Proposal was Somnigroup’s “best and final” proposal on Merger Consideration and that, in their view, was unlikely that Somnigroup would further increase the proposed Merger Consideration. Also at the meeting, representatives of J.P. Morgan provided preliminary financial analysis and advice regarding: (i) Leggett & Platt’s standalone business plan, including changes in the valuation analyses from the Leggett & Platt Board’s February 25-26, 2026 meeting, given additional market volatility, changes in trading multiples based on 2026 and 2027 estimates and recent industry conditions; (ii) the financial aspects of the Final Somnigroup Proposal; and (iii) certain valuation perspectives of the combined company and the potential implied value impact on the proposed transaction.
Representatives of Latham & Watkins discussed with the Leggett & Platt Board conversations with representatives of Cleary regarding the regulatory analysis of the transaction and then provided an overview of the key terms and open negotiating points of the draft Merger Agreement, including with respect to the Special Dividend, the Reverse Termination Fee, regulatory efforts and the proposed one-year extension to the supply agreement between Leggett & Platt and Tempur Sealy. Following discussion, the Leggett & Platt Board noted that the Final Somnigroup Proposal was “best and final,” its belief that the Exchange Ratio represented the best value that Leggett & Platt shareholders could obtain from Somnigroup and its belief that the Exchange Ratio maximized value for Leggett & Platt shareholders by allowing them to realize more of the potential appreciation in trading prices of shares of Somnigroup common stock following completion of the proposed transaction. The Leggett & Platt Board determined it was in the best interest of Leggett & Platt shareholders to move forward with transaction discussions on the basis of the Exchange Ratio and negotiate final terms of the draft Merger Agreement and the extension to the supply agreement between Leggett & Platt and Tempur Sealy, including those that provided appropriate protections and remedies if a transaction was not completed.
Also on April 2, 2026 and continuing through the execution of the Merger Agreement, representatives of Leggett & Platt and Somnigroup management, and their respective financial, legal and accounting advisors, met virtually for a series of customary due diligence discussions covering key Leggett & Platt due diligence information, including with respect to treasury, tax, human resources, legal, financial and other matters, as well as the potential synergies that could be achieved as a result of the proposed transaction.

Later on April 2, 2026, representatives of Latham & Watkins delivered a revised draft of the Merger Agreement to representatives of Cleary which, among other things: (i) removed the floating exchange ratio and replaced it with a fixed exchange ratio set at 0.1455; (ii) increased the Special Dividend from 4% to 6% of Leggett & Platt’s equity value on an annualized basis and accepted that the Special Dividend would trigger based on commencement of certain legal proceedings, but broadened to those brought by any (not just U.S.) governmental entities; (iii) increased the Reverse Termination Fee from 3% to 5% of Leggett & Platt’s equity value; (iv) included certain revised regulatory efforts commitments from Somnigroup; (v) provided for a two-year extension of the supply agreement between Leggett & Platt and Tempur Sealy; and (vi) maintained the Termination Fee at 3% of Leggett & Platt’s equity value.
On April 3, 2026, Mr. Thompson contacted Mr. Glassman to discuss post-closing leadership arrangements for Leggett & Platt. Mr. Thompson proposed that Mr. Glassman continue to serve as Chief Executive Officer for a period of time following closing of the proposed transaction to aid in the transition to a new chief executive officer. Mr. Glassman noted he would not discuss future employment terms with the combined company at the time, but was willing to indicate that he would plan to continue to serve in his role post-combination during a transition period.
On April 6, 2026, Mr. Thompson contacted Mr. Glassman to discuss due diligence matters, the communications plan with respect to the potential transaction, and certain terms of the draft Merger Agreement, including the Special Dividend, the Reverse Termination Fee, antitrust commitments and the extension to the supply agreement between Leggett & Platt and Tempur Sealy.
On April 7, 2026, Leggett & Platt and Somnigroup executed the Clean Team Agreement, which included enhanced restrictions regarding access to and use of certain competitively sensitive information of Leggett & Platt, including specifically identifying a limited number of individuals who would have access to this information.
On April 8, 2026, representatives of Cleary delivered a revised draft of the Merger Agreement and the extension to the supply agreement between Leggett & Platt and Tempur Sealy to representatives of Latham & Watkins. The revised draft of the Merger Agreement, among other things: (i) agreed to Leggett & Platt’s proposal of a Special Dividend of 6% of Leggett & Platt’s equity value, but restricted the trigger for the Special Dividend to the commencement of certain legal proceedings by a U.S. governmental entity; (ii) agreed to Leggett & Platt’s proposal of the Reverse Termination Fee of 5% of Leggett & Platt’s equity value; (iii) removed certain regulatory efforts commitments requested by Leggett & Platt; (iv) agreed to Leggett & Platt’s proposal of a commercial extension for two years to the supply agreement between Leggett & Platt and Tempur Sealy, subject to revised commercial terms, becoming effective upon the termination of the Merger Agreement in any circumstance where the Reverse Termination Fee is payable; and (v) increased the Termination Fee to 4% of Leggett & Platt’s equity value.
On April 10, 2026, representatives of management of Leggett & Platt and Somnigroup, and their respective financial and legal advisors, met virtually for a due diligence discussion covering key Somnigroup customary diligence information regarding Somnigroup’s business, including with respect to tax, human resources, legal, financial and other matters.
Also on April 10, 2026, representatives of Latham & Watkins delivered a revised draft of the Merger Agreement and the extension to the supply agreement between Leggett & Platt and Tempur Sealy to representatives of Cleary which, among other things: (i) included certain revised regulatory efforts commitments from Somnigroup; (ii) expanded the situations in which the commercial extension for two years to the supply agreement between Leggett & Platt and Tempur Sealy became effective, including in the event that the Merger Agreement was terminated due to a failed shareholder vote or a breach by Somnigroup; and (iii) decreased the Termination Fee to 3.5% of Leggett & Platt’s equity value.
On April 10, 2026, the last trading day prior to execution of the Merger Agreement, the closing price of shares of Leggett & Platt common stock was $9.99 and the closing price of Somnigroup common stock was $78.06.
On April 11, 2026, representatives of Cleary delivered a revised draft of the Merger Agreement and the extension to the supply agreement between Leggett & Platt and Tempur Sealy to representatives of Latham & Watkins which, among other things: (i) removed certain regulatory efforts commitments requested by Leggett & Platt; (ii) indicated Somnigroup would agree to a commercial extension for two years to the supply agreement between Leggett & Platt and Tempur Sealy in the event of a termination of the Merger Agreement due to a breach by Somnigroup, or in any circumstance in which the Reverse Termination Fee is payable, but provided the extension would only be for one year if the proposed transaction was not consummated due to a failed shareholder vote and (iii) increased the Termination Fee from 3.5% to 4% of Leggett & Platt’s equity value.
Also on April 11, 2026, Messrs. Thompson and Glassman discussed the open points in the Merger Agreement and extension to the supply agreement between Leggett & Platt and Tempur Sealy and the post-signing communication plan.

Later, on April 11, 2026, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank. At the meeting, representatives of Latham & Watkins reviewed the fiduciary duties of the Leggett & Platt Board under applicable law, provided an update on the regulatory analysis of the transaction and provided an overview of the key terms of the proposed Merger Agreement, including: (i) the agreed fixed exchange ratio set at 0.1455; (ii) the Special Dividend of 6% of Leggett & Platt’s equity value on an annualized basis; (iii) the proposed Reverse Termination Fee had been agreed to at 5% of Leggett & Platt’s equity value and that the proposed Termination Fee had been agreed to at 4% of Leggett & Platt’s equity value; (iv) Somnigroup accepted certain regulatory commitments requested by Leggett & Platt; and (v) Somnigroup agreed to an extension, including revised commercial terms, for two years to the supply agreement between Leggett & Platt and Tempur Sealy in the event of a termination of the Merger Agreement due to a breach by Somnigroup, or in any circumstance in which the Reverse Termination Fee is payable, but provided the extension would only be for one year if the proposed transaction was not consummated due to a failed shareholder vote and no extension would be granted if the proposed transaction was not consummated due to a failed shareholder vote in connection with an unsolicited superior proposal. Representatives of J.P. Morgan reviewed with the Leggett & Platt Board its financial analysis of the Merger Consideration as summarized in the section titled “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” Mr. Glassman discussed with the Leggett & Platt Board that Mr. Thompson delivered Mr. Glassman a draft employment agreement that would apply after closing of the proposed transaction for Mr. Glassman’s consideration and that Mr. Glassman informed Mr. Thompson that he would not negotiate his employment terms in the combined company prior to the execution of the Merger Agreement.
On April 12, 2026, the Leggett & Platt Board held a virtual meeting attended by representatives of Leggett & Platt management, together with representatives of J.P. Morgan, Latham & Watkins and Joele Frank. At the meeting, Mr. Glassman provided the Leggett & Platt Board with an update on the status of negotiations with Somnigroup and representatives of Latham & Watkins discussed with the Leggett & Platt Board the final terms of the proposed Merger Agreement, which included a discussion on the resolution of the various open items from the meeting on the prior day. Representatives of J.P. Morgan rendered to the Leggett & Platt Board J.P. Morgan’s oral opinion, which J.P. Morgan subsequently confirmed by delivery of a written opinion dated April 13, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review that J.P. Morgan undertook in preparing its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock as summarized in the section titled “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” Following discussion, on April 12, 2026, the Leggett & Platt Board, unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Leggett & Platt and the holders of shares of Leggett & Platt common stock; (ii) approved, adopted, and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger; (iii) directed that the Merger Agreement be submitted to Leggett & Platt shareholders for their adoption; (iv) authorized the execution and delivery by any of the officers, by and on behalf of the Leggett & Platt Board, of the Merger Agreement; and (v) determined to recommend that Leggett & Platt shareholders adopt and approve the Merger Agreement and approve the Merger and directed that such matters be submitted for consideration at the Leggett & Platt Special Meeting.
On April 13, 2026, Leggett & Platt and Somnigroup executed the Merger Agreement and the extension to the supply agreement between Leggett & Platt and Tempur Sealy.
Before market open on April 13, 2026, Leggett & Platt and Somnigroup each issued a press release announcing the execution of the Merger Agreement.
Recommendation of the Leggett & Platt Board of Directors and Leggett & Platt’s Reasons for the Merger
On April 12, 2026, the Leggett & Platt Board, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of Leggett & Platt and its shareholders, (ii) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, in accordance with the GBCLM, (iii) directed that the Merger Agreement be submitted to Leggett & Platt shareholders for their adoption and (iv) determined to recommend that Leggett & Platt shareholders adopt the Merger Agreement and approve the Merger.
Accordingly, the Leggett & Platt Board unanimously recommends that Leggett & Platt shareholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

In the course of reaching its determinations and recommendations, the Leggett & Platt Board reviewed and discussed a significant amount of information, consulted with and received the advice of Leggett & Platt’s outside financial and legal advisors, held discussions with Leggett & Platt’s management and considered a number of factors that it believed supported its decision to enter into the Merger Agreement. The following are the material factors that supported the Leggett & Platt Board’s determination to approve the Merger Agreement and recommend adoption of the Merger Agreement by Leggett & Platt shareholders. These factors are presented below in no particular order of relative importance.
•The fact that Leggett & Platt shareholders are expected to own approximately 8.6% pro forma ownership in Somnigroup on a fully diluted basis after completion of the Merger, which will allow Leggett & Platt shareholders the opportunity to participate in future earnings and growth of Somnigroup after completion of the Merger, including participating in and receiving any dividends or distributions paid on the shares of Somnigroup common stock and benefitting from the realization of anticipated synergies and the fact that the Transactions are expected to be accretive to Somnigroup’s adjusted earnings per share before synergies in the first year after completion of the Merger;
•The belief of the Leggett & Platt Board that the expected business, assets, financial position, results of operations and prospects of Leggett & Platt and Somnigroup as a combined company would be more favorable than those of Leggett & Platt as a standalone company, including that the combination is expected to:
◦expand the addressable market of the Combined Company beyond bedding through the integration of Somnigroup’s global bedding platform with Leggett & Platt’s component capabilities, creating additional long-term growth and cash flow opportunities;
◦enhance the financial profile of the Combined Company through a more diversified revenue base with respect to product and service offerings, customers and geography and through increased operating cash flow and improved financial flexibility which, in turn, is expected to drive shareholder value for all shareholders of the Combined Company;
◦create meaningful synergy opportunities in sourcing, operations and product innovation, with an expected net positive impact on Adjusted EBITDA of $50 million on a fully implemented annual run-rate basis and expectation that synergies will be fully realized over a three-year period; and
◦create a global manufacturing and operating platform with a broad international footprint and workforce, with approximately 175 manufacturing facilities across 36 countries, supported by a global workforce of more than 36,000 employees;
•The belief of the Leggett & Platt Board that the Combined Company would be less susceptible to risks and uncertainties affecting the bedding industry, including intense competition, financial difficulties facing many manufacturers and retailers and the risk of changes in consumer acceptance of, and demand for, bedding products;
•Somnigroup’s plans to expand its long-term growth opportunities, including potential expansion in non-bedding markets, in light of Leggett & Platt’s existing non-bedding businesses (including automotive seat comfort and convenience systems, home and work furniture and components, geo components, flooring underlayment and hydraulic cylinders for material handling and heavy construction) and that a potential expansion in non-bedding markets would be expected to enhance cash flow generation, broaden revenue and earnings diversification across products, customers and geographies and create a more resilient Combined Company that can better react to changing market conditions;
•The fact that Somnigroup indicated its intent that, following closing, Leggett & Platt would operate as a separate business unit within Somnigroup and maintain its current offices in Missouri and to continue to honor Leggett & Platt’s existing supply agreements with all customers, including in the bedding industry, as well as that Karl G. Glassman would continue to lead Leggett & Platt and assist with the transition to a new Chief Executive Officer, which the Leggett & Platt Board believed would support business continuity for employees, suppliers, customers and similar persons, as well as the communities in which Leggett & Platt conducts its business;
•The Leggett & Platt Board’s familiarity with, and understanding of, Leggett & Platt’s business, current business strategy and prospects, including the Leggett & Platt Board’s views of the challenges and opportunities facing the bedding industry and the other industries in which Leggett & Platt operates;
•The current and prospective business climate in the industries in which Leggett & Platt and Somnigroup operate, as well as the financial condition of the United States and global economies in general;

•The fact that the Exchange Ratio was the result of extensive negotiation between the parties, including that Somnigroup’s proposed Exchange Ratio was increased on two separate occasions, from implied fixed exchange ratios of 0.1311 on December 1, 2025 and 0.1371 on February 20, 2026, in each case based on the price per share for Leggett & Platt proposed by Somnigroup on those dates and the trading price per share of Somnigroup at that time, to the final Exchange Ratio of 0.1455 on March 30, 2026, and the Leggett & Platt Board’s belief that the Exchange Ratio represented the best value that Leggett & Platt could obtain from Somnigroup;
•The fact that the Exchange Ratio of 0.1455 shares of Somnigroup common stock for each share of Leggett & Platt common stock implied consideration of $11.36 for each share of Leggett & Platt common stock, based on the closing price of Somnigroup common stock as of April 10, 2026 (the last trading day prior to announcement of the Merger), representing a 13.7% premium as compared to the closing price of Leggett & Platt common stock as of April 10, 2026 and an 11.6% premium as compared to the 30-trading day volume weighted average trading price of Leggett & Platt common stock as of April 10, 2026 and representing a 10.7% premium as compared to the closing price of Leggett & Platt common stock as of November 28, 2025 (the last trading day prior to the public announcement of Somnigroup’s initial indication of interest) and a 22.3% premium as compared to the 30-trading day volume weighted average trading price of Leggett & Platt common stock as of November 28, 2025;
•The fact that the trading price of Somnigroup common stock declined from the date of Somnigroup’s public merger proposal to the date of the execution of the Merger Agreement, that the Exchange Ratio was negotiated and agreed in the context of the lower stock trading price of Somnigroup common stock, and that the Exchange Ratio provides for a fixed fraction of a share of Somnigroup common stock for each share of Leggett & Platt common stock, providing the opportunity for Leggett & Platt shareholders to realize the value of any increase in the market price of Somnigroup common stock before completion of the Merger;
•The financial analyses presented by J.P. Morgan to the Leggett & Platt Board and the April 12, 2026 oral opinion delivered by J.P. Morgan to the Leggett & Platt Board, which was subsequently confirmed by delivery of its written opinion, dated April 13, 2026, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock, as more fully described below in “Opinion of Leggett & Platt’s Financial Advisor.” The full text of the written opinion of J.P. Morgan, dated April 13, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion;
•The fact that prior to completion of the Merger, Leggett & Platt is permitted to continue to declare and pay the Permitted Company Dividends;
•The fact that the Special Dividend will be payable to Leggett & Platt shareholders, as of immediately prior to the Effective Time, if the DOJ or the FTC commences a legal proceeding under any applicable U.S. federal antitrust or competition law seeking to prohibit or delay the Merger, providing additional cash value to Leggett & Platt shareholders in the event of delay in completion of the Merger caused by such proceeding;
•The expectation that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, as discussed in further detail in “The Merger—Material U.S. Federal Income Tax Consequences;”
•The fact that:
◦Somnigroup publicly announced on December 1, 2025 its initial unsolicited proposal to acquire all outstanding common shares of Leggett & Platt in an all-stock transaction;
◦Leggett & Platt publicly announced on January 20, 2026 that the Leggett & Platt Board was committed to the course of action it believed to be in the best interests of Leggett & Platt and its shareholders and would continue to evaluate and pursue all opportunities in that regard, identifying Leggett & Platt’s financial and legal advisors; and

◦despite such public announcements, Leggett & Platt and its advisors only received two in-bound inquiries regarding a potential alternative transaction, which did not involve a sale of the entire company and to which Leggett & Platt responded at the request of the Leggett & Platt Board, as discussed in further detail in “—Background of the Merger,” and the fact that the Leggett & Platt Board did not receive any alternative acquisition proposals with respect to a potential transaction with Leggett & Platt prior to signing the Merger Agreement;
•The risk that pursuing other potential alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to complete the Merger with Somnigroup;
•The belief of the Leggett & Platt Board that the Merger is more favorable to Leggett & Platt shareholders than the other strategic alternatives reasonably available to Leggett & Platt, including remaining as a standalone company, taking into consideration the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives, and that it was unlikely that any reasonably available alternative transaction would result in greater long-term value to Leggett & Platt shareholders or greater certainty of completion than the Merger;
•The fact that Leggett & Platt has the ability, at any time prior to obtaining the Leggett & Platt Shareholder Approval and under certain circumstances, to consider and respond to unsolicited alternative acquisition proposals, to furnish non-public information to the person making such a proposal and to participate in discussions or negotiations with the person making such a proposal;
•The fact that the Leggett & Platt Board may, under certain circumstances, withdraw, change or qualify its recommendation to Leggett & Platt shareholders that they vote in favor of the Merger Proposal or to approve or recommend an alternative acquisition proposal;
•The fact that the Merger Agreement would permit the Leggett & Platt Board to terminate the Merger Agreement to accept an unsolicited superior proposal from a third party and/or change its recommendation that Leggett & Platt shareholders vote in favor of the Merger Proposal, subject to the requirement that Leggett & Platt provide Somnigroup the opportunity to propose amendments to the terms of the Merger Agreement, and that the Leggett & Platt Board, after discussing the Leggett & Platt Termination Fee of $64 million with its legal and financial advisors, believed that such fee, which constitutes approximately 4% of Leggett & Platt’s equity value, was reasonable under the circumstances, taking into account the advice of Leggett & Platt Board’s external advisors, and that the Leggett & Platt Board believed such termination fee would not preclude an alternative acquisition proposal;
•The potential risks to the ongoing relationship with Somnigroup, including the possibility of Somnigroup reducing its commercial relationship as a customer of Leggett & Platt and adversely impacting Leggett & Platt’s results of operations on a standalone basis;
•The fact that Somnigroup agreed to extend a supply agreement with Tempur Sealy, a wholly owned business of Somnigroup, on terms that the Leggett & Platt Board determined would help support Leggett & Platt’s standalone business strategy, if the Merger Agreement is terminated in certain circumstances. See “The Merger Agreement—Termination; Amendment and Waiver;”
•The fact that completion of the Merger is conditioned upon adoption of the Merger Agreement by the holders of two-thirds of the outstanding shares of Leggett & Platt common stock, affording Leggett & Platt shareholders the opportunity to evaluate the Merger and the Exchange Ratio independently and on an informed basis;
•The fact that Leggett & Platt shareholders who vote against the adoption of the Merger Agreement may exercise appraisal rights with respect to their shares of Leggett & Platt common stock, subject to complying with the specific requirements and procedures described under “—Appraisal Rights of Leggett & Platt Shareholders,” which would enable these Leggett & Platt shareholders to obtain payment in cash of the fair value of their shares of Leggett & Platt common stock as of the day prior to the date of the Leggett & Platt Special Meeting plus interest to the date of the judgment of the Missouri court, as determined by a Missouri court in accordance with the GBCLM;
•The fact that the Merger and the issuance of Somnigroup common stock in connection with the Merger are not subject to a vote of Somnigroup stockholders;

•The level of the commitments by the parties to obtain applicable regulatory approvals, including the fact that Somnigroup would be required to pay Leggett & Platt the Somnigroup Termination Fee of $80 million, which constitutes approximately 5% of Leggett & Platt’s equity value, under certain circumstances relating to termination of the Merger Agreement for the failure to obtain clearances under specified regulatory laws, as further discussed in “The Merger Agreement—Termination; Amendment and Waiver;”
•The limited circumstances under which the Merger Agreement can be terminated, as further discussed in “The Merger Agreement—Termination; Amendment and Waiver;”
•Leggett & Platt’s ability, as specified in the Merger Agreement, to seek specific performance of Somnigroup’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement;
•The belief of the Leggett & Platt Board that the interim operating covenants applicable to Leggett & Platt from signing of the Merger Agreement through completion of the Merger, taken as a whole, are customary for similar transactions, provide sufficient flexibility to operate in the ordinary course and are not unduly burdensome; and
•The belief that, in coordination with Leggett & Platt’s legal advisors, the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the Merger Agreement may be terminated, are reasonable.
In the course of its deliberations, the Leggett & Platt Board also considered a variety of risks, uncertainties and other countervailing factors related to entering into the Merger Agreement, the Merger and related transactions. The following are the material countervailing factors that the Leggett & Platt Board considered in its determination to approve the Merger Agreement and recommend adoption of the Merger Agreement by Leggett & Platt shareholders. These factors are presented below in no particular order of relative importance.
•The fact that the Exchange Ratio provides for a fixed fraction of a share of Somnigroup common stock for each share of Leggett & Platt common stock, meaning Leggett & Platt shareholders cannot be sure at the time they vote on the Merger of the market value of the Merger Consideration they will receive, and the possibility that Leggett & Platt shareholders could be adversely affected by any decrease in the market price of Somnigroup common stock before completion of the Merger;
•The fact that the Leggett & Platt Board could become subject to shareholder litigation relating to the Merger and the Transactions, which could result in additional costs, potential delays in consummating the Merger or other adverse effects arising from the initiation, defense and resolution of such litigation;
•The provisions of the Merger Agreement that do not permit Leggett & Platt to solicit, initiate or knowingly encourage alternative acquisition proposals or participate in discussions or negotiations regarding alternative acquisition proposals, subject to specified exceptions, and the requirement that Leggett & Platt must notify Somnigroup of any such alternative acquisition proposal, including a summary of the material terms and conditions, identity of the party making such proposal, with copies of such proposal, and must engage in good faith negotiations with Somnigroup regarding any amendments to the Merger Proposal such that the alternative acquisition proposal no longer constitutes a superior proposal, which may discourage alternative acquisition proposals;
•The possibility that Leggett & Platt would be required to pay to Somnigroup the Leggett & Platt Termination Fee of $64 million if the Merger Agreement is terminated by Leggett & Platt to accept an unsolicited superior proposal or by Somnigroup prior to receipt of the Leggett & Platt Shareholder Approval if the Leggett & Platt Board changes its recommendation or takes certain other actions as set forth in the Merger Agreement, subject in each case to certain exceptions, which may discourage alternative acquisition proposals;
•The fact that Leggett & Platt’s remedies in the event that the Merger Agreement is terminated may be limited to the Somnigroup Termination Fee of $80 million, payable by Somnigroup under certain circumstances and certain associated enforcement costs and reimbursement obligations, which may be inadequate to compensate Leggett & Platt for any damage caused;
•The risks and uncertainty regarding the continuation of the existing commercial arrangements between Leggett & Platt and certain subsidiaries of Somnigroup on favorable terms if the Transactions were not consummated and the supply agreement between Leggett & Platt and Tempur Sealy, a wholly owned business of Somnigroup, is not extended or if the existing commercial arrangements do not continue following an extension of the supply agreement;

•The potential for material disruption of Leggett & Platt’s existing business, whether in connection with the pendency of the Merger or otherwise, which could materially affect Leggett & Platt’s revenues and results of operations;
•The risk that one or more of the conditions to closing may not be satisfied on a timely basis, if at all;
•The fact that the Intended Tax Treatment of the Merger as a tax-free reorganization for U.S. federal income tax purposes, as discussed in “The Merger—Material U.S. Federal Income Tax Consequences,” is subject to assumptions and conditions, that closing is subject to the delivery of the Leggett & Platt Tax Opinion, and if such tax opinion could not be delivered or that if the Intended Tax Treatment otherwise could not be achieved, the timing, structure, consummation or tax consequences of the Merger could be adversely affected;
•The amount of time it could take to complete the regulatory approval process to satisfy the regulatory conditions to closing and complete the Merger and the fact that, although Somnigroup is required to use reasonable best efforts to resolve any regulatory objections and to avoid or eliminate impediments under regulatory laws, Somnigroup is not obligated to propose, offer, negotiate, commit to, agree to or effect (whether by consent decree, hold separate order or otherwise), (i) the sale, divestiture, long-term license, transfer or other disposition of any business, assets, equity interests, product lines or properties of Somnigroup, Leggett & Platt or any of their respective affiliates or (ii) incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Somnigroup or Leggett & Platt or the anticipated benefits to Somnigroup of the Transactions;
•The risks and contingencies relating to the announcement and pendency of the Merger, including the potential negative impact on Leggett & Platt’s ability to retain key employees, the diversion of management and employee attention, the potential disruptive effects of the pendency of the Merger on Leggett & Platt’s day-to-day operations and Leggett & Platt’s relationships with third parties, the transactions costs to be incurred in connection with the Transactions and the potential impact on Leggett & Platt’s stock price;
•The fact that the restrictions in the Merger Agreement on the conduct of Leggett & Platt’s business prior to closing of the Merger, coupled with the possibility of a lengthy interim period prior to closing, may delay or prevent Leggett & Platt from undertaking business opportunities that may arise or taking other actions it would otherwise take with respect to the operations of Leggett & Platt pending completion of the Merger;
•The challenges inherent in the combination of two businesses of the size and complexity of Leggett & Platt and Somnigroup, including the possibility that the Combined Company will not realize all of the anticipated strategic and other benefits of the Merger, the risk that expected synergies may not be realized or may cost more to achieve than anticipated, the risk that any accommodations required by regulatory authorities may decrease the anticipated strategic and other benefits of the Merger and the risks associated with successfully integrating Leggett & Platt’s business, operations and workforce with those of Somnigroup;
•The fact that Leggett & Platt did not conduct a formal public or private “auction” or sales process for Leggett & Platt, and instead determined to respond to any inquiries received by Leggett & Platt following public announcement by Somnigroup of its unsolicited proposal on December 1, 2025; and
•The risks of the type and nature described in “Risk Factors” and the matters described in “Special Note Regarding Forward Looking Statements.”
In addition, the Leggett & Platt Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Leggett & Platt shareholders generally. See “—Interests of Leggett & Platt’s Directors and Executive Officers in the Merger.”
The Leggett & Platt Board believed that, overall, the potential benefits of the Merger to Leggett & Platt shareholders outweighed the potential risks and uncertainties of the Merger.

The foregoing discussion of information and factors considered by the Leggett & Platt Board summarizes the material factors considered by the Leggett & Platt Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Leggett & Platt Board did not find it useful to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Leggett & Platt Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Leggett & Platt Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Leggett & Platt’s senior management and outside legal and financial advisors.
It should be noted that this explanation of the reasoning of the Leggett & Platt Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Special Note Regarding Forward-Looking Statements.”
Somnigroup’s Reasons for the Merger
Somnigroup believes the Merger will create long-term value for its stockholders. Key factors considered by Somnigroup include the following (which are presented below in no particular order):
•The belief that the acquisition of Leggett & Platt will expand Somnigroup’s addressable markets in bedding;
•The belief that the combination will provide access to incremental addressable markets beyond bedding, expanding long-term growth opportunities and cash flow generation;
•The belief that the combination will continue its vertical integration strategy and consumer-centric innovation;
•The belief that the combination will enable closer collaboration between component engineering, mattress design, and consumer trends, supporting accelerated innovation cycles and more cost effective consumer-centric product constructions;
•The belief that Leggett & Platt’s diversified sales streams and geographic presence will lessen reliance on any single category, product or geographic market, reducing overall volatility;
•The belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, which will facilitate the successful integration of the two companies and implementation following the Merger;
•The belief that the combination will reduce net financial leverage, increase financial flexibility and drive growth in operating cash flow;
•The belief that enhanced balance sheet capacity will support an expanded capital allocation strategy, and expectation that this will drive shareholder value and enhance the Combined Company’s competitive position;
•The expectation that the combination will be accretive to adjusted earnings per share before synergies in the first year following the closing of the Merger; and
•The belief that the combination will create and present meaningful synergy opportunities, primarily in sourcing, operations and product innovation, with an expected net positive impact on Adjusted EBITDA of $50 million on a fully implemented annual run-rate basis and expectation that synergies will be fully realized over a three-year period.
Listing of Somnigroup Common Stock and Delisting and Deregistration of Leggett & Platt Common Stock
Somnigroup has agreed to use commercially reasonable efforts to cause the Somnigroup common stock to be issued and delivered in the Merger to be approved for listing on the NYSE, where Somnigroup common stock is currently traded. If the Merger is completed, Leggett & Platt will use commercially reasonable efforts to cause to be done all things reasonably necessary to enable the delisting of shares of Leggett & Platt common stock from NYSE and to facilitate the deregistration of Leggett & Platt common stock under the Exchange Act as promptly as practicable following the Merger, such that Leggett & Platt common stock will cease to be publicly traded.
Opinion of Leggett & Platt’s Financial Advisor
Pursuant to an engagement letter, Leggett & Platt retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the April 12, 2026 meeting of the Leggett & Platt Board, J.P. Morgan rendered its oral opinion to the Leggett & Platt Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock. J.P. Morgan confirmed its April 12, 2026 oral opinion by delivering its written opinion, dated as of April 13, 2026, to the Leggett & Platt Board that, as of such date, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of Leggett & Platt common stock.
The full text of the written opinion of J.P. Morgan, dated as of April 13, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Leggett & Platt shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Leggett & Platt Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, and was limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of Leggett & Platt common stock in the proposed Merger and did not address any other aspect of the proposed Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of Leggett & Platt or as to the underlying decision by Leggett & Platt to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Leggett & Platt as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•reviewed the Merger Agreement;
•reviewed certain publicly available business and financial information concerning Leggett & Platt and Somnigroup and the industries in which they operate;
•compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;
•compared the financial and operating performance of Leggett & Platt and Somnigroup with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Leggett & Platt common stock and Somnigroup common stock and certain publicly traded securities of such other companies;
•reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Leggett & Platt and Somnigroup relating to their respective businesses; and
•performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Leggett & Platt and Somnigroup with respect to certain aspects of the proposed Merger, and the past and current business operations of Leggett & Platt and Somnigroup, the financial condition and future prospects and operations of Leggett & Platt and Somnigroup, the effects of the proposed Merger on the financial condition and future prospects of Leggett & Platt and Somnigroup and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Leggett & Platt and Somnigroup or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Leggett & Platt, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Leggett & Platt or Somnigroup under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Leggett & Platt and Somnigroup to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Merger and the Transactions will qualify as a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, and will be consummated as described in the Merger Agreement. J.P. Morgan’s analysis did not address the potential Special Dividend and, accordingly, at the direction of Leggett & Platt management, J.P. Morgan assumed that the holders of Leggett & Platt common stock will not receive the Special Dividend. J.P. Morgan also assumed that the representations and warranties made by Leggett & Platt and Somnigroup in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Leggett & Platt with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Merger that would be material to J.P. Morgan’s analysis will be obtained without any adverse effect on Leggett & Platt or Somnigroup or on the contemplated benefits of the proposed Merger.
The Leggett & Platt 2/26 Projections (as defined in “—Certain Unaudited Forecasted Financial Information”) furnished to J.P. Morgan were prepared by Leggett & Platt’s management relating to its business. Except for guidance and financial targets provided in Leggett & Platt’s regular earnings press releases and investor materials prior to the announcement of the Merger Agreement, Leggett & Platt does not as a matter of course publicly disclose long-term forecasts or projections as to future performance, revenues, earnings or other financial results beyond the current fiscal year of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. The Leggett & Platt 2/26 Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Leggett & Platt management, including, without limitation, factors related to historical trends, business, financial, market and geopolitical conditions, restructuring benefits, operational efficiency improvements, supplier and customer relationships and other factors set forth in “Special Note Regarding Forward Looking Statements.” Accordingly, actual results could vary significantly from those set forth in such projections. See “—Certain Unaudited Forecasted Financial Information.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Leggett & Platt common stock of the Merger Consideration in the proposed Merger and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Merger to the holders of any other class of securities, creditors or other constituencies of Leggett & Platt or as to the underlying decision by Leggett & Platt to engage in the proposed Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Merger, or any class of such persons relative to the Merger Consideration applicable to the holders of Leggett & Platt common stock in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Leggett & Platt common stock or Somnigroup common stock will trade at any future time.
J.P. Morgan’s opinion noted that J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Leggett & Platt or any other alternative transaction. J.P. Morgan was authorized to, and engaged in, discussions regarding inbound expressions of interest with respect to the sale of all or any part of Leggett & Platt or any other alternative transaction.

The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations between Leggett & Platt and Somnigroup, and the decision to enter into the Merger Agreement was solely that of the Leggett & Platt Board and the Somnigroup Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Leggett & Platt Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Leggett & Platt Board or management with respect to the proposed Merger or the Merger Consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the Leggett & Platt Board on April 12, 2026 (which was subsequently confirmed by delivery of a written opinion, dated April 13, 2026) and in the financial analyses presented to the Leggett & Platt Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Leggett & Platt Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Leggett & Platt with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Leggett & Platt (or aspects thereof).
The companies selected by J.P. Morgan were as follows:
Diversified Manufacturers
•Gentherm Incorporated
Branded Consumer Manufacturers
•Fortune Brands Innovations, Inc.
•Newell Brands Inc.
•HNI Corporation
•MillerKnoll, Inc.
•La-Z-Boy Incorporated

Selected Comparable Company	FV / 2026E Adj. EBITDA Multiple	FV / 2027E Adj. EBITDA Multiple
Gentherm Incorporated	5.3x	4.7x
Fortune Brands Innovations, Inc.	8.6x	8.1x
Newell Brands Inc.	6.6x	6.4x
HNI Corporation	5.4x	4.8x
MillerKnoll, Inc.	5.6x	5.4x
La-Z-Boy Incorporated	5.6x	5.2x
Median	5.6x	4.75x
Mean	6.2x	5.8x
These companies were selected by J.P. Morgan because, among other reasons, they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Leggett & Platt based on J.P. Morgan’s experience and its familiarity with the industries in which Leggett & Platt operates. However, certain of these companies may have characteristics that are materially different from those of Leggett & Platt. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Leggett & Platt.

Using publicly available information, J.P. Morgan calculated, for each selected company, (i) the multiple of the firm value (calculated as equity value on a fully-diluted basis, plus or minus, as applicable, net debt or net cash) (the “FV”) to the Wall Street analyst consensus estimates for the company’s adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of calendar year 2026 for the applicable company (the “FV / 2026E Adj. EBITDA Multiple”) and (ii) the multiple of the FV to the analyst consensus estimates of calendar year 2027 Adjusted EBITDA for the applicable company (the “FV/2027E Adj. EBITDA Multiple”).
For Leggett & Platt, based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan (i) selected an FV/2026E Adj. EBITDA Multiple reference range of 5.25x to 8.75x and applied such reference range to Leggett & Platt’s projected Adjusted EBITDA for the fiscal year ending December 31, 2026 and (ii) selected an FV/2027E Adj. EBITDA Multiple reference range for Leggett & Platt of 4.50x to 8.25x and applied such reference range to Leggett & Platt’s projected Adjusted EBITDA for the fiscal year ending 2027, in each case as provided in the Leggett & Platt 2/26 Projections. The analysis indicated the following ranges of implied equity value per share of Leggett & Platt common stock (rounded to the nearest $0.01):

Metric	Implied Equity Value Per Share of Leggett & Platt Common Stock
	Low	High
FV/2026E Adj. EBITDA Multiple	$8.31	$18.11
FV/2027E Adj. EBITDA Multiple	$6.55	$17.32
J.P. Morgan compared these ranges to (i) the price per share of Leggett & Platt common stock of $9.99 as of April 10, 2026 and (ii) the implied price per share of Leggett & Platt common stock of $11.36 based on the Exchange Ratio and the price per share of Somnigroup common stock as of April 10, 2026.
Selected Transactions Analysis
Using publicly available information, J.P. Morgan examined selected public transactions involving businesses which J.P. Morgan judged to be similar to Leggett & Platt’s business (or aspects thereof) based on J.P. Morgan’s experience and its familiarity with the industries in which Leggett & Platt operates. The following transactions were selected by J.P. Morgan as relevant to the evaluation of the Merger:

Announcement Date	Acquiror	Target
August 2025	HNI Corporation	Steelcase Inc.
March 2023	HNI Corporation	Kimball International, Inc.
June 2022	The Sterling Group, L.P.	Ergotron, Inc.
April 2021	Herman Miller, Inc.	Knoll, Inc.
November 2024	Apollo Global Management, Inc.	TI Fluid Systems plc
February 2022	Apollo Global Management, Inc.	Tenneco Inc.
November 2018	Continental Aktiengesellschaft	Cooper-Standard Holdings Inc. (Anti-Vibration Systems business)
September 2018	Hanon Systems Co., Ltd.	Magna International Inc. (Fluid Pressure & Controls business)
April 2018	Tenneco Inc.	Federal-Mogul Corporation
August 2017	Adient PLC	Futuris Global Holdings, LLC
November 2016	American Axle & Manufacturing Holdings Inc.	Metaldyne Performance Group Inc.
August 2016	Nidec Corporation	Emerson Electric Co. (Motors, Drives and Electric Power Generation businesses)
None of the selected transactions reviewed was identical to the Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s EBITDA for the last 12 months prior to the date of announcement of the applicable transaction (the “FV/LTM EBITDA Multiple”).

Announcement Date	Acquiror	Target	Transaction Size ($bn)	FV / EBITDA
August 2025	HNI Corporation	Steelcase Inc.	$2.4	9.7x
March 2023	HNI Corporation	Kimball International, Inc.	$0.5	10.1x
June 2022	The Sterling Group, L.P.	Ergotron, Inc.	$0.7	8.4x
April 2021	Herman Miller, Inc.	Knoll, Inc.	$1.8	14.2x
November 2024	Apollo Global Management, Inc.	TI Fluid Systems plc	$2.3	5.5x
February 2022	Apollo Global Management, Inc.	Tenneco Inc.	$7.1	4.9x
November 2018	Continental Aktiengesellschaft	Cooper-Standard Holdings Inc. (Anti-Vibration Systems business)	$0.3	9.0x
September 2018	Hanon Systems Co., Ltd.	Magna International Inc. (Fluid Pressure & Controls business)	$1.2	7.0x
April 2018	Tenneco Inc.	Federal-Mogul Corporation	$5.4	7.2x
August 2017	Adient PLC	Futuris Global Holdings, LLC	$0.4	7.0x
November 2016	American Axle & Manufacturing Holdings Inc.	Metaldyne Performance Group Inc.	$3.3	6.5x
August 2016	Nidec Corporation	Emerson Electric Co. (Motors, Drives and Electric Power Generation businesses)	$1.2	6.9x
Based on the results of this analysis, and J.P. Morgan’s experience and professional judgment, J.P. Morgan selected an FV/LTM EBITDA Multiple reference range for Leggett & Platt of 5.00x to 9.00x. J.P. Morgan then applied such reference range to Leggett & Platt’s Adjusted EBITDA for the last 12 months ended December 31, 2025. The analysis indicated the following range of implied equity value per share of Leggett & Platt common stock (rounded to the nearest $0.01):

Metric	Implied Equity Value Per Share of Leggett & Platt Common Stock
	Low	High
FV/LTM EBITDA Multiple	$7.11	$17.89
J.P. Morgan compared this range to (i) the price per share of Leggett & Platt common stock of $9.99 as of April 10, 2026 and (ii) the implied price per share of Leggett & Platt common stock of $11.36 based on the Exchange Ratio and the price per share of Somnigroup common stock as of April 10, 2026.
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Leggett & Platt common stock.
J.P. Morgan utilized the unlevered free cash flows that Leggett & Platt is expected to generate during the fiscal years ending 2026 through 2030 based on the Leggett & Platt 2/26 Projections (as defined in “The Merger—Certain Unaudited Forecasted Financial Information”) which were discussed with, and approved by, the Leggett & Platt Board for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for Leggett & Platt at the end of this period by applying terminal growth rates ranging from 0.50% to 1.50%, based on guidance provided by Leggett & Platt management, to estimates of terminal unlevered free cash flows for Leggett & Platt at the end of the fiscal year ending 2030, as provided in the Leggett & Platt 2/26 Projections.
J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2025 using discount rates ranging from 7.75% to 9.75%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Leggett & Platt. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for Leggett & Platt’s net debt and noncontrolling interest as of December 31, 2025, as available in public filings and provided in the Leggett & Platt 2/26 Projections, in each case discounted to present value as of December 31, 2025 using a range of discount rates from 7.75% to 9.75%.

The analysis indicated the following range of implied equity value per share of Leggett & Platt common stock (rounded to the nearest $0.01):

	Implied Equity Value Per Share of Leggett & Platt Common Stock
	Low	High
Discounted Cash Flow Analysis	$10.44	$17.21
J.P. Morgan compared this range to (i) the price per share of Leggett & Platt common stock of $9.99 as of April 10, 2026 and (ii) the implied price per share of Leggett & Platt common stock of $11.36 based on the Exchange Ratio and the price per share of Somnigroup common stock as of April 10, 2026.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Leggett & Platt. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Leggett & Platt and none of the selected transactions reviewed as described in the above summary is identical to the Merger. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Leggett & Platt and the transactions selected were chosen by J.P. Morgan because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Leggett & Platt and the Transactions.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise Leggett & Platt with respect to the proposed Merger and deliver an opinion to the Leggett & Platt Board with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Leggett & Platt, Somnigroup and the industries in which they operate.
For financial advisory services rendered in connection with the proposed Merger, Leggett & Platt has agreed to pay J.P. Morgan an estimated fee, based on information available as of the date of announcement, of approximately $41 million, $5 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed Merger. In addition, Leggett & Platt has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Leggett & Platt, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as lead left arranger and bookrunner on a revolving credit facility in July 2025. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Somnigroup, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on a term loan in June 2025, joint bookrunner on a term loan in October 2024, financial advisor to Somnigroup (f/k/a Tempur Sealy International, Inc.) on its acquisition of Mattress Firm in February 2025 and financial advisor to Somnigroup on its divestiture of certain Mattress Firm assets in August 2025. J.P. Morgan’s commercial banking affiliate is a lender under outstanding credit facilities of Somnigroup, for which it receives compensation or other financial benefits, and such affiliate expects to maintain its existing lending commitment amounts in any amendment to such credit facilities, but will waive any upfront fees in connection with any amendment thereto prior to the Closing Date. In addition, J.P. Morgan’s commercial banking affiliate is an administrative agent bank and a lender under outstanding credit facilities of Leggett & Platt, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its opinion on April 13, 2026, the aggregate fees recognized by J.P. Morgan from Leggett & Platt were approximately $600,000 and from Somnigroup were approximately $18.5 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of Leggett & Platt common stock and Somnigroup common stock, respectively. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Leggett & Platt or Somnigroup for their own accounts or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.
Certain Unaudited Forecasted Financial Information
Important Information Concerning the Financial Projections
Except for guidance and financial targets provided in Leggett & Platt’s regular earnings press releases and investor materials prior to the announcement of the Merger Agreement, Leggett & Platt does not as a matter of course publicly disclose long-term forecasts or projections as to future performance, revenues, earnings or other financial results beyond the current fiscal year, including due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.
In connection with its evaluation of the potential transaction with Somnigroup, Leggett & Platt management prepared certain unaudited, non-public and internal financial projections for the fiscal years ending 2026 through 2030, which include the Leggett & Platt 12/9 Projections, the Leggett & Platt 12/17 Projections, the Leggett & Platt Management Presentation Projections and the Leggett & Platt 2/26 Projections (each as defined below and, collectively, the “Leggett & Platt Projections”). The Leggett & Platt Projections were prepared for Leggett & Platt on a standalone basis and include numerous assumptions with respect to, among other things, future trends, business, financial, market and geopolitical conditions, restructuring benefits, operational efficiency improvements and supplier and customer relationships. The Leggett & Platt Projections were reviewed with the Leggett & Platt Board, and the Leggett & Platt 2/26 Projections were approved by the Leggett & Platt Board for J.P. Morgan’s use in connection with the financial analyses prepared by J.P. Morgan and J.P. Morgan’s opinion summarized in “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” In addition, the Leggett & Platt Management Presentation Projections were reviewed with the Leggett & Platt Board and approved by the Leggett & Platt Board to be provided, and subsequently were provided, to Somnigroup in connection with Somnigroup’s due diligence review of Leggett & Platt and evaluation of the Merger in January and February 2026.
In connection with Leggett & Platt’s due diligence review of Somnigroup and evaluation of the Merger, in February 2026, Somnigroup management prepared and provided to Leggett & Platt certain unaudited, non-public and internal financial projections for the fiscal years ending 2026 through 2028 (the “Somnigroup Management Projections”). Using the Somnigroup Management Projections for the fiscal year ending December 31, 2026, together with Wall Street analyst consensus estimates and extrapolations thereof for the fiscal years ending 2027 through 2030, Leggett & Platt management, in consultation with J.P. Morgan, also prepared certain unaudited, non-public financial projections for Somnigroup (the “Leggett & Platt Projections for Somnigroup”) which were reviewed with the Leggett & Platt Board. The Leggett & Platt Projections, the Somnigroup Management Projections and the Leggett & Platt Projections for Somnigroup are collectively referred to as the “Financial Projections.”

The Leggett & Platt Projections
Leggett & Platt 12/9 Projections
The following table presents the unaudited prospective financial information of Leggett & Platt prepared by Leggett & Platt management for the fiscal years ending 2026 through 2030 based on its view of the prospects of Leggett & Platt on a standalone basis (the “Leggett & Platt 12/9 Projections”). The Leggett & Platt 12/9 Projections were reviewed with the Leggett & Platt Board at the December 9, 2025 meeting of the Leggett & Platt Board as preliminary estimates and assumed no adverse changes in Leggett & Platt’s customer relationship with Somnigroup over the projection period. The other material assumptions used for purposes of preparing the Leggett & Platt 12/9 Projections included (i) year-over-year growth of approximately 2% to 3% in line with GDP growth for the business units tied to consumer goods, (ii) growth through individual business unit initiatives, (iii) the successful execution of ongoing mattress initiatives independent of Somnigroup and its subsidiaries, (iv) a mix of approximately $1 billion of share repurchases and approximately $100 million of acquisitions in aggregate throughout the projection period, (v) approximately $118 million of capital expenditure in the fiscal year ending 2026 and approximately $100 million per year throughout the remaining projection period and (vi) approximately $48 million from the disposition of certain owned real estate in the fiscal year ending 2026. The Leggett & Platt 12/9 Projections were not provided to Somnigroup in connection with its evaluation of a potential transaction.

	Fiscal Year Ending, December 31
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$3,943	$4,063	$4,230	$4,420	$4,595
Adjusted EBITDA(1)	399	409	431	467	503
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding other significant items of a non-recurring and/or non-operational nature.
Leggett & Platt 12/17 Projections
The following table presents the unaudited prospective financial information of Leggett & Platt prepared by Leggett & Platt management for the fiscal years ending 2026 through 2030, which was reviewed with the Leggett & Platt Board at the December 17, 2025 meeting of the Leggett & Platt Board (the “Leggett & Platt 12/17 Projections”). The material assumptions used for purposes of preparing the Leggett & Platt 12/17 Projections were the same as the material assumptions used for purposes of preparing the Leggett & Platt 12/9 Projections, except that the Leggett & Platt 12/17 Projections assumed that Leggett & Platt experienced a 25% reduction in the price realized by Leggett & Platt on innerspring sales to Tempur Sealy, a wholly owned business of Somnigroup, beginning in August 2028 following the expiration of Leggett & Platt’s existing commercial agreements with Tempur Sealy. The Leggett & Platt 12/17 Projections were not provided to Somnigroup in connection with its evaluation of a potential transaction.

	Fiscal Year Ending, December 31
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$3,943	$4,063	$4,203	$4,354	$4,529
Adjusted EBITDA(1)	399	409	407	402	436
Unlevered Free Cash Flow(2)	245	180	193	188	215
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding other significant items of a non-recurring and/or non-operational nature.
(2)Unlevered Free Cash Flow is a non-GAAP financial measure, which is calculated as Adjusted EBITDA less estimated tax expense in cash (assuming a marginal tax rate of approximately 24.5% applied to Adjusted EBITDA less depreciation and amortization), plus dispositions, less capital expenditures, less acquisition capital expenditures and less change in net working capital.

Leggett & Platt Management Presentation Projections
The following table presents the unaudited prospective financial information of Leggett & Platt prepared by Leggett & Platt management for the fiscal years ending 2026 through 2030, which was reviewed with the Leggett & Platt Board at the January 13, 2026 meeting of the Leggett & Platt Board (the “Leggett & Platt Management Presentation Projections”). The material assumptions used for purposes of preparing the Leggett & Platt Management Presentation Projections were the same as the material assumptions used for purposes of preparing the Leggett & Platt 12/17 Projections, except that the Leggett & Platt Management Presentation Projections reflected positive adjustments to the Leggett & Platt 12/17 Projections for (i) the renewal of the Tempur Sealy contract without any adverse impact to the price realized on innerspring sales to Tempur Sealy, (ii) the revenue anticipated from Somnigroup and its subsidiaries through the successful launch of ongoing mattress initiatives, beginning in the third quarter of 2026, and (iii) the continuation of late 2025 scrap and rod spreads throughout the projection period. The Leggett & Platt Management Presentation Projections also did not reflect any potential downside risks if the Leggett & Platt Board did not accept the Somnigroup Public Proposal and, accordingly, assumed there were no adverse changes in Leggett & Platt’s customer relationship with Somnigroup over the projection period. The Leggett & Platt Management Presentation Projections were reviewed with the Leggett & Platt Board and approved by the Leggett & Platt Board to be provided, and subsequently were provided, to Somnigroup in connection with Somnigroup’s due diligence review of Leggett & Platt and evaluation of the Merger in January and February 2026.

	Fiscal Year Ending, December 31
(in millions)	2026E(2)	2027E	2028E	2029E	2030E
Revenue	$3,962	$4,155	$4,340	$4,530	$4,705
Adjusted EBITDA(1)	403	446	485	521	556
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding other significant items of a non-recurring and/or non-operational nature.
(2)On February 9, 2026, following the completion of its 2026 financial forecast process, Leggett & Platt provided to Somnigroup updated 2026E revenue and adjusted EBITDA forecasts of (in millions) $3,987 and $400, respectively.
Leggett & Platt 2/26 Projections
The following table presents the unaudited prospective financial information of Leggett & Platt prepared by Leggett & Platt management for the fiscal years ending 2026 through 2030, which was reviewed with the Leggett & Platt Board at the February 25 and 26, 2026 meeting of the Leggett & Platt Board (the “Leggett & Platt 2/26 Projections”). The material assumptions used for purposes of preparing the Leggett & Platt 2/26 Projections were updated, as compared to the assumptions used for purposes of preparing the Leggett & Platt 12/17 Projections, to reflect Leggett & Platt management’s estimates of the potential impacts to Leggett & Platt’s standalone business resulting from (i) business risks associated with the challenged financial positions of certain current Leggett & Platt customers, in addition to the expectation that certain current Leggett & Platt customers may seek to diversify their sources of supply, and (ii) a slower growth of revenues from ongoing mattress initiatives independent of Somnigroup and its subsidiaries, with higher related advertising expenditures, due to a more competitive environment. These estimated adverse impacts were offset in part by additional cost reductions across Leggett & Platt, and through facility consolidations that Leggett & Platt management expected to be implemented with respect to Leggett & Platt’s standalone business plan. The Leggett & Platt 2/26 Projections were reviewed with the Leggett & Platt Board and approved by the Leggett & Platt Board to be provided, and subsequently were provided, to J.P. Morgan to use and rely upon the Leggett & Platt 2/26 Projections as a basis for its analysis in rendering its opinion described in “The Merger—Opinion of Leggett & Platt’s Financial Advisor.” The Leggett & Platt 2/26 Projections were not provided to Somnigroup in connection with its evaluation of a potential transaction.

	Fiscal Year Ending, December 31
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$3,987	$3,996	$4,001	$4,185	$4,352
Adjusted EBITDA(1)	400	410	380	373	401
Unlevered Free Cash Flow(2)	224	205	192	161	189
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding other significant items of a non-recurring and/or non-operational nature.
(2)Unlevered Free Cash Flow is a non-GAAP financial measure, which is calculated as Adjusted EBITDA less estimated tax expense in cash (assuming a marginal tax rate of approximately 24.5% applied to Adjusted EBITDA less depreciation and amortization), plus dispositions, less capital expenditures, less acquisition capital expenditures and less change in net working capital.

The Somnigroup Projections
Somnigroup Management Projections
The following table presents the unaudited prospective financial information of Somnigroup prepared by Somnigroup management as of February 16, 2026 for the fiscal years ending December 31, 2026 through 2028, which information was provided to the Leggett & Platt Board in connection with due diligence conducted by Leggett & Platt (the “Somnigroup Management Projections”). The material assumptions used for purposes of preparing the Somnigroup Management Projections were:
•Mid-single digit annual revenue growth and mid-teens adjusted EBITDA growth, underpinned by low-single digit industry growth and continued sales growth across business segments and the continued realization of benefits from the Mattress Firm combination.
•Revenue growth forecasts were supported by expectations of brand investments, product innovation, channel expansion, advertising driven demand formation, traffic and conversion, as well as a favorable mix resulting from continued expansion in international markets supported by broader product offerings and increased distribution.
•Adjusted EBITDA growth and cost reductions forecasts were driven by expectations of continued synergy realization from the Mattress Firm combination, operating leverage, structural benefits of vertical integration and productivity initiatives.
•Continued investment in upper-funnel advertising to support long term growth, with improvements in marketing efficiency contributing to profitability.

	Fiscal Year Ending, December 31
(in millions)	2026E	2027E	2028E
Revenue	$7,965	$8,622	$9,219
Adjusted EBITDA(1)	1,451	1,748	1,967
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest expense, taxes, depreciation and amortization, and post-stock based compensation. Adjusted EBITDA also excludes all acquisition-related costs, transaction costs, business combination charges, loss on disposal of business, supply chain transition costs, disposition-related costs and cloud-based computing arrangements impairment amortization.
Leggett & Platt Projections for Somnigroup
The following table presents unaudited prospective financial information of Somnigroup prepared by Leggett & Platt management, in consultation with J.P. Morgan, for the fiscal years ending December 31, 2026 through 2030, which information was provided to the Leggett & Platt Board at the February 26, 2026 meeting of the Leggett & Platt Board (the “Leggett & Platt Projections for Somnigroup”). The Leggett & Platt Projections for Somnigroup were prepared using the Somnigroup Management Projections for the fiscal year ending December 31, 2026, together with Wall Street analyst consensus estimates and extrapolations thereof for the fiscal years ending 2027 through 2030. The Leggett & Platt Projections for Somnigroup were not provided to Somnigroup in connection with its evaluation of a potential transaction.

	Fiscal Year Ending, December 31
(in millions)	2026E	2027E	2028E	2029E	2030E
Revenue	$7,965	$8,368	$8,872	$9,173	$9,529
Adjusted EBITDA(1)	1,451	1,669	1,893	2,042	2,146
Unlevered Free Cash Flow(2)	948	1,162	1,303	1,401	1,455
__________________
(1)Adjusted EBITDA is a non-GAAP financial measure defined as adjusted earnings before interest, taxes, depreciation and amortization, post-stock based compensation and excluding other significant items of a non-recurring and/or non-operational nature.
(2)Unlevered Free Cash Flow is a non-GAAP financial measure, which is calculated as Adjusted EBITDA less estimated tax expense in cash (assuming a marginal tax rate of approximately 25.0% applied to Adjusted EBITDA less depreciation and amortization), less capital expenditures and less change in net working capital.

Additional Information Concerning the Financial Projections
The inclusion of the above Financial Projections in this proxy statement/prospectus should not be regarded as an indicator that any of Leggett & Platt, Somnigroup or any of their respective directors, officers, advisors or other representatives or any other recipient of the information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the information set forth above should not be relied on as such.
The Financial Projections include non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow for Leggett & Platt and Somnigroup, as applicable. The SEC rules that can otherwise require non-GAAP financial measures to be reconciled to the most directly comparable GAAP financial measure do not apply to non-GAAP financial measures provided in connection with a proposed business combination like the Merger or disclosed to comply with SEC rules when the disclosure is included in a document like this proxy statement/prospectus. Please see the tables above for a description of how these non-GAAP financial measures are calculated. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Leggett & Platt or Somnigroup may not be comparable to similarly titled measures used by other companies. Also, the non-GAAP financial measures may not be comparable to those similarly titled measures disclosed by Leggett & Platt or Somnigroup for historical periods. While Leggett & Platt and Somnigroup respectively believe that these non-GAAP financial measures may provide meaningful information to help investors understand the operating results and to analyze Leggett & Platt’s and Somnigroup’s respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures.
These Financial Projections were prepared for internal use or for use by Leggett & Platt and Somnigroup in their respective due diligence reviews of the other company and are subjective in many respects. While presented with numeric specificity, the Financial Projections reflect numerous estimates and assumptions that are inherently subjective and uncertain and may be beyond the control of Leggett & Platt management or Somnigroup management. The Financial Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Leggett & Platt, Somnigroup nor their respective directors, officers, advisors or other representatives can give any assurance that the Financial Projections and the underlying estimates and assumptions will be realized. In addition, since the Financial Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially and adversely from those set forth above, and important factors that may affect actual results and cause such information to be inaccurate include, but are not limited to, the risks and uncertainties relating to Leggett & Platt’s business or Somnigroup’s business (including their respective ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other matters described, for Leggett & Platt, in “Special Note Regarding Forward-Looking Statements” and “Risk Factors,” as well as the risk factors discussed in each of Leggett & Platt’s and Somnigroup’s annual reports on Form 10-K and quarterly reports on Form 10-Q. See “Where You Can Find More Information.”
The Financial Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Financial Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, management of Leggett & Platt and management of Somnigroup, as applicable. Neither PricewaterhouseCoopers LLP nor Ernst & Young LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Financial Projections, or the summaries thereof and, accordingly, neither PricewaterhouseCoopers LLP nor Ernst & Young LLP expresses an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to Leggett & Platt’s previously issued audited financial statements. The Ernst & Young LLP report incorporated by reference into this proxy statement/prospectus relates to Somnigroup’s previously issued financial statements. These reports do not extend to the Financial Projections or the summaries thereof and should not be read to do so. This paragraph applies to any Financial Projections included in this document.

Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Neither Leggett & Platt nor Somnigroup can give any assurance that, had the Financial Projections been prepared as of the date of the Merger Agreement, the date of this proxy statement/prospectus or the date of the Leggett & Platt special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Leggett & Platt and Somnigroup do not intend to, and each disclaims any obligation to, make publicly available any update, reconciliation or other revision to the Financial Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including to reflect changes in general economic or industry conditions. The Financial Projections do not take into account all the possible financial and other effects on Leggett & Platt or Somnigroup of the Merger, the effects on Leggett & Platt or Somnigroup of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effects of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Merger. None of Leggett & Platt, Somnigroup or any of their respective directors, officers, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Leggett & Platt shareholder or other person regarding Leggett & Platt’s or Somnigroup’s ultimate performance compared to the information contained in the Financial Projections or that the forecasted results included in the Financial Projections will be achieved. The inclusion of the Financial Projections herein should not be deemed an admission or representation by Leggett & Platt, Somnigroup or any of their respective directors, officers or advisors, or any other person that they are viewed as material factual information about Leggett & Platt or Somnigroup, particularly in light of the inherent risks and uncertainties associated with such forecasts. The Financial Projections included above are not being included to influence your decision whether to vote in favor of the Leggett & Platt proposals or any other proposal to be considered at the Leggett & Platt Special Meeting, but are being provided solely because all or certain of the Financial Projections, as applicable, were made available to Leggett & Platt, the Leggett & Platt Board, J.P. Morgan and/or Somnigroup in connection with the evaluation of the Merger.
In light of the foregoing, and considering that the Leggett & Platt Special Meeting will be held several months after the Financial Projections were prepared, as well as the uncertainties inherent in any forecasted information, Leggett & Platt shareholders are cautioned not to place undue reliance on such information, and Leggett & Platt and Somnigroup urge Leggett & Platt shareholders to review Leggett & Platt’s most recent SEC filings for a description of Leggett & Platt’s reported financial results and Somnigroup’s most recent SEC filings for a description of Somnigroup’s reported financial results. See “Where You Can Find More Information.”
LEGGETT & PLATT AND SOMNIGROUP DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Interests of Leggett & Platt’s Directors and Executive Officers in the Merger
In considering the recommendation of the Leggett & Platt Board that Leggett & Platt shareholders approve the Merger and vote in favor of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal, Leggett & Platt shareholders should be aware that members of the Leggett & Platt Board and Leggett & Platt’s executive officers have various interests in the Merger that may be in addition to, or different from, the interests of Leggett & Platt shareholders generally. The members of the Leggett & Platt Board were aware of these potential interests and considered these potential interests at the time they approved the Merger Agreement and in making their recommendation that the Leggett & Platt shareholders approve the Merger Proposal. These potential interests are described below. See “—Background of the Merger” and “—Recommendation of the Leggett & Platt Board of Directors and Leggett & Platt’s Reasons for the Merger.”
For purposes of this disclosure, Leggett & Platt’s executive officers are as follows:
•Karl G. Glassman, President and Chief Executive Officer;
•Benjamin M. Burns, Executive Vice President and Chief Financial Officer;
•J. Tyson Hagale, Executive Vice President, President-Bedding Products;
•R. Samuel Smith, Jr., Executive Vice President, President-Specialized Products and Furniture, Flooring & Textile (FF&T) Products;
•Jennifer J. Davis, Executive Vice President and General Counsel;

•Lindsey N. Odaffer, Executive Vice President and Chief Human Resources Officer;
•Ryan M. Kleiboeker, Executive Vice President, Chief Strategic Planning Officer; and
•Tammy M. Trent, Senior Vice President, Chief Accounting Officer.
For the purposes of this disclosure, Leggett & Platt’s current non-employee directors are Angela Barbee, Robert Brunner, Mary Campbell, Joseph McClanathan, Srikanth Padmanabhan, Jai Shah and Phoebe Wood, and former non-employee directors are Mark A. Blinn and Manuel A. Fernandez.
Leggett & Platt Equity Awards
Each of Leggett & Platt’s current non-employee directors and executive officers and certain of Leggett & Platt’s former directors hold outstanding equity awards covering Leggett & Platt common stock. Such equity awards held by Leggett & Platt’s directors and executive officers immediately prior to the Effective Time will be treated in the Merger as described below.
The Merger Agreement provides that, immediately prior to the Effective Time, all restrictions on outstanding restricted shares of Leggett & Platt common stock will lapse, and such shares will fully vest and be converted into the right to receive the Merger Consideration.
As of the Effective Time, and as a result of the Merger:
•Each Leggett & Platt Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Somnigroup and converted into a Somnigroup Option or the cash equivalent thereof, with the same terms and conditions that applied to the original Leggett & Platt Option. Each Somnigroup Option will represent the right to receive a number of shares of Somnigroup common stock (rounded down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt Option multiplied by the Exchange Ratio, and will have an exercise price per share of Somnigroup common stock (rounded up to the nearest whole cent) equal to the exercise price per share of the original Leggett & Platt Option, divided by the Exchange Ratio;
•Each Leggett & Platt RSU Award that is outstanding immediately prior to the Effective Time, other than a Leggett & Platt RSU Award issued under the Deferred Compensation Plans, will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt RSU Award. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt RSU Award, multiplied by the Exchange Ratio;
•Each Leggett & Platt PSU Award for which the performance period has not yet ended that is outstanding immediately prior to the Effective Time will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt PSU Award, except that the Somnigroup RSU Award will not be subject to performance-based vesting conditions, which will be deemed achieved at maximum. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal 200% of the target number of shares of Leggett & Platt common stock subject to the original Leggett & Platt PSU Award, multiplied by the Exchange Ratio;
•Each Leggett & Platt PSU Award for which the performance period has ended that is outstanding immediately prior to the Effective Time will constitute the right to receive shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock earned based on actual performance achieved during the performance period (which will be determined in good faith by Leggett & Platt with respect to each Leggett & Platt PSU Award), multiplied by the Exchange Ratio; and
•Stock units that track Leggett & Platt common stock held in participant accounts under the Deferred Compensation Plans will be converted into notional cash investments based on the average closing price of Leggett & Platt common stock for the five trading days immediately prior to the Closing Date. Such notional cash will be reinvested in one or more diversified investment options as determined by the Somnigroup Board, in accordance with the directions of affected participants in the Deferred Compensation Plans.

The following tables set forth, for each of Leggett & Platt’s executive officers and non-employee directors who served in such role at any point since January 1, 2025, the aggregate number of shares of Leggett & Platt common stock subject to outstanding (i) Leggett & Platt Options (both vested and unvested), (ii) Leggett & Platt RSU Awards, (iii) Leggett & Platt PSU Awards for which the performance period has not yet ended (at the maximum level of performance), (iv) Leggett & Platt restricted shares and (v) Leggett & Platt stock units held in participant accounts under the Deferred Compensation Plans, in each case as of June 18, 2026. As of such date, there are no outstanding Leggett & Platt PSU Awards for which the performance period has ended that have not been settled.

	Leggett & Platt RSU Awards (#)	Leggett & Platt PSU Awards (#)	Leggett & Platt Restricted Shares (#)	Unvested Leggett & Platt Options (#)	Vested Leggett & Platt Options (#)	Leggett & Platt Stock Units Held in the Deferred Compensation Plans (#)	Value of Notional Cash Investments ($)(1)
Current and Former Non-Employee Directors
Angela Barbee	22,302	—	—	—	—	1,676	18,419
Robert E. Brunner	43,612	—	16,238	—	—	20,708	227,581
Mary Campbell	27,007	—	13,674	—	4,274	5,423	59,599
Joseph W. McClanathan	—	—	13,674	—	—	38,753	425,895
Srikanth Padmanabhan	30,839	—	—	—	—	—	—
Jai Shah	35,475	—	13,674	—	25,886	9,919	109,010
Phoebe A. Wood	31,121	—	13,674	—	—	—	—
Mark A. Blinn (Former Director)	—	—	—	—	—	—	—
Manuel A. Fernandez (Former Director)	—	—	—	—	21,822	9,215	101,273
Current Executive Officers
Karl G. Glassman	530,357	2,334,682	—	—	95,968	336,210	3,694,948
Benjamin M. Burns	82,548	340,620	—	—	—	41,788	459,250
J. Tyson Hagale	82,943	344,168	—	—	—	48,511	533,136
R. Samuel Smith, Jr.	70,480	278,494	—	—	—	62,713	689,216
Jennifer J. Davis	59,014	242,978	—	—	—	28,722	315,655
Lindsey N. Odaffer	33,563	127,488	—	—	—	36,812	404,564
Tammy M. Trent	19,839	84,102	—	—	—	49,145	540,104
Ryan M. Kleiboeker	37,261	150,576	—	—	—	37,207	408,905
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(1)Stock units that track Leggett & Platt common stock held in participant accounts under the Deferred Compensation Plans will be converted into notional cash investments based on the average closing price of Leggett & Platt common stock for the five trading days immediately prior to the Closing Date. Amounts shown in the table reflect notional cash investment values based on the closing price of Leggett & Platt common stock on June 18, 2026 of $10.99.
The terms and conditions of the Leggett & Platt PSU Awards and Leggett & Platt RSU Awards provide for “double trigger” vesting upon a qualifying termination of employment (defined as a termination by the Company for reasons other than disability or for cause or resignation for good reason, each as defined in the applicable award agreement) following a change in control (including the Merger), such that all outstanding Leggett & Platt PSU Awards will vest at the maximum 200% payout and all unvested Leggett & Platt RSU Awards become vested. The estimated values that would be realized by Leggett & Platt’s named executive officers in respect of their unvested Leggett & Platt equity awards in connection with the Merger are set forth below in the section of this proxy statement/prospectus entitled “—Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers.”
Severance Benefit Agreements
Each of Leggett & Platt’s executive officers has a severance benefit agreement which provides for specific payments and benefits upon certain termination events within 24 months following a change in control of Leggett & Platt. A “change in control” as defined under the severance benefit agreements includes the Merger.

The payments and benefits payable under the severance benefit agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control and (ii) the executive officer’s employment is terminated by Leggett & Platt without “cause” (except for cause or upon disability) or the executive officer terminates his or her employment for “good reason” (as such terms are defined in the severance benefit agreement). Each of these terminations is referred to as a “qualifying termination.”
Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:
•Base salary through the date of termination;
•Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination;
•Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination;
•Other than with respect to Ms. Trent, continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Code, or an equivalent bi-weekly cash payment; and
•Other than with respect to Ms. Trent, a lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination pursuant to Leggett & Platt’s Executive Stock Unit Program; and for Mr. Glassman and Mr. Burns, the Leggett & Platt Retirement K and Retirement K Excess Plans.
The executive officer is not required to mitigate the amount of any termination payment or benefit provided under his or her severance benefit agreement, but any health insurance or fringe benefits he or she may receive from a new job will reduce any benefits provided under the agreement. In addition, receipt of severance payments and benefits is conditioned upon the executive officer’s compliance with certain non-competition and non-solicitation provisions, which generally prohibit the executive officer from engaging in competitive activities or soliciting customers or employees for a period of two years after the termination date. The Company may discontinue such payments and benefits upon a breach of these restrictive covenants.
For an estimate of the value of the payments and benefits described above that would be payable to Leggett & Platt’s named executive officers under their severance benefit agreements upon a qualifying termination in connection with the Merger, see the section titled “—Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the severance payments and benefits described above that would be payable to Leggett & Platt’s executive officers who are not named executive officers is $4,789,269.
Retention Agreements
Other than Mr. Glassman, each executive officer is party to a retention agreement pursuant to which a retention bonus was paid to the executive subject to the following terms and conditions:
•The retention payments were paid in 2025, but are subject to continued employment through December 23, 2026;
•The retention payments were subject to a 100% clawback if the executive officer voluntarily terminated employment (other than for death, disability or good reason) or Leggett & Platt terminated the executive officer’s employment for cause on or before May 29, 2026, and remain subject to a 50% clawback if such termination occurs after May 29, 2026 but on or before December 23, 2026 on the same terms; and
•The clawback provisions will terminate upon a change in control of Leggett & Platt (which will include the Merger).
The retention agreements also contain customary confidentiality and non-competition covenants.

For an estimate of the value of the remaining payments that remain subject to a clawback if Leggett & Platt’s named executive officers voluntarily terminated employment (other than for death, disability or good reason) or Leggett & Platt terminated the named executive officer’s employment for cause after May 29, 2026 but on or before December 23, 2026, see the section titled “—Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers.” With respect to Leggett & Platt’s executive officers who are not named executive officers, the aggregate value of the remaining payments that remain subject to a clawback if such executive officers voluntarily terminated employment (other than for death, disability or good reason) or Leggett & Platt terminated the executive officer’s employment for cause after May 29, 2026 but on or before December 23, 2026 is $593,080.
Employee Benefits
The Merger Agreement requires Somnigroup to provide or cause to be provided certain compensation, severance and benefits for a period of one year following the Closing Date for continuing employees, including executive officers, of Leggett & Platt and its subsidiaries, and to take certain actions in respect of employee benefits provided to such employees. See “The Merger Agreement—Employee Matters.”
Other Actions
In connection with the Merger, Mr. Glassman and Somnigroup have discussed Mr. Glassman’s potential entry into a transitional employment agreement with the Combined Company, pursuant to which Mr. Glassman will continue to provide services for a 12-month period. Upon the conclusion of the term of such agreement, Mr. Glassman would be eligible to receive the payments and benefits under his severance benefit agreement described above in “—Severance Benefit Agreements.”
It is possible that certain of Leggett & Platt’s other executive officers may remain employed with Somnigroup as members of the Somnigroup or Combined Company management team after the Effective Time. As of the date of this proxy statement/prospectus, it has not been determined which, if any, executive officers may continue as members of the Somnigroup management team or the positions that such individuals may hold after the Merger, and none of the executive officers have entered into any definitive agreement with Somnigroup or any of its affiliates regarding continued employment with Somnigroup or the Combined Company following the Effective Time.
Indemnification and Insurance
Under the Merger Agreement, Leggett & Platt’s directors and officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the Effective Time. See “The Merger Agreement—Indemnification of Directors and Officers.”
Quantification of Potential Payments and Benefits to Leggett & Platt’s Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of Leggett & Platt’s named executive officers that is based on or otherwise relates to the Merger and assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement/prospectus.
Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. The calculations in the tables below also do not include amounts that Leggett & Platt’s named executive officers were already entitled to receive or were vested in as of the date of this proxy statement/prospectus. The calculations in the tables also do not include compensation actions that may occur after the date of this proxy statement/prospectus but before the Effective Time of the Merger (including any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, after the date of this proxy statement/prospectus but before the Effective Time of the Merger). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the tables, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Note that due to rounding, figures reflected in the tables below may not add precisely to the totals. In addition, the amounts set forth below do not reflect any reduction that may be applied to a named executive officer’s payments or benefits pursuant to any “cutback” provision in the applicable agreement or plan designed to avoid the imposition of excise taxes under Section 4999 of the Code.

The following table, footnotes, and discussion describe double-trigger benefits for the executive officers. For purposes of this discussion, “double-trigger” refers to benefits that require two conditions, namely, the closing of the Merger and a qualifying termination following such closing, as opposed to “single-trigger,” which refers to benefits that arise solely from the closing of the Merger. Furthermore, for purposes of calculating such amounts, it has been assumed that:
•the Effective Time will have occurred on June 18, 2026, which is the latest practicable date prior to this filing;
•the employment of each named executive officer is terminated immediately following the Effective Time by Leggett & Platt without “cause” or by the named executive officer for “good reason” (each term as defined in the applicable severance benefit agreement);
•a price per share of Leggett & Platt common stock of $11.61 (the average closing market price of Leggett & Platt common stock over the first five business days following the first public announcement of the Merger on April 13, 2026);
•Leggett & Platt equity awards that are outstanding as of June 18, 2026; and
•each named executive officer’s outstanding Leggett & Platt RSU Awards and Leggett & Platt PSU Awards will accelerate and vest in full in accordance with the terms of the applicable award agreement upon a qualifying termination (which, for the purposes of Leggett & Platt PSU Awards, reflects achievement at the maximum (200%) level of performance).

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Benefits ($)(4)	Other ($)(5)	Total ($)
Karl G. Glassman	7,002,465	33,263,103	1,060,985	44,821	—	41,371,374
Benjamin M. Burns	2,453,714	4,912,980	322,559	67,470	309,000	8,065,723
J. Tyson Hagale	2,453,714	4,958,758	295,861	67,470	309,000	8,084,803
R. Samuel Smith, Jr.	2,183,726	4,051,588	262,303	61,577	270,375	6,829,569
Jennifer J. Davis	1,981,339	3,506,128	237,957	67,470	315,438	6,108,332
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(1)Amounts represent cash severance that each named executive officer would be eligible to receive under the named executive officer’s severance benefit agreement upon a qualifying termination in connection with a change in control as follows: (i) a pro-rata annual incentive award based upon achievement of actual performance results (but which is assumed to be at the target level for purposes of this table), paid when bonuses are required to be paid under Leggett & Platt’s Key Officers Incentive Plan; and (ii) cash payments equal to 200% of the named executive officer’s base salary and target annual incentive, paid in bi-weekly installments over 24 months following the date of termination.
The following table quantifies each separate form of compensation included in the aggregate total amount reported in this column. All amounts listed in the below table are considered to be payable pursuant to “double-trigger” arrangements that require a qualifying termination within 24 months of a change in control.

Name	Base Salary Severance ($)	Bonus Severance ($)	Pro-Rata Bonus ($)	Total ($)
Karl G. Glassman	2,630,000	3,550,500	821,965	7,002,465
Benjamin M. Burns	1,236,000	988,800	228,914	2,453,714
J. Tyson Hagale	1,236,000	988,800	228,914	2,453,714
R. Samuel Smith, Jr.	1,100,000	880,000	203,726	2,183,726
Jennifer J. Davis	1,030,000	772,500	178,839	1,981,339

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(2)The following table quantifies the number of shares of Leggett & Platt common stock subject to unvested Leggett & Platt RSU Awards and unvested Leggett & Platt PSU Awards for which the performance period has not yet ended (at 200% of the target number of shares) held by the named executive officers that would accelerate and become payable within 30 days upon a qualifying termination following a change in control. Depending on when the Effective Time occurs, certain equity awards shown in the table may vest in accordance with their terms prior to the Effective Time. Any unvested Leggett & Platt Options held by the named executive officer as of June 18, 2026 are excluded because each of their exercise prices were below the per share price for Leggett & Platt common stock. All amounts listed in the below table are considered to be payable pursuant to “double-trigger” arrangements as vesting requires a qualifying termination after a change in control.

Name	Accelerated Leggett & Platt RSU Awards (#)	Value of Accelerated Leggett & Platt RSU Awards ($)	Accelerated Leggett & Platt PSU Awards (#)	Value of Accelerated Leggett & Platt PSU Awards ($)
Karl G. Glassman	530,357	6,157,445	2,334,682	27,105,658
Benjamin M. Burns	82,548	958,382	340,620	3,954,598
J. Tyson Hagale	82,943	962,968	344,168	3,995,790
R. Samuel Smith, Jr.	70,480	818,273	278,494	3,233,315
Jennifer J. Davis	59,014	685,153	242,978	2,820,975
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(3)Amounts represent (i) the additional retirement benefit due under the severance benefit agreements, based upon additional Leggett & Platt contributions for 24 months following the date of termination under the Leggett & Platt Executive Stock Unit Program for Messrs. Glassman, Burns, Hagale and Smith, and Ms. Davis in the amounts of $838,487, $295,861, $295,861, $262,303 and $237,957, respectively and (ii) for Mr. Glassman and Mr. Burns, the Leggett & Platt Retirement K and Retirement K Excess Plan, in the amounts of $222,498 and $26,698, respectively. All such amounts are “double-trigger” arrangements.
(4)Amounts represent the value of continued health insurance and life insurance premiums which continue for 24 months following the date of any qualifying termination within 24 months of a change in control under the severance benefit agreements for Messrs. Glassman, Burns, Hagale and Smith, and Ms. Davis in the amounts of $44,821, $67,470, $67,470, $61,577 and $67,470, respectively. All such amounts are “double-trigger” arrangements.
(5)Amounts represent the remaining value of the retention payments that remain subject to a clawback if the named executive officer voluntarily terminated employment (other than for death, disability or good reason) or Leggett & Platt terminated the named executive officer’s employment for cause after May 29, 2026 but on or before December 23, 2026. Such clawback provision will terminate upon a change in control of Leggett & Platt (which will include the Merger).
Indemnification of Directors and Officers
The Merger Agreement provides that all past and present directors, officers, and employees of Leggett & Platt and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for six years following the Effective Time. See “The Merger Agreement—Indemnification of Directors and Officers.”
Appraisal Rights
General. Appraisal rights with respect to Leggett & Platt common stock are governed by Section 351.455 of the GBCLM. Leggett & Platt shareholders have the right to dissent from the Merger and to obtain payment of the “fair value” of their shares in cash (as specified in the statute) in the event the Merger is consummated. The “fair value” may be more than, the same as, or less than the Merger Consideration that a shareholder would otherwise be entitled to receive in the Merger. There can be no assurance that a Leggett & Platt shareholder exercising appraisal rights will receive an amount equal to or greater than the Merger Consideration. Strict compliance with the provisions of Section 351.455 of the GBCLM is required to exercise and perfect dissenters’ rights under the GBCLM.
Leggett & Platt urges any Leggett & Platt shareholder who contemplates exercising his, her or its right to appraisal to read carefully the provisions of Section 351.455 of the GBCLM, which is attached to this proxy statement/prospectus as Annex C. A more detailed discussion of the provisions of the statute is included below. The discussion describes the steps that each holder of Leggett & Platt common stock must take to exercise his or her right to appraisal. Each Leggett & Platt shareholder who wishes to dissent should read both the summary and the full text of the law. Leggett & Platt cannot give any Leggett & Platt shareholder legal advice. To completely understand this law, each Leggett & Platt shareholder may want, and Leggett & Platt encourages any Leggett & Platt shareholder seeking to dissent, to consult with his or her legal advisor. Any Leggett & Platt shareholder who wishes to dissent should not send in a signed proxy unless he or she marks his or her proxy to vote against the Merger or such shareholder will lose the right to appraisal.
Address for Notices. Send or deliver any written notice or demand concerning any Leggett & Platt shareholder’s exercise of his or her dissenters’ rights to Leggett & Platt, Incorporated, 1 Leggett Road, Carthage, Missouri 64836, Attention: Jennifer Davis, Executive Vice President, General Counsel.

Act Carefully. Leggett & Platt urges any Leggett & Platt shareholder who wishes to dissent to act carefully. Leggett & Platt cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Leggett & Platt shareholder may call Jennifer Davis, Executive Vice President, General Counsel of Leggett & Platt at (417) 674-5644, to receive confirmation that his or her notice or demand has been received. If his or her notices or demands are not timely received by Leggett & Platt, then such shareholder will not be entitled to exercise his or her dissenters’ rights. Leggett & Platt shareholders bear the risk of non-delivery and of untimely delivery.
ANY LEGGETT & PLATT SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.
Summary of Section 351.455 of the GBCLM – Appraisal Rights
Under Section 351.455 of GBCLM, Leggett & Platt shareholders who do not vote in favor of the Merger Proposal and who follow the procedures summarized below will have the right to dissent from the Merger and, upon surrender of their certificate (if any) representing said shares, obtain payment in cash of the fair value of their shares of Leggett & Platt common stock, as of the day prior to the date of the Leggett & Platt Special Meeting, in the event of the consummation of the Merger. No Leggett & Platt shareholder dissenting from the Merger will be entitled to the Merger Consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to appraisal under the GBCLM, in which case such holder’s shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. If you are contemplating exercising your right to appraisal, Leggett & Platt urges you to read carefully the provisions of Section 351.455 of the GBCLM, which are attached as Annex C to this proxy statement/prospectus, and consult with your legal counsel before exercising or attempting to exercise these rights.
A Leggett & Platt shareholder may assert dissenters’ rights only by complying with all of the following requirements:
•The Leggett & Platt shareholder must own Leggett & Platt common stock as of the close of business on July 6, 2026, the Leggett & Platt record date for the Leggett & Platt Special Meeting at which the Merger Proposal is submitted to a vote.
•The Leggett & Platt shareholder must deliver to Leggett & Platt prior to or at the Leggett & Platt Special Meeting a written objection to the Merger Agreement. The written objection should be delivered or mailed in time to arrive before the vote is taken on the Merger Proposal at the Leggett & Platt Special Meeting to Leggett & Platt, Incorporated, 1 Leggett Road, Carthage, Missouri 64836, Attention: Jennifer Davis, Executive Vice President, General Counsel. The written objection must be made in addition to, and separate from, any proxy or other vote against approval of the Merger Proposal. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Leggett & Platt before the vote on the Merger Proposal is taken. Unless a Leggett & Platt shareholder files the written objection as provided above, he or she will not have any dissenters’ rights of appraisal.
•The Leggett & Platt shareholder must not vote in favor of approval of the Merger Proposal. The return of a signed proxy which does not specify a vote against the Merger Proposal or a direction to abstain will constitute a waiver of the shareholder’s right to appraisal.
•The Leggett & Platt shareholder must deliver to Leggett & Platt within 20 days after the Effective Time a written demand for payment of the fair value of his or her shares of Leggett & Platt common stock as of the day prior to the date on which the vote for the Merger Proposal was taken. That demand must include a statement of the number of shares of Leggett & Platt common stock owned. The demand must be mailed or delivered to Leggett & Platt, Incorporated, 1 Leggett Road, Carthage, Missouri 64836, Attention: Jennifer Davis, Executive Vice President, General Counsel. Any Leggett & Platt shareholder who fails to make a written demand for payment within the 20-day period after the Effective Time will be conclusively presumed to have consented to the Merger Agreement and will be bound by the terms thereof. Neither a vote against the Merger Proposal nor the written objection referred to in the second bullet above satisfies the written demand requirement referred to in this bullet.
If within 30 days of the Effective Time the value of a dissenting shareholder’s shares of Leggett & Platt common stock is agreed upon between the Leggett & Platt shareholder and Leggett & Platt, Leggett & Platt will make payment to the shareholder within 90 days of the Effective Time, upon the shareholder’s surrender of his or her Leggett & Platt common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Leggett & Platt.

If the dissenting shareholder and Leggett & Platt do not agree on the fair value of the shares within 30 days after the Effective Time, the dissenting shareholder may, within 60 days after the expiration of such 30 day period, file a petition in any court of competent jurisdiction within Jasper County, Missouri, asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against Leggett & Platt for the amount of the fair value as of the day prior to the date on which such vote was taken approving the Merger Proposal, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to Leggett & Platt of the Leggett & Platt common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder will cease to have any interest in such shares or in Leggett & Platt. Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the Merger Agreement and will be bound by the terms thereof.
To be effective, a written objection to the Merger Agreement and a demand for payment of the fair value by a holder of Leggett & Platt common stock must be made by, or in the name of, the person in whose name shares are registered in the records of Leggett & Platt. The written objection and demand cannot be made by the beneficial holder, or “street name” holder, if he, she or it does not also hold shares of Leggett & Platt common stock registered in his, her or its name in the records of Leggett & Platt. The “street name” holder must, in such cases, have the registered owner, such as the bank, broker, trust company or other nominee, submit the required written objection and demand in respect of those shares of stock. If you hold your shares of Leggett & Platt common stock in a brokerage account or through another nominee, such as a bank or trust, and you wish to be deemed a dissenting shareholder and exercise appraisal rights, you should consult with your bank, broker, trust company or other nominee to determine the appropriate procedures for filing a written objection to the Merger Agreement and making a demand for appraisal. Please contact your bank, broker, trust company or other nominee for further information.
The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the Merger Agreement is terminated for any reason.
THE PRECEDING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF SECTION 351.455 OF THE GBCLM. A COPY OF THAT STATUTE IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE GBCLM, THE GBCLM WILL CONTROL.
Restrictions on Sales of Shares of Somnigroup Common Stock Received in the Merger
Shares of Somnigroup common stock issued and delivered in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except shares of Somnigroup common stock issued and delivered to any Leggett & Platt shareholder who may be deemed to be an “affiliate” of Somnigroup after the completion of the Merger. This proxy statement/prospectus does not cover resales of Somnigroup common stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.
Accounting Treatment
The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, with Somnigroup treated as the accounting acquirer. Under the acquisition method of accounting, the purchase price paid by Somnigroup in connection with the Merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed from Leggett & Platt based upon their respective estimated fair values as of the date of the completion of the Merger. The excess of the purchase price over the estimated fair values of the net assets acquired, if any, will be recorded as goodwill. The purchase price allocation is dependent upon the finalization of various estimates, inputs and analyses used to prepare certain valuations.

Material U.S. Federal Income Tax Consequences
The following discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of Leggett & Platt common stock that exchange their shares of Leggett & Platt common stock for shares of Somnigroup common stock (and cash in lieu of fractional shares) in the Merger and the material U.S. federal income tax consequences to such holders of the Special Dividend . The discussion is based on the provisions of the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. This discussion assumes that the Merger and the Special Dividend will be completed in accordance with the Merger Agreement and as further described in this proxy statement/prospectus. Tax considerations arising under foreign, state, or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax, are not addressed in this proxy statement/prospectus.
For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Leggett & Platt common stock that is for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;
•a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or
•an estate that is subject to U.S. federal income taxation on its income regardless of its source.
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Leggett & Platt common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.
This discussion applies only to U.S. holders and non-U.S. holders that hold their shares of Leggett & Platt common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the Merger or the Special Dividend and, in particular, does not address any consequences arising under any alternative minimum tax or the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder or non-U.S. holder in light of its particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including, for example:
•banks, thrifts, mutual funds, or other financial institutions;
•partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities);
•insurance companies;
•tax-exempt organizations or governmental organizations;
•dealers or brokers in stocks and securities, commodities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting;
•individual retirement or other deferred accounts;
•persons that hold shares of Leggett & Platt common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;
•regulated investment companies;
•real estate investment trusts;

•controlled foreign corporations, foreign controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•U.S. holders whose “functional currency” is not the U.S. dollar;
•certain U.S. expatriates or former long-term residents;
•persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement;”
•holders who actually or constructively own (or actually or constructively held at any time during the five-year period ending on the date of the disposition of such holder’s Leggett & Platt common stock pursuant to the Merger) 5% or more of Leggett & Platt common stock; and
•shareholders who acquired their shares of Leggett & Platt common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Leggett & Platt common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the Merger to them.
This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Merger or the Special Dividend. The actual tax consequences of the Merger and the Special Dividend to you may be complex and will depend on your specific situation and on factors that are not within Somnigroup’s or Leggett & Platt’s control. You should consult with your own tax advisor as to the tax consequences of the Merger and the Special Dividend (including the ownership and disposition of Somnigroup common stock received in the Merger) in your particular circumstances, including the applicability and effect of any alternative minimum tax and any U.S. federal, state, local or foreign and other tax laws and of any potential changes in those laws.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger Agreement has been adopted as a “plan of reorganization” within the meaning of the applicable Treasury Regulations. Receipt of the Leggett & Platt Tax Opinion is a condition to Leggett & Platt’s obligation to consummate the Merger. The Leggett & Platt Tax Opinion will be based on representations made by Somnigroup and Leggett & Platt and certain assumptions, all of which must be accurate and complete as of the time of the Merger. Additionally, in the event that either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered on the Closing Date, they will use reasonable best efforts to amend the terms of the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger to qualify for the Intended Tax Treatment.
An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts. Neither Somnigroup nor Leggett & Platt intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code, or that a court will not sustain such a challenge by the IRS.
U.S. Holders
Tax Consequences of the Merger Qualifying for the Intended Tax Treatment
Assuming that the Merger qualifies for the Intended Tax Treatment, the material U.S. federal income tax consequences of the Merger to U.S. holders of Leggett & Platt common stock generally will be as follows:

Exchange of Shares of Leggett & Platt Common Stock for Shares of Somnigroup Common Stock
U.S. holders who exchange their shares of Leggett & Platt common stock for shares of Somnigroup common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of Somnigroup common stock (see below for tax treatment of such cash received for a fractional share). Each U.S. holder’s aggregate tax basis in the shares of Somnigroup common stock received in the Merger (including any fractional share deemed received, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Leggett & Platt common stock surrendered in the Merger. The holding period of the shares of Somnigroup common stock received by a U.S. holder in the Merger (including any fractional share deemed received, as discussed below) will include such U.S. holder’s holding period for the shares of Leggett & Platt common stock surrendered in the Merger. If a U.S. holder holds different blocks of Leggett & Platt common stock (generally, Leggett & Platt common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Somnigroup common stock received in the Merger.
Receipt of Cash in Lieu of Fractional Shares
No fractional shares of Somnigroup common stock will be distributed to a U.S. holder of shares of Leggett & Platt common stock in connection with the Merger. A U.S. holder that receives cash in lieu of fractional shares of Somnigroup common stock as a part of the Merger will generally recognize capital gain or loss measured by the difference between the cash received in lieu of fractional shares and the portion of the U.S. holder’s tax basis in the shares of Leggett & Platt common stock allocable to the cash received. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for the Leggett & Platt common stock allocable to such cash received is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders that acquired different blocks of Leggett & Platt common stock at different times or different prices should consult their tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.
Tax Consequences of the Merger Failing to Qualify for the Intended Tax Treatment
As discussed above, neither Somnigroup nor Leggett & Platt intends to request a ruling from the IRS regarding such treatment, and no assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” under Section 368(a) of the Code, or that a court will not sustain such a challenge by the IRS. If such a challenge were sustained, then the exchange of Leggett & Platt common stock for Somnigroup common stock pursuant to the Merger would be a taxable exchange. In such case, a U.S. holder would generally be required to recognize gain or loss equal to the difference between the U.S. holder’s adjusted tax basis in the Leggett & Platt common stock it surrenders in the Merger and an amount equal to the fair market value, as of the closing of the Merger, of any Somnigroup common stock received in the Merger (including any fractional shares deemed to be received) and possibly the Special Dividend (if the Special Dividend is treated as additional consideration received in the Merger, as discussed below). Any gain or loss so recognized would be long-term capital gain or loss if the U.S. holder had held the Leggett & Platt common stock for more than one year as of the closing of the Merger. Generally, in such event, the U.S. holder’s tax basis in the Somnigroup common stock (including fractional shares deemed received in the Merger) would equal the fair market value of its Leggett & Platt common stock as of the closing of the Merger, and the U.S. holder’s holding period for the Somnigroup common stock would begin on the day after the Closing Date.
Receipt of the Special Dividend
For U.S. federal income tax purposes, it is intended that the Special Dividend will be treated as a distribution from Leggett & Platt. If the Special Dividend is so treated, the Special Dividend will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from Leggett & Platt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Leggett & Platt’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in its shares of Leggett & Platt common stock, and any remaining excess will be treated as gain from the sale of shares of Leggett & Platt common stock.

However, such treatment of the Special Dividend is not free from doubt, and it is possible that the Special Dividend could instead be treated for U.S. federal income tax purposes as additional consideration received in the Merger, and if the Merger qualifies for the Intended Tax Treatment, a U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of Somnigroup common stock (including any fractional shares deemed to be received) and the Special Dividend received by such holder in the Merger exceeds such holder’s tax basis in the Leggett & Platt common stock surrendered, and (2) the amount of the Special Dividend received by such holder. However, under certain circumstances, even if the Special Dividend is treated as additional consideration received in the Merger, it could be recharacterized for U.S. federal income tax purposes as a distribution constituting a dividend to the extent of current or accumulated earnings and profits.
It is possible, although not currently expected, that under certain circumstances, the Special Dividend exceeding a certain amount could cause the Merger in the form currently contemplated to fail to qualify for the Intended Tax Treatment. As discussed above, if either Somnigroup or Leggett & Platt determines that it is reasonably likely that the Leggett & Platt Tax Opinion cannot be delivered at closing (including as a result of the Special Dividend), they are obligated to use reasonable best efforts to amend the Merger Agreement and the structure of the transaction in a manner that is intended to cause the Merger nevertheless to qualify for the Intended Tax Treatment.
If the Special Dividend constitutes a dividend for U.S. federal income tax purposes, for non-corporate U.S. holders that satisfy certain holding period and other requirements, the Special Dividend generally will be treated as “qualified dividend income” and subject to tax at preferential long-term capital gain tax rates. For certain corporate U.S. holders that are eligible to claim a dividends-received deduction, the Special Dividend may be treated as an “extraordinary dividend,” in which case the amount of the related dividends-received deduction generally would reduce any such U.S. holder’s tax basis (but not below zero) in its shares of Leggett & Platt common stock.
In general, an “extraordinary dividend” is a dividend (i) that is announced before the U.S. holder has held the Leggett & Platt common stock for more than two years and (ii) that, together with certain other dividends from Leggett & Platt, equals or exceeds 10% of the U.S. holder’s adjusted basis in such shares (or, at the U.S. holder’s option, 10% of the fair market value of such shares as of the day before the ex-dividend date). The rules regarding extraordinary dividends are complex, and each corporate Leggett & Platt shareholder is urged to consult with its tax advisors to determine whether the Special Dividend is treated as an extraordinary dividend to it.
Non-U.S. Holders
Tax Consequences of the Merger
Non-U.S. holders generally will recognize gain or loss (as applicable) on the same basis as U.S. holders, as described above under “—U.S. Holders.” However, any gain recognized by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder generally will be taxed in the same manner as a U.S. Holder (as described above under “—U.S. Holders—Tax Consequences of the Merger Failing to Qualify for the Intended Tax Treatment”), except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty; or
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder may be subject to U.S. federal income tax on such gain at a flat rate of 30% (or such lower rate under an applicable income tax treaty), provided that, if certain requirements are satisfied, such gain may be offset by U.S. source capital losses of the non-U.S. holder.

Receipt of the Special Dividend
As described above under “U.S. Holders – Receipt of the Special Dividend,” while not free from doubt, for U.S. federal income tax purposes, it is intended that the Special Dividend will be treated as a distribution from Leggett & Platt. If the Special Dividend is so treated, the Special Dividend will generally constitute a dividend for U.S. federal income tax purposes to the extent paid from Leggett & Platt’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Leggett & Platt’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of a non-U.S. holder’s adjusted tax basis in its shares of Leggett & Platt common stock, and any remaining excess will be treated as gain from the sale of shares of Leggett & Platt common stock.
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such non-U.S. holder holds through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may request a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
As described above under “—U.S. Holders—Receipt of the Special Dividend,” the treatment of the Special Dividend described herein is not free from doubt. Any portion of the Special Dividend paid to a non-U.S. holder that is treated as gain from the sale of shares of Leggett & Platt common stock (whether as described under this section titled “Receipt of the Special Dividend” or as described above under “—U.S. Holders—Receipt of the Special Dividend” in the event that the Special Dividend is treated as additional consideration received in the Merger) generally will be subject to tax as described under “—Non-U.S. Holders—Tax Consequences of the Merger.”
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
U.S. holders may be subject to information reporting and backup withholding on certain payments of consideration they receive in connection with the Merger and/or the Special Dividend. Payments will not be subject to backup withholding if the U.S. holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides the Exchange Agent with a properly completed IRS Form W-9 certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder may be subject to backup withholding in respect of payments of consideration in the Merger or the Special Dividend unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption. Leggett & Platt generally must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld from payments to a holder of shares of Leggett & Platt common stock under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
You should consult your tax advisors regarding the potential application of withholding under FATCA in connection with the Merger and the Special Dividend.
The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the Merger and the Special Dividend. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger and the Special Dividend, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.
Regulatory Approvals Required for the Merger
The Merger is subject to review by antitrust regulators in the United States under the HSR Act. Under the HSR Act, Somnigroup and Leggett & Platt are required to make premerger notification filings and to await the expiration or early termination of the statutory waiting period (and any extension of the waiting period) prior to completing the Merger. On May 4, 2026, Somnigroup and Leggett & Platt each filed a Premerger Notification and Report Form under the HSR Act. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Time, on June 3, 2026.
The completion of the Merger is subject to the receipt of clearance or expiration of waiting periods under applicable antitrust or foreign direct investment laws in certain other jurisdictions outside the United States.
The Merger may be subject to certain regulatory requirements of other municipal, U.S. state and federal, U.S. or non-U.S. governmental agencies and authorities, including those relating to the offer and sale of securities. Somnigroup and Leggett & Platt are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Merger.

Under the terms of the Merger Agreement, Somnigroup will, upon reasonable consultation with Leggett & Platt, control, lead and direct all actions, decisions and strategy for, and make all final determinations for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any governmental entity in connection with the Merger Agreement. However, Somnigroup will not be required, in order to effect the expiration of any waiting periods under applicable competition laws or the obtaining from any governmental entities of any consent, registration, approval, non-objection, permit or authorization to consummate the Transactions, or for any other reason, to (1) propose, offer, negotiate, commit to, agree to or effect, by consent decree, hold separate order, or otherwise, (x) the sale, divestiture, long-term license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Somnigroup, Leggett & Platt or any of their respective affiliates, or (y) the divestment of any contracts of Somnigroup, Leggett & Platt or any of their respective affiliates, or (2) incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Somnigroup or Leggett & Platt or the anticipated benefits to Somnigroup of the Transactions.
There can be no assurance that the Merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome of such a challenge would be. The Antitrust Division of the DOJ, the FTC, any U.S. state and other applicable U.S. or non-U.S. regulatory bodies may challenge the Merger on antitrust or competition grounds at any time, including after the expiration or termination of the waiting period under the HSR Act or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the Merger, any such party could take action under the antitrust and competition laws, including, without limitation, by seeking to enjoin the Merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.
Closing and Effective Time
The closing of the Merger will take place at 9:00 a.m., Eastern Time, as soon as practicable (and, in any event, within three business days) after satisfaction or, to the extent permitted, waiver of all of the applicable conditions to the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions at the closing), or at such other time and place as the parties may agree in writing.
Subject to the satisfaction or waiver of the conditions to the completion of the Merger described in “The Merger Agreement—Conditions to the Merger,” including the approval of the Merger Proposal by Leggett & Platt shareholders at the Leggett & Platt Special Meeting, it is currently anticipated that the Merger will close by year-end 2026. It is possible that factors outside the control of Somnigroup and Leggett & Platt could result in the Merger being completed at a different time, or not at all.
The Merger will become effective at the time the articles of merger have been duly filed with the Missouri Secretary of State, or at such later date and time as is agreed upon by the parties and specified in the articles of merger in accordance with the GBCLM.

THE MERGER AGREEMENT
The following discussion summarizes certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. Capitalized terms used in the following summary and not otherwise defined in this proxy statement/prospectus shall have the meanings assigned to such terms in the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. Somnigroup and Leggett & Platt urge you to read carefully this entire proxy statement/prospectus in its entirety, including the Merger Agreement, Annexes and the documents incorporated herein by reference, before making any decisions regarding the Merger.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Merger, Somnigroup and Leggett & Platt do not intend for the Merger Agreement to be a source of factual, business or operational information about Somnigroup, Leggett & Platt or Merger Sub. The representations and warranties described below and included in the Merger Agreement were made by Somnigroup and Leggett & Platt to each other as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Somnigroup and Leggett & Platt in connection with negotiating the terms of the Merger Agreement, which you should consider as you read the representations and warranties in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information Somnigroup and Leggett & Platt filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that Somnigroup and Leggett & Platt delivered to each other in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus. The representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to Somnigroup stockholders or to Leggett & Platt shareholders, and the representations and warranties may have been used for the purpose of allocating risk between Somnigroup and Leggett & Platt rather than establishing matters as facts.
Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Somnigroup and Leggett & Platt, and you should read the information provided elsewhere in this proxy statement/prospectus and in the documents that are incorporated by reference into this proxy statement/prospectus for information regarding Somnigroup and Leggett & Platt and their respective businesses. See “Where You Can Find More Information.”
Structure of the Merger
Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Leggett & Platt, the separate corporate existence of Merger Sub will cease and Leggett & Platt will continue as the surviving corporation and as a direct wholly owned subsidiary of Somnigroup. The Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the GBCLM. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of Leggett & Platt and Merger Sub will vest in the surviving corporation, and all of the debts, liabilities and duties of Leggett & Platt and Merger Sub will become the debts, liabilities and duties of the surviving corporation. At the Effective Time, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time, other than Leggett & Platt Cancelled Shares and Dissenting Shares, will be automatically converted into the right to receive a number of fully paid and nonassessable shares of Somnigroup common stock equal to the Exchange Ratio.
Effective Time; Closing
The closing of the Merger will take place at 9:00 a.m., Eastern Time, as soon as practicable (and, in any event, within three business days) after satisfaction or, to the extent permitted, waiver of all of the applicable conditions to the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions at the closing), or at such other time and place as the parties may agree in writing.

On the Closing Date, Somnigroup, Merger Sub and Leggett & Platt will cause the articles of merger to be executed and filed with the Missouri Secretary of State in accordance with the relevant provisions of the GBCLM and will make all filings or recordings required under the GBCLM. The Merger will become effective at the Effective Time, which will be the time the articles of merger have been duly filed with the Missouri Secretary of State, or at such later date and time as is agreed upon by the parties and specified in the articles of merger in accordance with the GBCLM.
Merger Consideration
The Merger Agreement provides that, at the Effective Time, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time (other than Leggett & Platt Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive a number of fully paid and nonassessable shares of Somnigroup common stock equal to the Exchange Ratio.
At the Effective Time, all shares of Leggett & Platt common stock held, directly or indirectly, by Leggett & Platt (as treasury shares or otherwise), any Leggett & Platt subsidiary, or Somnigroup or any Somnigroup subsidiary, in each case, immediately prior to the Effective Time (collectively, the “Leggett & Platt Cancelled Shares”), will be automatically cancelled and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.
Fractional Shares
The Merger Agreement provides that no fractional shares of Somnigroup common stock will be issued upon the conversion of shares of Leggett & Platt common stock or in exchange for shares of Leggett & Platt common stock represented by a certificate (“Leggett & Platt certificated shares”) or shares of Leggett & Platt common stock held in book-entry form (“Leggett & Platt book-entry shares”) or otherwise, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Somnigroup.
As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of Somnigroup common stock delivered to the Exchange Agent by Somnigroup for issuance to holders of Leggett & Platt certificated shares or Leggett & Platt book-entry shares over (ii) the aggregate number of whole shares of Somnigroup common stock to be distributed to holders of Leggett & Platt certificated shares or Leggett & Platt book-entry shares (such excess being herein referred to as the “Excess Shares”). As promptly as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Leggett & Platt certificated shares or Leggett & Platt book-entry shares, will sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in the Merger Agreement. The Exchange Agent will determine the portion of such proceeds to which each holder of Leggett & Platt certificated shares or Leggett & Platt book-entry shares will be entitled, if any, by multiplying the amount of the aggregate proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Leggett & Platt certificated shares or Leggett & Platt book-entry shares is entitled (after taking into account all Leggett & Platt certificated shares or Leggett & Platt book-entry shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Leggett & Platt certificated shares or Leggett & Platt book-entry shares are entitled (such cash amount with respect to each such holder, the “Fractional Shares Cash Amount”). As soon as practicable after the determination of the amount of the Fractional Shares Cash Amount, if any, to be paid to holders of Leggett & Platt certificated shares or Leggett & Platt book-entry shares with respect to any fractional share interests, the Exchange Agent will promptly pay the Fractional Shares Cash Amount due to each such holder subject to and in accordance with the Merger Agreement.
Treatment of Leggett & Platt Equity Awards
Under the terms of the Merger Agreement, by virtue of the Merger and without any action on the part of Leggett & Platt, Somnigroup, Merger Sub or holders thereof:
Prior to the Effective Time:
•All restrictions on outstanding Leggett & Platt restricted shares will lapse, and such shares will fully vest and be converted into the right to receive the Merger Consideration.

As of the Effective Time:
•Each Leggett & Platt Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Somnigroup and converted into a Somnigroup Option or the cash equivalent thereof with the same terms and conditions that applied to the original Leggett & Platt Option (which, for the avoidance of doubt, includes any forfeiture terms and exercisability terms applicable to such Leggett & Platt Option). Each Somnigroup Option will constitute an option to acquire that number of whole shares of Somnigroup common stock (rounded down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock subject to such Leggett & Platt Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share of Somnigroup common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing the exercise price per share of Leggett & Platt common stock of such Leggett & Platt Option by the Exchange Ratio, and with respect to any converted Somnigroup Option held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries immediately prior to the Effective Time will be exercisable solely in cash (and not shares of Somnigroup common stock), with the amount of cash payable upon exercise of such Leggett & Platt Option calculated by reference to the closing price of the shares of Somnigroup common stock that would otherwise be issued on the applicable exercise date, minus the exercise price;
•Each Leggett & Platt RSU Award that is outstanding immediately prior to the Effective Time, other than a Leggett & Platt RSU Award issued pursuant to the Deferred Compensation Plans, will be assumed by Somnigroup and converted into a Somnigroup RSU Award with the same terms and conditions that applied to the original Leggett & Platt RSU Award (which, for the avoidance of doubt, includes any accelerated vesting protections, forfeiture terms, settlement terms (including cash settlement) and terms relating to dividend equivalent rights applicable to such Leggett & Platt RSU Award). Each such Somnigroup RSU Award will constitute the right to receive that number of whole shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the number of shares of Leggett & Platt common stock subject to such Leggett & Platt RSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, and with respect to any converted Somnigroup RSU Award held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries immediately prior to the Effective Time will be settled solely in cash (rather than shares of Somnigroup common stock), in an amount calculated based on the closing price of the shares of Somnigroup common stock that would otherwise be issued on the applicable settlement date;
•Each Leggett & Platt PSU Award for which the performance periods have not ended as of the Effective Time that is outstanding immediately prior to the Effective Time will be assumed by Somnigroup and converted into an Assumed PSU Award with the same terms and conditions that applied to the original Leggett & Platt PSU Award (which, for the avoidance of doubt, includes any accelerated vesting protections, forfeiture terms and settlement terms (including cash settlement) and terms relating to dividend equivalent rights applicable to such Leggett & Platt PSU Award, but does not include any performance-based vesting conditions, which shall be deemed achieved as of the Effective Time at maximum performance levels) except that, as of the Effective Time, each such Assumed PSU Award for which the performance periods have not yet ended as of the Effective Time will constitute the right to receive that number of whole shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the product of 200% of the target number of shares of Leggett & Platt common stock subject to such Leggett & Platt PSU Award immediately prior to the Effective Time, multiplied by the Exchange Ratio, and with respect to any converted Assumed PSU Award held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries immediately prior to the Effective Time will be settled solely in cash (rather than shares of Somnigroup common stock), in an amount calculated based on the closing price of the shares of Somnigroup common stock that would otherwise be issued on the applicable settlement date;
•Each Leggett & Platt PSU Award for which the performance periods have ended as of the Effective Time that is outstanding immediately prior to the Effective Time, will constitute the right to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld, which shall be remitted by Leggett & Platt) that number of whole shares of Somnigroup common stock (rounded up or down to the nearest whole share) equal to the product of the number of shares of Leggett & Platt common stock subject to such Leggett & Platt PSU Award immediately prior to the Effective Time calculated based on actual performance (which will be determined in good faith by Leggett & Platt with respect to each Leggett & Platt PSU Award for which the applicable performance period has ended as of the Effective Time) multiplied by the Exchange Ratio; and

•Each Leggett & Platt RSU Award issued pursuant to the Deferred Compensation Plan (representing notional investments in Leggett & Platt common stock in participant accounts under the Deferred Compensation Plans) will be converted into notional investments in cash based on a price per share of Leggett & Platt common stock equal to the average closing price per share of Leggett & Platt common stock for the five trading days immediately prior to the Closing Date, and such notional cash shall be deemed reinvested in one or more Diversified Investments as determined by the Somnigroup Board (or a committee selected by the Somnigroup Board), in accordance with the directions of affected participants in the Deferred Compensation Plans communicated to Somnigroup prior to the Effective Time, and such accounts shall be distributed to each participant pursuant to the participant’s applicable distribution election and the terms of the applicable Deferred Compensation Plan, as in effect immediately prior to the Effective Time.
Treatment of the Discount Stock Plan
With respect to the DSP, prior to the Effective Time, Leggett & Platt is required to take all actions with respect to the DSP that are necessary and desirable to provide that:
•No new enrollment period will be commenced following the date of the Merger Agreement under the DSP;
•There will be no increase in the amount of participants’ payroll deduction elections under the DSP or any contributions other than previously elected payroll deductions during the current enrollment period from those in effect on the date of the Merger Agreement;
•No individuals shall commence participation in the DSP during the period from the date of the Merger Agreement through the Effective Time; and
•Each participant’s election made pursuant to the DSP shall be exercised no later than the Final Exercise Date (with any accumulated employee contributions as of the Final Exercise Date not used to purchase Leggett & Platt common stock in accordance with the terms and conditions of the DSP refunded by Leggett & Platt to such employee as promptly as practicable following the Final Exercise Date (without interest)).
Leggett & Platt is required to take all actions with respect to the DSP that are necessary and desirable to terminate the DSP as effective immediately prior to the Effective Time. Leggett & Platt shall provide timely notice to participants of the DSP of the setting of the Final Exercise Date and the termination of the DSP in accordance with the terms of the DSP. Shares of Leggett & Platt common stock purchased in accordance with the terms of the DSP prior to the Effective Time will be treated the same as all other shares of Leggett & Platt common stock in the Merger.
Employee Matters
During the period commencing at the Effective Time and ending 12 months after the Effective Time or if earlier, until the date of termination of employment of the relevant employee (the “benefit continuation period”), unless otherwise required by an applicable collective bargaining agreement, Somnigroup, Leggett & Platt as a wholly-owned subsidiary of Somnigroup (the “surviving corporation”), or any of their respective affiliates will provide any employee of Leggett & Platt or any of Leggett & Platt subsidiaries who is employed by Leggett & Platt or any Leggett & Platt subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the surviving corporation (or any of its affiliates) on or following the Effective Time (each, a “continuing employee”) with:
•an annual base salary or hourly wage rate (as applicable) at least equal to the annual base salary or hourly wage rate (as applicable) provided to such continuing employee immediately prior to the Effective Time;
•annual or periodic target cash bonus opportunities (other than any retention or transaction bonuses or incentives) that are no less favorable than the corresponding cash bonus opportunities provided to such continuing employee immediately prior to the Effective Time;
•employee and fringe benefits which include vacation/leave, tax-qualified defined contribution retirement benefits, medical, dental and long term disability (and exclude any equity or equity-based compensation, nonqualified deferred compensation benefits, retention, change in control or similar type bonus, severance, defined benefit pension and retiree medical) that are substantially comparable, in the aggregate, to those provided to such continuing employee immediately prior to the Effective Time;
•severance benefits and protections that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time, taking into account such continuing employee’s additional period of service with Somnigroup, the surviving corporation or any of their respective affiliates; and

•either nonqualified deferred compensation benefits (including all credits, discounts and matching contributions provided by Leggett & Platt, including under Leggett & Platt’s Retirement K Excess Program) that are no less favorable than such benefits provided to such continuing employee pursuant to either of the Deferred Compensation Plans and Leggett & Platt’s Retirement K Excess Program as of immediately prior to the Effective Time, or a one-time cash payment in lieu of the continuation of such benefits (with such payment equal to the total credits, discounts and matching contributions provided by Leggett & Platt, including under Leggett & Platt’s Retirement K Excess Program, if any, to such continuing employee pursuant to the Deferred Compensation Plans and Leggett & Platt’s Retirement K Excess Program for calendar year 2026).
Further, under the Merger Agreement, during the benefit continuation period, continuing employees who were eligible for long-term equity incentive awards offered by Leggett & Platt will be eligible to participate in long-term equity incentive plans maintained by Somnigroup.
Under the Merger Agreement, effective as of the Effective Time and thereafter, Somnigroup and its affiliates will recognize, or cause the surviving corporation to recognize, each continuing employee’s employment or service with Leggett & Platt or any Leggett & Platt subsidiary (including any current or former affiliates thereof or any predecessor of such person) prior to the closing of the Merger for purposes of determining, as applicable, eligibility for participation, vesting, and entitlement of the continuing employee under all employee benefit plans in which the continuing employee participates, whether maintained by the surviving corporation, Somnigroup, or any of their respective affiliates and, for purposes of benefit accrual or entitlement to benefits, under all such plans that are vacation plans or arrangements, any equity or equity-based awards or plan (solely for purposes of retirement eligibility and vesting, pursuant to the terms and conditions of the applicable equity programs in which the continuing employee is eligible to participate or, with respect to the assumed Somnigroup RSU Awards and Assumed PSU Awards, pursuant to the original terms and conditions of the Somnigroup RSU Awards or Assumed PSU Awards, as applicable), 401(k) or other defined contribution retirement plans and any severance or welfare plans (but not for purposes of benefit accrual or entitlement to pension benefits or post-employment welfare benefits, or to the extent such recognition would result in a duplication of benefits).
Under the Merger Agreement, effective as of the Effective Time and thereafter, Somnigroup and its affiliates will, or will cause the surviving corporation to, use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the surviving corporation, Somnigroup or any of their respective affiliates to be waived with respect to continuing employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such continuing employee under the comparable Leggett & Platt benefit plan in which such continuing employee participated immediately before the Effective Time and (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Leggett & Platt or any Leggett & Platt subsidiary prior to the closing of the Merger during the plan year in which the closing of the Merger occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the surviving corporation, Somnigroup or any of their respective affiliates, as if such amounts had been paid in accordance with such plan.
Under the Merger Agreement, if requested by Somnigroup in writing not less than five business days prior to the closing of the Merger, Leggett & Platt and each Leggett & Platt subsidiary will adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by Leggett & Platt or any Leggett & Platt subsidiaries, in each case, effective as of the day immediately prior to the Closing Date. In the event of such termination, Somnigroup or the applicable Somnigroup subsidiary will use commercially reasonable efforts to cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Somnigroup or the applicable Somnigroup subsidiary to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of Leggett & Platt and Leggett & Platt subsidiaries with respect to such individuals’ account balances (excluding loans) under such terminated plan, if elected by any such individuals.

Under the Merger Agreement, if the closing of the Merger occurs prior to the payment of bonuses to continuing employees under the annual incentive program (the “AIP”) maintained by Leggett & Platt with respect to the year in which the Closing Date occurs (the “closing year”), then, Leggett & Platt will pay to each continuing employee such employee’s bonus in an amount equal to the greater of (i) the bonus the employee earns, if any, based on actual achievement of performance goals through the last day of the performance period and (ii) fifty percent of the employee’s applicable target bonus, in any case, payable on the date on which annual bonuses are paid to Leggett & Platt employees generally under the AIP and subject to the continuing employee’s continued employment through the final day of the applicable performance period. Notwithstanding the generality of the foregoing, if a continuing employee’s employment is terminated by the surviving corporation (or Somnigroup or any of its subsidiaries) without “cause” or for “good reason” (each, as defined in the employee’s severance benefit agreement or, if none, the employee’s most recent award agreement as of the date of the Merger Agreement evidencing an award under Leggett & Platt’s Flexible Stock Plan), in any event, prior to the payment date of such bonus, then such employee will remain entitled to receive such employee’s bonus on the date on which annual bonuses are paid to Leggett & Platt employees generally under the AIP (but in no event later than March 15 of the year following the year of the closing of the Merger) and pro-rated for the portion of the performance period during which the continuing employee was employed; provided, however, that if a continuing employee is party to a severance benefit agreement with Leggett & Platt, and if such employee’s employment is terminated after the closing of the Merger but prior to the last day of the calendar year, then the aforementioned payment described will be in lieu of (and not in addition to) the payment of a pro-rata bonus described in Section 3.3 of the employee’s severance benefit agreement, and the payment timing will be in accordance with such Section 3.3 of the employee’s severance benefit agreement.
Under the Merger Agreement, prior to the Closing Date, Leggett & Platt has agreed to provide notice and comply in all material respects with any applicable information, consultation and bargaining obligations, and to use commercially reasonable efforts to satisfy any applicable consent requirements owed to any labor union, works council, labor organization or employee representative, which is representing any employee of Leggett & Platt and its subsidiaries, or any applicable labor tribunal, or pursuant to any collective bargaining agreement, in connection with the Transactions; provided that, Leggett & Platt or any Leggett & Platt subsidiary will not be required to make any payment or provide any other consideration (including increased or accelerated payments) in order to secure the consent of any labor union, works council, labor organization or employee representative or pursuant to any collective bargaining agreement.
Exchange of Shares; Stock Transfer Books
At or prior to the Effective Time, Somnigroup will designate an Exchange Agent for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger. At the Effective Time, Somnigroup will deposit, or cause to be deposited, with the Exchange Agent an amount of uncertificated, book-entry shares representing the number of shares of Somnigroup common stock sufficient to deliver the aggregate Merger Consideration, in each case, to which holders of Leggett & Platt common stock will be entitled at the Effective Time pursuant to the Merger Agreement. Following the Effective Time, Somnigroup will pay, or will cause to be paid to the Exchange Agent, from time to time, as needed, cash sufficient to pay the aggregate dividends and other distributions, if any, pursuant to the Merger Agreement.
As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), Somnigroup will instruct the Exchange Agent to mail to each holder of record of Leggett & Platt certificated shares a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Leggett & Platt certificated shares will pass, only upon delivery of the Leggett & Platt certificated shares to the Exchange Agent, and will otherwise be in such form as Somnigroup, Leggett & Platt and the Exchange Agent will reasonably agree prior to the Closing Date; and instructions for effecting the surrender of the Leggett & Platt certificated shares (or affidavits of loss in lieu of the Leggett & Platt certificated shares as provided in the Merger Agreement) in exchange for payment of the Merger Consideration. Upon surrender of any Leggett & Platt certificated shares (or affidavit of loss as provided in the Merger Agreement) and upon delivery of a letter of transmittal, duly executed and in proper form, the holder of such Leggett & Platt certificated shares will be entitled to receive, and Somnigroup will instruct the Exchange Agent to pay and deliver, as promptly as practicable after such surrender, (I) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Somnigroup, for the number of shares of Somnigroup common stock into which such Leggett & Platt certificated shares have been converted pursuant to the Merger Agreement and (II) in the case of any Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to the Merger Agreement, as applicable, together with any dividends or other distributions to which the holder of such Leggett & Platt certificated shares becomes entitled, if any, with respect to such Leggett & Platt certificated shares, in accordance with the Merger Agreement, and any Leggett & Platt certificated shares so surrendered will forthwith be cancelled.

No holder of Leggett & Platt book-entry shares will be required to deliver a certificate or, in the case of holders of Leggett & Platt book-entry shares held through DTC, an executed letter of transmittal, to the Exchange Agent, to receive the Merger Consideration. Shares of such holders held through DTC will be automatically exchanged for the Merger Consideration as promptly as practicable after the Effective Time. As soon as practicable after the Effective Time (and in no event later than five business days after the Effective Time), Somnigroup will instruct the Exchange Agent to mail to each holder of record of Leggett & Platt book-entry shares not held through DTC: (I) a letter of transmittal, which will be in such form as Somnigroup, Leggett & Platt and the Exchange Agent will reasonably agree; and (II) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, duly executed and in proper form, with respect to such Leggett & Platt book-entry shares, the holder of such Leggett & Platt book-entry shares will be entitled to receive, and Somnigroup will instruct the Exchange Agent to pay and deliver as promptly as practicable after such delivery, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Somnigroup for the number of shares of Somnigroup common stock into which such Leggett & Platt book-entry shares have been converted pursuant to the Merger Agreement and (B) in the case of any Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to the Merger Agreement, together with any dividends or other distributions, if any, to which such holder of Leggett & Platt book-entry shares becomes entitled, if any, with respect to such Leggett & Platt book-entry shares in accordance with the Merger Agreement, and any Leggett & Platt book-entry shares will forthwith be cancelled. Payment of the Merger Consideration with respect to Leggett & Platt book-entry shares will only be made to the person in whose name such Leggett & Platt book-entry shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Leggett & Platt book-entry shares.
Lost, Stolen or Destroyed Certificates
In the event that any Leggett & Platt certificated shares will have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Leggett & Platt certificated shares, upon the making of an affidavit, in customary form reasonably acceptable to Somnigroup, of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to the Merger Agreement (together with any dividends or other distributions to which such holder is entitled, if any, in accordance with the Merger Agreement) and any Fractional Shares Cash Amount to which the holder is entitled pursuant to the Merger Agreement; provided, that Somnigroup may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration (and any dividends or other distributions payable or issuable in connection therewith, if any, in accordance with the Merger Agreement) or any Fractional Shares Cash Amount to which the holder is entitled pursuant to the Merger Agreement, require the owner of such lost, stolen or destroyed Leggett & Platt certificated shares to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Somnigroup, the surviving corporation or the Exchange Agent with respect to the Leggett & Platt certificated shares alleged to have been lost, stolen or destroyed.
Appraisal Rights
Any shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and who properly demands payment of the fair value of such shares (“Dissenting Shares”), pursuant to, and who otherwise complies in all respects with the provisions of Section 351.455 of the GBCLM will not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or loses the right to appraisal under the GBCLM. If, after the Effective Time, any such holder fails to perfect, withdraws or loses such right to appraisal, such holder’s shares will be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in accordance with the Merger Agreement without any interest thereon, and will no longer be a Dissenting Share.
Leggett & Platt will give Somnigroup prompt notice of any demands for appraisal for any Dissenting Share, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the GBCLM. Somnigroup will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by applicable law. The parties agree that Leggett & Platt will be responsible to pay solely out of its own funds any obligations with respect to appraisal demands; provided, however, that Leggett & Platt will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Somnigroup’s prior written consent in its sole discretion.

Withholding Taxes
Each of the Somnigroup Parties, the surviving corporation and the Exchange Agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement, such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable law. Somnigroup will be entitled to request any necessary tax forms in order to effectuate such withholding, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the payee.
Somnigroup will use commercially reasonable efforts to notify the payee of its intention to deduct or withhold prior to any such deduction or withholding (other than in respect of any withholding arising as a result of Leggett & Platt’s failure to provide the certificate described in the Merger Agreement or in respect of any amounts properly treated as compensation for applicable tax purposes) and the parties will cooperate in good faith with each other to minimize any such deduction and withholding of any taxes; provided that Somnigroup will not be required to delay such deduction or withholding to the extent that such delay is reasonably expected to cause Somnigroup to be subject to material audit, fines or penalties or create a materially increased risk of exposure to the foregoing. To the extent that amounts are so deducted and withheld and remitted by the deducting and withholding party to the applicable governmental entity as required by applicable law, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Prior to the Closing Date, Leggett & Platt will deliver to Somnigroup a certification, dated as of the Closing Date, that the shares of Leggett & Platt common stock and preferred stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS, in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Somnigroup does not receive the certification and notice described above, the sole recourse of the Somnigroup Parties, the surviving corporation and the Exchange Agent will be to withhold from the payments to be made pursuant to the Merger Agreement any required withholding tax under Section 1445 of the Code in accordance with the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are, in many respects, subject to materiality, knowledge and other similar qualifications contained in the Merger Agreement and are further modified and limited by confidential disclosure schedules delivered by Somnigroup and Leggett & Platt to each other. The representations and warranties made by Somnigroup and Leggett & Platt are also subject to, and qualified by, certain information Somnigroup or Leggett & Platt, as applicable, filed with, or furnished to, the SEC at least two business days before the date of the Merger Agreement. The representations and warranties do not survive the Effective Time.
The representations and warranties made by each of the Somnigroup Parties, and Leggett & Platt regarding themselves and their respective subsidiaries, as applicable, relate to the following subject matters, among other things:
•existence, good standing and qualification to conduct business;
•capitalization;
•requisite corporate power and authorization to enter into the Merger Agreement and to consummate the Merger (with respect to Leggett & Platt, subject to the Leggett & Platt Shareholder Approval);
•absence of conflicts with organizational documents, applicable law or material contracts as a result of the Merger Agreement or the consummation of the Merger;
•required governmental and regulatory filings and consents;
•compliance with applicable laws;
•filings and reports with the SEC and financial statements;
•internal controls and disclosure controls and procedures;
•absence of certain changes or events from January 1, 2026 to the date of the Merger Agreement;
•absence of a material adverse effect from January 1, 2026 to the date of the Merger Agreement;
•absence of litigation;

•absence of brokers’ and finders’ fees in relation to the Merger;
•Intended Tax Treatment of the Merger;
•accuracy of information supplied for inclusion or incorporation by reference in this proxy statement/prospectus; and
•absence of other representations and warranties.
Leggett & Platt made additional representations and warranties regarding itself and its subsidiaries, as applicable, to the Somnigroup Parties in the Merger Agreement with respect to the following subject matters:
•subsidiaries;
•employee benefit plans;
•labor and employment matters;
•material contracts;
•customers and suppliers;
•permits;
•environmental matters;
•intellectual property;
•data privacy and security;
•tax matters;
•real property and title to assets;
•anti-corruption;
•international trade;
•the opinion of Leggett & Platt’s financial advisor;
•state takeover statutes;
•related party transactions;
•insurance; and
•joint ventures.
Somnigroup made additional representations and warranties regarding itself and its subsidiaries, as applicable, to Leggett & Platt in the Merger Agreement with respect to the following subject matters:
•absence of ownership of Leggett & Platt capital stock;
•state takeover statutes; and
•adequacy of funds and sufficient Somnigroup common stock to consummate the Merger.

Definition of Material Adverse Effect
Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the Merger Agreement, a “material adverse effect” means, with respect to Leggett & Platt or Somnigroup (as applicable, the “subject party”), any change, event, occurrence, state of facts, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, capitalization, assets, operations or results of operations of the subject party and its subsidiaries, taken as a whole, except that none of the following will constitute or be deemed to contribute to a material adverse effect, and will not otherwise be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
•changes in law or other legal or regulatory conditions (or their interpretation or enforcement), or changes in GAAP or other accounting standards (or their interpretation or enforcement), including the adoption, implementation, repeal or modification of any law by any governmental entity, in each case, after the date of the Merger Agreement;
•changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates, exchange rates or tariffs in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the subject party or its subsidiaries operate in the United States or globally, in each case, after the date of the Merger Agreement;
•changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather, or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, in each case, after the date of the Merger Agreement;
•actions or omissions expressly required of the subject party under the Merger Agreement, or taken or not taken at the express request of, or with the prior written consent or prior written approval of, the other party to the Merger Agreement after the date of the Merger Agreement (or, in the case of any action where the consent of the other party was requested in writing in accordance with the Merger Agreement, where such consent was unreasonably withheld, delayed or conditioned);
•the negotiation, announcement or pendency of the Merger Agreement and the Transactions, including (i) the identity of, or the effect of any fact or circumstance relating to, the other party to the Merger Agreement and (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, vendors, lenders, employees or partners attributable to, or taken in response to, the public announcement of the Merger Agreement and the Transactions; provided that this exception will not apply in connection with any breach or inaccuracy of a representation or warranty set forth in the Merger Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, the Merger Agreement;
•any legal proceeding arising from allegations of breach of fiduciary duty or violation of law with respect to the Merger Agreement or the Transactions;
•changes in the trading price or trading volume of the common stock of the subject party (provided that the underlying cause of such change may be taken into account in determining whether a material adverse effect has occurred, to the extent not otherwise excluded);
•any failure by the subject party or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a material adverse effect has occurred, to the extent not otherwise excluded); or
•any action taken by the other party to the Merger Agreement or its affiliates with respect to the commercial relationship between Leggett & Platt and Somnigroup and their respective affiliates.
Any changes of the sort referred to in the first three bullets above may be taken into account in determining whether there has been a material adverse effect to the extent such effect disproportionately adversely impacts the subject party and its subsidiaries, taken as a whole, relative to other companies operating in the same industries (and in such case, only to the extent of such disproportionate impact).

A “Leggett & Platt Material Adverse Effect” means a material adverse effect with respect to Leggett & Platt and its subsidiaries, taken as a whole, and a “Somnigroup Material Adverse Effect” means a material adverse effect with respect to Somnigroup and its subsidiaries, taken as a whole.
Conduct of Business of Leggett & Platt Pending the Effective Time
Under the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time and the valid termination of the Merger Agreement, except (w) as set forth in the disclosure schedules delivered by Leggett & Platt, (x) as required by applicable law, (y) as expressly required or contemplated by the Merger Agreement (including declaring and paying the Special Dividend) or (z) with the prior written consent of Somnigroup (which consent may not be unreasonably withheld, conditioned or delayed), Leggett & Platt will, and will cause each of its subsidiaries to, use commercially reasonable efforts to (a) conduct its operations in the ordinary course of business consistent with past practice and (b) maintain and preserve its business, material assets and current organization and preserve its rights, franchises, goodwill and relationships with clients, customers, suppliers, distributors, landlords, creditors, lenders, licensors, licensees, employees, regulators and other persons having significant business relations with Leggett & Platt or any of its subsidiaries and comply with all applicable laws in all material respects.
In addition, subject to the same exceptions described above, Leggett & Platt has agreed that between the date of the Merger Agreement and the earlier of the Effective Time and the valid termination of the Merger Agreement, Leggett & Platt will not, and will not permit any of its subsidiaries to, directly or indirectly, take any of the following actions:
•amend, adopt, modify, waive, rescind or otherwise change (whether by merger, consolidation or otherwise) its articles of incorporation or bylaws or equivalent organizational documents, in any manner, except for immaterial or ministerial amendments or amendments required by changes in law;
•issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other equity interests in, Leggett & Platt or any Leggett & Platt subsidiary, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), other than transactions between Leggett & Platt and any wholly owned Leggett & Platt subsidiary or among wholly owned Leggett & Platt subsidiaries or the issuance of Leggett & Platt common stock upon the exercise, vesting or settlement, as applicable, of Leggett & Platt equity awards outstanding as of the date of the Merger Agreement, or otherwise permitted to be granted under the Merger Agreement in accordance with their terms and pledges of capital stock of any Leggett & Platt subsidiaries in connection with the incurrence or refinancing of indebtedness permitted under the Merger Agreement;
•sell, pledge, dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), transfer, lease, license, abandon, allow to lapse, guarantee, grant a franchise to, grant a lien over, or encumber or otherwise transfer any line of business or any material property or assets (not including intellectual property) (other than transactions between Leggett & Platt and any wholly owned Leggett & Platt subsidiary or among wholly owned Leggett & Platt subsidiaries), except (a) pursuant to the contracts in effect prior to the date of the Merger Agreement (as set forth in the disclosure schedules delivered by Leggett & Platt), (b) non-exclusive, revocable licenses, (c) permitted liens or (d) any such actions with respect to inventory, raw materials, equipment, supplies and surplus, unused or obsolete assets in the ordinary course of business consistent with past practice;
•declare, set aside, authorize, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than Permitted Company Dividends, the Special Dividend and dividends paid by a wholly owned Leggett & Platt subsidiary to Leggett & Platt or another wholly owned Leggett & Platt subsidiary) or enter into any agreement or contract with respect to the voting or registration of its capital stock or other equity interests;

•reclassify, combine, split, reverse split, subdivide or amend the terms of, or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock, or other equity interests, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), except (a) the satisfaction of exercise price and/or tax withholding obligations in connection with the vesting, exercise and/or settlement of Leggett & Platt equity awards in accordance with the terms of such awards as in effect on the date of the Merger Agreement or (b) upon the forfeiture of outstanding Leggett & Platt equity awards pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;
•merge or consolidate Leggett & Platt or any Leggett & Platt subsidiary with any person or engage in, authorize, enter into or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Leggett & Platt or any Leggett & Platt subsidiary or the filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it, other than a merger with and into another wholly owned Leggett & Platt subsidiary;
•purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets) whether in a single transaction or a series of transactions, any corporation, partnership, limited liability company, joint venture, other business organization or division thereof, or any other business or any equity interest in any person, or any assets of any person, other than (a) any acquisitions with consideration of less than $10 million individually or with aggregate consideration of less than $25 million (across all such acquisitions), or (b) the purchase of goods, equipment and other operating assets in the ordinary course of business consistent with past practice;
•incur any indebtedness for borrowed money (including any borrowings under any revolving credit facility, commercial paper facility or other similar working capital or other facility), in excess of $25 million in the aggregate, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money, except, in each case, for (i) corporate guarantees issued in the ordinary course of business consistent with past practice, (ii) any refinancing of Leggett & Platt’s existing indebtedness for borrowed money that is not prohibited by clause (b) below, (iii) intercompany borrowings between Leggett & Platt and any wholly owned Leggett & Platt subsidiary or among wholly owned Leggett & Platt subsidiaries, (iv) borrowings under Leggett & Platt’s existing credit facilities, in an aggregate amount (when combined with the amount of commercial paper issued pursuant to clause (v)) not to exceed, $150 million, (v) issuances of commercial paper for working capital or general corporate purposes in the ordinary course of business in an aggregate amount (when combined with the amount of borrowings pursuant to clause (iv)) not to exceed, $150 million, or (vi) the entry into capital leases in the ordinary course of business; and (b) repay or refinance material Leggett & Platt indebtedness (including Leggett & Platt notes and Leggett & Platt credit facilities), unless (i) such refinancing is conducted in the three months prior to the maturity date of the indebtedness being refinanced, (ii) the agreements governing such refinancing indebtedness (A) explicitly provide that such refinancing indebtedness would be permitted to remain outstanding following the Closing Date, (B) permit the borrower or issuer of such refinancing indebtedness to be replaced by Somnigroup or, at Somnigroup’s option, one of its domestic subsidiaries after the Closing Date without any requirement for consent from the lenders, agents, trustees or holders of such refinancing indebtedness (other than the satisfaction of reasonable and customary “know your customer” requirements, if any), and (C) permit such refinancing indebtedness to be repaid without any premium or penalty in connection with the closing and (iii) Leggett & Platt has consulted with Somnigroup prior to conducting such refinancing; provided that the restrictions in this clause (b) will not apply to any transaction with respect to Leggett & Platt’s commercial paper issued under Leggett & Platt’s commercial paper program repaid or refinanced with new commercial paper issued under Leggett & Platt’s commercial paper program or by using existing credit facilities, in each case, in the ordinary course of business;
•make any loans, advances or capital contributions to, or investments in, any other person (other than contributions to or investments in any wholly owned Leggett & Platt subsidiary) or in the case of loans or advances to any directors, officers, employees or other individual service providers (other than loans or advances for travel or reasonable business expenses) in excess of $100,000 in the aggregate;
•except as otherwise required by applicable law, the terms of the Merger Agreement or a Leggett & Platt benefit plan in existence as of the date of the Merger Agreement,
◦grant any severance or termination pay;

◦increase the annual base salary or target incentive compensation opportunity of any employee of Leggett & Platt, other than in the ordinary course of business consistent with past practice; provided, however, that the annual base salary for any key employee for any calendar year will not be increased by a percentage greater than 4.1% of such key employee’s annual base salary for the prior year (with each key employee’s target incentive compensation opportunity adjusted proportionally to reflect such increase but not otherwise permitted to be increased);
◦establish, modify, enter into, recognize, certify or amend any collective bargaining agreement;
◦terminate the employment or service relationship of any key employee (other than for cause, as determined by Leggett & Platt acting in good faith) or promote or hire any new key employee (other than to replace a former key employee who died, resigned, or was demoted or fired for cause);
◦adopt, enter into, terminate or materially amend any Leggett & Platt benefit plan or amend any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Leggett & Platt benefit plan if such amendment were in effect on the date of the Merger Agreement (other than changes to any Leggett & Platt benefit plan that is a group health or welfare plan during the plan’s annual renewal or open enrollment process in the ordinary course of business consistent with past practice and to the extent that such changes do not materially increase the cost of benefits under the applicable Leggett & Platt benefit plan);
◦take any action to amend or waive any performance or vesting criteria or accelerate the vesting, funding or time of payment of any compensation or other benefit (including a Leggett & Platt equity award) with respect to any current or former individual service provider or otherwise modify any of the terms of any outstanding Leggett & Platt equity award; or
◦change any actuarial or other assumptions used to calculate funding obligations with respect to any Leggett & Platt benefit plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined (other than changes as required by GAAP or that do not materially increase the cost of benefits under the applicable Leggett & Platt benefit plan);
•implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, to the extent that any of the foregoing actions would reasonably be expected to trigger the notice requirements of the WARN Act;
•agree to waive or release any material noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any key employee;
•except as required by a change in GAAP or by a governmental entity, make any material change to accounting policies, practices, principles, methods or procedures (including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies and billing and invoicing policies) or cash management or working capital management procedures (except for changes in cash management or working capital that are otherwise expressly permitted under the Merger Agreement);
•(A) waive, release, assign, compromise, settle, pay or agree to settle or pay any material proceeding (which will include any proceeding against any significant customer or significant supplier) other than in the ordinary course of business consistent with past practice or compromises, settlements or agreements that involve only the payment of monetary damages by Leggett & Platt or any Leggett & Platt subsidiary in an amount that is less than $5 million in the aggregate or (B) initiate or commence any material proceeding against any significant customer (other than Somnigroup or its affiliates) or significant supplier;
•make, change or revoke any material tax election (other than elections consistent with past practice), change any annual tax accounting period for purposes of a material tax, adopt (other than in the ordinary course of business) or change any material method of tax accounting, file any amended material tax return, settle or compromise any audit or other proceeding relating to a material amount of taxes, intentionally surrender any right to claim a material refund of taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax law) with respect to material taxes;
•sell, assign, pledge or otherwise encumber, transfer, license, abandon, permit to lapse or otherwise dispose of any material Leggett & Platt owned intellectual property, except for non-exclusive licenses granted in the ordinary course of business;

•make any capital expenditure or expenditures, or enter into any agreement or arrangement providing for, or otherwise commit to providing, any capital expenditure or expenditures that exceed $150 million in the aggregate per calendar year;
•enter into any “off-balance-sheet-arrangement” within the meaning of Item 303 of Regulation S-K of the SEC;
•enter into any contract with any affiliates (other than Leggett & Platt subsidiaries) of Leggett & Platt or other persons that would be required to be reported by Leggett & Platt pursuant to Item 404 of Regulation S-K promulgated by the SEC, except as otherwise permitted pursuant to the Merger Agreement;
•enter into or amend or modify in any material respects, waive or assign any material rights under, or consent to the termination of, any Leggett & Platt material contract or any other contract or lease that, if in effect as of the date of the Merger Agreement, would constitute a Leggett & Platt material contract; except, in each case, (A) with respect to any extensions of the term of any Leggett & Platt real property leases; provided, that any such extension is on terms no less favorable than market terms in the aggregate and for no more than a five year term, (B) with respect to any letters of credit issued under any revolving credit facility entered into in the ordinary course of business or (C) in the ordinary course of business consistent with past practice or otherwise with respect to a contract to which Somnigroup or a Somnigroup subsidiary is a party;
•become a party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;
•enter into a new line of business that is expected to generate at least $15 million of revenue in any 12 month period or abandon or discontinue any such existing line of business; or
•agree, authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Nothing contained in the Merger Agreement will give the Somnigroup Parties, directly or indirectly, the right to control or direct any of Leggett & Platt’s or Leggett & Platt subsidiaries’ operations prior to the Effective Time.
Conduct of Business of Somnigroup Pending the Effective Time
Somnigroup is subject to a more limited set of interim operating restrictions than Leggett & Platt. Under the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time and the valid termination of the Merger Agreement, except (w) as set forth in the disclosure schedules delivered by Somnigroup, (x) as required by applicable law, (y) as expressly required or contemplated by the Merger Agreement, or (z) otherwise with the prior written consent of Leggett & Platt (not to be unreasonably withheld, conditioned or delayed), Somnigroup will, and will cause each Somnigroup subsidiary to use commercially reasonable efforts to (I) conduct its operations only in the ordinary course of business consistent with past practice and (II) maintain and preserve its business and material assets and current organization and to preserve the rights, franchises, goodwill and relationships with clients, customers, suppliers, distributors, landlords, creditors, lenders, licensors, licensees, employees, regulators and other persons having significant business relations with Somnigroup or its subsidiaries, and comply with all applicable laws in all material respects.
In addition, subject to the same exceptions described above, Somnigroup has agreed that between the date of the Merger Agreement and the earlier of the Effective Time and the valid termination of the Merger Agreement, Somnigroup will not, and will not permit any of its subsidiaries to, directly or indirectly, take any of the following actions:
•amend, modify, waive, rescind or otherwise change Somnigroup’s certificate of incorporation or bylaws in any way that would be materially adverse to the holders of Leggett & Platt common stock or adversely affect the holders of Leggett & Platt common stock relative to the other holders of Somnigroup common stock;
•declare, set aside, authorize, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests (other than regular quarterly dividends in an amount of $0.17 for the first quarter of 2026, which may be increased by $0.02 per share in each subsequent calendar quarter, and dividends paid by a wholly owned Somnigroup subsidiary to Somnigroup or another Somnigroup subsidiary);

•unless any such action results in a modification of the Exchange Ratio in accordance with the Merger Agreement, (A) reclassify, combine, split, reverse split, consolidate, subdivide or otherwise combine Somnigroup common stock, (B) pay a stock dividend or other stock distribution (with a record date during such period) in Somnigroup common stock, (C) otherwise change Somnigroup common stock into any other securities, or (D) make any other such stock dividend or stock distribution (with a record date during such period) in capital stock of Somnigroup in respect of Somnigroup common stock;
•adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Somnigroup; or
•agree, authorize or enter into any contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Nothing contained in the Merger Agreement will give Leggett & Platt, directly or indirectly, the right to control or direct any of Somnigroup’s or Somnigroup subsidiaries’ operations prior to the Effective Time.
Leggett & Platt Special Meeting
Unless the Leggett & Platt Board has effected a Change of Board Recommendation as expressly permitted by the Merger Agreement, Leggett & Platt, in consultation with Somnigroup, will duly take all action necessary in accordance with the GBCLM, the Leggett & Platt Articles of Incorporation, and the Leggett & Platt Bylaws to establish a record date for, duly call, give notice of, convene and hold the Leggett & Platt Special Meeting as promptly as reasonably practicable after the registration statement has become effective (but in no event later than 75 days thereafter) for the purpose of obtaining the Leggett & Platt Shareholder Approval and will not change such record date without the prior written consent of Somnigroup (not to be unreasonably withheld, conditioned or delayed). In connection with such meeting, Leggett & Platt (i) will solicit from Leggett & Platt shareholders proxies, and use its reasonable best efforts to obtain the Leggett & Platt Shareholder Approval and otherwise comply with all legal requirements applicable to such meeting and proxy solicitation, and (ii) will not submit any other proposal (other than matters of procedure and matters required by law to be voted on by Leggett & Platt shareholders in connection with the adoption of the Merger Agreement and the approval of the Transactions) to Leggett & Platt shareholders in connection with the Leggett & Platt Special Meeting without the prior written consent of Somnigroup (not to be unreasonably withheld, conditioned or delayed). If Leggett & Platt reasonably believes that (A) after good faith consultation with Leggett & Platt’s outside counsel and Somnigroup, it is necessary to postpone or adjourn the Leggett & Platt Special Meeting to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to the shareholders of Leggett & Platt within a reasonable amount of time in advance of the Leggett & Platt Special Meeting or (B) (I) Leggett & Platt will not receive proxies representing a sufficient number of shares of Leggett & Platt common stock to obtain the Leggett & Platt Shareholder Approval, whether or not a quorum is present, or (II) Leggett & Platt will not have a sufficient number of shares of Leggett & Platt common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Leggett & Platt Special Meeting; Leggett & Platt will have the right to (after consultation with Somnigroup), and will upon request by Somnigroup, on one or more occasions postpone or adjourn the Leggett & Platt Special Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 30 days (in the case of clause (B) of this sentence) or 10 days but no longer than 30 days in the aggregate (in the case of each supplement and amendment subject to clause (A) of this sentence), and Leggett & Platt will not, under any other circumstances, postpone or adjourn the Leggett & Platt Special Meeting without the prior written consent of Somnigroup except as required by law. Leggett & Platt will, upon the reasonable request of Somnigroup, advise Somnigroup prior to the date of the Leggett & Platt Special Meeting as to the aggregate tally of proxies received by Leggett & Platt with respect to the Leggett & Platt Shareholder Approval and other matters to be considered at the Leggett & Platt Special Meeting.

Non-Solicitation
Under the Merger Agreement, from and after the date of the Merger Agreement until the Effective Time or, if earlier, the valid termination of the Merger Agreement, Leggett & Platt will not, and will cause its subsidiaries and its and their respective directors and officers and direct its and their other Leggett & Platt representatives (engaged by Leggett & Platt or any Leggett & Platt subsidiary in connection with the Transactions) not to on behalf of Leggett & Platt, in each case, directly or indirectly:
(i)initiate, solicit or knowingly encourage, knowingly assist, knowingly induce or take any action to knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined below) or any inquiry, proposal, request or offer that could reasonably be expected to result in an Acquisition Proposal, or conduct or engage in any discussions or negotiations (other than with Somnigroup and the Somnigroup representatives) with respect thereto (other than informing any third party of the existence of the non-solicitation provisions contained in the Merger Agreement or clarifying the terms of any inquiry, proposal, request or offer in accordance with the Merger Agreement),
(ii)furnish, disclose or otherwise provide access to any non-public information regarding Leggett & Platt or Leggett & Platt subsidiaries, or afford access to the business, properties, assets, books or records of Leggett & Platt or Leggett & Platt subsidiaries to any person (other than to the Somnigroup Parties and Somnigroup representatives) in connection with or in response to an Acquisition Proposal or any inquiry, proposal, request or offer that could reasonably be expected to result in an Acquisition Proposal,
(iii)amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Leggett & Platt or Leggett & Platt subsidiaries unless the Leggett & Platt Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to amend or grant any such waiver or release would be inconsistent with the Leggett & Platt Board’s fiduciary duties to the shareholders of Leggett & Platt,
(iv)approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal,
(v)withdraw, change or qualify, in a manner adverse to Somnigroup, the recommendation by the Leggett & Platt Board for Leggett & Platt shareholders to adopt and approve the Merger Agreement and the Merger (the “Leggett & Platt Board Recommendation”),
(vi)enter into any agreement (including any merger or acquisition agreement), letter of intent, term sheet or other similar agreement relating to any Acquisition Proposal,
(vii)if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten business days of any written request of Somnigroup or fail to publicly reaffirm the Leggett & Platt Board Recommendation within ten business days of any written request of Somnigroup (it being understood and agreed that Leggett & Platt will only be entitled to make one (1) such request per Acquisition Proposal or material modification thereto),
(viii)fail to publicly recommend, in a solicitation/recommendation statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, and reaffirm the Leggett & Platt Board Recommendation, within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer; or
(ix)approve, authorize, resolve or agree or announce any intention to do any of the foregoing (any action set forth in the foregoing clauses (iv) through (viii) or (ix) (to the extent related to the foregoing clauses (iv) through (viii)), a “Change of Board Recommendation”).

Under the Merger Agreement, Leggett & Platt agreed that it will, and will cause Leggett & Platt subsidiaries and its and their respective directors and officers and direct its and their other Leggett & Platt representatives to, promptly cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any persons (other than the Somnigroup Parties and the Somnigroup representatives) conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), promptly terminate all data room access previously granted to such person or its representatives, and to the extent required or permitted pursuant to any confidentiality agreement in connection with a potential Acquisition Proposal, request that any such person promptly return and destroy (and confirm destruction of) all non-public information thereunder. Without limiting the foregoing, it is understood that any violation of the Merger Agreement by any Leggett & Platt representative, to the extent such Leggett & Platt representative is acting on behalf of Leggett & Platt or Leggett & Platt subsidiaries, will be deemed to be a breach of the Merger Agreement by Leggett & Platt.
For the purposes of the Merger Agreement, an “Acquisition Proposal” means any inquiry, indication of interest, offer or proposal from any person or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) (other than Somnigroup and Somnigroup subsidiaries) contemplating or otherwise relating to any transaction or a series of related transactions involving (a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Leggett & Platt; (b) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets of Leggett & Platt (including equity interests of a Leggett & Platt subsidiary) or Leggett & Platt subsidiaries that constitute or account for 20% or more of the consolidated assets (measured based on fair market value as of the date of such sale or disposition) or consolidated net revenues or consolidated net income (in each case, measured based on the 12 full calendar months prior to the date of determination) of Leggett & Platt and Leggett & Platt subsidiaries; (c) any direct or indirect purchase or other acquisition by any person or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) of 20% or more of the outstanding Leggett & Platt common stock or securities of Leggett & Platt representing 20% or more of the voting power of Leggett & Platt after giving effect to the consummation of such purchase or other acquisition, including pursuant to an issuance by Leggett & Platt or a tender offer or exchange offer by any person or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) beneficially owning 20% or more of the outstanding Leggett & Platt common stock or securities of Leggett & Platt representing 20% or more of the voting power of Leggett & Platt after giving effect to the consummation of such tender offer or exchange offer; or (d) any combination of the foregoing (in each case, other than the Merger or any other transaction involving solely Leggett & Platt and one or more of the wholly owned Leggett & Platt subsidiaries or solely among wholly owned Leggett & Platt subsidiaries).
Exceptions to Non-Solicitation Obligations. Notwithstanding the foregoing restrictions, and subject to certain provisions of the Merger Agreement, if at any time following the date of the Merger Agreement and prior to obtaining the Leggett & Platt Shareholder Approval (i) Leggett & Platt has received a bona fide unsolicited written Acquisition Proposal from a third party, (ii) none of Leggett & Platt, Leggett & Platt subsidiaries and none of their respective Leggett & Platt representatives has materially breached its non-solicitation obligations under the Merger Agreement, (iii) the Leggett & Platt Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and (iv) the Leggett & Platt Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to the shareholders of Leggett & Platt, then Leggett & Platt may (A) furnish information with respect to Leggett & Platt and Leggett & Platt subsidiaries to such third party making such Acquisition Proposal and its financing sources and (B) participate in discussions or negotiations with such third party and its financing sources regarding such Acquisition Proposal; provided, that Leggett & Platt (x) will not, and will cause Leggett & Platt subsidiaries and its and their respective directors and officers and instruct its and their other respective Leggett & Platt representatives who are then aware of such Acquisition Proposal not to, disclose any material information to such third party without first entering into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with such third party, a copy of which will be promptly provided to Somnigroup (and in any event within twenty-four hours), and (y) will, except to the extent prohibited under applicable law (including competition law), provide to Somnigroup any information concerning Leggett & Platt or Leggett & Platt subsidiaries provided or made available to such third party which information was not previously provided or made available to Somnigroup, within twenty-four hours of the furnishing of such information to such third party. Notwithstanding the foregoing restrictions, if Leggett & Platt receives, following the date of the Merger Agreement and prior to the Leggett & Platt Special Meeting, an inquiry, proposal, request or offer that did not result from a material breach of the non-solicitation obligations under the Merger Agreement, Leggett & Platt, its subsidiaries and Leggett & Platt representatives may contact the persons or any of such person’s representatives who has made such proposal, request or offer solely to clarify the terms of such inquiry, proposal, request or offer so that Leggett & Platt may inform itself about such inquiry, proposal, request or offer.

For the purposes of the Merger Agreement, a “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by a third party after the date of the Merger Agreement, on terms and conditions which, in the good faith judgment of the Leggett & Platt Board (after consultation with its financial advisors and outside counsel), taking into account the timing and likelihood of consummation relative to the Merger, (a) is reasonably likely to be consummated in accordance with its terms (taking into account all financial, regulatory, financing, conditionality, legal and other terms and conditions) and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable, from a financial point of view, to Leggett & Platt shareholders (in their capacity as such) than the Merger, taking into account all of the terms and conditions of such Acquisition Proposal and the Merger Agreement (in each case, including all financial, regulatory, financing, conditionality, legal and other terms and conditions, and any proposal by Somnigroup to amend or modify the terms of the Merger Agreement made in accordance with the Merger Agreement).
Notice of Acquisition Proposals. Under the Merger Agreement, Leggett & Platt agreed it will promptly (and in any event within twenty-four hours) notify Somnigroup in writing of the taking of any action that furnishes information with respect to Leggett & Platt and Leggett & Platt subsidiaries to a third party making an Acquisition Proposal and its financing sources. If, at any time following the date of the Merger Agreement, Leggett & Platt, any Leggett & Platt subsidiary or any of their respective directors, officers or other Leggett & Platt representatives receives any (i) Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal or (ii) any request for non-public information relating to, or for access to the business, properties, assets, books, or records of, Leggett & Platt or any Leggett & Platt subsidiary from any person that informs Leggett & Platt it is considering making an Acquisition Proposal or relating to, or that could reasonably be expected to lead to, an Acquisition Proposal, Leggett & Platt will promptly (and in any event within twenty-four hours), subject to applicable law, notify Somnigroup in writing of the receipt of such Acquisition Proposal and/or proposal, inquiry or request. Such notice provided by Leggett & Platt to Somnigroup will include a summary of the material terms and conditions of any such Acquisition Proposal and/or proposal, inquiry or request (which will include the identity of the party making such Acquisition Proposal and/or proposal, inquiry or request) and complete and unredacted copies of such written Acquisition Proposal and any significant related documents, including copies of all draft or proposed agreements and financing documents. Leggett & Platt will keep Somnigroup reasonably informed on a current basis with respect to the status of any such Acquisition Proposal and/or proposal, inquiry or request and any modification or proposed modification thereto, and will promptly (and in no event later than twenty-four hours after transmittal or receipt) provide Somnigroup with a summary of any material modifications with respect to such Acquisition Proposal. Leggett & Platt will provide Somnigroup with twenty-four hours’ prior written notice (or such lesser prior notice as is provided to the members of the Leggett & Platt Board) of any meeting of the Leggett & Platt Board at which the Leggett & Platt Board is expected to consider any such Acquisition Proposal and/or proposal, inquiry or request.
Change of Board Recommendation. Pursuant to the Merger Agreement, provided that in each case that none of Leggett & Platt, Leggett & Platt subsidiaries and none of their respective Leggett & Platt representatives has materially breached the non-solicitation obligations under the Merger Agreement with respect to such Acquisition Proposal, if (i) (A) Leggett & Platt has received a bona fide unsolicited written Acquisition Proposal that the Leggett & Platt Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal or (B) the Leggett & Platt Board (or any duly authorized committee thereof) determines that an Intervening Event (as defined below) has occurred and is continuing and (ii) the Leggett & Platt Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation would be inconsistent with its fiduciary duties to the shareholders of Leggett & Platt, then the Leggett & Platt Board may, at any time prior to obtaining the Leggett & Platt Shareholder Approval, (x) effect a Change of Board Recommendation with respect to such Superior Proposal or Intervening Event (as applicable) or fail to include the Leggett & Platt Board Recommendation in the proxy statement/prospectus or (y) solely with respect to such Superior Proposal, terminate the Merger Agreement to accept such Superior Proposal and enter into a definitive agreement with respect thereto, subject to the requirements of the Merger Agreement.

For the purposes of the Merger Agreement, an “Intervening Event” means any effect that relates to and is material to Leggett & Platt and Leggett & Platt subsidiaries, taken as a whole, that occurs or arises after the date of the Merger Agreement and that (a) was not known or reasonably foreseeable to the Leggett & Platt Board as of or prior to the date of the Merger Agreement (or, if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Leggett & Platt Board as of or prior to the date of the Merger Agreement), and (b) does not involve or relate to (i) an Acquisition Proposal or the expected receipt, existence or terms of an Acquisition Proposal, (ii) the fact that Leggett & Platt meets or exceeds any internal or published projections or forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement, (iii) changes after the date of the Merger Agreement in the market price or trading volume of Leggett & Platt common stock or (iv) changes in the market price or trading volume of Somnigroup common stock or any other securities of Somnigroup or the failure of Somnigroup to meet internal or securities analysts’ published projections of earnings, revenues or other financial results for any period ending on or after the date of the Merger Agreement (provided, however, that the underlying causes of such fact or change will not be excluded by clauses (ii), (iii) or (iv) in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clauses (a) and (b) of this definition).
Matching Rights. Under the Merger Agreement, Leggett & Platt agreed it will not be entitled to effect a Change of Board Recommendation unless, in each case:
•Leggett & Platt will have provided to Somnigroup at least four business days’ prior written notice (the “Notice Period”) of Leggett & Platt’s intention to take such action, which notice will include, (A) with respect to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (which will include the identity of the party making such Acquisition Proposal), and complete and unredacted copies of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal and any related documents, including financing documents (or, in each case, if not provided in writing to Leggett & Platt, a written summary of the material terms and conditions thereof), or (B) with respect to an Intervening Event, a reasonably detailed summary of the facts and circumstances related to such Intervening Event that make a Change of Board Recommendation necessary;
•during the Notice Period, if requested by Somnigroup, Leggett & Platt will have, and will have caused its subsidiaries, and directed Leggett & Platt representatives, and legal and financial advisors to have, engaged in good faith negotiations with Somnigroup regarding any amendment to the Merger Agreement proposed in writing by Somnigroup intended to (A) with respect to an Acquisition Proposal, cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal or, (B) with respect to an Intervening Event, permit the Leggett & Platt Board (consistent with its fiduciary duties under applicable law) to not make a Change of Board Recommendation; and
•the Leggett & Platt Board (or any duly authorized committee thereof) will have considered any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms of the Merger Agreement) and the other agreements contemplated by the Merger Agreement that may be irrevocably offered in writing by Somnigroup no later than 11:59 a.m., Eastern Time, on the last day of the Notice Period and will have determined in good faith that (A) the Acquisition Proposal would continue to constitute a Superior Proposal or (B) the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of Leggett & Platt, in each case, if such proposed changed terms were to be given effect, and in each case, the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Leggett & Platt.
Under the Merger Agreement, in the event of any material revisions to such Superior Proposal, including form, amount, mix or timing of consideration (any such change with respect to the consideration to be deemed material), offered by the party making such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, Leggett & Platt will be required to deliver a new written notice to Somnigroup and to again comply with the requirements of the Merger Agreement with respect to such new written notice, except that the Notice Period will be two business days with respect to any such revised Superior Proposal (but no such new written notice will shorten the original Notice Period).

Certain Disclosures. The Leggett & Platt Board (or any duly authorized committee thereof) is not prohibited from (i) disclosing to the shareholders of Leggett & Platt a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of Leggett & Platt if the Leggett & Platt Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties; provided, that (A) any disclosure made under clauses (i) and (ii) above will be deemed to be a Change of Board Recommendation unless the Leggett & Platt Board expressly publicly reaffirms the Leggett & Platt Board Recommendation in such disclosure and (B) any Change of Board Recommendation must be made in accordance with the Merger Agreement. The issuance by Leggett & Platt or the Leggett & Platt Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.
Regulatory Approvals
Each of the parties to the Merger Agreement has agreed to use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other Transactions as promptly as practicable after the date of the Merger Agreement, (ii) take such actions as may be required to cause the expiration of the notice periods under competition laws with respect to such Transactions as promptly as practicable after the date of the Merger Agreement, (iii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Somnigroup or Leggett & Platt, or any of their respective subsidiaries, in order to effect the closing by not later than three business days prior to the Outside Date, and to avoid any proceeding by any governmental entity (including those in connection with competition laws), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, including the Merger, (iv) as promptly as practicable, make or cause to be made all necessary applications and filings (and in any event file all required HSR Act notifications within 15 business days after the date of the Merger Agreement), and thereafter make any other required submissions, and pay any filing fees due in connection therewith, with respect to the Merger Agreement and the Merger required under any competition laws (all such filing fees to be borne by Somnigroup), and (v) as promptly as practicable after the date of the Merger Agreement, make all necessary filings, and thereafter make any other required submissions, and pay any filing fees due in connection therewith, with respect to the Merger Agreement and the Merger required under any competition laws and any other applicable law. Leggett & Platt and Somnigroup have agreed to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the Transactions. Each party has agreed not to delay the closing at the behest of any governmental entity without the consent of the other parties to the Merger Agreement, which consent may not be unreasonably withheld, conditioned or delayed.
Each of the parties has agreed to cooperate and use its reasonable best efforts to (i) defend and contest any proceeding seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions, and (ii) take all necessary or reasonably proper or advisable steps to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) entered or issued in any proceeding that is in effect and that restricts, prevents or prohibits consummation of the Merger and the Transactions. The parties have acknowledged and agreed that neither the “reasonable best efforts” standard nor any other provision set forth in the Merger Agreement will require, or be construed to require, Somnigroup or any of its subsidiaries or affiliates, in order to effect the expiration of any waiting periods under applicable competition laws or the obtaining from any governmental entities of any consent, registration, approval, non-objection, permit or authorization to consummate the Transactions, or for any other reason, to (1) propose, offer, negotiate, commit to, agree to or effect, by consent decree, hold separate order, or otherwise, (x) the sale, divestiture, long-term license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Somnigroup, Leggett & Platt or any of their respective affiliates, or (y) the divestment of any contracts of Somnigroup, Leggett & Platt or any of their respective affiliates, or (2) incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Somnigroup or Leggett & Platt or the anticipated benefits to Somnigroup of the Transactions. Leggett & Platt, Leggett & Platt subsidiaries and any of their respective affiliates will not propose, offer, negotiate, commit to, agree to, effect or take any actions set forth in the immediately preceding sentence without the prior written consent of Somnigroup.

Somnigroup, its subsidiaries and its affiliates will not acquire or agree to acquire or pursue the acquisition of (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, license, joint venture, collaboration or other agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or otherwise materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under competition laws with respect to the Merger and the other Transactions, (ii) materially increase the risk of any governmental entity entering an order prohibiting the Transactions, or (iii) materially delay the consummation of the Transactions.
Subject to the requirements of the Merger Agreement, Somnigroup will, upon reasonable consultation with Leggett & Platt, control, lead and direct all actions, decisions and strategy for, and make all final determinations for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any governmental entity in connection with the Merger Agreement, including under the HSR Act or other competition laws, and the Transactions, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to the Merger Agreement as well as responding to any lawsuit, claim, action, or other proceeding brought by any governmental entity relating to the Transactions.
Subject to the Merger Agreement, Somnigroup and Leggett & Platt have agreed to: (i) give the other party prompt notice of the making or commencement of any request, inquiry, investigation or proceeding by or before any governmental entity with respect to the Merger or any of the other Transactions; (ii) keep the other party informed on a current basis as to the status of any such request, inquiry, investigation or proceeding; (iii) promptly inform the other party of (and provide the other party with copies of) any communication to or from any governmental entity regarding the Merger or any of the other Transactions. Each party will consult and cooperate with the other parties, and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any governmental entity or by any law, in connection with any such request, inquiry, investigation or proceeding, each party will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with such request, inquiry, investigation or proceeding.
Leggett & Platt and Somnigroup have agreed to give (or to cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, commercially reasonable efforts to obtain the third party consents, approvals or waivers identified on the disclosure schedules delivered by Leggett & Platt (with respect to Leggett & Platt) and requested in writing by Somnigroup and the disclosure schedules delivered by Somnigroup (with respect to Somnigroup) and requested in writing by Leggett & Platt, and Leggett & Platt and Somnigroup will coordinate and cooperate in seeking any such consents, approvals or waivers; provided, however, that, in no event will either party be required to make any out-of-pocket payment or any concessions to any third party, or commence any litigation, to obtain any consents, approvals or waivers of third parties contemplated by the Merger Agreement. The parties have acknowledged and agreed that obtaining any such consents, approvals or waivers is not a condition to the closing and that the consummation of the Transactions will not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) any such consents, approvals or waivers. Any such notices, consents, approvals or waivers will be in a form reasonably acceptable to Somnigroup and Leggett & Platt.
The Merger Agreement does not give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the Effective Time, Leggett & Platt and Somnigroup have agreed to exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control and supervision over their respective business operations.
Dividends; Special Dividend
The Merger Agreement provides that Somnigroup and Leggett & Platt will coordinate the timing of any regular quarterly dividends paid to their respective stockholders and shareholders prior to the closing to ensure that if either the holders of Somnigroup common stock or the holders of Leggett & Platt common stock receive a regular dividend for a particular calendar quarter prior to the Closing Date, then the holders of the other party’s common stock will also receive a regular dividend for such calendar quarter prior to the Closing Date to ensure that Somnigroup stockholders and Leggett & Platt shareholders receive the same number of such dividends (or partial dividends as applicable). If any distribution with respect to shares of Leggett & Platt common stock permitted under the Merger Agreement has a record date prior to the Effective Time but has not been paid prior to the Effective Time, such distribution will be paid by Leggett & Platt immediately prior to the Effective Time.

In addition, if a proceeding is commenced by the DOJ or the FTC under any applicable U.S. federal competition law seeking to prohibit or delay the Merger and the Transactions, Leggett & Platt will declare and pay to holders of Leggett & Platt common stock as of immediately prior to the Effective Time the Special Dividend in an amount equal to 6% of the volume-weighted average price of Leggett & Platt common stock for the 30 trading days ending immediately prior to the Closing Date, multiplied by the number of shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time, multiplied by a fraction equal to (i) the number of calendar days elapsed from the commencement of such proceeding through the Closing Date, divided by (ii) 365. No Special Dividend will be payable if (i) the Closing Date does not occur, (ii) no such proceeding is commenced or (iii) the Closing Date occurs on or prior to the date any such proceeding is commenced.
Certain Additional Agreements
Leggett & Platt Financing Cooperation. Prior to the closing and subject to certain exceptions, Leggett & Platt has agreed to use commercially reasonable efforts to cooperate (and to cause its subsidiaries and its and their respective representatives to use their respective commercially reasonable efforts to cooperate) with Somnigroup (as reasonably requested by Somnigroup) in connection with (x) any debt financing Somnigroup decides to obtain, in its sole discretion, for purposes of paying any amounts required to consummate and perform its obligations with respect to the Merger and the Transactions or refinance, amend or replace any of Somnigroup’s or its subsidiaries’ existing indebtedness or any other existing indebtedness of Leggett & Platt or any Leggett & Platt subsidiary, (y) any actions to be taken under the indentures in respect of Leggett & Platt’s 3.50% Senior Notes due 2027, 4.40% Senior Notes due 2029 and 3.50% Senior Notes due 2051 (collectively, the “Leggett & Platt Senior Notes”) for the Leggett & Platt Senior Notes to remain outstanding after the Closing Date or (z) that Somnigroup deems reasonably necessary to comply with Somnigroup or its subsidiaries’ existing indebtedness (clauses (x) – (z), the “Financing Transactions”). Somnigroup has agreed to promptly reimburse Leggett & Platt or any of Leggett & Platt subsidiaries upon its request for all reasonable out-of-pocket and documented costs incurred by Leggett & Platt, its subsidiaries and its and their respective representatives in connection with any Financing Transaction or with any such cooperation and to indemnify Leggett & Platt, its subsidiaries and its and their representatives and present and former directors, officers, employees and agents against any and all losses suffered or incurred by them in connection with the arrangement and consummation of the Financing Transaction and any information utilized in connection therewith, other than to the extent arising from fraud by Leggett & Platt or any of Leggett & Platt subsidiaries or representatives. Somnigroup acknowledged and agreed that no Financing Transaction is a condition to closing.
Pay-off of Existing Indebtedness. Prior to the closing, Leggett & Platt has agreed to use commercially reasonable efforts to (x) obtain customary pay-off letters and lien and guarantee terminations with respect to certain of its and its subsidiaries’ outstanding indebtedness (other than the Leggett & Platt Senior Notes), (y) deliver drafts of such pay-off letters to Somnigroup at least four business days prior to the Closing Date and executed copies of such pay-off letters at least two business days prior to the Closing Date and (z) timely provide any necessary notices to allow for the termination in full of such indebtedness at the closing.

Access to Information; Confidentiality. From the date of the Merger Agreement to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the Merger Agreement, Leggett & Platt will, and will cause each Leggett & Platt subsidiary to: (i) provide to the Somnigroup Parties and the Somnigroup representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by Leggett & Platt or any Leggett & Platt subsidiary upon prior written notice to Leggett & Platt, to the officers, employees, agents, properties, offices and other facilities of Leggett & Platt and each Leggett & Platt subsidiary and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such documents or information concerning the business, properties, contracts, assets and liabilities of Leggett & Platt and each Leggett & Platt subsidiary as Somnigroup or any Somnigroup representative may reasonably request (other than any of the foregoing that relate expressly and solely to any Acquisition Proposal, subject to the disclosure requirements set forth in the Merger Agreement); provided, however, that Leggett & Platt will not be required to (or to cause any Leggett & Platt subsidiary to) afford such access or furnish such information to the extent that Leggett & Platt reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but Leggett & Platt will use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or (C) breach, contravene or violate any contract or applicable law (including competition laws) (but Leggett & Platt will use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not breach, contravene or violate such contract or applicable law). Somnigroup Parties and any Somnigroup representatives are not permitted to perform any invasive or subsurface assessment (including any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of Leggett & Platt or Leggett & Platt subsidiaries without Leggett & Platt’s prior written consent. No investigation will affect Leggett & Platt’s representations, warranties, covenants, or agreements contained in the Merger Agreement, or limit or otherwise affect the remedies available to the Somnigroup Parties pursuant to the Merger Agreement.
Stockholder Litigation. Leggett & Platt will promptly advise Somnigroup, and give Somnigroup the opportunity to consult with Leggett & Platt regarding the defense, of any claim, demand, other correspondence related to stockholder litigation against Leggett & Platt and/or its directors and officers, or any of them, in connection with or relating to the Transactions, including the Merger, and will keep Somnigroup reasonably informed regarding any such litigation. Leggett & Platt will not compromise, settle or agree to settle, fully or partially, any such litigation without Somnigroup’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Somnigroup will promptly advise Leggett & Platt, and give Leggett & Platt the opportunity to consult with Somnigroup regarding the defense, of any claim, demand, other correspondence related to stockholder litigation against Somnigroup and/or its directors and officers, or any of them, in connection with or relating to the Transactions, including the Merger, and will keep Leggett & Platt reasonably informed regarding any such litigation.
Public Announcements. So long as the Merger Agreement is in effect, Somnigroup and the Somnigroup subsidiaries, on the one hand, and Leggett & Platt and Leggett & Platt subsidiaries, on the other, will not issue any press release or make any public statement or disclosure with respect to the Merger Agreement or the Transactions contemplated hereby without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or statement or disclosure will use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or statement or disclosure in advance of such issuance and will give due consideration to all reasonable comments suggested thereto, (b) with respect to any press release or other public statement by Leggett & Platt expressly permitted by the Merger Agreement, (c) any releases or public statements or disclosures that are consistent with the final form of joint press release announcing the Merger, (d) any releases or public statements or disclosures that are consistent in all material respects with any release or other public statements or disclosures previously made in accordance with the Merger Agreement, (e) any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent in all material respects with previous press releases or public statements or disclosures made jointly by the parties or approved by the parties, and otherwise in compliance with the Merger Agreement or any documents previously publicly filed with the SEC in accordance with the Merger Agreement, and provided, that such public statements do not reveal material nonpublic information regarding the Merger Agreement or the Transactions or (f) any releases or public statements or disclosures related to litigation or arbitration among the parties with respect to the Merger Agreement or the Transactions contemplated hereby.

Indemnification of Directors and Officers. For a period beginning at the Effective Time and ending six years after the Effective Time, Somnigroup will cause the surviving corporation and its subsidiaries, as applicable, to indemnify and hold harmless all past and present directors, officers and employees of Leggett & Platt or any Leggett & Platt subsidiary (the “covered persons”) to the maximum extent permitted by law for any proceedings arising out of acts or omissions in their capacity as directors, officers or employees of Leggett & Platt or any Leggett & Platt subsidiary, as applicable, occurring at or prior to the Effective Time. Somnigroup will cause the surviving corporation and its subsidiaries, as applicable, to, indemnify and hold harmless the covered persons to the fullest extent permitted by law, for acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the consummation of the Transactions contemplated hereby. The surviving corporation will, and will cause its subsidiaries, as applicable, to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to the matters subject to indemnification pursuant to the Merger Agreement. If any proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of the Merger Agreement with respect to indemnification of directors, officers and employees will continue in effect until the final disposition of such proceeding.
For six years from and after the Effective Time, the organizational documents of the surviving corporation and its subsidiaries will contain provisions regarding the exculpation, indemnification and advancement of expenses to covered persons that are no less favorable than those set forth in the organizational documents of Leggett & Platt or its former subsidiary, as applicable, as in effect on the date of the Merger Agreement, and no such provision will be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any covered person. All indemnification agreements of Leggett & Platt and Leggett & Platt subsidiaries in existence on the date of the Merger Agreement, if any, with any covered person will be enforceable against the surviving corporation or former Leggett & Platt subsidiary, as applicable, as an additional indemnitor, without any further action, and will continue in full force and effect in accordance with their terms.
For six years from and after the Effective Time, Somnigroup will cause the surviving corporation to, and the surviving corporation will, maintain in effect, Leggett & Platt’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to covered persons; provided, however, that in no event will the surviving corporation be required to expend pursuant to the Merger Agreement more than an aggregate amount equal to 300% of current annual premiums paid by Leggett & Platt for such insurance. In lieu of the foregoing obligations, Leggett & Platt may, or at Somnigroup’s request, Leggett & Platt will, purchase at or prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such covered person for an aggregate amount not to exceed 300% of current annual premiums. If such “tail” policy has been established by Leggett & Platt, the surviving corporation will not terminate such policy and will cause all obligations of Somnigroup or Leggett & Platt thereunder to be honored by the surviving corporation.
Section 16 Matters. Prior to the Effective Time, Somnigroup and Leggett & Platt will take all such steps as may be required to cause any dispositions of Leggett & Platt common stock (including derivative securities with respect to Leggett & Platt common stock) or acquisitions of Somnigroup common stock (including derivative securities with respect to Somnigroup common stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Leggett & Platt to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law.
Listing of Somnigroup Common Stock and Delisting and Deregistration of Leggett & Platt Common Stock. Somnigroup has agreed to use its commercially reasonable efforts to cause the shares of Somnigroup common stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance. Prior to the Closing Date, Leggett & Platt will use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary or advisable on its part, or as reasonably requested by Somnigroup, under applicable laws, including, the rules and policies of NYSE, to enable the delisting by the surviving corporation of the Leggett & Platt common stock from NYSE as of or as promptly as practicable after the Effective Time and to facilitate the deregistration of the Leggett & Platt common stock under the Exchange Act as promptly as practicable after the Effective Time.
Other Covenants. The Merger Agreement contains certain other covenants, including, among other things, covenants relating to cooperation between Somnigroup and Leggett & Platt in the preparation of this proxy statement/prospectus, other filings to be made with the SEC or any other governmental authority, access to information, notification of certain matters, Somnigroup written consent, takeover statutes, certain Merger Sub matters, and resignation of directors.

Conditions to the Merger
Conditions to Obligations of Each Party Under The Merger Agreement. The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•Leggett & Platt has obtained the Leggett & Platt Shareholder Approval at the Leggett & Platt Special Meeting (as such meeting may have been adjourned or postponed in accordance with the Merger Agreement);
•(i) the consummation of the Merger has not been restrained, enjoined or prohibited by any order or any other action (whether preliminary or permanent) of a governmental entity of competent jurisdiction (in each case, exclusive of any orders or other actions related to competition laws, other than competition laws set forth in the disclosure schedules delivered by Leggett & Platt), and (ii) there has not been in effect any law promulgated, enacted or enforced by a governmental entity of competent jurisdiction (in each case, exclusive of any competition laws, other than competition laws set forth in the disclosure schedules delivered by Leggett & Platt) that makes the Merger illegal or otherwise prevents the consummation of the Merger;
•(i) any waiting period under the HSR Act and any extensions thereof with respect to the Merger and any commitment to, or agreement with, any governmental entity in connection with a competition law set forth in the disclosure schedules delivered by Leggett & Platt to delay the consummation of, or not to consummate before a certain date, the Merger have expired or been terminated and (ii) any consents, authorizations, approvals, orders, filings and declarations relating to the Merger pursuant to a competition law set forth in the disclosure schedules delivered by Leggett & Platt have been filed, occurred or been obtained (or any applicable waiting period thereunder have expired or been terminated), as applicable;
•the shares of Somnigroup common stock to be issued in the Merger have been authorized and approved for listing on the NYSE, subject to official notice of issuance; and
•the registration statement has been declared effective by the SEC under the Securities Act and has not been the subject of any stop order and no proceeding for that purpose has been initiated or been threatened in writing by the SEC with respect to the registration statement that has not been withdrawn.
Additional Conditions to Obligations of the Somnigroup Parties. The respective obligations of each Somnigroup Party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•(i) the representations and warranties of Leggett & Platt relating to certain capitalization matters have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) the representations and warranties of Leggett & Platt relating to organization and good standing, equity issuance, corporate authority, conflicts, the opinion of Leggett & Platt’s financial advisor, state takeover statutes, brokers, and related matters have been true and correct in all material respects (without giving effect to any qualifications as to materiality or Leggett & Platt Material Adverse Effect or other similar qualifications contained therein) as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) the representations and warranties of Leggett & Platt relating to the absence of a Leggett & Platt Material Adverse Effect have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, and (iv) any other representation and warranty of Leggett & Platt contained in the Merger Agreement (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) have been true and correct in all respects (without giving effect to any qualifications as to materiality or Leggett & Platt Material Adverse Effect or other similar qualifications contained therein) as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Leggett & Platt Material Adverse Effect;
•Leggett & Platt has performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;

•since the date of the Merger Agreement, a Leggett & Platt Material Adverse Effect or any effect that would individually or in the aggregate reasonably be expected to have a Leggett & Platt Material Adverse Effect has not occurred; and
•Leggett & Platt has delivered to Somnigroup a certificate, dated as of the Closing Date and signed by an executive officer of Leggett & Platt, certifying that certain conditions provided in the Merger Agreement have been satisfied.
Additional Conditions to Obligations of Leggett & Platt. The obligations of Leggett & Platt to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•(i) the representations and warranties of the Somnigroup Parties relating to certain capitalization matters have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) the representations and warranties of Somnigroup relating to organization and good standing, equity issuance, corporate authority, conflicts, state takeover statutes, adequacy of funds, brokers and related matters have been true and correct in all material respects (without giving effect to any qualifications as to materiality or Somnigroup Material Adverse Effect or other similar qualifications contained therein) as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) the representations and warranties of Somnigroup relating to the absence of a Somnigroup Material Adverse Effect have been true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date and (iv) any other representation and warranty of the Somnigroup Parties contained in the Merger Agreement (except for those representations and warranties set forth in the foregoing clauses (i) and (ii)) have been true and correct in all respects (without giving effect to any qualifications as to materiality or Somnigroup Material Adverse Effect or other similar qualifications contained therein) as of the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Somnigroup Material Adverse Effect;
•the Somnigroup Parties have performed or complied in all material respects with all covenants and agreements to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date;
•since the date of the Merger Agreement, a Somnigroup Material Adverse Effect or any effect that would individually or in the aggregate reasonably be expected to have a Somnigroup Material Adverse Effect has not occurred;
•Somnigroup has delivered to Leggett & Platt a certificate, dated as of the Closing Date and signed by an executive officer of Somnigroup, certifying that certain conditions provided in the Merger Agreement have been satisfied; and
•Leggett & Platt has received the Leggett & Platt Tax Opinion.
Termination; Amendment and Waiver
The Merger Agreement may be terminated prior to the Effective Time, and the Merger and the other Transactions may be abandoned:
•By mutual written consent of Somnigroup and Leggett & Platt;

•By either Leggett & Platt or Somnigroup if the Effective Time has not occurred on or before January 13, 2027 (the “Initial Outside Date”); provided, that, if (i) on the Initial Outside Date certain regulatory approval conditions set forth in the Merger Agreement have not been satisfied but all other conditions to the closing set forth in the Merger Agreement either have been satisfied (other than the conditions relating to the exchange listing or registration statement and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Somnigroup, Merger Sub or Leggett & Platt, as applicable, then the Initial Outside Date will automatically be extended to July 13, 2027 (the “First Extended Outside Date”), (ii) on the First Extended Outside Date certain regulatory approval conditions have not been satisfied but all other conditions to the closing set forth in the Merger Agreement either have been satisfied (other than the conditions relating to the exchange listing or registration statement and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Somnigroup, Merger Sub or Leggett & Platt, as applicable, then the First Extended Outside Date will automatically be extended to January 13, 2028 (the “Second Extended Outside Date”), or (iii) on the Second Extended Outside Date certain regulatory approval conditions have not been satisfied but all other conditions to the closing set forth in the Merger Agreement either have been satisfied (other than the conditions relating to the exchange listing or registration statement and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Somnigroup, Merger Sub or Leggett & Platt, as applicable, then the Second Extended Outside Date will automatically be extended to April 13, 2028 (the “Third Extended Outside Date” and together with the Initial Outside Date, the First Extended Outside Date and the Second Extended Outside Date, the “Outside Date”), in each case, unless Somnigroup and Leggett & Platt mutually agree in writing to an earlier Outside Date; provided, further, that the right to terminate the Merger Agreement will not be available to any party whose material breach of any of its obligations under the Merger Agreement is the primary cause of the failure of the Effective Time to occur on or before the Initial Outside Date, the First Extended Outside Date, the Second Extended Outside Date or the Third Extended Outside Date, as the case may be;
•By either Leggett & Platt or Somnigroup, if any Legal Impediment permanently restraining, enjoining or otherwise prohibiting or making illegal either of the Merger or otherwise prohibiting the consummation of the Merger has become final and non-appealable such that the condition relating to the absence of Legal Impediments would not be satisfied at the Outside Date; provided that the right to terminate the Merger Agreement will not be available to any party whose material breach of any of its obligations under the Merger Agreement is the primary cause of, or resulted in, the issuance of such Legal Impediment;
•By either Leggett & Platt or Somnigroup if the Leggett & Platt Shareholder Approval has not been obtained upon a vote taken thereon at the Leggett & Platt Special Meeting (as such meeting may have been adjourned or postponed);
•By Leggett & Platt, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, if (A) the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation and has authorized Leggett & Platt to enter into, and Leggett & Platt substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal, (B) Leggett & Platt has complied in all material respects with its non-solicitation obligations under the Merger Agreement, and (C) Leggett & Platt has paid any amounts in respect of the Leggett & Platt Termination Fee in accordance with the Merger Agreement; provided, that Leggett & Platt’s right to terminate will expire when the Leggett & Platt Shareholder Approval is obtained;
•By Somnigroup, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, if the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation or Leggett & Platt has approved or adopted, or recommended the approval or adoption of, any definitive agreement with respect to a Superior Proposal;
•By Somnigroup, if: (i) there has been a breach by Leggett & Platt of its representations, warranties, agreements or covenants contained in the Merger Agreement such that the conditions to Somnigroup’s obligation to consummate the Merger as set forth in the Merger Agreement would not be reasonably capable of being satisfied while such breach is continuing, (ii) Somnigroup has delivered to Leggett & Platt written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of such conditions prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of such conditions by the earlier of (x) the business day prior to the applicable Outside Date or (y) 30 days following the date of delivery of such written notice to Leggett & Platt; provided that, Somnigroup may not terminate the Merger Agreement if Somnigroup is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would cause the conditions to Somnigroup’s obligations to consummate the Merger as set forth in the Merger Agreement not to be satisfied while such breach is continuing; or

•By Leggett & Platt, if: (i) there has been a breach by any Somnigroup Party of any of their representations, warranties, agreements or covenants contained in the Merger Agreement such that the conditions to Leggett & Platt’s obligations to consummate the Merger as set forth in the Merger Agreement would not be reasonably capable of being satisfied while such breach is continuing, (ii) Leggett & Platt has delivered to Somnigroup written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of such conditions prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of such conditions by the earlier of (x) the business day prior to the applicable Outside Date or (y) at least 30 days following the date of delivery of such written notice to Somnigroup; provided that, Leggett & Platt may not terminate the Merger Agreement if Leggett & Platt is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would cause the conditions to Leggett & Platt’s obligations to consummate the Merger as set forth in the Merger Agreement not to be satisfied while such breach is continuing.
If the Merger Agreement is validly terminated, it will become void, without liability or obligation on the part of any party or other related parties, except in the case of a willful and material breach of the Merger Agreement or fraud. Certain provisions, including those relating to confidentiality, public announcements, the effect of termination, payment of termination fees and miscellaneous provisions, will survive termination.
The Leggett & Platt Termination Fee
Leggett & Platt will be obligated to pay Somnigroup the Leggett & Platt Termination Fee of $64 million if:
•Leggett & Platt terminates the Merger Agreement, at any time prior to the time the Leggett & Platt Shareholder Approval is obtained, because the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation and Leggett & Platt substantially concurrently enters into a definitive agreement with respect to a Superior Proposal;
•Somnigroup terminates the Merger Agreement because, prior to the time the Leggett & Platt Shareholder Approval is obtained, the Leggett & Platt Board has effected, and not withdrawn, a Change of Board Recommendation or Leggett & Platt has approved or adopted, or recommended the approval or adoption of, any definitive agreement with respect to a Superior Proposal; or
•the Merger Agreement is terminated by Somnigroup or Leggett & Platt because the Effective Time has not occurred on or before the Outside Date or because the Leggett & Platt Shareholder Approval has not been obtained upon a vote taken at the Leggett & Platt Special Meeting, or by Somnigroup because of an uncured breach by Leggett & Platt, and in any such case, (i) an Acquisition Proposal has been publicly disclosed or announced, and not publicly withdrawn, after the date of the Merger Agreement and prior to the time of the Leggett & Platt Special Meeting (in the case of a termination because the Leggett & Platt Shareholder Approval has not been obtained) or prior to such termination (in the case of a termination because the Effective Time has not occurred on or before the Outside Date or because of an uncured breach by Leggett & Platt), and (ii) within 12 months following such termination, Leggett & Platt or any Leggett & Platt subsidiary enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly disclosed or announced), then Leggett & Platt will pay, or cause to be paid, to Somnigroup the Leggett & Platt Termination Fee immediately prior to and as a condition to the consummation of such transaction. For purposes of this termination fee trigger, the references to “20%” in the definition of Acquisition Proposal are deemed to mean “50%.”
In the event that the Leggett & Platt Termination Fee is actually paid to Somnigroup pursuant to the Merger Agreement, such payment of the Leggett & Platt Termination Fee will be the sole and exclusive remedy of the Somnigroup Parties and their respective subsidiaries against Leggett & Platt and its subsidiaries for all losses, damages, costs or expenses in respect of the Merger Agreement or the Transactions.

Somnigroup Termination Fee
Somnigroup will be obligated to pay Leggett & Platt the Somnigroup Termination Fee of $80 million if the Merger Agreement is terminated by Leggett & Platt or Somnigroup because the Effective Time has not occurred on or before the Outside Date or because a Legal Impediment has become final and non-appealable, and in either case, at the time of such termination, the closing condition relating to the absence of injunctions and restraints (to the extent related to the competition laws set forth in the disclosure schedules delivered by Leggett & Platt) or the closing condition relating to competition law approvals has not been satisfied, but all other mutual closing conditions and all closing conditions to the obligations of the Somnigroup Parties set forth in the Merger Agreement either have been satisfied (or would be capable of being satisfied if the Closing Date were the date of such termination) or waived (other than the conditions relating to the exchange listing or registration statement or the other conditions that by their nature can only be satisfied on the Closing Date).
In the event that the Somnigroup Termination Fee is actually paid to Leggett & Platt pursuant to the Merger Agreement, such payment of the Somnigroup Termination Fee will be the sole and exclusive remedy of Leggett & Platt and its subsidiaries against the Somnigroup Parties and their respective subsidiaries for all losses, damages, costs or expenses in respect of the Merger Agreement or the Transactions.
Miscellaneous
Modification or Amendment. The Merger Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after Leggett & Platt has obtained the Leggett & Platt Shareholder Approval; provided, that after the Leggett & Platt Shareholder Approval has been obtained, no amendment will be made that, pursuant to the GBCLM, requires further approval or adoption by the shareholders of Leggett & Platt, without such further approval or adoption. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, signed on behalf of each of the parties in interest at the time of the amendment.
Extension; Waiver. At any time prior to the Effective Time, each of the parties may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement; provided, that after the Leggett & Platt Shareholder Approval has been obtained, no waiver may be made that, pursuant to the GBCLM, requires further approval or adoption by the shareholders of Leggett & Platt, without such further approval or adoption. No failure or delay of any party in exercising any right or remedy under the Merger Agreement will operate as a waiver thereof.
Specific Performance. The parties have acknowledged and agreed that if any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required by each party hereunder to consummate the Transactions), irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in the Merger Agreement, prior to the valid termination of the Merger Agreement (a) the parties will be entitled to an injunction or injunctions or other equitable relief to prevent breaches of the Merger Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive or equitable relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Leggett & Platt’s or Somnigroup’s pursuit of specific performance or equitable relief at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach. Prior to the valid termination of the Merger Agreement, the parties will be entitled to an injunction or injunctions or other equitable remedy to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at law or in equity. If the Merger Agreement is validly terminated in accordance with the Merger Agreement, this provision of the Merger Agreement relating to specific performance will not be construed to limit in any way, and will be subject in all respects to, the sole and exclusive remedy provisions of the Merger Agreement relating to the Leggett & Platt Termination Fee and the Somnigroup Termination Fee.

Governing Law. The Merger Agreement and all claims and causes of action arising in connection with the Merger Agreement are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Leggett & Platt Board or the internal affairs of Leggett & Platt are subject to the internal laws of the State of Missouri.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Upon completion of the Merger, shareholders of Leggett & Platt will become shareholders of Somnigroup. The rights of Somnigroup stockholders are governed by and subject to the provisions of Delaware law and by Somnigroup’s Certificate of Incorporation and By-laws, rather than the provisions of Missouri law and Leggett & Platt’s Articles of Incorporation and Bylaws. The following is a summary of certain important differences between Somnigroup’s Certificate of Incorporation and By-laws and the Leggett & Platt Articles of Incorporation and the Leggett & Platt Bylaws. Share amounts included in the table below are as of June 18, 2026 for Somnigroup and Leggett & Platt.
This summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Somnigroup’s and Leggett & Platt’s constitutive documents (as such documents may be amended), which you should read. To find out where you can obtain copies of these documents, see “Where You Can Find More Information.”

	Leggett & Platt	Somnigroup
Capitalization
Leggett & Platt common stock, par value $0.01 per share
•600,000,000 shares authorized
•136,561,280 shares issued and outstanding
Leggett & Platt preferred stock, no par value
•100,000,000 shares authorized
•No shares issued and outstanding

Somnigroup common stock, par value $0.01 per share
•1,000,000,000 shares authorized
•210,365,491 shares issued and outstanding
Somnigroup preferred stock, par value $0.01 per share
•10,000,000 shares authorized
•No shares issued and outstanding

	Leggett & Platt	Somnigroup
Voting Rights
Holders of Leggett & Platt common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by Leggett & Platt shareholders.
Except as otherwise required by law, the Leggett & Platt Articles of Incorporation or the Leggett & Platt Bylaws, the act of the shareholders will be the act of the majority of the holders of shares present in person or by proxy and entitled to vote on the matter at a meeting of Leggett & Platt shareholders at which a quorum is present; provided that, for purposes thereof, (1) abstentions are counted as votes present and entitled to vote and have the same effect as votes against the matter and (2) broker nonvotes are not counted as voted either for or against the matter.

Holders of Somnigroup common stock are entitled to one vote per share for each share held of record on all matters to be voted upon by Somnigroup stockholders.
With respect to any matter other than the election of directors (which is described below) or a matter for which the affirmative vote of the holders of a specified portion of Somnigroup shares entitled to vote is required by Delaware law or Somnigroup’s Certificate of Incorporation, the act of the shareholders will be the affirmative vote of the holders of a majority of the shares present in person or by means of remote communication or represented by proxy and entitled to vote on the matter at a meeting of Somnigroup stockholders at which a quorum is present; provided that, for purposes thereof, (1) abstentions are counted as votes present and entitled to vote and have the same effect as votes against the matter and (2) broker non-votes are not counted as voted either for or against the matter.

	Leggett & Platt	Somnigroup
Quorum
Except as otherwise required by law, the Leggett & Platt Articles of Incorporation or the Leggett & Platt Bylaws, the holders of a majority of shares of Leggett & Platt common stock entitled to vote thereat, present in person or represented by proxy, constitute a quorum.

Except as otherwise required by law, Somnigroup’s Certificate of Incorporation or Somnigroup’s By-laws, the holders of a majority of Somnigroup shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum.

	Leggett & Platt	Somnigroup
Rights of Holders of Preferred Shares
The Leggett & Platt Board may, without further vote or action by Leggett & Platt shareholders, issue shares of Leggett & Platt preferred stock from time to time in one or more classes and one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolutions providing for the issuance of such stock adopted by the Leggett & Platt Board.
The Leggett & Platt Board is authorized to fix or determine:
•the specific designation of the shares of the series;
•the consideration for which the shares of the series are to be issued;
•the rate and conditions, if any, under which dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative;
•the voting power, if any (which voting powers if granted may be full or limited) of shares of that series;
•the price, times, terms and conditions, if any, upon which the shares of the series may be redeemed;

Subject to any limitations prescribed by law, the Somnigroup Board may, without further vote or action by Somnigroup stockholders, issue shares of Somnigroup preferred stock from time to time in one or more series.
Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Somnigroup Board, which may include, among others:
•dividend rights;
•voting rights;
•redemption and sinking fund provisions;
•liquidation preferences, conversion rights; and
•preemptive rights.

•the rights, if any, which the holders of shares of the series have in the event of Leggett & Platt’s liquidation, dissolution or winding up of Leggett & Platt’s affairs;
•the rights, if any, of holders of a series of preferred stock to convert or exchange such shares for shares of any other class or series of Leggett & Platt capital stock or any other corporation, including the determination of the price or the rate applicable to such right to convert or exchange and the adjustment thereof, the time during which the rights to convert or exchange will be applicable and the time during which a particular price or rate will be applicable; and

•any other preferences, rights, privileges, qualifications, limitations and restrictions applicable to the series as may be permitted by law.

	Leggett & Platt	Somnigroup
Size of Board of Directors
The Leggett & Platt Articles of Incorporation provide that the number of directors to constitute the Leggett & Platt Board will be fixed by, or in the manner provided in, the Leggett & Platt Bylaws, but establishes the minimum number of directors at three.
The Leggett & Platt Bylaws provide that the Leggett & Platt Board will be constituted by at least three directors but not more than fifteen directors and permit the Leggett & Platt Board to increase or decrease the number of directors within these limits.
Somnigroup’s Certificate of Incorporation and By-laws provide that the number of directors to constitute the Somnigroup Board will be as determined by the Somnigroup Board from time to time.
	Leggett & Platt	Somnigroup
Election of Directors	Each director will be elected by the holders of a majority of the outstanding shares of Leggett & Platt common stock entitled to vote, present in person or represented by proxy.
Each director in an uncontested election will be elected by a majority of the votes cast. In the event that the number of votes “against” a director exceeds the number of votes “for” that director, that director must tender his or her resignation to the Somnigroup Board. The nominating and corporate governance committee of the Somnigroup Board will make a recommendation to the board whether to accept the resignation.
In an election for directors where the number of nominees exceeds the number of directors to be elected (a contested election), each director will be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Abstentions, broker nonvotes and withheld votes will not be counted as votes cast.

	Leggett & Platt	Somnigroup
Removal of Directors	Leggett & Platt shareholders may remove a director only “for cause” and with the approval of the holders of a majority of the shares entitled to vote at the election of directors present in person or represented by proxy at a shareholder meeting called for the purpose of removing any director or directors.	Somnigroup stockholders may remove any director or the entire Somnigroup Board, with or without cause, by the vote of a majority of Somnigroup shares then entitled to vote at the annual meeting of shareholders or a special meeting of shareholders called for the purpose of the election or removal of directors.
	Leggett & Platt	Somnigroup
Vacancies of the Board of Directors	Vacancies on the Leggett & Platt Board may be filled by the vote of a majority of the remaining directors (even if that number is less than a quorum) or by the sole remaining director, until the next election of directors by the Leggett & Platt shareholders.	Except as the DGCL may otherwise require, in the interim between annual meetings of Somnigroup stockholders or special meetings of Somnigroup stockholders called for the election of directors or for the removal of one or more directors and for the filling of any vacancy in that connection, vacancies on the Somnigroup Board may be filled by the vote of a majority of the remaining directors then in office (even if less than a quorum) or by the sole remaining director.
	Leggett & Platt	Somnigroup
Special Shareholder Meetings
Special meetings of Leggett & Platt shareholders may be called by the chair of the Leggett & Platt Board, Leggett & Platt’s Chief Executive Officer, Leggett & Platt’s President or a majority of the Leggett & Platt Board.
In addition, Leggett & Platt shareholders holding not less than two-thirds of all issued and outstanding shares of Leggett & Platt common stock entitled to vote for the election of directors may call a special meeting of Leggett & Platt shareholders by providing notice to Leggett & Platt’s secretary.
Special meetings of Somnigroup stockholders may be called only by the chairman of the Somnigroup Board, Somnigroup’s president or a majority of the Somnigroup Board.
	Leggett & Platt	Somnigroup
Shareholder Action by Written Consent	Any action by written consent of Leggett & Platt shareholders in lieu of a meeting must be unanimous.	Somnigroup stockholders may not take action by written consent.

	Leggett & Platt	Somnigroup
Requirements for Advance Notification of Shareholder Proposals
A Leggett & Platt shareholder seeking to bring a proposal before an annual meeting of Leggett & Platt shareholders must provide timely notice of this intention in writing.
To be timely, a shareholder’s notice must be received by Leggett & Platt’s secretary at Leggett & Platt’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or if the date of the annual meeting is moved by more than 30 days from such anniversary date, Leggett & Platt must receive such notice by no later than the later of (1) 90 days prior to the date of the meeting or (2) 10 days following the public announcement of such meeting. With respect to shareholder nominations of directors at special meetings of Leggett & Platt shareholders, such notice must be received by Leggett & Platt’s secretary by no later than the later of (1) 90 days prior to the date of the meeting or (2) 10 days following the public announcement of such meeting.
The notice must contain, among other things, certain information about the shareholder delivering the notice, a brief description of the business proposed, the text of the proposal and the reasons for the proposal.

A Somnigroup stockholder seeking to bring a proposal before an annual meeting of Somnigroup stockholders must provide timely notice of this intention in writing.
To be timely, a stockholder’s notice must be delivered to or mailed and received at Somnigroup’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, Somnigroup must receive such notice by no later than the later of (1) 60 days prior to the date of the meeting or (2) 10 days following the day on which public announcement of the date of the meeting was first made. With respect to special meetings of Somnigroup stockholders, such notice must be received by Somnigroup’s secretary not more than 90 days prior to such meeting and not later than the later of (1) 60 days prior to such meeting or (2) 10 days following the date on which public announcement of the date of such meeting is first made.
The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

	Leggett & Platt	Somnigroup
Amendments to Articles of Incorporation / Certificate of Incorporation	Generally, amendments to the Leggett & Platt Articles of Incorporation must be approved by the affirmative vote of at least a majority of outstanding shares of Leggett & Platt common stock entitled to vote, unless any class of shares is entitled to vote as a class, in which event the proposed amendment must be adopted by the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.
Generally, amendments to Somnigroup’s Certificate of Incorporation must be approved by the affirmative vote of at least a majority of outstanding Somnigroup shares entitled to vote.
Amendments to certain provisions in Somnigroup’s Certificate of Incorporation (including but not limited to provisions which would reduce or eliminate the number of authorized Somnigroup common or preferred stock and all indemnification provisions) must be approved by the affirmative vote of at least 67% of outstanding Somnigroup shares entitled to vote. Such 67% shareholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Somnigroup preferred stock at the time any such amendments are submitted to Somnigroup stockholders.

	Leggett & Platt	Somnigroup
Amendments to Bylaws
Missouri law provides generally that the power to make, alter, amend, or repeal bylaws is vested in a corporation’s shareholders, unless and to the extent that such power is vested in the board of directors by a corporation’s articles of incorporation. The Leggett & Platt Articles of Incorporation and Leggett & Platt Bylaws provide that the Leggett & Platt Bylaws may be amended by the Leggett & Platt Board.
In addition, the Leggett & Platt Articles of Incorporation provide protections for certain specific provisions of the Leggett & Platt Bylaws, called “Protected Bylaws.” Regardless of any other lesser percentage that may otherwise be required, no Protected Bylaw may be amended or repealed and no provision of the Leggett & Platt Articles of Incorporation or Leggett & Platt Bylaws inconsistent with a Protected Bylaw may be adopted at any time there exists a “substantial shareholder” without first obtaining the approval of either:
•80% or more of Leggett & Platt’s then outstanding voting stock voting together as a single class; or
•a majority of all of Leggett & Platt’s continuing directors, which generally include Leggett & Platt’s directors as of the close of business on May 7, 1986 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of Leggett & Platt’s then continuing directors.
The Leggett & Platt Articles of Incorporation generally define a “substantial shareholder” as any person who is the beneficial owner of 20% or more of any class of Leggett & Platt’s voting stock, excluding Leggett & Platt, Leggett & Platt’s subsidiaries, any fiduciary or trustee for Leggett & Platt’s employees, or Leggett & Platt’s subsidiaries acting pursuant to any benefit plan or arrangement established by Leggett & Platt or any of Leggett & Platt’s subsidiaries and any such plan.
A “Protected Bylaw” is any bylaw that is designated as such by a resolution adopted by the Leggett & Platt Board. Bylaws relating to the following matters are considered “Protected Bylaws”:
•annual and special shareholder meetings and related procedural matters, including Leggett & Platt’s quorum requirement and the prohibition on cumulative voting;
Somnigroup’s By-laws provide that they may be amended only by (1) the affirmative vote of the holders of at least a majority of Somnigroup’s outstanding voting stock (provided that amendments to certain provisions of Somnigroup’s By-laws require the affirmative vote of the holders of at least 67% of Somnigroup’s authorized voting stock) or (2) a majority vote of the Somnigroup Board.

•the number and election of directors, qualifications of directors, removal of directors, procedures relating to shareholder nominations of directors, procedures relating to the calling of directors’ meetings and rules regarding Leggett & Platt Board committees;
•indemnification of directors, officers, employees and agents, including the advancement of expenses; and
•amendments of the Leggett & Platt Bylaws by the Leggett & Platt Board.
To amend, repeal, or adopt any provisions inconsistent with the Leggett & Platt Articles of Incorporation which provide the additional restrictions relating to “Protected Bylaws” requires the affirmative vote of 80% of Leggett & Platt’s voting stock voting together as a single class; provided, that if no substantial shareholder exists, the affirmative vote of 60% of the outstanding shares of Leggett & Platt’s voting stock, voting together as a single class, shall be required to amend, repeal or adopt any such provision.

	Leggett & Platt	Somnigroup
Limitation of Liability of Directors and Officers	The Leggett & Platt Articles of Incorporation and Leggett & Platt Bylaws contain provisions indemnifying Leggett & Platt directors and officers to the fullest extent allowable under the GBCLM.
Somnigroup’s Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a Somnigroup director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate Somnigroup’s rights or the rights of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
Somnigroup’s Certificate of Incorporation and By-laws also contain provisions indemnifying Somnigroup directors and officers to the fullest extent permitted by the DGCL.

	Leggett & Platt	Somnigroup
Exclusive Forum	The Leggett & Platt Articles of Incorporation do not include exclusive forum provisions.	Somnigroup’s Certificate of Incorporation does not include exclusive forum provisions.

	Leggett & Platt	Somnigroup
Business Combinations with Interested Parties
The Leggett & Platt Articles of Incorporation contain a restriction on transactions defined as “business combinations.” No business combination may be consummated without first being approved by the affirmative vote of 95% of Leggett & Platt’s then outstanding voting stock, voting together as one class, except as described below. This approval requirement is in addition to any other affirmative vote required by law, the Leggett & Platt Articles of Incorporation or Leggett & Platt Bylaws.
The 95% vote requirement does not apply to a business combination that:
•has been approved by a majority of Leggett & Platt’s continuing directors, which generally include Leggett & Platt’s directors as of May 9, 1984 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of Leggett & Platt’s then continuing directors; or
•satisfies certain detailed fairness and procedural requirements, including the amount and type of consideration to be paid.
Generally, a “business combination” as defined in the Leggett & Platt Articles of Incorporation includes:
•any merger or consolidation of Leggett & Platt or any subsidiary of Leggett & Platt with any interested shareholder (as described below) or any affiliate of an interested shareholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate of any interested shareholder of any assets of Leggett & Platt or any subsidiary of Leggett & Platt generally having an aggregate fair market value of $5 million or more;

Somnigroup’s Certificate of Incorporation expressly opts out of Section 203 of the DGCL. Therefore, Somnigroup is not subject to the provisions of Section 203 of the DGCL.
Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless the interested stockholder attained such status with approval of the Somnigroup Board or unless the business combination is approved in a prescribed manner.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, together with its affiliates or associates, 15% or more of a corporation’s voting stock, or a person who is an affiliate or associate of the corporation and, at any time within three years prior to the determination of interested stockholder status, owns, together with its affiliates or associates, 15% or more of the corporation’s voting stock.

•any issuance or transfer by Leggett & Platt or any subsidiary of Leggett & Platt (in one transaction or a series of transactions) of any securities of Leggett & Platt or any subsidiary of Leggett & Platt to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) generally having an aggregate fair market value of $5 million or more;
•the adoption of any plan or proposal for Leggett & Platt’s liquidation or dissolution at any time during which there exists an interested shareholder; or
•any reclassification of securities (including any reverse stock split), or recapitalization of Leggett & Platt, or any merger or consolidation of Leggett & Platt with any of Leggett & Platt’s subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Leggett & Platt’s voting stock which are beneficially owned by any interested shareholder or any affiliate of any interested shareholder.
Generally an “interested shareholder” as defined in the Leggett & Platt Articles of Incorporation includes any person who is the beneficial owner of 10% or more of any class of Leggett & Platt’s voting stock, excluding Leggett & Platt, Leggett & Platt’s subsidiaries and any fiduciary or trustee for Leggett & Platt’s employees or Leggett & Platt’s subsidiaries acting pursuant to any benefit plan or arrangement established by Leggett & Platt.

The GBCLM contains a “business combination statute” that generally restricts certain “business combinations” between Leggett & Platt and an “interested shareholder,” or affiliates or associates of the interested shareholder. Under the business combination statute, an “interested shareholder” is generally any person which is the beneficial owner of 20% or more of the outstanding shares of Leggett & Platt common stock, or is one of Leggett & Platt’s affiliates or associates who, within the past five years, beneficially owned 20% or more of Leggett & Platt common stock. The statute prohibits business combinations between Leggett & Platt and an interested shareholder for a period of five years after the date of the transaction in which the person first becomes an interested shareholder (the “stock acquisition date”), unless either the business combination or such transaction is approved by the Leggett & Platt Board on or before the interested shareholder’s stock acquisition date. The statute also provides that, after the expiration of the five-year period, business combinations are prohibited unless (1) the business combination or the stock acquisition by the interested shareholder is approved by the Leggett & Platt Board before the interested shareholder’s stock acquisition date; (2) the holders of a majority of the outstanding voting stock, other than the stock beneficially owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination at a meeting no earlier than five years after such interested shareholder’s stock acquisition date; or (3) the business combination satisfies certain detailed fairness and procedural requirements.
A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents, which Leggett & Platt has not done. Accordingly, Leggett & Platt is subject to the Missouri business combination statute.

The GBCLM also contains a control share acquisition statute which may limit the rights of a shareholder to vote some or all of his or her shares. Generally, a shareholder whose acquisition of shares results in that shareholder having the power to exercise or direct the exercise of voting power in the election of directors for more than a specified percentage of outstanding Leggett & Platt common stock (beginning at 20%) will lose the right to vote some or all of his or her shares exceeding that percentage. The limitation on voting the shares in excess of the threshold percentage may be waived with shareholder approval. First, the acquiring shareholder may need to meet certain disclosure requirements specified in the statute. Second, a majority of the outstanding shares entitled to vote, by class if so required, must approve the voting rights to be accorded to such shares. Third, a majority of the outstanding shares entitled to vote, by class if so required (but excluding all interested shares such as shares held by the acquiring shareholder or by certain employees, directors and officers of Leggett & Platt), must approve the voting rights to be accorded to such shares. A Missouri corporation may opt out of coverage under the control share acquisition statute by including a provision to that effect in its governing corporate documents, which Leggett & Platt has not done. Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of Leggett & Platt common stock.

APPRAISAL RIGHTS OF LEGGETT & PLATT SHAREHOLDERS
Leggett & Platt shareholders will have appraisal rights in connection with the Merger. Any shares of Leggett & Platt common stock outstanding immediately prior to the Effective Time and held by a shareholder who held shares as of the record date for the Leggett & Platt Special Meeting, has filed a written objection to the Merger Agreement with Leggett & Platt before or at such meeting, has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and who properly demands payment of the fair value of such shares within 20 days after the Effective Time, pursuant to, and who otherwise complies in all respects with the provisions of Section 351.455 of the GBCLM will not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or loses the right to appraisal under the GBCLM. If, after the Effective Time, any such holder fails to perfect, withdraws or loses such right to appraisal, such holder’s shares will be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in accordance with the Merger Agreement without any interest thereon, and will no longer be a dissenting share. See “The Merger—Appraisal Rights” and “The Merger Agreement—Appraisal Rights.”
A copy of the applicable sections of the GBCLM is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SOMNIGROUP AND LEGGETT & PLATT
Somnigroup Common Stock Ownership by 5% Beneficial Owners, Directors and Executive Officers
Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Shares of Somnigroup common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on June 18, 2026, there were 210,365,491 shares of Somnigroup common stock outstanding, which is used to calculate the percentages in the table below.
Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares		Percentage of Class %
5% Stockholders:
FMR LLC 245 Summer Street Boston, MA 02210	29,677,438	(1)	14.11%
Vanguard Capital Management 100 Vanguard Blvd. Malvern, PA 19355	10,663,415	(2)	5.07%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,588,476	(3)	6.93%
Named Executive Officers and Directors:
Scott L. Thompson (4)(8)	6,095,278		2.87%
Bhaskar Rao (8)	354,036		*
H. Clifford Buster, III (5)(8)	535,013		*
David Montgomery (8)	858,570		*
Steven H. Rusing (6)(8)	322,060		*
Christopher T. Cook (8)	124,110		*
Evelyn S. Dilsaver (8)	156,574		*
Simon John Dyer (7)(8)	47,680		*
Cathy Rogers Gates (8)	41,232		*
Meredith Siegfried Madden (8)	17,780		*
Richard W. Neu (8)	173,812		*
Peter R. Sachse (8)(9)	125,947		*
All Executive Officers and Directors as a group (13 persons):	9,053,900		4.26%
__________________
* Represents ownership of less than 1% of class.
(1)Based upon a Schedule 13G/A filed with the SEC on May 7, 2025, FMR LLC (“FMR”) and Abigail P. Johnson (“Johnson”) jointly reported beneficial ownership of 29,677,438 shares of common stock as follows: sole voting power over 27,243,975 shares and sole dispositive power over 29,677,438 shares by FMR and sole dispositive power of 29,677,438 shares by Johnson.
(2)Based upon a Schedule 13G filed with the SEC on April 30, 2026, Vanguard Capital Management reported beneficial ownership of 10,663,415 shares of common stock as follows: sole voting power over 1,585,160 and sole dispositive power over 10,663,415 shares.
(3)Based upon a Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc., the parent holding company of subsidiary companies, reported beneficial ownership of 14,588,476 shares of common stock as follows: sole voting power over 14,240,800 shares and sole dispositive power over all 14,588,476 shares.
(4)Includes 454,364 shares of common stock which are the result of the vesting of restricted stock units; however, payout of the vested common shares is deferred until thirty days following termination of his employment.
(5)Includes 286,679 shares of common stock owned by a family trust of which Mr. Buster is the trustee. Mr. Buster’s spouse is the sole beneficiary of the trust.
(6)Includes 22,400 shares of common stock owned by a family limited liability company.
(7)Includes 36,800 shares of common stock owned by Madad Investment Pty Ltd of which Mr. Dyer is a shareholder and has sole control over the investment and voting decisions of the entity.

(8)Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of June 18, 2026, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

Named Executive Officer	Number of Shares	Director	Number of Shares
Scott L. Thompson	2,001,644	Christopher T. Cook	—
Bhaskar Rao	—	Evelyn S. Dilsaver	—
H. Clifford Buster, III	—	Simon John Dyer	—
Steven H. Rusing	—	Cathy Rogers Gates	—
David Montgomery	—	Meredith Siegfried Madden	—
		Richard W. Neu	—
		Peter R. Sachse	—
All Executive Officers and Directors as a Group (13 persons):			2,001,644
(9)Includes 60,000 shares of common stock owned by Mr. Sachse’s spouse.
Leggett & Platt Common Stock Ownership by 5% Beneficial Owners, Directors and Executive Officers
The following table sets forth, as of June 18, 2026, information known to Leggett & Platt regarding the beneficial ownership of Leggett & Platt common stock by each director and named executive officer of Leggett & Platt and by all directors and executive officers of Leggett & Platt as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of Leggett & Platt common stock shown as beneficially owned by them.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that he, she or it has the right to acquire within 60 days. Shares of Leggett & Platt common stock subject to the Leggett & Platt Options that are currently exercisable or exercisable within 60 days of June 18, 2026 are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such Leggett & Platt Options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
Applicable percentage ownership and voting power is based on 136,561,280 shares of Leggett & Platt common stock issued and outstanding as of June 18, 2026.

Name	Number of Shares of Leggett & Platt Common Stock Beneficially Owned(1)	Options Exercisable within 60 days	Total	Percentage of Class	Stock Units(2)
Angela Barbee, Director	25,909	—	25,909	*	23,978
Robert E. Brunner, Director	63,777	—	63,777	*	64,320
Benjamin M. Burns, Executive VP and Chief Financial Officer	68,509	—	68,509	*	124,336
Mary Campbell, Director	31,303	4,274	35,577	*	32,430
Jennifer J. Davis, Executive VP and General Counsel	31,181	—	31,181	*	87,736
Karl G. Glassman, President and Chief Executive Officer, Board Chairman, Director	811,994	95,968	907,962	*	866,567
J. Tyson Hagale, Executive VP, President-Bedding Products	61,705	—	61,705	*	131,454
Joseph W. McClanathan, Director	81,073	—	81,073	*	38,753
Srikanth Padmanabhan, Director	38,623	—	38,623	*	30,839
Jai Shah, Director	26,046	25,886	51,932	*	45,394
R. Samuel Smith, Jr., Executive VP, President-Specialized Products and FF&T Products	16,266	—	16,266	*	133,193
Phoebe A. Wood, Director	63,635	—	63,635	*	31,121
All directors and executive officers as a group (15 individuals)	1,411,130	126,128	1,537,258	1.12%	1,823,947

_______________
* Represents ownership of less than 1% of class.
(1)The address of each director and named executive officer of Leggett & Platt is: c/o Leggett & Platt, Incorporated, 1 Leggett Road, Carthage, Missouri 64836.
(2)Stock units include shares under the ESUP, the Deferred Compensation Program and the Leggett & Platt RSU Awards. Participants have no voting or dispositive rights with respect to stock units until converted into Leggett & Platt common stock. In each program, stock units are converted to shares of Leggett & Platt common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are convertible into common stock within 60 days of June 18, 2026.
The following table sets forth, as of June 18, 2026, information known to Leggett & Platt regarding the beneficial ownership of Leggett & Platt common stock by holders of more than five percent (5%) of Leggett & Platt common stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
BlackRock, Inc. (1) 50 Hudson Yards New York, NY 10001	20,040,670	(1)	14.67%
Vanguard Portfolio Management (2) 100 Vanguard Blvd. Malvern, PA 19355	12,443,792	(2)	9.11%
________________
(1)BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 19,709,199 shares and sole dispositive power with respect to 20,040,670 shares. This information is based on Schedule 13G/A of BlackRock filed July 17, 2025, which reported beneficial ownership as of June 30, 2025.
(2)Vanguard Portfolio Management LLC (“Vanguard Portfolio”) is deemed to have sole voting power with respect to 236,339 shares and sole dispositive power with respect to 12,443,792 shares. This information is based on Schedule 13G of Vanguard Portfolio filed April 29, 2026, which reported beneficial ownership as of March 31, 2026.

LEGGETT & PLATT SHAREHOLDER PROPOSALS
Leggett & Platt held its annual meeting of shareholders on May 21, 2026 (the “Leggett & Platt 2026 Annual Meeting”). The Merger is currently expected to be consummated before the end of 2026. If the Merger Proposal is approved at the Leggett & Platt Special Meeting and the Transactions are consummated prior to the 2027 annual meeting of Leggett & Platt shareholders (the “Leggett & Platt 2027 Annual Meeting”), Leggett & Platt will become a direct, wholly owned subsidiary of Somnigroup and, consequently, there will be no future annual meetings of Leggett & Platt shareholders after the Leggett & Platt 2026 Annual Meeting. If the Merger is not consummated before the Leggett & Platt 2027 Annual Meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Leggett & Platt 2027 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act and the Leggett & Platt bylaws, as described below.
Leggett & Platt shareholders are entitled to present proposals for consideration at the Leggett & Platt 2027 Annual Meeting provided they comply with the proxy rules promulgated by the SEC and Leggett & Platt’s bylaws. Leggett & Platt shareholders who wish to submit a proposal for potential inclusion in the proxy statement for the Leggett & Platt 2027 Annual Meeting must notify the Secretary of Leggett & Platt of their intent in writing. All notices must contain the information required by, and otherwise comply with, Rule 14a-8 under the Exchange Act. Generally, such proposals are due 120 days before the anniversary of the date Leggett & Platt releases its proxy materials for the prior year; however, if the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Leggett & Platt begins to print and send its proxy materials. If necessary, Leggett & Platt currently expects to hold the Leggett & Platt 2027 Annual Meeting within 30 days of May 21, 2027. Therefore, Rule 14a-8 shareholder proposals must be received by Leggett & Platt at its executive offices by December 8, 2026, unless otherwise announced by Leggett & Platt prior to the Leggett & Platt 2027 Annual Meeting. Shareholder proposals should be addressed to:
Leggett & Platt, Incorporated
1 Leggett Road
Carthage, MO 64836
Attn: Corporate Secretary
Any shareholder proposal for, or nominations for candidates for election at, the Leggett & Platt 2027 Annual Meeting that the proponent does not wish to include in the Leggett & Platt proxy materials for that meeting must have been received no earlier than January 21, 2027 and not later than February 20, 2027 (120 days and 90 days, respectively, prior to the date of the first anniversary of the Leggett & Platt 2026 Annual Meeting), together with the information required by the Leggett & Platt bylaws. In the event that the Leggett & Platt 2027 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Leggett & Platt 2026 Annual Meeting, notice by a Leggett & Platt shareholder in order to be timely must be so received not later than the close of business on the 90th day prior to the Leggett & Platt 2027 Annual Meeting or the 10th day following the day on which public announcement of the Leggett & Platt 2027 Annual Meeting is made, whichever occurs first.

EXPERTS
The consolidated financial statements of Somnigroup International Inc. appearing in Somnigroup International Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, and the effectiveness of Somnigroup International Inc.’s internal controls over financial reporting as of December 31, 2025 (excluding the internal control over financial reporting of Mattress Firm), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Somnigroup International Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Mattress Firm from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Mattress Firm Group Inc. as of October 1, 2024 and October 3, 2023, and for the years then ended, incorporated into this proxy statement/prospectus by reference to Somnigroup International Inc.’s Amendment No. 2 to Current Report on Form 8-K, dated February 28, 2025, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report dated November 19, 2024. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Leggett & Platt, Incorporated and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Leggett & Platt, Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, Leggett & Platt has adopted householding which allows Leggett & Platt, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each Leggett & Platt shareholder at a given address will receive a separate notice or proxy card.
If you currently receive multiple sets of proxy materials and wish to have your accounts householded, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attention: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, Minnesota 55164. You will need to provide your Equiniti account number, which can be found on your proxy card.
If you received only one notice or set of proxy materials for multiple Leggett & Platt shareholders of record and would like Leggett & Platt to send you another set, call 800-888-4569 or write to Leggett & Platt, Incorporated, Attention: Investor Relations, 1 Leggett Road, Carthage, Missouri 64836, and Leggett & Platt will deliver these documents to you promptly upon your request.

LEGAL MATTERS
The validity of the shares of Somnigroup common stock offered hereby will be passed upon for Somnigroup by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain U.S. federal income tax consequences of the Merger will be passed upon for Leggett & Platt by Latham & Watkins LLP.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Leggett & Platt Board knows of no matters that will be presented for consideration at the Leggett & Platt Special Meeting other than as described in this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION
Somnigroup has filed a registration statement on Form S-4 under the Securities Act, of which this proxy statement/prospectus forms a part, to register with the SEC the shares of Somnigroup common stock to be delivered to Leggett & Platt shareholders in connection with the Merger. This proxy statement/prospectus constitutes a prospectus of Somnigroup, a proxy statement of Leggett & Platt and a notice of meeting with respect to the Leggett & Platt Special Meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Somnigroup and Somnigroup common stock. The rules and regulations of the SEC allow Somnigroup and Leggett & Platt to omit certain information included in the registration statement from this proxy statement/prospectus.
Somnigroup and Leggett & Platt file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains report, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Somnigroup and Leggett & Platt, which you can access at www.sec.gov. In addition, you can obtain copies of the documents that Somnigroup files with the SEC free of charge on Somnigroup’s website at https://somnigroup.com/investor-resources/financials/sec-filings/default.aspx, and you can obtain copies of the documents that Leggett & Platt files with the SEC free of charge Leggett & Platt’s website at https://leggett.gcs-web.com/financials/sec-filings. The Internet website addresses of Somnigroup and Leggett & Platt are provided as inactive textual references only. The information included on, or accessible through, these Internet websites is not incorporated by reference into this proxy statement/prospectus.
The SEC allows certain information to be “incorporated by reference” into this proxy statement/prospectus by Somnigroup and Leggett & Platt, which means that Somnigroup and Leggett & Platt can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement/prospectus is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Somnigroup and Leggett & Platt have previously filed with the SEC. These documents contain important information about Somnigroup and Leggett & Platt and their respective businesses, results of operations, and financial conditions:
Somnigroup SEC Filings
•Somnigroup’s Annual Report on Form 10-K for the year ended December 31, 2025, including the information specifically incorporated by reference therein from Somnigroup’s definitive proxy statement related to Somnigroup’s 2026 annual meeting of stockholders, filed with the SEC on March 31, 2026;
•Somnigroup’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026; and
•Somnigroup’s Current Reports on Form 8-K filed February 5, 2025, as amended on February 6, 2025 and as further amended on February 28, 2025 (excluding Items 2.01, 2.03, 3.02 and 5.02); February 17, 2026 (excluding Item 2.02); April 13, 2026; May 7, 2026; and May 15, 2026.
Leggett & Platt SEC Filings
•Leggett & Platt’s Annual Report on Form 10-K for the year ended December 31, 2025, including the information specifically incorporated by reference therein from Leggett & Platt’s definitive proxy statement for the Leggett & Platt 2026 Annual Meeting;
•Leggett & Platt’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026; and
•Leggett & Platt’s Current Reports on Form 8-K filed February 24, 2026; April 13, 2026 (excluding Item 7.01); May 22, 2026; and June 4, 2026.
All documents filed by Somnigroup and Leggett & Platt pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the Leggett & Platt Special Meeting shall also be deemed to be incorporated into this prospectus by reference (except for any information therein which has been furnished rather than filed). Subsequent filings with the SEC will automatically modify and supersede the information in this proxy statement/prospectus.

You can obtain copies of these documents (if and when available), as well as other filings containing information about Somnigroup and Leggett & Platt, free of charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Somnigroup International Inc. 100 Crescent Ct., Suite 700 Dallas, Texas 75201 Attention: Investor Relations (800) 805-3635 Investor.relations@somnigroup.com	Leggett & Platt, Incorporated 1 Leggett Road Carthage, Missouri 64836 Attention: Investor Relations (417) 358-8131 invest@leggett.com
In order to receive timely delivery of those materials, Leggett & Platt shareholders should make their requests no later than August 13, 2026, which is the date that is five business days before the date of the Leggett & Platt Special Meeting.
You should rely only on the information contained in, attached to or incorporated by reference into this proxy statement/prospectus in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the Merger Agreement. Neither Somnigroup nor Leggett & Platt has authorized anyone to provide you with information that is different from that contained in, attached to or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated July 9, 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Leggett & Platt shareholders nor the issuance by Somnigroup of Somnigroup common stock pursuant to the Merger Agreement will create any implication to the contrary.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
Statements contained in this proxy statement/prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to in this proxy statement/prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement contained in this proxy statement/prospectus is qualified in its entirety by reference to the underlying documents.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On April 13, 2026, Somnigroup entered into the Merger Agreement with Leggett & Platt and Merger Sub, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Leggett & Platt, with Leggett & Platt surviving the Merger as a direct wholly owned subsidiary of Somnigroup. As used in this section, the term “Somnigroup” refers to Somnigroup International Inc. and its consolidated subsidiaries.
The Merger Agreement provides that:
•At the Effective Time, each share of Leggett & Platt common stock issued and outstanding immediately prior to the Effective Time (other than Leggett & Platt Cancelled Shares and Dissenting Shares), will be converted automatically into the right to receive 0.1455 shares of Somnigroup common stock and, if applicable, cash in lieu of fractional shares.
•Immediately prior to the Effective Time, all restrictions on outstanding restricted shares of Leggett & Platt common stock will lapse, and such shares will fully vest and be converted into the right to receive the Merger Consideration. As of the Effective Time, and as a result of the Merger:
◦Each Leggett & Platt Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will be assumed by Somnigroup and converted into a Somnigroup Option, with the same terms and conditions that applied to the original Leggett & Platt Option. Each Somnigroup Option will represent the right to receive a number of shares of Somnigroup common stock equal to the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt Option multiplied by the Exchange Ratio and will have an exercise price per share of Somnigroup common stock equal to the exercise price per share of the original Leggett & Platt Option, divided by the Exchange Ratio;
◦Each Leggett & Platt RSU Award that is outstanding immediately prior to the Effective Time, other than a Leggett & Platt RSU Award issued under the Deferred Compensation Plans, will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt RSU Award. The number of shares of Somnigroup common stock subject to each such Somnigroup RSU Award will equal the number of shares of Leggett & Platt common stock subject to the original Leggett & Platt RSU Award, multiplied by the Exchange Ratio;
◦Each Leggett & Platt PSU Award for which the performance period has not yet ended that is outstanding immediately prior to the Effective Time will be assumed by Somnigroup and converted into a Somnigroup RSU Award, with the same terms and conditions that applied to the original Leggett & Platt PSU Award, except that the Somnigroup RSU Award will not be subject to performance-based vesting conditions, which will be deemed achieved at maximum. The number of shares of Somnigroup common stock (rounded up or down to the nearest whole share) subject to each such Somnigroup RSU Award will equal 200% of the target number of shares of Leggett & Platt common stock subject to the original Leggett & Platt PSU Award, multiplied by the Exchange Ratio;
◦Each Leggett & Platt PSU Award for which the performance period has ended that is outstanding immediately prior to the Effective Time will constitute the right to receive shares of Somnigroup common stock equal to the number of shares of Leggett & Platt common stock earned based on actual performance achieved during the performance period (which will be determined in good faith by Leggett & Platt with respect to each Leggett & Platt PSU Award), multiplied by the Exchange Ratio; and
◦Stock units that track Leggett & Platt common stock held in participant accounts under the Deferred Compensation Plans will be converted into notional cash investments, which will be referred to herein as the “Leggett & Platt Cash-Settled Plans,” based on the average closing price of Leggett & Platt common stock for the five trading days immediately prior to the Closing Date. Such notional cash will be reinvested in one or more diversified investment options as determined by the Somnigroup Board, in accordance with the directions of affected participants in the Deferred Compensation Plans.
Any converted Somnigroup Option or Somnigroup RSU Awards held by an individual who is not employed by or in service with Leggett & Platt or its subsidiaries at the Effective Time will be settled solely in cash based on the closing price of Somnigroup common stock on the applicable exercise or settlement date.

In the unaudited pro forma condensed combined financial information, the Somnigroup Options and Somnigroup RSU Awards will collectively be referred to as the “Somnigroup Assumed Awards.”
The unaudited pro forma condensed combined financial information is based on and has been derived from the historical consolidated financial statements of Somnigroup and Leggett & Platt. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Merger as if it had been consummated on March 31, 2026. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2025 and three months ended March 31, 2026, give effect to the Merger as if it had been consummated on January 1, 2025. The Notes to the unaudited pro forma condensed combined financial information describe the pro forma amounts and adjustments presented.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the unaudited condensed consolidated balance sheet of Somnigroup as of March 31, 2026 with the unaudited consolidated condensed balance sheet of Leggett & Platt as of March 31, 2026.
The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of income of Somnigroup for the three months ended March 31, 2026 with Leggett & Platt’s unaudited consolidated condensed statement of operations for the three months ended March 31, 2026. See Note 1, “Basis of Pro Forma Presentation” in the notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 combines the Somnigroup pro forma consolidated statement of income for the year ended December 31, 2025 and Leggett & Platt’s audited consolidated statement of operations for the year ended December 31, 2025. The Somnigroup pro forma consolidated statement of income for the year ended December 31, 2025 includes adjustments for Mattress Firm’s pre-acquisition results for the period of January 1, 2025 through February 4, 2025 (the “Stub Period”). On February 5, 2025, Somnigroup completed the acquisition of Mattress Firm for an aggregate purchase price of approximately $5.1 billion, net of cash acquired of $0.3 billion. The aggregate purchase price consisted of $3.1 billion in cash and approximately 34.2 million shares of Somnigroup common stock valued at $65.65 per share, which represents the simple average of the opening and closing price per share of Somnigroup common stock on the NYSE on the trading day immediately prior to the date of acquisition, with the value of any fractional shares paid in cash. See Note 2, “Financial Statements as Adjusted and Reclassified,” in the notes to the unaudited pro forma condensed combined financial statements.
Somnigroup management believes the pro forma adjustments reflecting the completion of the Merger are reasonable and supportable. The pro forma adjustments related to the Merger are based upon the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The preliminary estimated purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the preliminary estimated consideration transferred over the net assets will be recognized as goodwill. The estimated allocation of the purchase price is preliminary and is subject to change as additional information becomes available and additional analyses are performed, including, but not limited to, changes in assets/liabilities, additional direct and incremental transaction costs, etc. The final determination of the purchase price allocation may differ from the unaudited pro forma condensed combined financial information provided herein once Somnigroup has completed the valuation studies necessary to finalize the required purchase price allocation and has identified any additional conforming accounting policy changes for Leggett & Platt. There can be no assurance that such finalization will not result in material changes.
The following unaudited pro forma condensed combined financial information gives effect to the Merger, which includes adjustments for the following:
•Adjustments to the Somnigroup historical consolidated income statement for the year ended December 31, 2025, which includes Mattress Firm’s pre-acquisition financial results for the Stub Period as if the Mattress Firm acquisition had been completed as of January 1, 2025;
•Certain reclassifications to conform Leggett & Platt’s historical financial statement presentation to Somnigroup’s historical financial statement presentation, as applicable;
•Adjustments to reflect purchase accounting under ASC 805; and
•Non-recurring transaction costs in connection with the Merger.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements are primarily based on, and should also be read in conjunction with:
•Somnigroup’s audited consolidated financial statements and accompanying notes included within its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on February 27, 2026;
•Somnigroup’s unaudited condensed consolidated financial statements and accompanying notes included within Somnigroup’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026 as filed with the SEC on May 8, 2026;
•Leggett & Platt’s audited consolidated financial statements and accompanying notes included within its Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on February 26, 2026; and
•Leggett & Platt’s unaudited consolidated condensed financial statements and accompanying notes included within Leggett & Platt’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026 as filed with the SEC on May 7, 2026.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not reflect future events that may occur after the Merger, or any operating efficiencies or inefficiencies that may result from the Merger. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that the combined business will experience after the Merger is consummated. The estimates and assumptions used herein are preliminary and have been made solely for purposes of preparing this unaudited pro forma condensed combined financial information. The final accounting for the Merger could differ, perhaps materially, from these estimates and assumptions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2026
(in millions)

	Somnigroup Historical	Leggett & Platt Reclassified (Note 2)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$111	$511	$(36)	(4a)	$586
Accounts receivable, net	339	514	(27)	(4b)	826
Inventories	631	663	40	(4c)	1,334
Prepaid expenses and other current assets	165	59	—		224
Total Current Assets	1,246	1,747	(23)		2,970
Property, plant and equipment, net	1,010	658	842	(4d)	2,510
Goodwill	4,587	748	(351)	(4e)	4,984
Trade name and other intangible assets, net	2,583	87	94	(4f)	2,764
Operating lease right-of-use assets	1,876	130	—		2,006
Deferred income taxes	18	25	—		43
Other non-current assets	220	124	36	(4g)	380
Total Assets	$11,540	$3,519	$598		$15,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$465	$468	$(27)	(4h)	$906
Accrued expenses and other current liabilities	610	221	38	(4i)	869
Short-term operating lease obligations	401	50	—		451
Current portion of long-term debt	112	2	—		114
Income taxes payable	18	8	(7)	(4j)	19
Total Current Liabilities	1,606	749	4		2,359
Long-term debt, net	4,436	1,497	(176)	(4k)	5,757
Long-term operating lease obligations	1,585	100	—		1,685
Deferred income taxes	626	54	291	(4l)	971
Other non-current liabilities	131	80	36	(4m)	247
Total Liabilities	8,384	2,480	155		11,019

Redeemable non-controlling interest	8	—	—		8

Stockholders’ Equity:
Stockholders’ Equity	3,148	1,039	443	(4n)	4,630
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity	$11,540	$3,519	$598		$15,657

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(in millions, except per common share amounts)

	Somnigroup Historical	Leggett & Platt Reclassified (Note 2)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined Company
Net sales	$1,802	$918	$(54)	(5a)	$2,666
Cost of sales	1,025	747	(42)	(5b)	1,730
Gross profit	777	171	(12)		936
Selling and marketing expenses	429	28	—		457
General, administrative and other expenses	167	101	(6)	(5c)	262
Equity income in earnings of unconsolidated affiliates	(6)	—	—		(6)
Operating income (loss)	187	42	(6)		223

Other expense, net:
Interest expense, net	60	13	2	(5d)	75
Other income, net	(10)	(3)	—		(13)
Total other expense, net	50	10	2		62

Income (loss) before income taxes	137	32	(8)		161
Income tax (provision) benefit	(33)	(12)	2	(5e)	(43)
Net income (loss) attributable to Somnigroup International Inc.	$104	$20	$(6)		$118

Earnings per common share (Note 6):
Basic	$0.50				$0.51
Diluted	$0.49				$0.51

Weighted average common shares outstanding:
Basic	210.3				230.2
Diluted	212.6				233.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2025
(in millions, except per common share amounts)

	Somnigroup Pro Forma (Note 2)	Leggett & Platt Reclassified (Note 2)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined Company
Net sales	$7,739	$4,055	$(260)	(5a)	$11,534
Cost of sales	4,432	3,311	(172)	(5b)	7,571
Gross profit	3,307	744	(88)		3,963
Selling and marketing expenses	1,827	119	—		1,946
General, administrative and other expenses	729	404	59	(5c)	1,192
Loss (gain) from disposal of business	14	(91)	—		(77)
Equity income in earnings of unconsolidated affiliates	(20)	—	—		(20)
Operating income (loss)	757	312	(147)		922

Other expense, net:
Interest expense, net	279	66	8	(5d)	353
Other expense (income), net	6	(44)	—		(38)
Total other expense, net	285	22	8		315

Income (loss) before income taxes	472	290	(155)		607
Income tax (provision) benefit	(94)	(55)	41	(5e)	(108)
Net income (loss) before non-controlling interest	378	235	(114)		499
Less: Net income attributable to non-controlling interest	1	—	—		1
Net income (loss) attributable to Somnigroup International Inc.	$377	$235	$(114)		$498

Earnings per common share (Note 6):
Basic	$1.83				$2.20
Diluted	$1.80				$2.17

Weighted average common shares outstanding:
Basic	206.0				225.9
Diluted	209.2				229.8

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(1) Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information is prepared in conformity with Article 11 of Regulation S-X. The historical information of Somnigroup and Leggett & Platt is presented in accordance with GAAP.
The unaudited pro forma condensed combined financial information reflects acquisition method of accounting pro forma adjustments, based on available information and certain assumptions that Somnigroup believes are reasonable and supportable.
The unaudited pro forma condensed combined financial information is based on and has been derived from the historical consolidated financial statements of Somnigroup and Leggett & Platt. The unaudited pro forma condensed combined balance sheet as of March 31, 2026 gives effect to the Merger as if it had been consummated on March 31, 2026. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2026 and the year ended December 31, 2025 give effect to the Merger as if it had been consummated on January 1, 2025. The notes to the unaudited pro forma condensed combined financial statements describe the pro forma amounts and adjustments presented.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the unaudited condensed consolidated balance sheet of Somnigroup as of March 31, 2026 with the unaudited consolidated condensed balance sheet of Leggett & Platt as of March 31, 2026.
The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of income of Somnigroup for the three months ended March 31, 2026 with Leggett & Platt’s unaudited consolidated condensed statement of operations for the three months ended March 31, 2026.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 combines the audited consolidated statement of income of Somnigroup for the year ended December 31, 2025, as adjusted to include Mattress Firm results for the Stub Period, with Leggett & Platt’s audited consolidated statement of operations for the year ended December 31, 2025. See Note 2, “Financial Statements as Adjusted and Reclassified,” in the notes to the unaudited pro forma condensed combined financial statements.
ASC 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Consolidated financial statements of Somnigroup issued after completion of the Merger will reflect such fair values, measured as of the acquisition date, which will likely be different than the preliminary estimated fair values included in these unaudited pro forma condensed combined financial statements. The information herein could materially differ from actual results.
Somnigroup has determined on a preliminary basis that no significant adjustments are necessary to conform Leggett & Platt’s accounting policies to the accounting policies used by Somnigroup. Somnigroup will perform a comprehensive review of Leggett & Platt’s accounting and financial reporting policies in connection with the closing of the Merger. As discussed in Note 2, certain reclassification adjustments have been made to conform Leggett & Platt’s historical financial statement presentation to Somnigroup’s financial statement presentation in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income.
The unaudited pro forma condensed combined financial information does not reflect any anticipated cost savings or any related non-recurring costs to achieve those cost savings. The unaudited pro forma condensed combined financial statements do not claim to represent the combined business’ actual financial position or results of operations that would have occurred if the Merger had taken place on the dates specified, nor are they indicative of the financial position or results of operations that may be achieved in the future.
Certain amounts included herein have been subject to rounding adjustments. Accordingly, amounts shown as totals in certain tables may not be the arithmetic aggregation of the amounts that precede them.

(2) Financial Statements as Adjusted and Reclassified
Somnigroup Pro Forma
The table below presents adjustments made to Somnigroup’s historical statement of income for the year ended December 31, 2025 to reflect pro forma presentation of:
i.the inclusion of Mattress Firm’s financial results for the Stub Period as if the Mattress Firm acquisition had been completed as of January 1, 2025; and
ii.the transaction accounting adjustments reflecting effects of the Mattress Firm acquisition as if it had been completed as of January 1, 2025.
The adjustments to the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2025, are as follows:
SOMNIGROUP PRO FORMA STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2025
(in millions)

	Somnigroup Historical	Mattress Firm Stub Period (Note 2a)	Transaction Accounting Adjustments		Somnigroup Pro Forma
Net sales	$7,477	$345	$(83)	(2b)	$7,739
Cost of sales	4,294	220	(82)	(2c)	4,432
Gross profit	3,183	125	(1)		3,307
Selling and marketing expenses	1,739	88	—		1,827
General, administrative and other expenses	695	34	—		729
Loss from disposal of business	14	—	—		14
Equity income in earnings of unconsolidated affiliates	(20)	—	—		(20)
Operating income (loss)	755	3	(1)		757

Other expense, net:
Interest expense, net	268	11	—		279
Other expense, net	6	—	—		6
Total other expense, net	274	11	—		285

Income (loss) before income taxes	481	(8)	(1)		472
Income tax (provision) benefit	(96)	2	—		(94)
Net income (loss) before non-controlling interest	385	(6)	(1)		378
Less: Net income attributable to non-controlling interest	1	—	—		1
Net income (loss) attributable to Somnigroup International Inc.	$384	$(6)	$(1)		$377

(2a)	Mattress Firm Stub Period. Represents Mattress Firm’s historical pre-acquisition results for the Stub Period.
(2b)	Net Sales. Represents the elimination of Somnigroup’s third-party net sales to Mattress Firm of $83 million for the Stub Period.
(2c)
Cost of Sales. Represents the elimination of Somnigroup’s cost of sales to Mattress Firm of $83 million for the Stub Period, offset by $1 million of incremental depreciation expense associated with the purchase price allocation adjustment for property and equipment.

Historical Leggett & Platt Reclassifications
Reclassification adjustments have been made to conform Leggett & Platt’s historical financial statement presentation to Somnigroup’s financial statement presentation in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026
The following table presents a summary of reclassification adjustments to conform Leggett & Platt’s historical consolidated condensed balance sheet as of March 31, 2026, with Somnigroup’s historical condensed consolidated balance sheet presentation as of March 31, 2026 (in millions):

Somnigroup (Historical)	Leggett & Platt (Historical)	Leggett & Platt March 31, 2026 Historical	Reclassification Adjustments		Leggett & Platt March 31, 2026 (Reclassified)
ASSETS	ASSETS
Current Assets:	Current Assets:
Cash and cash equivalents	Cash and cash equivalents	$511	$—		$511
Accounts receivable, net	Trade receivables, net	487	27	(a)	514
	Other receivables, net	33	(33)	(a)	—
Inventories	Inventories	663	—		663
Prepaid expenses and other current assets	Prepaid expenses and other current assets	53	6	(a)	59
Total Current Assets	Total Current Assets	1,747	—		1,747
Property, plant and equipment, net	Net property, plant and equipment	658	—		658
Goodwill	Goodwill	748	—		748
Trade name and other intangible assets, net	Other intangibles, net	87	—		87
Operating lease right-of-use assets	Operating lease right-of-use assets	130	—		130
Deferred income taxes		—	25	(b)	25
Other non-current assets	Sundry	149	(25)	(b)	124
Total Assets	Total Assets	$3,519	$—		$3,519

LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND EQUITY
Current Liabilities:	Current Liabilities:
Accounts payable	Accounts payable	$468	$—		$468
Accrued expenses and other current liabilities	Accrued expenses	197	24	(c)	221
	Other current liabilities	32	(32)	(c)	—
Short-term operating lease obligations	Current portion of operating lease liabilities	50	—		50
Current portion of long-term debt	Current maturities of long-term debt and short-term debt	2	—		2
Income taxes payable		—	8	(c)	8
Total Current Liabilities	Total Current Liabilities	749	—		749
Long-term debt, net	Long-term debt	1,497	—		1,497
Long-term operating lease obligations	Operating lease liabilities	100	—		100
Deferred income taxes	Deferred income taxes	54	—		54
Other non-current liabilities	Other long-term liabilities	80	—		80
Total Liabilities		2,480	—		2,480

Stockholders’ Equity:	Equity
Stockholders’ Equity	Total Leggett & Platt, Inc. equity	1,039	—		1,039
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity	Total Liabilities and Equity	$3,519	$—		$3,519

(a)
Reclassification of $27 million of other receivables, net to accounts receivable, net and reclassification of $6 million for income tax receivable recorded in other receivables, net to prepaid expenses and other current assets.

(b)	Reclassification of $25 million of deferred tax assets from sundry to deferred income taxes.
(c)
Reclassification of $32 million of other current liabilities to accrued expenses and other current liabilities, offset by an $8 million reclassification for income taxes payable recorded in accrued expenses to income taxes payable.

Unaudited Pro Forma Condensed Combined Statement of Income for the Three Months Ended March 31, 2026
The following table presents a summary of reclassification adjustments to conform Leggett & Platt’s historical consolidated condensed statement of operations for the three months ended March 31, 2026, with Somnigroup’s historical condensed consolidated statement of income presentation for the three months ended March 31, 2026 (in millions):

Somnigroup (Historical)	Leggett & Platt (Historical)	Leggett & Platt Three Months Ended March 31, 2026 Historical	Reclassification Adjustments		Leggett & Platt Three Months Ended March 31, 2026 (Reclassified)
Net sales	Net trade sales	$918	$—		$918
Cost of sales	Cost of goods sold	747	—		747
Gross profit	Gross profit	171	—		171
Selling and marketing expenses		—	28	(a)	28
General, administrative and other expenses		—	101	(a) (b) (c)	101
	Selling and administrative expenses	122	(122)	(a)	—
	Amortization of intangibles	4	(4)	(b)	—
	Somnigroup International Inc. merger costs	4	(4)	(c)	—
Operating income		42	—		42

Other expense, net:
Interest expense, net	Interest expense	15	(2)	(d)	13
	Interest income	(2)	2	(d)	—
Other income, net	Other expense (income), net	7	(9)	(e)	(3)
	Net gain on disposal of assets and businesses	(9)	9	(e)	—
Total other expense, net		10	—		10

Income before income taxes	Earnings before income taxes	32	—		32
Income tax provision	Income taxes	(12)	—		(12)
Net income attributable to Somnigroup International Inc.	Net earnings attributable to Leggett & Platt, Inc. common shareholders	$20	$—		$20

(a)
Reclassification of $122 million of selling and administrative expenses, with $94 million reclassified to general, administrative and other expenses and $28 million reclassified to selling and marketing expenses.

(b)	Reclassification of $4 million of amortization of intangibles to general, administrative and other expenses.
(c)	Reclassification of $4 million of Somnigroup International Inc. merger costs to general, administrative and other expenses.
(d)	Reclassification of $2 million of interest income to interest expense, net.
(e)	Reclassification of $9 million of net gain on disposal of assets and businesses to other income, net.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2025
The following table presents a summary of reclassification adjustments to conform Leggett & Platt’s historical consolidated statement of operations for the year ended December 31, 2025, with Somnigroup’s historical condensed consolidated statement of income presentation for the year ended December 31, 2025 (in millions):

Somnigroup (Historical)	Leggett & Platt (Historical)	Leggett & Platt Year Ended December 31, 2025 Historical	Reclassification Adjustments		Leggett & Platt Year Ended December 31, 2025 (Reclassified)
Net sales	Net trade sales	$4,055	$—		$4,055
Cost of sales	Cost of goods sold	3,311	—		3,311
Gross profit	Gross profit	744	—		744
Selling and marketing expenses		—	119	(a)	119
General, administrative and other expenses		—	404	(a) (b) (c)	404
	Selling and administrative expenses	488	(488)	(a)	—
	Amortization of intangibles	16	(16)	(b)	—
	Long-lived asset impairment	19	(19)	(c)	—
Loss (gain) from disposal of business	Gain on sale of Aerospace Products Group	(91)	—		(91)
Operating income		312	—		312

Other expense, net:
Interest expense, net	Interest expense	73	(7)	(d)	66
	Interest income	(7)	7	(d)	—
Other expense (income), net	Other (income) expense, net	(2)	(42)	(e)	(44)
	Pension settlement	22	(22)	(e)	—
	Net gain on disposal of assets and businesses	(64)	64	(e)	—
Total other expense		22	—		22

Income before income taxes	Earnings (loss) before income taxes	290	—		290
Income tax provision	Income taxes	(55)	—		(55)
Net income attributable to Somnigroup International Inc.	Net earnings (loss) attributable to Leggett & Platt, Inc. common shareholders	$235	$—		$235

(a)
Reclassification of $488 million of selling and administrative expenses, with $369 million reclassified to general, administrative and other expenses and $119 million reclassified to selling and marketing expenses.

(b)	Reclassification of $16 million of amortization of intangibles to general, administrative and other expenses.
(c)	Reclassification of $19 million of long-lived asset impairment to general, administrative and other expenses.
(d)	Reclassification of $7 million of interest income to interest expense, net.
(e)
Reclassification of $64 million of net gain on disposal of assets and businesses to other expense (income), net, offset by a $22 million reclassification for pension settlement to other expense (income), net.

(3) Estimated Purchase Price Consideration and Preliminary Purchase Price Allocation
The estimated purchase price of Leggett & Platt consists of the following items:

Estimated Purchase Price Consideration (in millions, except for shares, share price and exchange ratio)
Shares of Leggett & Platt common stock outstanding (1)	136,561,280
Exchange ratio per merger agreement	0.1455
Shares of Somnigroup common stock to be issued	19,869,666
Somnigroup share price (2)	$75.10
Total Merger Consideration, as defined in the Merger Agreement (2)	$1,492
Leggett & Platt Cash-Settled Plans attributable to pre-combination service (3)	36
Somnigroup Assumed Awards attributable to pre-combination service (4)	16
Settlement of pre-existing relationships (5)	(27)
Total consideration	$1,517
Cash acquired (6)	(511)
Net consideration transferred	$1,006

(1)	Shares of Leggett & Platt common stock outstanding as of June 18, 2026, in accordance with the Merger Agreement.
(2)
Total Merger Consideration, as defined in the Merger Agreement, is $1,492 million, consisting of stock consideration of 19,869,666 shares of Somnigroup common stock at $75.10 (based on the closing price per share on the NYSE as of June 18, 2026) and an immaterial amount of cash paid for dissenting shares and the settlement of fractional shares. The actual value of the shares to be issued will depend on the actual number of shares of Leggett & Platt common stock and the market price of shares of Somnigroup common stock at the Closing Date, and therefore the final actual Merger Consideration will fluctuate and could differ significantly from the current estimate. A hypothetical 10% increase or decrease in the share price of Somnigroup common stock as of June 18, 2026 would impact the value of the preliminary purchase price by approximately $149 million.

(3)
Represents the fair value of the Leggett & Platt Cash-Settled Plans related to the pre-combination service period. There is no fair value of the Leggett & Platt Cash-Settled Plans related to the post-combination service period.

(4)
Represents the fair value of the Somnigroup Assumed Awards related to the pre-combination service period of $22 million, net of deferred income taxes. The fair value of the Somnigroup Assumed Awards for the post-combination service period is $60 million, which will be recognized as stock-based compensation expense over the remaining term of the awards.

(5)	Represents the effective settlement of Leggett & Platt’s outstanding receivables from Somnigroup as of March 31, 2026. No gain or loss was recognized on this settlement.
(6)	Represents cash acquired for Leggett & Platt’s cash on hand as of March 31, 2026.

The table below represents the preliminary purchase price allocation based on estimates, assumptions, valuations and other analyses, that have not been finalized in order to make a definitive allocation. Accordingly, the allocation of the estimated purchase price will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated, could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.
The estimated purchase price for the Merger was allocated on a preliminary basis to the following assets and liabilities as follows:

Preliminary Purchase Price Allocation Table
(in millions)	Preliminary Fair Value
Accounts receivable	$487
Inventories	703
Prepaid expenses and other current assets	59
Property, plant and equipment	1,500
Operating lease right-of-use assets	130
Deferred tax asset	25
Other non-current assets	160
Intangible assets	181
Goodwill	397
Preliminary fair value of assets acquired	$3,642

Accounts payable	$(468)
Accrued expenses and other current liabilities	(221)
Income taxes payable	(8)
Operating lease obligations	(150)
Deferred tax liability	(353)
Other non-current liabilities	(113)
Long-term debt, net	(1,323)
Preliminary fair value of liabilities assumed	$(2,636)
Net consideration transferred	$1,006
Cash acquired	511
Total consideration transferred	$1,517
For the purpose of preparing the unaudited pro forma condensed combined financial information, the preliminary purchase price is allocated to Leggett & Platt’s identifiable assets acquired and liabilities assumed as of March 31, 2026, with the excess, if any, allocated to goodwill. Final allocation of the purchase price will be based on the actual fair value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP. Accordingly, the fair value of these identifiable assets and liabilities assumed included in the table above is preliminary and is subject to change. Somnigroup expects to finalize the valuation and complete the purchase price allocation as soon as practicable, but no later than one year from the Closing Date.
(4) Unaudited Pro Forma Condensed Combined Balance Sheet Transaction Accounting Adjustments as of March 31, 2026
(4a) Cash and cash equivalents. The pro forma decrease of $36 million represents the funds used for the Leggett & Platt Cash-Settled Plans to be converted into diversified investments, as described in Note 4g.
(4b) Accounts receivable, net. The pro forma decrease of $27 million represents the elimination of Leggett & Platt’s pre-existing accounts receivable with Somnigroup. See Note 4h for the adjustment for Somnigroup’s accounts payable to Leggett & Platt.
(4c) Inventories. The pro forma adjustment of $40 million represents the preliminary fair value adjustment to record the step-up of Leggett & Platt’s inventory at its estimated fair value. This step-up will be expensed to cost of sales as the acquired inventory is sold, which is expected to occur within one quarter of the closing date of the Merger. See Note 5b.

(4d) Property, plant and equipment, net. The pro forma adjustment of $842 million represents step-up for the preliminary fair value of the identifiable property, plant and equipment, net. The preliminary fair value of the identifiable property, plant and equipment is determined using the cost and sales comparison approaches, as applicable, for each asset class. Refer to Note 5b for details of acquired property, plant and equipment.
(4e) Goodwill. The pro forma adjustment of $351 million represents the net decrease to goodwill resulting from the Merger. For further information on the related calculation associated with each balance sheet component, refer to the estimated purchase price and preliminary purchase price allocation in Note 3.
(4f) Trade name and other intangibles, net. Reflects the pro forma adjustment to record Leggett & Platt’s identified intangible assets at fair value based on the preliminary purchase price allocation from Note 3 as follows:

(in millions)
Trade name, indefinite-lived	$123
Customer database	58
Elimination of Leggett & Platt’s historical intangible assets, net	(87)
Net transaction accounting adjustments to Trade name and other intangibles, net	$94
For the purpose of preparing the unaudited pro forma condensed combined financial information, the total estimated purchase price is allocated on a preliminary basis to Leggett & Platt’s net tangible and intangible assets acquired based on their estimated fair values as of March 31, 2026. The preliminary fair value of the trade name is determined using a relief from royalty method and has an indefinite life. The preliminary fair value of the customer database is determined using a multi-period excess earnings method and is assumed to have a useful life of 10 years. Refer to Note 5c for details of acquired intangible assets.
(4g) Other non-current assets. The pro forma adjustment of $36 million represents the diversified investments for the Leggett & Platt Cash-Settled Plans that were converted as a result of the Merger.
(4h) Accounts payable. The pro forma decrease of $27 million represents the elimination of Somnigroup’s pre-existing accounts payable with Leggett & Platt.
(4i) Accrued expenses and other current liabilities. The pro forma adjustment of $38 million represents the accrual for Somnigroup’s non-recurring transaction costs, primarily associated with legal and professional fees, which have not been reflected in the historical financial statements.
(4j) Income taxes payable. The pro forma decrease of $7 million represents the tax effect of the transaction costs accrued as described in Note 4i. This is calculated using an estimated effective tax rate of 26.0% and applies a safe harbor approach of 70% deductibility in the current period. The remaining tax effect of 30% is recorded within deferred income taxes.
(4k) Long-term debt, net. The pro forma decrease of $176 million represents the preliminary fair value adjustment of the Leggett & Platt Senior Notes due in equal $500 million tranches in 2027, 2029 and 2051. The preliminary fair value of the long-term debt, net is determined using a discounted cash flow method. Refer to Note 5d for details of related interest expense.
(4l) Deferred income taxes. The pro forma adjustment of $291 million represents a deferred tax liability as a result of the preliminary purchase price allocation adjustments. The incremental deferred tax liabilities were calculated based on the tax effect of the estimated step-up in book basis of the net assets of Leggett & Platt using an estimated effective tax rate of 26.0%. Because the adjustments contained in the unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in the periods subsequent to the Closing Date.
(4m) Other non-current liabilities. The pro forma adjustment of $36 million primarily represents the liability for Leggett & Platt Cash-Settled Plans. The liability was determined using the fair value of the Leggett & Platt historical equity awards replaced, multiplied by the ratio of the pre-combination employee’s service period to the total service period.

(4n) Stockholders’ Equity. The pro forma adjustment of $443 million represents the elimination of Leggett & Platt’s equity and the net impact to stockholders’ equity, including retained earnings, treasury stock and additional paid in capital, for all pro forma adjustments, as summarized below:

(in millions)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Adjustment
Issuance of Somnigroup shares from treasury stock for Merger Consideration (see Note 3)	$—	$677	$—	$—	$816	1,492
Somnigroup Assumed Awards attributable to pre-combination service, net of liability-classified awards of $3 million	—	19	—	—	—	19
Estimated Somnigroup transaction costs, net of income tax provision of $9 million (see Notes 4i and 4j)	—	—	(29)	—	—	(29)
Elimination of Leggett & Platt’s historical equity	(2)	(533)	(2,285)	17	1,764	(1,039)
Net transaction accounting adjustments to stockholders’ equity	$(2)	$162	$(2,314)	$17	$2,579	$443
(5) Unaudited Pro Forma Condensed Combined Statement of Income Transaction Accounting Adjustments for the three months ended March 31, 2026 and year ended December 31, 2025
(5a) Net sales. The pro forma adjustment represents the elimination of Leggett & Platt’s third-party net sales to Somnigroup of $54 million and $260 million for the three months ended March 31, 2026 and year ended December 31, 2025, respectively.
(5b) Cost of sales. The pro forma decrease of $42 million for the three months ended March 31, 2026 represents the elimination of $54 million for Leggett & Platt’s cost of sales to Somnigroup, offset by the incremental depreciation expense of $12 million associated with the preliminary purchase price allocation adjustment for property, plant and equipment.
The pro forma decrease of $172 million for the year ended December 31, 2025 represents the $260 million elimination of Leggett & Platt’s cost of sales to Somnigroup, offset by the incremental depreciation expense of $48 million associated with the preliminary purchase price allocation adjustment for property, plant and equipment and the $40 million expense recorded for the fair value step-up of Leggett & Platt’s inventory, which represents an expected inventory turn of approximately one quarter.
The adjustments to depreciation expense were calculated on a straight-line basis using a weighted average estimated remaining useful life of 10-20 years.
(5c) General, administrative and other expenses. The pro forma decrease of $6 million and increase of $59 million for the three months ended March 31, 2026 and year ended December 31, 2025, respectively, represent the following items:

	Three Months Ended	Year Ended
(in millions)	March 31, 2026	December 31, 2025
Somnigroup non-recurring transaction costs not yet reflected in historical financial statements	$—	$38
Net change in stock compensation expense associated with Somnigroup Assumed Awards	(6)	23
Incremental depreciation expense associated with the preliminary purchase price allocation adjustment for property, plant and equipment	2	8
Net change in amortization expense associated with the preliminary purchase price allocation adjustment for customer database	(2)	(10)
Net transaction accounting adjustments to general, administrative and other expenses	$(6)	$59
(5d) Interest expense, net. The pro forma adjustment represents incremental interest expense of $2 million and $8 million for the three months ended March 31, 2026 and year ended December 31, 2025, respectively, related to the fair value discount recorded for Leggett & Platt’s Senior Notes.

(5e) Income tax provision. The pro forma adjustment represents the income tax provision of $2 million and $41 million for the three months ended March 31, 2026 and year ended December 31, 2025, respectively, which is the result of an estimated blended effective income tax rate of 26.0% applied to the net pro forma adjustments recorded in the unaudited pro forma condensed combined statements of income. Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Closing Date.
(6) Pro Forma Combined Earnings Per Common Share
Pro forma combined earnings per common share equals pro forma combined net income attributable to Somnigroup divided by the pro forma weighted-average number of common shares outstanding, after giving effect to 19.9 million shares issued as Merger Consideration and the dilutive effect of unvested Somnigroup Assumed Awards, assuming such shares have been outstanding for the entirety of the periods presented. The following table sets forth the components of the numerator and denominator for the computation of pro forma combined basic and diluted earnings per share for pro forma combined net income attributable to Somnigroup:

	Three Months Ended March 31, 2026		Year Ended December 31, 2025
	Basic	Diluted	Basic	Diluted
Numerator:
Net income attributable to Somnigroup International Inc.	$104	$104	$377	$377
Effect of merger on net income	14	14	121	121
Pro forma combined net income attributable to Somnigroup International Inc.	$118	$118	$498	$498

Denominator:
Historical Somnigroup weighted-average common stock outstanding	210.3	212.6	206.0	209.2
Effect of 19.9 million shares of common stock issued as Merger Consideration	19.9	19.9	19.9	19.9
Effect of Somnigroup Assumed Awards	—	0.7	—	0.7
Pro forma Somnigroup weighted-average common stock outstanding	230.2	233.2	225.9	229.8

Earnings per common share:
Earnings per common share for historical Somnigroup International Inc.	$0.50	$0.49	$1.83	$1.80
Effect of merger on earnings per common share	0.01	0.02	0.37	0.37
Pro forma combined earnings per common share	$0.51	$0.51	$2.20	$2.17

Annex A – Merger Agreement

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SOMNIGROUP INTERNATIONAL INC.,
SPARROW UNITY CORPORATION,
AND
LEGGETT & PLATT, INCORPORATED
DATED AS OF APRIL 13, 2026

2.8	Withholding Rights	A-20
2.9	Tax Treatment.	A-21
2.10	FIRPTA Certificate	A-22
Article 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-23
3.1	Organization and Qualification; Subsidiaries	A-23
3.2	Capitalization	A-25
3.3	Authority	A-27
3.4	No Conflict	A-27
3.5	Required Filings and Consents	A-28
3.6	Compliance With Law	A-28
3.7	SEC Filings; Financial Statements	A-28
3.8	Absence of Certain Changes or Events	A-30
3.9	Employee Benefit Plans	A-31
3.10	Labor and Other Employment Matters	A-34
3.11	Contracts	A-35
3.12	Customers and Suppliers.	A-38
3.13	Permits	A-39
3.14	Litigation	A-39
3.15	Environmental Matters	A-40
3.16	Intellectual Property	A-40
3.17	Data Privacy and Security	A-42
3.18	Tax Matters	A-42
3.19	Real Property; Title to Assets	A-45
3.20	Anti-Corruption	A-47
3.21	International Trade	A-47
3.22	Opinion of Financial Advisor	A-48
3.23	Information Supplied	A-49
3.24	State Takeover Statutes	A-49
3.25	Related Party Transactions	A-49
3.26	Insurance	A-50
3.27	Brokers	A-50
3.28	Joint Ventures	A-50
3.29	No Other Representations or Warranties	A-51
Article 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-53
4.1	Organization and Qualification; Subsidiaries	A-53
4.2	Capitalization	A-54
4.3	Authority	A-55
4.4	No Conflict	A-56
4.5	Required Filings and Consents	A-56
4.6	Compliance With Law	A-57

4.7	SEC Filings; Financial Statements	A-57
4.8	Absence of Certain Changes or Events	A-58
4.9	Litigation	A-59
4.10	Information Supplied	A-59
4.11	State Takeover Statutes	A-59
4.12	Adequacy of Funds	A-60
4.13	Intended Tax Treatment	A-60
4.14	Brokers	A-60
4.15	No Other Representations or Warranties	A-60
Article 5	CONDUCT OF THE PARTIES	A-61
5.1	Conduct of Business by the Company Pending the Closing	A-61
5.2	Conduct of Business by Parent Pending the Closing	A-67
Article 6	ADDITIONAL COVENANTS OF THE PARTIES	A-68
6.1	Proxy Statement/Prospectus and Registration Statement; Company Shareholders Meeting	A-68
6.2	Access to Information; Confidentiality	A-71
6.3	Non-Solicitation	A-72
6.4	Appropriate Action; Consents; Filings	A-77
6.5	Stockholder Litigation	A-80
6.6	Public Announcements	A-81
6.7	Employee Benefit Matters	A-81
6.8	Indemnification of Directors and Officers	A-86
6.9	Section 16 Matters	A-88
6.10	Takeover Statutes	A-89
6.11	Existing Indebtedness	A-89
6.12	Dividends	A-90
6.13	Parent Written Consent	A-90
6.14	Certain Merger Sub Matters	A-90
6.15	Delisting and Deregistration	A-91
6.16	Stock Exchange Listing	A-91
6.17	Financing Cooperation	A-91
6.18	Resignation of Directors	A-94
Article 7	CONDITIONS TO CONSUMMATION OF THE MERGER	A-94
7.1	Conditions to Obligations of Each Party Under This Agreement	A-94
7.2	Additional Conditions to Obligations of the Parent Parties	A-95
7.3	Additional Conditions to Obligations of the Company	A-96
Article 8	TERMINATION, AMENDMENT AND WAIVER	A-97
8.1	Termination	A-97
8.2	Effect of Termination	A-100
8.3	Company Termination Fee	A-100

8.4	Parent Termination Fee	A-102
Article 9	GENERAL PROVISIONS	A-104
9.1	Non-Survival of Representations and Warranties	A-104
9.2	Fees and Expenses	A-104
9.3	Notices	A-104
9.4	Certain Definitions	A-105
9.5	Terms Defined Elsewhere	A-120
9.6	Headings	A-123
9.7	Entire Agreement	A-123
9.8	Assignment	A-123
9.9	Severability	A-123
9.10	No Third Party Beneficiaries	A-124
9.11	Mutual Drafting; Interpretation	A-124
9.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	A-125
9.13	Counterparts	A-127
9.14	Specific Performance	A-127
9.15	Modification or Amendment	A-128
9.16	Extension; Waiver	A-128

Exhibit A	Form of Articles of Merger
Exhibit B-1	Form of Parent Parties Tax Representation Letter
Exhibit B-2	Form of Company Tax Representation Letter
Exhibit B-3	Alternative Form of Parent Parties Tax Representation Letter
Exhibit B-4	Alternative Form of Company Tax Representation Letter

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2026 (this “Agreement”), is by and among Somnigroup International Inc., a Delaware corporation (“Parent”), Sparrow Unity Corporation, a Missouri corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Leggett & Platt, Incorporated, a Missouri corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A.    The parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct, wholly owned Subsidiary of Parent in accordance with the applicable provisions of the General and Business Corporation Law of Missouri, as amended (the “GBCLM”);
B.    In connection with the Merger, on the terms and subject to the conditions set forth in this Agreement, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Company Cancelled Shares and Dissenting Shares) shall be converted automatically into the right to receive the Merger Consideration;
C.    The Board of Directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the GBCLM, (iii) directed that this Agreement be submitted to the Company’s shareholders for their adoption, and (iv) determined to recommend that the Company’s shareholders adopt and approve this Agreement and approve the Merger (collectively, the “Company Board Recommendation”);
D.    The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted for consideration by Merger Sub’s sole stockholder, and (iv) determined to recommend that the sole stockholder of Merger Sub adopt and approve this Agreement and approve the Merger;

E.    The Board of Directors of Parent (the “Parent Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
F.    Concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into the Supply Agreement Amendment; and
G.    For U.S. federal income tax purposes, the Company, Parent and Merger Sub intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement will constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations with respect to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:
Article 1
THE MERGER
1.1    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the GBCLM:
(a)    At the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the GBCLM. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b)    In connection with the Merger and prior to the Effective Time, Parent shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) to permit the issuance of shares of Parent Common Stock to the holders of shares of Company Common Stock as of the Effective Time, subject to and in accordance with the terms of this Agreement.

(c)    At the Effective Time, by virtue of the Merger and without any action by the Company, Parent, Merger Sub or any other Person, the articles of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the articles of incorporation and bylaws of Merger Sub (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time.
(d)    The directors of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of the Company serving in such positions immediately prior to the Effective Time shall become, effective as of the Effective Time, the officers of the Surviving Corporation, each until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
1.2    Closing and Effective Time of the Merger.
(a)    The closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 a.m., Eastern Time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all of the applicable conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or at such other time and place as the parties shall agree in writing. The date and time at which the Closing occurs is referred to herein as the “Closing Date”.
(b)    On the Closing Date, Parent, Merger Sub and the Company shall cause the articles of merger in the form attached hereto as Exhibit A (subject to such changes as may be mutually agreed to by Parent and the Company, the “Articles of Merger”) to be executed and filed with the Missouri Secretary of State in accordance with the relevant provisions of the GBCLM and shall make all other filings or recordings required under the GBCLM. The Merger shall become effective at the time the Articles of Merger have been duly filed with the Missouri Secretary of State, or at such later date and time as is agreed upon by the parties and specified in the Articles of Merger in accordance with the GBCLM (such time as the Merger becomes effective, the “Effective Time”).
Article 2
CONVERSION OF SECURITIES IN THE MERGER
2.1    Conversion of Securities.
(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any capital stock of the Company, Parent, or Merger Sub:

(i)    Subject to Sections 2.1(b) (Adjustments), 2.2 (Payment for Securities, Surrender of Certificates) and 2.5 (Fractional Shares), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Cancelled Shares and Dissenting Shares) shall be automatically converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the total amount of shares of Parent Common Stock to be issued in the Merger with respect to each such share of Company Common Stock, the “Merger Consideration”).
(ii)    All shares of Company Common Stock (other than any Company Cancelled Shares and Dissenting Shares) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist and, as of the Effective Time, each holder of record of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.1(a)(i) and Section 2.2, plus any Fractional Shares Cash Amount to which such holder is entitled in accordance with Section 2.5.
(iii)    All shares of Company Common Stock held, directly or indirectly, by (x) the Company (as treasury shares or otherwise), (y) any Company Subsidiary or (z) Parent or any Parent Subsidiary, in each case, immediately prior to the Effective Time (collectively, the “Company Cancelled Shares”), shall be automatically cancelled and shall cease to exist, and no consideration or payment shall be owed or delivered in exchange therefor.
(iv)    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)    If, at any time during the period between the date of this Agreement and the Effective Time, Parent or the Company should split, reverse split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, as applicable, or pay a stock dividend or other stock distribution (with a record date during such period) in the Parent Common Stock or the Company Common Stock, as applicable, or otherwise change the Parent Common Stock or the Company Common Stock, as applicable, into any other securities, or make any other such stock dividend or stock distribution (with a record date during such period) in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, as applicable, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Parent Common Stock or Company Common Stock, as applicable, including the Exchange Ratio, shall be equitably adjusted to provide to Parent, Merger Sub and the holders of shares of Company Common Stock or Company Equity Awards the same economic effect as contemplated by this Agreement prior to such split, combination, stock dividend or other stock distribution or change; provided that nothing in this Section 2.1(b) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
2.2    Payment for Securities; Surrender of Certificates.
(a)    Exchange Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the exchange agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent an amount of uncertificated, book-entry shares representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, in each case, to which holders of Company Common Stock shall be entitled at the Effective Time pursuant to Section 2.1(a)(i) and Section 2.5, as applicable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder. Following the Effective Time, Parent shall pay, or shall cause to be paid to the Exchange Agent, from time to time, as needed, cash sufficient to pay the aggregate dividends and other distributions, if any, pursuant to Section 2.4. In the event such deposited funds or shares are insufficient to make the payments contemplated pursuant to Section 2.1(a)(i) and Section 2.4, as applicable, Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds or shares, as applicable, to ensure that the Exchange Agent has sufficient funds or shares, as applicable, to make such payments. Earnings from any investment by the Exchange Agent (to be made solely at Parent’s direction) of the cash deposited by Parent with the Exchange Agent shall be the sole and exclusive property of Parent. No part of such earnings shall accrue to the benefit of holders of Company Common Stock and no losses shall alter Parent’s obligation to cause the Exchange Agent to pay the aggregate Merger Consideration and the Fractional Shares Cash Amount in accordance with Section 2.2(b).

(b)    Procedures for Surrender; Treatment of Certificates and Book Entry Shares.
(i)    Company Certificated Shares. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent shall instruct the Exchange Agent to mail to each Person that was a holder of record of shares of Company Common Stock represented by a certificate (if any) (“Company Certificated Shares”) immediately prior to the Effective Time, which shares of Company Common Stock are entitled to the Merger Consideration: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificated Shares shall pass, only upon delivery of the Company Certificated Shares to the Exchange Agent, and shall otherwise be in such form as Parent, the Company and the Exchange Agent shall reasonably agree prior to the Closing Date; and (B) instructions for effecting the surrender of the Company Certificated Shares (or affidavits of loss in lieu of the Company Certificated Shares as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. Upon surrender of any Company Certificated Shares (or affidavit of loss in lieu of the Company Certificated Shares as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Company Certificated Shares, the holder of such Company Certificated Shares shall be entitled to receive, and Parent shall instruct the Exchange Agent to pay and deliver, as promptly as practicable after such surrender, (I) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent, for the number of shares of Parent Common Stock into which such Company Certificated Shares have been converted pursuant to Section 2.1(a)(i) and (II) in the case of any Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled, if any, with respect to such Company Certificated Shares, in accordance with Section 2.4, and any Company Certificated Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration or any Fractional Shares Cash Amount is to be made to a Person other than the Person in whose name any surrendered Company Certificated Shares are registered, it shall be a condition precedent of payment that the Company Certificated Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer as determined by Parent, and the Person requesting such payment shall have paid (or caused to be paid) any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and any Fractional Shares Cash Amount to a Person other than the registered holder of the Company Certificated Shares so surrendered and shall have established to the satisfaction of the Surviving Corporation and Parent that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificated Shares. Until surrendered as contemplated hereby, each Company Certificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount as contemplated by this Agreement, except for Company Certificated Shares representing Dissenting Shares or Company Cancelled Shares.

(ii)    Company Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of shares of Company Common Stock held in book-entry form (“Company Book-Entry Shares”) shall be required to deliver a certificate evidencing such Company Book-Entry Shares or, in the case of holders of Company Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal, to the Exchange Agent, to receive the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. In lieu thereof, each holder of record of one or more Company Book-Entry Shares held through The Depository Trust Company, whose shares of Company Common Stock were converted into the right to receive the Merger Consideration and any Fractional Shares Cash Amount shall automatically, upon the Effective Time, be entitled to receive, and Parent shall instruct the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.5, as applicable, together with any dividends or other distributions, to which the holder of such Company Book-Entry Shares becomes entitled, if any, with respect to such Company Book-Entry Shares in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent shall instruct the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Book-Entry Shares not held through The Depository Trust Company: (I) a letter of transmittal, which shall be in such form as Parent, the Company and the Exchange Agent shall reasonably agree; and (II) instructions for returning such letter of transmittal in exchange for the Merger Consideration and the Fractional Shares Cash Amount. Upon delivery of such letter of transmittal, duly executed and in proper form, with respect to such Company Book-Entry Shares, the holder of such Company Book-Entry Shares shall be entitled to receive, and Parent shall instruct the Exchange Agent to pay and deliver as promptly as practicable after such delivery, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.5, as applicable, together with any dividends or other distributions, if any, to which such holder of Company Book-Entry Shares becomes entitled, if any, with respect to such Company Book-Entry Shares in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. Payment of the Merger Consideration and the Fractional Shares Cash Amount with respect to Company Book-Entry Shares, shall only be made to the Person in whose name such Company Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Company Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount, in each case, as contemplated by this Agreement, except for Company Book-Entry

Shares representing Dissenting Shares or Company Cancelled Shares.
(c)    Transfer Books; No Further Ownership Rights in Shares(d) . The shares of Parent Common Stock issued upon conversion of shares of Company Common Stock pursuant to and in accordance with Section 2.1(a)(i) and Section 2.2, together with any Fractional Shares Cash Amount paid in accordance with Section 2.5 and any dividends or other distributions paid, if any, in accordance with Section 2.4, shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Company Common Stock as of immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which the former holders of such shares of Company Common Stock become entitled, if any, in accordance with Section 2.4) and the Fractional Shares Cash Amount to which such holders are entitled to receive in accordance with Section 2.5, and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.
(d)    Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest or earnings received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Company Common Stock on the first anniversary of the Effective Time shall be returned to Parent upon demand, and any such holder of Company Common Stock who has not complied with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration and any Fractional Shares Cash Amount and any dividends or other distributions, if any, to which such holders are entitled in accordance with Section 2.4 in respect of such holder’s shares of Company Common Stock. Any Merger Consideration or Fractional Shares Cash Amount remaining unclaimed by the holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent, or their respective affiliates or any other Person will be liable to any holder of Company Common Stock for Merger Consideration (or any dividends or other distributions, if any, payable or issuable in connection therewith in accordance with Section 2.4) or any Fractional Shares Cash Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Company Certificated Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificated Shares, upon the making of an affidavit, in customary form reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which such holder is entitled, if any, in accordance with Section 2.4) and any Fractional Shares Cash Amount to which the holder is entitled pursuant to Section 2.5; provided, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration (and any dividends or other distributions payable or issuable in connection therewith, if any, in accordance with Section 2.4) or any Fractional Shares Cash Amount to which the holder is entitled pursuant to Section 2.5, require the owner of such lost, stolen or destroyed Company Certificated Shares to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificated Shares alleged to have been lost, stolen or destroyed.
2.3    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and who properly demands payment of the fair value of such shares (“Dissenting Shares”), pursuant to, and who otherwise complies in all respects with the provisions of Section 351.455 of the GBCLM shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or loses the right to appraisal under the GBCLM. If, after the Effective Time, any such holder fails to perfect, withdraws or loses such right to appraisal, such holder’s shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in accordance with Section 2.1(a)(i) without any interest thereon, and will no longer be a Dissenting Share. The Company shall give Parent prompt notice of any demands for appraisal for any Dissenting Share, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the GBCLM. Parent shall have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by applicable Law. The parties agree that the Company shall be responsible to pay solely out of its own funds any obligations with respect to appraisal demands; provided, however, that the Company shall not make any payment with respect to, or settle or offer to settle, any appraisal demands without Parent’s prior written consent in its sole discretion and the parties acknowledge and agree that any such settlement shall be paid from the funds of the Company.

2.4    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i) until such holder shall have complied with the provisions of Section 2.2(b). Subject to escheat, Tax or other applicable Law, following the surrender of any such Company Common Stock in accordance with Section 2.2(b), such holder shall be entitled to receive any such dividends or distributions, without interest, with a record date after the Effective Time which theretofore had become payable with respect to the Parent Common Stock exchangeable for such Company Common Stock pursuant to Section 2.1(a)(i) (after giving effect to any required Tax withholdings as provided in Section 2.8).
2.5    Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i) or in exchange for Company Certificated Shares or Company Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Company Certificated Shares or Book-Entry Shares over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Certificated Shares or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As promptly as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Company Certificated Shares or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of any such sale or sales have been distributed to the holders of Company Certificated Shares or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The Exchange Agent shall determine the portion of such proceeds to which each holder of Company Certificated Shares or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Certificated Shares or Book-Entry Shares is entitled (after taking into account all Company Certificated Shares or Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Certificated Shares or Book-Entry Shares are entitled (such cash amount with respect to each such holder, the “Fractional Shares Cash Amount”). As soon as practicable after the determination of the amount of the Fractional Shares Cash Amount, if any, to be paid to holders of Company Certificated Shares or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay the Fractional Shares Cash Amount due to each such holder subject to and in accordance with this Section 2.5. The parties agree that the payment of the Fractional Shares Cash Amount in lieu of fractional share interests pursuant to this Section 2.5 is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.6    Further Assurances. From and after the Effective Time, the respective officers of Parent and the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company or any Parent Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or any Parent Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation, as applicable, as a result of, or in connection with, the Merger.
2.7    Treatment of Company Equity Awards.
(a)    Treatment of Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into an option to acquire shares of Parent Common Stock or the cash equivalent thereof in accordance with this Section 2.7(a). Each such Company Option as so assumed and converted (after such conversion, an “Assumed Option”) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (which, for the avoidance of doubt, includes any forfeiture terms and exercisability terms applicable to such Company Option) except that, as of the Effective Time, (i) each such Assumed Option shall constitute an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (I) the exercise price per share of Company Common Stock of such Company Option by (II) the Exchange Ratio and (ii) with respect to an Assumed Option that is held by an individual who is not employed by or in service with the Company or a Company Subsidiary immediately prior to the Effective Time, such Company Option shall be exercisable solely in cash (and not shares of Parent Common Stock), with the amount of cash payable upon exercise of such Company Option calculated by reference to the closing price of the shares of Parent Common Stock that would otherwise be issued on the applicable exercise date, minus the exercise price. Notwithstanding the generality of the foregoing, the exercise price and number of shares of Parent Common Stock subject to an Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, with respect to an Assumed Option converted from a Company Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, consistent with the requirements of Section 422 of the Code.

(b)    Treatment of Company RSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, other than a Company RSU Award issued pursuant to a Deferred Compensation Plan, shall be assumed by Parent and shall be converted into a restricted stock unit award to receive shares of Parent Common Stock or the cash equivalent thereof (an “Assumed RSU Award”) in accordance with this Section 2.7(b). Each such Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company RSU Award immediately prior to the Effective Time (which, for the avoidance of doubt, includes any accelerated vesting protections, forfeiture terms, settlement terms (including cash settlement) and terms relating to dividend equivalent rights applicable to such Company RSU Award) except that, as of the Effective Time, (i) each such Assumed RSU Award shall constitute the right to receive that number of whole shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and (ii) with respect to an Assumed RSU Award held by an individual who is not employed by or in service with the Company or a Company Subsidiary immediately prior to the Effective Time, such Assumed RSU Award shall be settled solely in cash (rather than shares of Parent Common Stock), in an amount calculated based on the closing price of the shares of Parent Common Stock that would otherwise be issued on the applicable settlement date.
(c)    Treatment of Company PSU Awards.

(i)    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award for which the performance periods have not yet ended as of the Effective Time that is outstanding immediately prior to the Effective Time shall be assumed by Parent and shall be converted into a restricted stock unit award to receive shares of Parent Common Stock or the cash equivalent thereof (an “Assumed PSU Award”) in accordance with this Section 2.7(c). Each such Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company PSU Award immediately prior to the Effective Time (which, for the avoidance of doubt, includes any accelerated vesting protections, forfeiture terms and settlement terms (including cash settlement) and terms relating to dividend equivalent rights applicable to such Company PSU Award, but does not include any performance based vesting conditions, which shall be deemed achieved as of the Effective Time at maximum performance levels) except that, as of the Effective Time, (A) each such Assumed PSU Award for which the performance periods have not yet ended as of the Effective Time shall constitute the right to receive that number of whole shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the product of (I) 200% of the target number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time multiplied by (II) the Exchange Ratio and (B) with respect to an Assumed PSU Award held by an individual who is not employed by or in service with the Company or a Company Subsidiary immediately prior to the Effective Time, such Assumed PSU Award shall be settled solely in cash (rather than shares of Parent Common Stock), in an amount calculated based on the closing price of the shares of Parent Common Stock that would otherwise be issued on the applicable settlement date).
(ii)    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award for which the performance periods have ended as of the Effective Time that is outstanding immediately prior to the Effective Time, shall constitute the right to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld, which shall be remitted by the Company) that number of whole shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time calculated based on actual performance multiplied by (ii) the Exchange Ratio. The Company shall, acting in good faith, determine the level of actual performance achieved with respect to each Company PSU Award for which the applicable performance period has ended as of the Effective Time.

(d)    Treatment of Company Restricted Shares. Immediately prior to the Effective Time and without any action on the part of the Company, Parent, Merger Sub or holders thereof, any restrictions on any Company Restricted Shares shall lapse and such Company Restricted Shares shall fully vest (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld, which shall be remitted by the Company). Each Company Restricted Share will thereafter be treated as shares of Company Common Stock in accordance with Section 2.1. Notwithstanding the foregoing and subject to Section 2.7(f), the Merger Consideration payable pursuant to this Section 2.7(d) shall be made by Parent or the Exchange Agent as soon as commercially practicable following the Effective Time.
(e)    Company DSP. Prior to the Effective Time, the Company shall take all actions with respect to the Company DSP that are necessary or desirable to (i) provide that (A) no new enrollment period will be commenced following the date of this Agreement under the Company DSP, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company DSP or any contributions other than previously elected payroll deductions during the current enrollment period from those in effect as of the date of this Agreement, (C) no individuals shall commence participation in the Company DSP during the period from the date of this Agreement through the Effective Time and (D) each participant election made pursuant to the Company DSP shall be fully exercised no later than ten Business Days prior to the Effective Time (“Final Exercise Date”) (with any accumulated employee contributions as of the Final Exercise Date not used to purchase Company Common Stock in accordance with the terms and conditions of the Company DSP refunded by the Company to such employee as promptly as practicable following the Final Exercise Date (without interest)), and (ii) terminate the Company DSP as of effective immediately prior to the Effective Time. The Company shall provide timely notice to participants of the Company DSP of the setting of the Final Exercise Date and the termination of the Company DSP in accordance with the terms of the Company DSP. Shares of Company Common Stock purchased pursuant to the foregoing shall be treated the same as all other shares of Company Common Stock in accordance with Section 2.1.

(f)    Treatment of Deferred Compensation Plans; Section 409A. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any participant in the Company’s 2005 Executive Stock Unit Program (the “ESUP”) or the Company’s Deferred Compensation Programs (together with the ESUP, the “Deferred Compensation Plans”), each Company RSU Award issued pursuant to a Deferred Compensation Plan (representing notional investments in Company Common Stock in participant accounts under the Deferred Compensation Plans) shall be converted into notional investments in cash based on a price per share of Company Common Stock equal to the average closing price per share of Company Common Stock for the five (5) trading days immediately prior to the Closing Date, and such notional cash shall be deemed reinvested in one or more “Diversified Investments” (as defined in the ESUP, except references to the 401(k) Plan shall mean the 401(k) Plan of the Parent and references to the Investment Committee shall mean the Parent Board (or a committee selected by the Parent Board)) as determined by the Parent Board (or a committee selected by the Parent Board), in accordance with the directions of affected participants in the Deferred Compensation Plans communicated to Parent prior to the Effective Time, and such accounts shall be distributed to each participant pursuant to the participant’s applicable distribution election and the terms of the applicable Deferred Compensation Plan, as in effect immediately prior to the Effective Time, in order to comply with Section 409A of the Code. Prior to the Effective Time, the Company shall, and shall cause each applicable Company Subsidiary, to take all necessary action to implement the provisions of this Section 2.7(f). Parent shall assume all the obligations of the Company under the Deferred Compensation Plans. In addition, and notwithstanding anything to the contrary contained in this Agreement, to the extent that any payment in respect of any Company Equity Award constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made on the applicable settlement date for such Company Equity Award in accordance with the applicable award’s terms to the extent required in order to comply with Section 409A of the Code.

(g)    Company Equity Plan. The Company shall take all necessary action, to the extent permissible under Section 409A of the Code, to settle, prior to the Effective Time, any Company RSU Award or Company PSU Award that is vested but not yet settled as of immediately prior to the Effective Time. At the Effective Time, parties shall take all necessary action for the treatment of the Company Equity Awards as contemplated under this Section 2.7; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. Parent shall assume all the obligations of the Company under the Company Equity Plan and each outstanding Company Option, Company RSU Award and Company PSU Award and the agreements evidencing the grants thereof (as modified by this Section 2.7), and the number and kind of shares available for issuance under the Company Equity Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the Company Equity Plan. Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Company Common Stock that will be subject to Assumed Options, Assumed RSU Awards and Assumed PSU Awards as a result of the actions contemplated by this Section 2.7. Not later than ten (10) Business Days following the Closing Date, Parent shall file one or more registration statements under the Securities Act on Form S-8 or Form S-3 (or other applicable form) with respect to the Parent Common Stock subject to such Assumed Options, Assumed RSU Awards and Assumed PSU Awards and shall, in each case, to the extent they are eligible to be registered on Form S-8 or Form S-3 (or other applicable form) and Parent shall use commercially reasonable efforts to cause such registration statement or registration statements to become effective under the Securities Act and maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options, Assumed RSU Awards and Assumed PSU Awards remain outstanding.
2.8    Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Law. Parent shall be entitled to request any necessary Tax forms in order to effectuate such withholding, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the payee. Parent shall use commercially reasonable efforts to notify the payee of its intention to deduct or withhold prior to any such deduction or withholding (other than in respect of any withholding arising as a result of the Company’s failure to provide the certificate described in Section 2.10 or in respect of any amounts properly treated as compensation for applicable Tax purposes) and the parties shall cooperate in good faith with each other to minimize any such deduction and withholding of any Taxes; provided that Parent shall not be required to delay such deduction or withholding to the extent that such delay is reasonably expected to cause Parent to be subject to material audit, fines or penalties or create a materially increased risk of exposure to the foregoing. To the extent that amounts are so deducted and withheld and remitted by the deducting and withholding party to the applicable Governmental Entity as required by applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9    Tax Treatment.
(a)    Each of Parent, Merger Sub and the Company intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and shall, and shall cause its respective affiliates to, use its reasonable best efforts to cause the Merger to so qualify and shall not take any action (or fail to take any action), or cause or permit any action to be taken (or to be omitted), if such action, failure, or omission could be reasonably expected to prevent, preclude or impede either (i) the Merger from so qualifying or (ii) the tax counsel for the Company (or, if such tax counsel is unable or unwilling to issue the Company Tax Opinion, another nationally recognized tax counsel reasonably acceptable to the Company and Parent, the “Company Tax Counsel”) from providing the tax opinions issued in accordance with Section2.9(e). Each of the parties will notify the other parties promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)    The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(c)    None of the parties nor any of their affiliates shall take any position for U.S. federal income tax purposes (and applicable state, local and non-U.S. Tax purposes) on any applicable Tax Return or in any applicable Tax contest or audit or in any communication (whether written or unwritten) with any applicable Governmental Entity inconsistent with the Intended Tax Treatment unless required by a “determination” as defined in Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law); provided, that nothing in this Section 2.9(c) shall require a party to appeal such a determination.
(d)    Each of the parties shall use reasonable best efforts in connection with the issuance of the Company Tax Opinion at the Closing and any tax opinions in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus or the Registration Statement with respect to the qualification of the Merger for the Intended Tax Treatment. In connection with any such tax opinions, upon the request of Company Tax Counsel, or tax counsel for Parent (“Parent Tax Counsel”), as applicable, officers of each Parent Party and the Company shall use their reasonable best efforts to deliver to Company Tax Counsel and Parent Tax Counsel, as applicable, duly executed certificates or letters (which, subject to Section 2.9(e), shall be substantially in the form of Exhibit B-1 and Exhibit B-2), dated as of the necessary date for the relevant tax opinions, signed by such officers of each Parent Party or the Company, as applicable, and containing customary assumptions, representations, warranties and covenants. If the tax counsel for the Company is unable or unwilling to issue the Company Tax Opinion, the Company shall use its reasonable best efforts to engage another Company Tax Counsel that is able and willing to issue the Company Tax Opinion.

(e)    Subject to Section 2.9(d), in the event that either Parent or the Company determines that it is reasonably likely that the condition set forth in Section 7.3(e) (Company Tax Opinion) would not be satisfied at Closing, then, the parties shall, at the request of Parent or the Company, use reasonable best efforts to amend the terms of this Agreement solely to consummate the transactions contemplated by this Agreement in a manner consistent with Revenue Ruling 2001-46, 2001-2 C.B. 321 in order to effect an integrated transaction within the meaning therein. In the event that the Agreement is amended in accordance with this Section 2.9(e), then upon the request of Company Tax Counsel in connection with the Company Tax Opinion, officers of each Parent Party and the Company shall use their reasonable best efforts to deliver to Company Tax Counsel duly executed certificates or letters (which shall be substantially in the form of Exhibit B-3 and Exhibit B-4), dated as of the Closing Date, signed by such officers of each Parent Party or the Company, as applicable, and containing customary assumptions, representations, warranties and covenants.
(f)    Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), shall be borne by Parent; provided, that notwithstanding the foregoing, any Transfer Taxes for which holders of Company Stock or Company Equity Awards are solely liable under any provision of state Law shall be borne by such holder.
2.10    FIRPTA Certificate(a)    . Prior to the Closing, the Company shall deliver to Parent a certification, dated as of the Closing Date, that the shares of Company Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS, in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Parent does not receive the certification and notice described above, the sole recourse of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code in accordance with Section 2.8.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections); provided, further, that nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty, covenant or agreement of the Company or any Company Subsidiary made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Schedule, (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any Company Subsidiary is a party exists or has actually occurred, or (iv) such item or other matter constitutes an admission to any third party, and no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall give rise to any claim or benefit to any Person who is not a party to this Agreement, and (b) as otherwise disclosed or identified in the Company SEC Documents filed, furnished, amended or supplemented at least two (2) Business Days prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included in the Company SEC Documents to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Organization and Qualification; Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of Missouri. The Company has the requisite corporate power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted in all material respects.
(b)    The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    The Company has made available or caused to be made available to Parent true and complete copies of (i) any amendments to the Amended and Restated Articles of Incorporation of the Company (as amended to date, the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of the Company (as amended to date, the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, and all amendments to such documents, of each material Company Subsidiary. The Company Bylaws and the Company Charter, are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of their organizational documents in any material respect. The certificates of incorporation and bylaws, or equivalent organizational or governing documents, and all amendments to such documents, of each material Company Subsidiary are in full force and effect.
(e)    Section 3.1(e) of the Company Disclosure Schedule sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is a corporation or other legal entity duly organized validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite organizational power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, except where failure to be so duly organized and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company owns, beneficially and of record, directly or indirectly, all Equity Interests of the Company Subsidiaries free and clear of any Liens other than Permitted Liens, except where the failure to own such interest free and clear of any Liens (other than Permitted Liens) is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. Except for the capital stock of the Company Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in any other Person. All of the Equity Interests of the Company Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights and have been issued in compliance in all material respects with all applicable securities Laws.

3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 600,000,000 shares of Company Common Stock, of which, as of the close of business on April 9, 2026 (the “Company Capitalization Date”), there were 136,402,847 shares of Company Common Stock issued and outstanding and (ii) 100,000,000 shares of preferred stock, without par value, of the Company (“Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”). As of the Company Capitalization Date, no shares of Company Preferred Stock are issued and outstanding. As of the Company Capitalization Date, 62,396,696 shares of Company Common Stock were held by the Company as treasury shares. No Company Subsidiary owns any shares of Company Stock or has any option or warrant to purchase shares of any Company Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights and have been issued in compliance with all applicable securities Laws.
(b)    As of the close of business on the Company Capitalization Date, the Company has no shares of Company Stock subject to or reserved for issuance, except for (i) 279,342 shares of Company Common Stock subject to outstanding Company Options under the Company Equity Plan, (ii) 2,210,769 shares of Company Common Stock subject to outstanding Company RSU Awards under the Company Equity Plan (which excludes outstanding Company RSU Awards with respect to 48,301 shares of Company Common Stock that will be settled in cash), (iii) 1,325,846 at target and 2,651,692 at maximum shares of Company Common Stock subject to outstanding Company PSU Awards under the Company Equity Plan (assuming that, for purposes of any such Company PSU Awards, the applicable performance metrics have been achieved at target and maximum performance levels) (which excludes outstanding Company PSU Awards with respect to 1,342,723 shares of Company Common Stock at target and 2,685,446 shares of Company Common Stock at maximum that will be settled in cash, assuming that, for purposes of any such cash-settled Company PSU Awards, the applicable performance metrics have been achieved at target and maximum performance levels), (iv) 103,998 outstanding Company Restricted Shares, (v) 3,318,613 outstanding stock units that are part of Company Deferred Compensation Plans under the Company Equity Plan, and (vi) 4,154,407 shares of Company Common Stock reserved for future issuance under the Company Equity Plan for awards not yet granted.

(c)    All shares of Company Common Stock subject to issuance under the Company Equity Plan upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Section 3.2(c) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Equity Award as of the close of business on the Company Capitalization Date: (1) the name (or employee identification number) of the holder thereof; (2) the number of shares of Company Common Stock issuable thereunder (assuming that for purposes of any such Company PSU Awards the applicable performance goals are achieved at target and maximum performance levels); (3) the grant date; (4) the expiration date (if any); (5) the exercise price (if any); (6) the vesting schedule and the extent to which such Company Equity Award is vested and/or exercisable; and (7) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.
(d)    All Company Equity Awards have been properly reported and registered in accordance with, and otherwise have been issued in compliance with, all applicable Laws in all material respects, including with respect to securities Laws and the withholding and payment of any applicable Taxes and social insurance contributions, and have been issued in compliance with all the terms and conditions of any applicable Company Benefit Plan in all material respects.
(e)    Except for Equity Interests set forth in Section 3.2(b), there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or the Company Subsidiaries or obligating the Company or the Company Subsidiaries to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Company Capitalization Date until the date hereof, the Company has not issued any Company Stock or other Equity Interests other than Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Company Capitalization Date in accordance with their terms.
(f)    Except with respect to the Company Equity Awards, there are no outstanding obligations of the Company or the Company Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Company Stock or other Equity Interests of the Company or the Company Subsidiaries.

3.3    Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and, except for affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Required Company Vote”), no shareholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The Company has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the Parent Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws from time to time in effect relating to creditors’ rights and remedies generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (collectively, the “Enforceability Limitations”). The Company Board has duly adopted the Company Board Recommendation, and as of the date of this Agreement, the Company Board Recommendation has not been withdrawn, modified or amended in any respect.
3.4    No Conflict(a). Subject to receipt of the Required Company Vote, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with, breach or violate any provision of the Company Charter or the Company Bylaws; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate, or give any Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of (with or without the lapse of time, the giving of notice or both) or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to any Company Material Contract or any Company Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, rights, other occurrences or Liens which would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

3.5    Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent Parties in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company, including the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger as required by the GBCLM, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
3.6    Compliance With Law. Neither the Company nor any Company Subsidiary is, or since January 1, 2023, has been in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property, rights or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received since January 1, 2023 any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding any actual, alleged, potential or possible violation of, or failure to comply with, any Law, except for any violations or failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7    SEC Filings; Financial Statements.
(a)    The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”). No Company Subsidiary is required to make any filings with the SEC.

(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(c)    The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Company Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items that will not be material in effect or amount to the Company and the Company Subsidiaries, taken as a whole. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(d)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Since January 1, 2023, to the Knowledge of the Company, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or any other employee (or former employee) who has (or has had) a significant role in the Company’s internal control over financial reporting.
3.8    Absence of Certain Changes or Events. Since January 1, 2026 through the date hereof:
(a)    Except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
(b)    None of the Company or the Company Subsidiaries have taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken after the date hereof and prior to the Closing would have required Parent’s consent under Sections 5.1(b)(i), 5.1(b)(iii), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(xiii), 5.1(b)(xvi) and 5.1(b)(xxii).
(c)    There has not been any Company Material Adverse Effect or any Effect, that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9    Employee Benefit Plans.
(a)    Section 3.9(a) of the Company Disclosure Schedule sets forth a list of each material Company Benefit Plan as of the date hereof, excluding (i) any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that (x) does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Disclosure Schedule, provided that any such form applicable to employees outside the U.S. shall be identified by jurisdiction and (y) does not provide for (A) any change in control, retention or other payments or benefits that could be triggered solely by the consummation of the transactions contemplated hereby, or (B) severance payments or benefits (other than statutory payments or benefits under applicable Laws) and (z) can be terminated without further payment, liability or obligation (other than as required by applicable Laws) and (ii) any individual award agreement evidencing Company Equity Awards that is on a form that does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Disclosure Schedule. With respect to each Company Benefit Plan scheduled on Section 3.9(a) of the Company Disclosure Schedule, to the extent applicable, the Company and the Company Subsidiaries have either delivered or made available to Parent prior to the execution of this Agreement true, correct and complete copies of: (i) all plan documents and all amendments thereto, and all related trust, insurance, or other funding documents, and in the case of unwritten Company Benefit Plans, written descriptions thereof, (ii) the most recent determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all nondiscrimination and compliance testing reports for the most recently completed plan year and (vii) all material non-routine correspondence to and from any Governmental Entity within the last three (3) years.
(b)    Each Company Benefit Plan has been established, administered and maintained in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such Company Benefit Plan has received a determination from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter, or if it is a volume submitter plan, it has a favorable advisory letter), and, to the Knowledge of the Company, nothing has occurred that has or would reasonably be expected to adversely affect or cause the loss of the qualification of such Company Benefit Plan.

(c)    No Company Benefit Plan is, and none of the Company, any of the Company Subsidiaries or their respective ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any liability or obligation (whether direct or contingent) under or with respect to: (i) a Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA whether or not subject thereto) or any other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code. None of the Company or any of the Company Subsidiaries has any current or contingent liability or obligation as a consequence of being considered a single employer with any other Person under Section 414 or Section 4001 of ERISA of the Code during the past six (6) years.
(d)    None of the Company and Company Subsidiaries, nor, to the Knowledge of the Company, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company or any of the Company Subsidiaries to any material Taxes or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(e)    No Company Benefit Plan provides, and neither the Company nor any of the Company Subsidiaries sponsors, maintains, contributes to or is required to contribute to or has any liability with respect to any post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”), Section 601 et seq. of ERISA, or other applicable Law (for which the covered individual pays the full cost of coverage) (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy requiring the Company or any Company Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination of employment.
(f)    No claims, actions, causes of action, suits, litigations, proceedings, arbitrations, mediations, interferences, audits, assessments, hearings or other legal proceedings (including Proceedings but excluding routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan that would reasonably be expected to have a Company Material Adverse Effect.

(g)    None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby could (alone or in conjunction with any other event) (i) accelerate the time of payment, vesting, exercisability, or funding of any payment, right or other benefit to any current or former employee, individual independent contractor, officer or director of the Company or any of the Company Subsidiaries under any Company Benefit Plan or entitle any such individuals to any payment or benefit thereunder, (ii) increase the amount or value of any compensation or benefits payable under any Company Benefit Plan (including loan forgiveness), (iii) require any contributions under any Company Benefit Plan or cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any Company Benefit Plan or related trust, or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(h)    Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all required premiums for, or contributions required to be made to, each Company Benefit Plan have been timely made in accordance with the terms of the applicable Company Benefit Plan and applicable Law.
(i)    Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all respects with all applicable requirements of Sections 409A of the Code. Neither the Company nor any of the Company Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(j)    Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Company Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Company Benefit Plan required by Law or by the terms of such Non-U.S. Company Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and (iii) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Company Benefit Plan. No Non-U.S. Company Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

3.10    Labor and Other Employment Matters.
(a)    Section 3.10(a) of the Company Disclosure Schedule sets forth all Collective Bargaining Agreements to which the Company or any Company Subsidiary is a party or bound. Neither the Company nor any of the Company Subsidiaries will incur any notice, consultation or consent obligations under any Collective Bargaining Agreements in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach or violation of any Collective Bargaining Agreement.
(b)    As of the date hereof, to the Knowledge of the Company, there are no and for the past three (3) years have been no material union organizing activities or demands of any union for recognition or certification pending or threatened against the Company or any Company Subsidiary. There is no, and for the past three (3) years has been no, material labor strike, material labor dispute, material slowdown or concerted work stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.
(c)    The Company and the Company Subsidiaries are and for the past three (3) years have been in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, hiring, worker classification, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment harassment and discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, labor relations, discipline, termination, social welfare obligations and unemployment insurance, except for noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the past three (3) years, the Company and the Company Subsidiaries have been in compliance with all applicable Law governing the work authorization of U.S. employees in accordance with the requirements of: the U.S. Immigration Reform and Control Act of 1986; the U.S. Immigration and Nationality Act; the U.S. Illegal Immigration Reform and Immigrant Responsibility Act of 1996; any successor statutes, laws, rules and regulations; the U.S. federal government’s employment, eligibility verification system known as E-Verify (where required); U.S. state laws, ordinances, statutes, rules and regulations regarding the use of E-Verify (where applicable); and the wage and hour regulations related to employment under the H-1B or the H-2B visa program (where applicable), except for noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, there are no and for the past three (3) years have been no charges, complaints, claims or investigations or audits against such party pending or, to the Knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, such party of any person against the Company or any of the Company Subsidiaries.
(e)    To the Knowledge of the Company, no Key Employee is in material violation of any term of any noncompetition agreement, non-solicitation agreement or any restrictive covenant covering such Key Employee.
(f)    The Company and the Company Subsidiaries have promptly and reasonably investigated all material sexual harassment, discrimination and retaliation allegations by or against any director, officer, employee of the Company or any Company Subsidiary made in the past three (3) years of which the Company or any of its Subsidiaries are aware. Neither the Company nor any of the Company Subsidiaries reasonably expects any material liability with respect to any such allegations and, to the Knowledge of the Company, no allegations are pending as of the date hereof.
3.11    Contracts.
(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract (except for purchase or service orders executed in the ordinary course of business of the Company or any Company Subsidiary, as applicable, and any Company Benefit Plan) to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties, rights or assets, and which falls within any of the following categories:
(i)    any joint venture, partnership, strategic alliance, limited liability or other similar Contract which is material to the Company and its Subsidiaries, taken as a whole, related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest;
(ii)    any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $5,000,000 in any one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;
(iii)    any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary, or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(iv)    any Contract that limits, restricts or prohibits, or purports to limit, restrict or prohibit, in any material respect the freedom of the Company or any Company Subsidiary (A) to engage in any line of business, compete with any Person, (B) to purchase, sell, supply or distribute any product or service, or (C) to develop, sell, supply, license, distribute, offer, support or service any product or other asset to or for any other Person, in each case, in any geographic area (other than confidentiality or employee non-solicitation agreements entered into in the ordinary course of business);
(v)    any Contract to which the Company or a Company Subsidiary is subject to (A) any “most favored nation” or similar provision in favor of the other party, (B) any minimum purchase commitment in excess of $5,000,000, (C) a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of requirements from any third party or (D) any exclusivity, call or put option or rights of first or last offer, negotiation or refusal;
(vi)    any Contract related to the acquisition, disposition or other merger, reorganization or business combination (A) that was entered into since January 1, 2023 for aggregate actual or contingent consideration under such Contract in excess of $5,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations, or remaining indemnity or similar obligations, in each case, that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $5,000,000;
(vii)    any Contract relating to indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any Company Subsidiary, in each case, in excess of $5,000,000 other than Contracts solely among the Company and any wholly-owned Subsidiary of the Company;
(viii)    is a Contract with respect to any hedging, swap, derivative, ISDA or similar Contract for a value in excess of $5,000,000;
(ix)    any Collective Bargaining Agreement;
(x)    any Contract with a Significant Supplier;
(xi)    any Contract with a Significant Customer;
(xii)    any Company Real Property Lease;

(xiii)    any Contract pursuant to which (A) the Company or any Company Subsidiary licenses from a third party or otherwise is granted the right to use or exploit material Intellectual Property, with one-time or annual aggregate license, maintenance, support and other fees of more than $2,000,000, except for shrink-wrap, click-through or off-the-shelf software licenses or Contracts which include non-exclusive rights to non-customized pre-installed software, middleware, or firmware or (B) the Company or any Company Subsidiary licenses to a third party or otherwise grants the right to use or exploit material Company Owned Intellectual Property, except for non-exclusive licenses granted by the Company or the Company Subsidiaries in the ordinary course of business;
(xiv)    any Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person (other than with respect to any Company Subsidiary) in excess of $5,000,000;
(xv)    any reseller, sales agent, dealer, joint marketing or distribution Contract that would be reasonably likely to involve commissions or payments by the Company or any Company Subsidiary, in each case, in any twelve (12) month period pursuant to such Contract in excess of $5,000,000;
(xvi)    any Contract providing for indemnification of any officer, director or employee of the Company or any Company Subsidiary, other than Contracts entered into on substantially the same form as the Company’s or its Subsidiaries’ standard forms previously made available to Parent;
(xvii)    any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and made available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Company or any Company Subsidiary with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security;
(xviii)    any (A) material Contract with a Company Related Party (as defined in Item 404 of Regulation S-K of the SEC) if such Company Related Party is a natural person, or (B) Contract with a Company Related Party if such Company Related Party is not a natural person;
(xix)    any material Contract that is currently in effect to which a Governmental Entity is a party;
(xx)    any settlements or conciliations that impose material future monetary or other obligations not yet satisfied upon the Company or any Company Subsidiary; and
(xxi)    any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than a Company Benefit Plan.

(b)    Each Contract of the type described in Section 3.11(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder in the Company’s possession) have been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC as part of the Company SEC Documents.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a legally valid and enforceable obligation of the Company or the Company Subsidiary party thereto, in accordance with its terms, subject to applicable Enforceability Limitations; (ii) each Company Material Contract is in full force and effect, (iii) none of the Company or any Company Subsidiary is in (or to the Knowledge of the Company, is alleged to be in) breach or default under any Company Material Contract to which it is a party or by which it or any of its properties, rights or assets is bound or affected and (iv) neither the Company, any of the Company Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract has terminated or failed to renew any Company Material Contract or given notice of any termination or intent to not renew thereunder, nor, to the Knowledge of the Company, has the other party to a Company Material Contract given any informal indication that it does not intend to renew that agreement on terms substantially the same as, or more favorable to the Company and Company Subsidiaries than, the current agreement.
3.12    Customers and Suppliers.
(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a list of the ten (10) largest customers of the Company by total revenue during the year ended December 31, 2025 (each, a “Significant Customer”). Since January 1, 2025, and as of the date hereof, no Significant Customer has stated in writing that it will (i) stop purchasing products or services from the Company or its Subsidiaries; or (ii) change, materially and adversely, the terms and conditions on which it purchases products from the Company or its Subsidiaries. To the Knowledge of the Company, all accounts receivable owed by Significant Customers are bona fide, arose in the ordinary course of business, and are valid obligations to the Company. Except as previously disclosed or made available to Parent, as of the date hereof, the Company has not agreed with any Significant Customer to any material reduction in the prices in a future period paid by such Significant Customer in respect of the products sold to such Significant Customer, that, taken together in the aggregate with similar reductions with respect to other Significant Customers, would reasonably be likely to result in a material reduction in the revenue of the Company and its Subsidiaries (taken as a whole) with respect to such future period as compared to such sales revenue for the year ended December 31, 2025.

(b)    Section 3.12(b) of the Company Disclosure Schedule sets forth a list of the ten (10) largest suppliers of the Company by total expenditures during the year ended December 31, 2025 (each, a “Significant Supplier”). Since January 1, 2025, and as of the date hereof, no Significant Supplier has stated in writing that it will (i) stop supplying the Company or its Subsidiaries; or (ii) change, materially and adversely, the terms and conditions on which it is prepared to supply the Company or its Subsidiaries.
3.13    Permits. (a) The Company and each material Company Subsidiary (i) holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any applicable Governmental Entity and (ii) has filed all tariffs, reports, notices and other material documents with any Governmental Entity, in each case of clauses (i) and (ii), that is required by applicable Law for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, in all material respects (collectively, the “Company Permits”); (b) is, and since January 1, 2023, has been in compliance with all the terms and conditions of all Company Permits, except where the failure to hold or to comply with any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the Knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.14    Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened (a) against the Company or any of the Company Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company (in their capacities as such), except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (b) that challenges the validity or propriety of, or that is intended to have the effect of preventing, hindering, modifying, challenging or delaying the Merger or the other transactions contemplated hereby. Neither the Company nor any of the Company Subsidiaries, nor any of the assets owned or used by any of the Company or its Subsidiaries is subject to any Order or, to the Knowledge of the Company, investigation, pending or threatened, that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

3.15    Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2023, has been, in compliance with all Environmental Laws and each has, and since January 1, 2023, has had, all Environmental Permits necessary for the conduct and operation of their respective businesses, and all such Environmental Permits are in full force and effect; (b) none of the Company or any Company Subsidiary has received any notice, demand, letter or claim alleging that the Company or any Company Subsidiary is noncompliant with, is in violation of, or is liable under, any Environmental Law or Environmental Permit, in each case, that remains pending or unresolved; (c) there has been no Release of or exposure of any Person to any Hazardous Substance that has given rise or would reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Law at, in, on, under or from any Company Real Property or, to the Knowledge of the Company, at, in, on, under or from any real property formerly owned, leased or operated by the Company or any Company Subsidiary; (d) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order, or is subject to any judgment, decree or judicial order, relating to noncompliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no formal investigation, information request, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto; and (e) none of the Company or any Company Subsidiary has assumed by Contract or, to the Knowledge of the Company, by operation of Law any liabilities or obligations of any other Person under Environmental Law. The Company has made available to Parent copies of all material and final reports, audits, and assessments in the possession of the Company or any Company Subsidiary with respect to the environmental condition of the Company Real Property or the Company’s or any Company Subsidiary’s compliance with Environmental Law.
3.16    Intellectual Property.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by the Company or any of the Company Subsidiaries (collectively, the “Company Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each item of Company Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable, and (B) no Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use, ownership or scope of any Company Registered Intellectual Property (other than office actions in connection with applications for the registration or issuance of any Company Registered Intellectual Property).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each item of Company Owned Intellectual Property is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Company, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) result in (A) the loss, forfeiture, termination, or impairment of, or give rise to the creation of any Lien on, or a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of the Company Subsidiaries in any Intellectual Property or (B) trigger any requirement for the Company or any of the Company Subsidiaries to pay any additional consideration for the continued use by the Company or any Company Subsidiary of any Intellectual Property.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023 neither the Company nor any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated, and the conduct of the Company and the Company Subsidiaries as currently conducted is not infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any charge, complaint, claim, demand, or notice (including invitations to license, cease-and-desist or indemnity claims) since January 1, 2023 (or earlier, if presently not resolved) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property in any material respect. Neither the Company nor any of the Company Subsidiaries has made or asserted any charge, complaint, claim, demand or notice (including invitations to license, cease-and-desist or indemnity claims) since January 1, 2023 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all trade secrets and confidential information owned or held by the Company or any of the Company Subsidiaries (including any confidential information owned by any Person to whom the Company or the Company Subsidiaries have a confidentiality obligation) have been maintained in confidence in accordance with commercially reasonable procedures customarily used in the industry to protect rights of like importance, (ii) the Company and the Company Subsidiaries have not disclosed any such trade secrets or confidential information to any Person other than Persons who are subject to contractual, legal, or legally enforceable ethical or professional obligations to maintain the confidentiality of such information and (iii) to the Knowledge of the Company, there has been no breach of any such confidentiality obligations.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the software, computer hardware, servers, workstations, routers, hubs, switches, circuits, and all other information technology assets and equipment owned, leased, or licensed by the Company or any of the Company Subsidiaries and used by them in the conduct of their businesses (“Company IT Assets”) are in good working condition and operate and perform as required by the Company and the Company Subsidiaries for the conduct of their businesses as currently conducted, and have not malfunctioned or failed since January 1, 2023. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the security and integrity of the Company IT Assets and to protect the information and data (including Personal Information) contained or stored therein against unauthorized use, access, modification, corruption, encryption, deletion or loss. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company IT Assets are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company IT Assets or data or other software.
3.17    Data Privacy and Security.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s and each of the Company Subsidiaries’ Processing of Personal Information by or on behalf of the Company or the Company Subsidiaries complies with (i) their externally published policies relating to privacy, security or the Processing of Personal Information, (ii) their contractual commitments related to privacy, security or the Processing of Personal Information, and (iii) all Privacy and Security Laws (collectively, “Privacy Requirements”).
(b)    The Company and each of the Company Subsidiaries have implemented and maintained commercially reasonable measures designed to protect Personal Information against any Security Incident. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have not experienced a Security Incident in the past three (3) years.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, neither the Company nor any Company Subsidiary has, nor have they been legally required to, (i) notify any Person in connection with Security Incidents, or (ii) received any written notice, claim, or complaint from any Governmental Entity or Person alleging a violation of a Privacy Requirement.
3.18    Tax Matters.
(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    all Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;
(ii)    all Taxes payable by or with respect to the Company and the Company Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity;
(iii)    all withholding Tax requirements imposed on or with respect to the Company and the Company Subsidiaries have been satisfied in full and the Company and Company Subsidiaries have complied with all reporting requirements (including maintenance of required records) with respect to such withholding Taxes;
(iv)    no agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary (other than extension of time to file Tax Returns obtained in the ordinary course of business);
(v)    none of the Company or any Company Subsidiary has received any written notice of deficiency for any amount of Taxes from any Governmental Entity, except for deficiencies being contested in good faith in appropriate Proceedings for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;
(vi)    there are no audits, examinations, investigations or other Proceedings in progress pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Taxes of the Company or any Company Subsidiary;
(vii)    no Governmental Entity has made an assertion in writing to the Company or any of its Subsidiaries that it believes the Company and/or a Company Subsidiary was required to file a Tax Return that it had not filed, which assertion has not been fully resolved;
(viii)    neither the Company nor any Company Subsidiary (A) is a party to any Tax-allocation, Tax-sharing, Tax-indemnity or similar agreement (not including, for the avoidance of doubt (I) any agreement or arrangement solely between or among the Company and the Company Subsidiaries or (II) any customary commercial contract not primarily related to Taxes and entered into in the ordinary course of business) or (B) has requested or is subject to any IRS private letter ruling or closing agreement (within the meaning of Section 7121 of the Code) or any comparable ruling from or agreement with any other Governmental Entity;

(ix)    neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is or was the Company or any Company Subsidiary) or (B) has any liability for Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), or as a transferee or successor;
(x)    except for Permitted Liens, there are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries;
(xi)    neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or under a similar provision of state, local, or non-U.S. Tax Law);
(xii)    within the last three (3) years, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non- U.S. Law);
(xiii)    each of the Company and the Company Subsidiaries has at all times been a resident for Tax purposes only in the jurisdiction of its organization and has never been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement);
(xiv)    the Company and Company Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which they do business and all such transactions between the Company and the Company Subsidiaries have been effected on an arm’s length basis; and
(xv)    the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(b)    None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of the Company’s affiliates has taken (or failed to take) or agreed to take (or agreed to refrain from taking) any action or is aware of any facts, agreements, plans or other circumstances that it would reasonably expect would prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.19    Real Property; Title to Assets.
(a)    Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all material real property that is owned by the Company or any of the Company Subsidiaries (the “Company Owned Real Property”) and identifies a street address for each Company Owned Real Property. The Company or a Company Subsidiary, as applicable, has good, valid and marketable fee simple title (or, if outside the United States, the local equivalent) to each Company Owned Real Property, free and clear of all Liens (other than Permitted Liens), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except for Permitted Liens, neither the Company nor any Company Subsidiary has leased, licensed or otherwise granted any Person the right to use or occupy such Company Owned Real Property. Neither the Company nor any Company Subsidiary has granted or assigned to any Person other than the Company or a Company Subsidiary any rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or a portion of any Company Owned Real Property.
(b)    Section 3.19(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries with annual lease payments (excluding common area maintenance charges) exceeding $1,000,000 annually (collectively, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) and (ii) the address for such Company Leased Real Property. The Company has made available to Parent accurate and complete copies of all leases pertaining to any Company Leased Real Property, and any material amendments, modifications, or extensions thereof (the “Company Real Property Leases”). The Company or a Company Subsidiary holds, and is the sole holder of, good and valid interests in and to all of the Company Leased Real Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Knowledge of the Company there are no such Proceedings threatened, affecting any portion of the Company Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no casualty event has occurred that has not been remedied (including as required, if applicable, pursuant to a Company Real Property Lease). The Company Real Property constitutes all the material real property used, held for use, or necessary to be used, in connection with the business of the Company and the Company Subsidiaries as presently conducted.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary own, and have good and valid title to, or a valid and binding leasehold or other interest in, all tangible assets owned or purported to be owned by them free and clear of all Liens (except for Permitted Liens), including: (i) all assets reflected on the Company’s consolidated balance sheet as of December 31, 2025 (including the notes thereto) included in the Company SEC Documents (other than assets disposed of since such date in the ordinary course of business); and (ii) all other assets reflected in the books and records of the Company and the Company Subsidiaries as being owned by the Company or any Company Subsidiary (other than assets disposed of since such date in the ordinary course of business). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Company or any Company Subsidiary are adequate for the uses to which they are being put and are in good and safe condition and repair (ordinary wear and tear excepted). As of the date hereof, there are no planned or required capital expenditure in relation to any such material items of equipment or other tangible assets.
(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the buildings and improvements on the Company Real Property are in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, are in compliance with all applicable building codes and are adequate and suitable for their current uses and purposes; (ii) there are no physical conditions or defects on any part of the Company Real Property that would impair or would be reasonably expected to impair the continued operation of the business of the Company as presently conducted at each such Company Real Property; and (iii) there are no planned or required expenditure in relation to the Company Real Property.
(f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each part of the Company Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities, in each case to the extent reasonably necessary for the operation, use and occupancy of such Company Real Property as currently operated and used.

3.20    Anti-Corruption.
(a)    In the last eight (8) years, the Company and each Company Subsidiary, and each of their respective directors, officers, and employees (when acting within their duties to, or scope of employment with, the Company or a Company Subsidiary, in each case, on behalf of the Company or a Company Subsidiary) have not violated, conspired to violate, or aided and abetted the violation of any Anti-Corruption Laws. None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary has made any corrupt payment or corruptly given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official.
(b)    Since April 24, 2019, none of the Company or any Company Subsidiary has made any voluntary or involuntary disclosure to any Governmental Entity under the Anti-Corruption Laws, and there have been no actual or threatened written or, to the Knowledge of the Company, oral inquiries, investigations, or enforcement actions by any Governmental Entity regarding compliance by the Company or any Company Subsidiary with Anti-Corruption Laws, and no Governmental Entity has assessed any fine or penalty against the Company or any Company Subsidiary, or issued any warning letter to the Company or any Company Subsidiary, with regard to compliance with Anti-Corruption Laws.
(c)    The Company and the Company Subsidiaries have established and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws applicable to the Company and the Company Subsidiaries.
3.21    International Trade.
(a)    None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary is currently, or since April 24, 2019, has been, (i) a Sanctioned Person; (ii) engaged in any dealings or transactions (directly or indirectly), or has otherwise had any other business operations, in, with, involving or for the benefit of any Sanctioned Person or Sanctioned Country; or (iii) otherwise in violation of applicable Sanctions.
(b)    The Company and the Company Subsidiaries, and its and their officers, managers, directors, employees, and, to the Knowledge of the Company, the Company’s and the Company Subsidiaries’ agents, representatives, and other Persons that act for or on behalf of the Company or the Company Subsidiaries is and, since April 24, 2019, has been in compliance with applicable Trade Compliance Laws in all material respects.

(c)    Since April 24, 2019, the Company and the Company Subsidiaries have not made any voluntary or involuntary disclosure to any Governmental Entity regarding actual or possible violations of Sanctions or Trade Compliance Laws, and there have been no actual or, to the Knowledge of the Company, threatened, inquiries, proceedings, allegations, investigations, or enforcement actions regarding compliance by the Company or any Company Subsidiary with Sanctions or Trade Compliance Laws, and no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, the Company or any Company Subsidiary with regard to compliance with Sanctions or Trade Compliance Laws.
(d)    The Company and the Company Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance with Sanctions and Trade Compliance Laws.
(e)    None of the products or materials imported by, for or on behalf of the Company or the Company Subsidiaries, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity.
(f)    The Company and the Company Subsidiaries are not importing and have not imported, products or materials mined, produced, or manufactured, wholly or in part, with the use of forced labor or mined, produced, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.
(g)    Since April 24, 2019, each of the Company and the Company Subsidiaries, or any of their representatives obtained, utilized, maintained or complied in all material respects with all permits, records, licenses, license exceptions, authorizations, approvals, clearances, and classifications required by applicable Sanctions and Trade Compliance Laws, including any permit required for the lawful importation, acquisition, or ownership of any products, including customs declarations, import permits or certificates of origin, as applicable.
3.22    Opinion of Financial Advisor. The Company Board has received the opinion (the “Company Fairness Opinion”) of J.P. Morgan Securities LLC (the “Company Financial Advisor”), to the effect that, as of the date of the Company Fairness Opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by the Company Financial Advisor in preparing the Company Fairness Opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

3.23    Information Supplied. The information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is filed with the SEC, is amended or supplemented or is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein. The information supplied or to be supplied by the Company in writing expressly for inclusion in the Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date the Proxy Statement/Prospectus or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.
3.24    State Takeover Statutes. Assuming the representations and warranties of Parent contained in Section 4.11 are true and correct, no “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Merger or the other transactions contemplated by this Agreement. There is no shareholder rights plan, “poison pill” or similar agreement or arrangement adopted by the Company designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.
3.25    Related Party Transactions. Since January 1, 2023, there have been no transactions or contracts between the Company or any Company Subsidiaries, on the one hand, and any affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported (each a “Company Related Party”).

3.26    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and material self-insurance programs maintained by the Company or any Company Subsidiary, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.
3.27    Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger. The Company has made available to Parent a true and complete copy of such agreement with the Company Financial Advisor.
3.28    Joint Ventures. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is currently no violation of, default or breach under any Company Joint Venture’s organizational documents and the execution and delivery of, compliance with, performance under or consummation of this Agreement shall not result in any such violation, default or breach, (ii) each Company Joint Venture’s outstanding shares of capital stock or other equity interests (if any) is duly authorized, validly issued, fully paid and non-assessable, (iii) there are no remaining capital contributions or other payments due to any Company Joint Venture from the Company or any Company Subsidiary, and (iv) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate any Company Joint Venture to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Company Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Company Joint Venture, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

3.29    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance Parent Parties or any of their respective affiliates or Parent Representatives on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent Parties or their respective Parent Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person shall have or be subject to any liability or other obligation to the Parent Parties or their respective Parent Representatives or affiliates or any other Person resulting from the Parent Parties’ or the Parent Representatives’ or affiliates’ use of any information, documents, projections, estimates, forecasts or other material made available to the Parent Parties or their respective Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Parent Parties or their respective Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

(b)    The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has received access to such books and records, facilities, equipment, contracts and other assets of Parent and its Subsidiaries that the Company and the Company Representatives have requested to review, and that it and the Company Representatives have had the opportunity to meet with the management of Parent and to discuss the business and assets of Parent and its Subsidiaries. The Company acknowledges that neither Parent Parties nor any Person on behalf of the Parent Parties makes, and none of the Company has relied upon, any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby including the accuracy or completeness thereof other than the representations and warranties contained in Article 4. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent, Merger Sub and the Subsidiaries of Parent, and their respective affiliates, shareholders, controlling persons or Parent Representatives shall not have any liability or responsibility whatsoever to the Company, or its affiliates, stockholders, controlling persons or Company Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to the Company, or any of its affiliates, stockholders, controlling persons or Company Representatives, except as and only to the extent expressly set forth in Article 4. Notwithstanding anything to the contrary contained in this Section 3.29 or elsewhere in this Agreement, nothing in this Section 3.29 shall limit any right or remedy of the Company in the event of Fraud by Parent or Merger Sub (regardless of whether or not such Fraud relates to an express representation or warranty set forth in Article 4 or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof).

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relate; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections); provided, further, that nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation, warranty, covenant or agreement of the Parent Parties made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Parent Disclosure Schedule, (iii) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which a Parent Party is a party exists or has actually occurred, or (iv) such item or other matter constitutes an admission to any third party, and no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall give rise to any claim or benefit to any Person who is not a party to this Agreement, and (b) as otherwise disclosed or identified in the Parent SEC Documents filed, furnished, amended or supplemented at least two (2) Business Days prior to the date hereof (other than forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Parent SEC Documents and any other disclosures included in the Parent SEC Documents to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), each Parent Party each hereby jointly and severally represent and warrant to the Company as follows:
4.1    Organization and Qualification; Subsidiaries.
(a)    Each Parent Party is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its jurisdiction of incorporation or organization. Parent has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects.
(b)    Each Parent Party is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Parent has made available or caused to be made available to the Company true and complete copies of (i) any amendment to the Amended and Restated Certificate of Incorporation of Parent (as amended, the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of Parent (as amended, the “Parent Bylaws”) not filed prior to the date hereof with the SEC, (iii) the articles of incorporation and bylaws of Merger Sub and any amendments to such documents. All such organizational documents, including the Parent Bylaws and the Parent Charter, are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of their organizational documents in any material respect.
(d)    Parent owns, beneficially and of record, directly or indirectly, all Equity Interests of Merger Sub free and clear of any Liens other than Permitted Liens. Merger Sub is a direct, wholly owned Subsidiary of Parent, has been newly formed solely for the purpose of engaging in the Merger and has not engaged in any activity other than in connection with the Merger and the transactions contemplated hereby.
4.2    Capitalization.
(a)    The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, par value $0.01 per share, of which, as of the close of business on April 9, 2026 (the “Parent Capitalization Date”), there were 210,340,624 shares of Parent Common Stock issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Parent (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”). As of the Parent Capitalization Date no shares of Parent Preferred Stock are issued and outstanding. No Parent Subsidiary owns any shares of Parent Stock or has any option or warrant to purchase shares of any Parent Stock or any other Equity Interest in Parent. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights and have been issued in compliance with all applicable securities Laws.
(b)    As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Stock subject to or reserved for issuance, except for Parent Common Stock reserved for issuance pursuant to Parent Equity Awards.
(c)    As of the Parent Capitalization Date, there were (i) 2,930,904 shares of Parent Common Stock underlying outstanding Parent Options, (ii) 1,157,394 shares of Parent Common Stock underlying outstanding Parent RSU Awards, (iii) 732,939 shares of Parent Common Stock underlying outstanding Parent PSU Awards, assuming target achievement level of all outstanding performance-based restricted stock unit awards, and (iv) 6,201,237 shares of Parent Common Stock reserved for issuance under the Parent Equity Plan.
(d)    All shares of Parent Common Stock subject to issuance under the Parent Equity Plan upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(e)    Except as set forth in Section 4.2(c), there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. From the close of business on the Parent Capitalization Date until the date hereof, Parent has not issued any Parent Common Stock or other Equity Interests other than Parent Common Stock issued upon the exercise or settlement of Parent Equity Awards outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.
(f)    Except with respect to the Parent Equity Awards, there are no outstanding obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Parent Common Stock or other Equity Interests of Parent or any Parent Subsidiary.
4.3    Authority. Each Parent Party has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated hereby (subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) have been duly and validly authorized by all necessary corporate action. Each Parent Party has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the other Parent Party and the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Enforceability Limitations.

4.4    No Conflict. Subject to receipt of the Required Company Vote and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, none of the execution, delivery or performance of this Agreement by each Parent Party, including, the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with, breach or violate any provision of the Parent Charter or the Parent Bylaws or the organizational or governing documents of Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate, or give any Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law applicable to any Parent Party or any of their respective properties, rights or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of (with or without the lapse of time, the giving of notice or both) or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties, rights or assets of any Parent Party pursuant to any Contract or permit to which any Parent Party is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, rights, other occurrences or Liens which would not, individually or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.
4.5    Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.4, none of the execution, delivery or performance of this Agreement by the Parent Parties, including the consummation by the Parent Parties of the Merger, or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger as required by the GBCLM, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to (i) have a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

4.6    Compliance With Law. Neither Parent nor any Parent Subsidiary is, or since January 1, 2023, has been in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property, rights or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received since January 1, 2023 any written notice or, to the Knowledge of Parent, other communication from any Governmental Entity regarding any actual, alleged, potential or possible violation of, or failure to comply with any Law, except for any violations or failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending, nor has any Governmental Entity indicated to Parent an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to Parent or any Parent Subsidiary have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.7    SEC Filings; Financial Statements.
(a)    Parent has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2024 (the “Parent SEC Documents”). No Parent Subsidiary is required to make any filings with the SEC.
(b)    As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Documents. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(c)    The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) (the “Parent Financial Statements”) fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Parent Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items. No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.
(d)    Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Since January 1, 2024, to the Knowledge of Parent, Parent has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or any other employee (or former employee) who has (or has had) a significant role in Parent’s internal control over financial reporting.
4.8    Absence of Certain Changes or Events. Since January 1, 2026 through the date hereof:
(a)    Except for the discussion and negotiation of this Agreement, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
(b)    None of the Parent Parties have taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken after the date hereof and prior to the Closing would have required the Company’s consent under Sections 5.2(b)(i), 5.2(b)(iii) and 5.2(b)(iv).

(c)    There has not been any Parent Material Adverse Effect or any Effect, that had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.9    Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened (a) against Parent or any Parent Subsidiary or any of their respective assets or properties or any of the officers or directors of Parent, except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole, or (b) that challenges the validity or propriety of, or that is intended to have the effect of preventing, hindering, modifying, challenging or delaying the Merger or the other transactions contemplated hereby. Neither Parent nor any Parent Subsidiary, nor any of the assets owned or used by any of Parent or its Subsidiaries is subject to any Order or, to the Knowledge of Parent, investigation, pending or threatened, that is or would not reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.
4.10    Information Supplied. The information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is filed with the SEC, is amended or supplemented or is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein. The information supplied or to be supplied by Parent in writing expressly for inclusion in the Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date the Proxy Statement/Prospectus or any amendment or supplement thereto, as applicable, is first filed with the SEC and at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.
4.11    State Takeover Statutes. Neither Parent, any Parent Subsidiary nor any of their respective affiliates (as such term is defined in Section 351.459 of the GBCLM) is, or has within the last five (5) years been deemed to be, (a) an “interested shareholder” of the Company for purposes of Section 351.459 of the GBCLM or (b) an “Interested Shareholder” of the Company for purposes of the Company Charter or Company Bylaws. As of the date of this Agreement, none of Parent or any Parent Subsidiary owns any shares of capital stock of the Company or has any rights to acquire any shares of capital stock of the Company (except pursuant to this Agreement).

4.12    Adequacy of Funds. Parent has, as of the date hereof, and Parent will have, as of the Closing, (a) sufficient Parent Common Stock authorized to issue the aggregate Merger Consideration and (b) sufficient financial resources to pay all amounts required to consummate and perform its obligations with respect to the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.
4.13    Intended Tax Treatment. None of the Parent Parties or, to the Knowledge of Parent, any of Parent’s affiliates has taken (or failed to take) or agreed to take (or agreed to refrain from taking) any action or is aware of any facts, agreements, plans or other circumstances that it would reasonably expect would prevent or impede the Merger from qualifying for the Intended Tax Treatment.
4.14    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, for which the Company or any Company Subsidiary would be liable.
4.15    No Other Representations or Warranties.
(a)    Except for the representations and warranties expressly set forth in this Article 4, none of the Parent Parties, any of their respective affiliates or any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent, the Parent Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or the Company Representatives or the Company’s affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither Parent, Merger Sub nor any other Person shall have or be subject to any liability or other obligation to the Company or the Company Representatives or the Company’s affiliates or any other Person resulting from the Company’s or the Company’s Representatives’ or the Company’s affiliates’ use of any information, documents, projections, estimates, forecasts or other material made available to the Company or the Company’s Representatives or the Company’s affiliates, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

(b)    The Parent Parties have conducted their own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that such Parent Party and Parent Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that such Parent Party and the Parent Representatives have requested to review, and that it and the Parent Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each Parent Party acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of the Parent Parties has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Parent Parties in connection with the transactions contemplated hereby including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. The Parent Parties acknowledge and agree that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, shareholders, controlling persons or Company Representatives shall not have any liability or responsibility whatsoever to the Parent Parties or their respective affiliates, stockholders, controlling persons or Parent Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to the Parent Parties or any of their respective affiliates, stockholders, controlling persons or Parent Representatives, except as and only to the extent expressly set forth in Article 3. Notwithstanding anything to the contrary contained in this Section 4.15 or elsewhere in this Agreement, nothing in this Section 4.15 shall limit any right or remedy of the Parent Parties in the event of Fraud by the Company (regardless of whether or not such Fraud relates to an express representation or warranty set forth in Article 3 or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof).
Article 5
CONDUCT OF THE PARTIES
5.1    Conduct of Business by the Company Pending the Closing.

(a)    The Company agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement (including declaring and paying the Special Dividend) or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (I) conduct its operations only in the ordinary course of business consistent with past practice and (II) maintain and preserve its business and material assets and current organization and to preserve the rights, franchises, goodwill and relationships with clients, customers, suppliers, distributors, landlords, creditors, lenders, licensors, licensees, employees, regulators and other Persons having significant business relations with the Company or its Subsidiaries, and comply with all applicable Laws in all material respects.
(b)    Except (w) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement (including declaring and paying the Special Dividend), or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:
(i)    amend, adopt, modify, waive, rescind or otherwise change (whether by merger, consolidation or otherwise) its articles of incorporation or bylaws or equivalent organizational documents, in any manner, except for immaterial or ministerial amendments or amendments required by changes in Law;
(ii)    issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries or the issuance of Company Common Stock upon the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date hereof, or otherwise permitted to be granted hereunder in accordance with their terms and pledges of capital stock of any Company Subsidiaries in connection with the incurrence or refinancing of indebtedness permitted under Section 5.1(b)(viii);

(iii)    sell, pledge, dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), transfer, lease, license, abandon, allow to lapse, guarantee, grant a franchise to, grant a Lien over, or encumber or otherwise transfer any line of business or any material property or assets (not including Intellectual Property) (other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), except (a) pursuant to the Contracts in effect prior to the date hereof (as set forth in Section 5.1(b)(iii) of the Company Disclosure Schedule), (b) non-exclusive, revocable licenses, (c) Permitted Liens or (d) any such actions with respect to inventory, raw materials, equipment, supplies and surplus, unused or obsolete assets in the ordinary course of business consistent with past practice;
(iv)    declare, set aside, authorize, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than Permitted Company Dividends, the Special Dividend and dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary) or enter into any agreement or Contract with respect to the voting or registration of its capital stock or other Equity Interests;
(v)    reclassify, combine, split, reverse split, subdivide or amend the terms of, or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), except (a) the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of Company Equity Awards in accordance with the terms of such awards as in effect on the date hereof or (b) upon the forfeiture of outstanding Company Equity Awards pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;
(vi)    merge or consolidate the Company or any Company Subsidiary with any Person or engage in, authorize, enter into or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary or the filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against it, other than a merger with and into another wholly owned Company Subsidiary;

(vii)    purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets) whether in a single transaction or a series of transactions, any corporation, partnership, limited liability company, joint venture, other business organization or division thereof, or any other business or any Equity Interest in any Person, or any assets of any Person, other than (a) any acquisitions with consideration of less than $10,000,000 individually or with aggregate consideration of less than $25,000,000 (across all such acquisitions), or (b) the purchase of goods, equipment and other operating assets in the ordinary course of business consistent with past practice;
(viii)    (a) incur any indebtedness for borrowed money (including any borrowings under any revolving credit facility, commercial paper facility or other similar working capital or other facility), in excess of $25,000,000 in the aggregate, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except, in each case, for (i) corporate guarantees issued in the ordinary course of business consistent with past practice, (ii) any refinancing of the Company’s existing indebtedness for borrowed money that is not prohibited by clause 5.1(b)(viii)(b) hereof, (iii) intercompany borrowings between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries, (iv) borrowings under the Company’s existing credit facilities, in an aggregate amount (when combined with the amount of commercial paper issued pursuant to clause (v)) not to exceed, $150,000,000, (v) issuances of commercial paper for working capital or general corporate purposes in the ordinary course of business in an aggregate amount (when combined with the amount of borrowings pursuant to clause (iv)) not to exceed, $150,000,000, or (vi) the entry into capital leases in the ordinary course of business; and (b) repay or refinance material Company indebtedness (including the Company Notes and the Company Credit Facilities), unless (i) such refinancing is conducted in the three (3) months prior to the maturity date of the indebtedness being refinanced, (ii) the agreements governing such refinancing indebtedness (A) explicitly provide that such refinancing indebtedness would be permitted to remain outstanding following the Closing, (B) permit the borrower or issuer of such refinancing indebtedness to be replaced by the Parent or, at Parent’s option, one of its domestic subsidiaries after the Closing Date without any requirement for consent from the lenders, agents, trustees or holders of such refinancing indebtedness (other than the satisfaction of reasonable and customary “know your customer” requirements, if any), and (C) permit such refinancing indebtedness to be repaid without any premium or penalty in connection with the Closing and (iii) the Company has consulted with the Parent prior to conducting such refinancing; provided that the restrictions in this clause (b) shall not apply to any transaction with respect to the Company’s commercial paper issued under the Company’s commercial paper program repaid or refinanced with new commercial paper issued under the Company’s commercial paper program or by using existing credit facilities, in each case, in the ordinary course of business;
(ix)    make any loans, advances or capital contributions to, or investments in, any other Person (other than contributions to or investments in any wholly owned Company Subsidiary) or in the case of loans or advances to any directors, officers, employees or other individual service providers (other than loans or advances for travel or reasonable business expenses) in excess of $100,000 in the aggregate;

(x)    except as otherwise required by applicable Law, the terms of this Agreement or a Company Benefit Plan in existence as of the date of this Agreement, (a) grant any severance or termination pay, (b) increase the annual base salary or target incentive compensation opportunity of any employee of the Company, other than in the ordinary course of business consistent with past practice; provided, however, that the annual base salary for any Key Employee for any calendar year shall not be increased by a percentage greater than four and one-tenth percent (4.1%) of such Key Employee’s annual base salary for the prior year (with each Key Employee’s target incentive compensation opportunity adjusted proportionally to reflect such increase but not otherwise permitted to be increased), (c) establish, modify, enter into, recognize, certify or amend any Collective Bargaining Agreement, (d) terminate the employment or service relationship of any Key Employee (other than for cause, as determined by the Company acting in good faith) or promote or hire any new Key Employee (other than to replace a former Key Employee who died, resigned, or was demoted or fired for cause), (e) adopt, enter into, terminate or materially amend any Company Benefit Plan or amend any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if such amendment were in effect on the date hereof (other than changes to any Company Benefit Plan that is a group health or welfare plan during the plan’s annual renewal or open enrollment process in the ordinary course of business consistent with past practice and to the extent that such changes do not materially increase the cost of benefits under the applicable Company Benefit Plan), (f) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, funding or time of payment of any compensation or other benefit (including a Company Equity Award) with respect to any current or former individual service provider or otherwise modify any of the terms of any outstanding Company Equity Award, or (g) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined (other than changes as required by GAAP or that do not materially increase the cost of benefits under the applicable Company Benefit Plan);
(xi)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions, to the extent that any of the forgoing actions would reasonably be expected to trigger the notice requirements of the WARN Act;
(xii)    agree to waive or release any material noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Key Employee;
(xiii)    except as required by a change in GAAP or by a Governmental Entity, make any material change to accounting policies, practices, principles, methods or procedures (including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies and billing and invoicing policies) or cash management or working capital management procedures (except for changes in cash management or working capital that are otherwise expressly permitted under Section 5.1(b)(viii));

(xiv)    (A) waive, release, assign, compromise, settle, pay or agree to settle or pay any material Proceeding (which shall include any Proceeding against any Significant Customer or Significant Supplier) other than in the ordinary course of business consistent with past practice or compromises, settlements or agreements that involve only the payment of monetary damages by the Company or any Company Subsidiary in amount that is less than $5,000,000 in the aggregate or (B) initiate or commence any material Proceeding against any Significant Customer (other than Parent or its affiliates) or Significant Supplier;
(xv)    make, change or revoke any material Tax election (other than elections consistent with past practice), change any annual Tax accounting period for purposes of a material Tax, adopt (other than in the ordinary course of business) or change any material method of Tax accounting, file any amended material Tax Return, settle or compromise any audit or other proceeding relating to a material amount of Taxes, intentionally surrender any right to claim a material refund of Taxes, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to material Taxes;
(xvi)    sell, assign, pledge or otherwise encumber, transfer, license, abandon, permit to lapse or otherwise dispose of any material Company Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business;
(xvii)    make any capital expenditure or expenditures, or enter into any agreement arrangement providing for, or otherwise commit to providing, any capital expenditure or expenditures that exceed $150,000,000 in the aggregate per calendar year;
(xviii)    enter into any “off-balance-sheet-arrangement” within the meaning of Item 303 of Regulation S-K of the SEC;
(xix)    enter into any Contract with any Company Related Party, except as otherwise permitted pursuant to Section 5.1(b)(x);
(xx)    enter into or amend or modify in any material respects, waive or assign any material rights under, or consent to the termination of, any Company Material Contract or any other Contract or lease that, if in effect as of the date hereof, would constitute a Company Material Contract; except, in each case, (A) with respect to any extensions of the term of any Company Real Property Leases; provided, that any such extension is on terms no less favorable than market terms in the aggregate and for no more than a five (5) year term, (B) with respect to any letters of credit issued under any revolving credit facility entered into in the ordinary course of business or (C) in the ordinary course of business consistent with past practice or otherwise with respect to a Contract to which Parent or a Parent Subsidiary is a party;
(xxi)    become a party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxii)    enter into a new line of business that are expected to generate at least $15,000,000 of revenue in any twelve (12) month period or abandon or discontinue any such existing line of business; or
(xxiii)    agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give the Parent Parties, directly or indirectly, the right to control or direct any of the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.
5.2    Conduct of Business by Parent Pending the Closing.
(a)    Parent agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.2 of the Parent Disclosure Schedule, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each Parent Subsidiary to use commercially reasonable efforts to (I) conduct its operations only in the ordinary course of business consistent with past practice and (II) maintain and preserve its business and material assets and current organization and to preserve the rights, franchises, goodwill and relationships with clients, customers, suppliers, distributors, landlords, creditors, lenders, licensors, licensees, employees, regulators and other Persons having significant business relations with Parent or its Subsidiaries, and comply with all applicable Laws in all material respects.
(b)    Except (w) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:
(i)    amend, modify, waive, rescind or otherwise change Parent’s certificate of incorporation or bylaws in any way that would be materially adverse to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to the other holders of Parent Common Stock;
(ii)    declare, set aside, authorize, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than Permitted Parent Dividends and dividends paid by a wholly owned Parent Subsidiary to Parent or another Parent Subsidiary);

(iii)    unless any such action results in a modification of the Exchange Ratio in accordance with Section 2.1(b), (A) reclassify, combine, split, reverse split, consolidate, subdivide or otherwise combine the Parent Common Stock, (B) pay a stock dividend or other stock distribution (with a record date during such period) in the Parent Common Stock, (C) otherwise change the Parent Common Stock into any other securities, or (D) make any other such stock dividend or stock distribution (with a record date during such period) in capital stock of Parent in respect of the Parent Common Stock;
(iv)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent; or
(v)    agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct any of Parent’s or the Parent Subsidiaries’ operations prior to the Effective Time.
Article 6
ADDITIONAL COVENANTS OF THE PARTIES
6.1    Proxy Statement/Prospectus and Registration Statement; Company Shareholders Meeting.
(a)    Each of the parties shall cooperate in preparing and shall cause to be filed with the SEC as promptly as reasonably practicable after the date hereof and in any event within seventy-five (75) days, mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting to adopt this Agreement (the “Company Shareholders Meeting”) (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) pursuant to which shares of Parent Common Stock issuable in the Merger shall be registered with the SEC (such registration statement, and any amendments or supplements thereto, the “Registration Statement”). Each party shall promptly furnish to the other parties all information required or reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. In addition, the Company shall use its reasonable best efforts to (i) provide interim financial statements of the Company and its Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Registration Statement that have been reviewed by the Company’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) instruct the Company’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of the Company included in the Registration Statement, (iv) provide information necessary to prepare selected financial data with respect to the Company as required by the Securities Act, and (v)

provide information concerning the Company necessary to enable Parent and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Parent to prepare the Registration Statement. Parent shall be responsible for all of the fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus and Registration Statement (including applicable SEC filing fees but excluding each party’s legal fees in connection therewith). Each of the parties shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. The Proxy Statement/Prospectus shall include the Company Board Recommendation, including to the holders of Company Common Stock to adopt this Agreement, except to the extent there has been a Change of Board Recommendation permitted by Section 6.3 (in the case of the Company Board Recommendation). The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective and to ensure that the Proxy Statement/Prospectus complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Each party shall promptly provide the other parties with copies of any written comments received from the SEC with respect to the Registration Statement or Proxy Statement/Prospectus, as applicable, and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other party a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider any such comments reasonably requested and timely made in good faith. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, as applicable, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the shareholders of the Company.

(b)    Parent, Merger Sub and the Company, as applicable, shall make all necessary filings with respect to the Merger and the other transactions contemplated hereby, and the Parent Parties shall make all necessary filings with respect to the issuance of the Merger Consideration in the Merger, in each case, as applicable, under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction. Each party shall advise the other, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of the parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided that this right of approval shall not apply with respect to documents filed by a party which are incorporated by reference in the Proxy Statement/Prospectus or the Registration Statement.

(c)    Unless the Company Board has effected a Change of Board Recommendation as expressly permitted by Section 6.3, the Company, in consultation with Parent, shall duly take all action necessary in accordance with the GBCLM, the Company Charter, and the Company Bylaws to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the Registration Statement has become effective (but in no event later than seventy-five (75) days thereafter) for the purpose of obtaining the Required Company Vote and shall not change such record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In connection with such meeting, the Company (i) shall solicit from the Company shareholders proxies, and use its reasonable best efforts to obtain the Required Company Vote and otherwise comply with all legal requirements applicable to such meeting and proxy solicitation, and (ii) shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby) to Company shareholders in connection with the Company Shareholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if the Company reasonably believes that (A) after good faith consultation with the Company’s outside counsel and Parent, it is necessary to postpone or adjourn the Company Shareholders Meeting to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting or (B) (I) the Company will not receive proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, or (II) the Company will not have a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; the Company shall have the right to (after consultation with Parent), and shall upon request by Parent, on one or more occasions postpone or adjourn the Company Shareholders Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 30 days (in the case of clause (B) of this sentence) or 10 days but no longer than 30 days in the aggregate (in the case of each supplement and amendment subject to clause (A) of this sentence), and the Company shall not, under any other circumstances, postpone or adjourn the Company Shareholders Meeting without the prior written consent of Parent except as required by Law. The Company shall, upon the reasonable request of Parent, advise Parent prior to the date of the Company Shareholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Required Company Vote and other matters to be considered at the Company Shareholders Meeting.
6.2    Access to Information; Confidentiality.
(a)    From the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent Parties and the Parent Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company

Subsidiary upon prior written notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such documents or information concerning the business, properties, Contracts, assets and liabilities of the Company and each Company Subsidiary as Parent or any Parent Representative may reasonably request (other than any of the foregoing that relate expressly and solely to any Acquisition Proposal, subject to the disclosure requirements set forth in Section 6.3); provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or (C) breach, contravene or violate any Contract or applicable Law (including Competition Laws) (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not breach, contravene or violate such Contract or applicable Law). Notwithstanding anything herein to the contrary, nothing in this Section 6.2(a) shall permit the Parent Parties or any Parent Representatives to perform any invasive or subsurface assessment (including any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the Company or the Company Subsidiaries without the Company’s prior written consent. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Parent Parties pursuant to this Agreement.
(b)    The Confidentiality Agreement, dated January 12, 2026, by and between Parent and the Company (the “Confidentiality Agreement”) and the Clean Team Addendum to the Confidentiality Agreement, dated April 7, 2026, by and between Parent and the Company (the “Clean Team Agreement”) shall each apply with respect to information furnished under this Section 6.2 and shall each survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement and Clean Team Agreement, as applicable. Any information obtained by any Parent Party or any Parent Representative pursuant to Section 6.2(a) or the Confidentiality Agreement or the Clean Team Agreement shall be treated in accordance with the applicable provisions set forth herein or therein.
6.3    Non-Solicitation.
(a)    Subject to Section 6.3(b), from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 8, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers and direct its and their other Company Representatives (engaged by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement) not to on behalf of the Company, in each case, directly or indirectly: (i) initiate, solicit or knowingly encourage, knowingly assist, knowingly induce or take any action to knowingly facilitate the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal, request or offer that could reasonably be expected to result in an

Acquisition Proposal, or conduct or engage in any discussions or negotiations (other than with Parent and the Parent Representatives) with respect thereto (other than informing any third party of the existence of the provisions contained in this Section 6.3 or clarifying the terms of any inquiry, proposal, request or offer in accordance with the last sentence of Section 6.3(b)), (ii) furnish, disclose or otherwise provide access to any non-public information regarding the Company or the Company Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or the Company Subsidiaries to any Person (other than to the Parent Parties and Parent Representatives) in connection with or in response to an Acquisition Proposal or any inquiry, proposal, request or offer that could reasonably be expected to result in an Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or the Company Subsidiaries unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to amend or grant any such waiver or release would be inconsistent with the Company Board’s fiduciary duties to the shareholders of the Company, (iv) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (v) withdraw, change or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vi) enter into any agreement (including any merger or acquisition agreement), letter of intent, term sheet or other similar agreement relating to any Acquisition Proposal, (vii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten (10) Business Days of any written request of Parent or fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of any written request of Parent (it being understood and agreed that the Company shall only be entitled to make one (1) such request per Acquisition Proposal or material modification thereto), (viii) fail to publicly recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act, and reaffirm the Company Board Recommendation, within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (ix) approve, authorize, resolve or agree or announce any intention to do any of the foregoing (any action set forth in the foregoing clauses (iv) through (viii) or (ix) (to the extent related to the foregoing clauses (iv) through (viii)), a “Change of Board Recommendation”). The Company agrees that it shall, and shall cause the Company Subsidiaries and its and their respective directors and officers and direct its and their other Company Representatives to, promptly cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons (other than the Parent Parties and the Parent Representatives) conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), promptly terminate all data room access previously granted to such Person or its representatives, and to the extent required or permitted pursuant to any confidentiality agreement in connection with a potential Acquisition Proposal, request that any such Person promptly return and destroy (and confirm destruction of) all non-public information thereunder. Without limiting the foregoing, it is understood that any violation of Section 6.3 by any Company Representative, to the extent such Company Representative is acting on behalf of the Company or the Company Subsidiaries, shall be deemed to be a breach of Section 6.3 by the Company.

(b)    Notwithstanding anything to the contrary contained in Section 6.3(a), but subject to Section 6.3(c), if at any time following the date hereof and prior to obtaining the Required Company Vote (i) the Company has received a bona fide unsolicited written Acquisition Proposal from a third party, (ii) none of the Company, the Company Subsidiaries and none of their respective Company Representatives has materially breached any of the provisions set forth in Section 6.3(a), (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iv) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to the shareholders of the Company, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to such third party making such Acquisition Proposal and its financing sources and (B) participate in discussions or negotiations with such third party and its financing sources regarding such Acquisition Proposal; provided, that the Company (x) shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers and instruct its and their other respective Company Representatives who are then aware of such Acquisition Proposal not to, disclose any material information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party, a copy of which shall be promptly provided to Parent (and in any event within twenty-four (24) hours), and (y) shall, except to the extent prohibited under applicable Law (including Competition Law), provide to Parent any information concerning the Company or the Company Subsidiaries provided or made available to such third party which information was not previously provided or made available to Parent, within twenty-four (24) hours of the furnishing of such information to such third party. Notwithstanding the limitations set forth in Section 6.3(a) and this Section 6.3(b), if the Company receives, following the date hereof and prior to the Company Shareholders Meeting, an inquiry, proposal, request or offer that did not result from a material breach of Section 6.3, the Company, its Subsidiaries and the Company Representatives may contact the Person or any of such Person’s Representatives who has made such proposal, request or offer solely to clarify the terms of such inquiry, proposal, request or offer so that the Company may inform itself about such inquiry, proposal, request or offer.

(c)    The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing of the taking of any action contemplated by Section 6.3(b)(A). If, at any time following the date hereof, the Company, any Company Subsidiary or any of their respective directors, officers or other Company Representatives receives any (i) Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal or (ii) any request for non-public information relating to, or for access to the business, properties, assets, books, or records of, the Company or any Company Subsidiary from any Person that informs the Company it is considering making an Acquisition Proposal or relating to, or that could reasonably be expected to lead to, an Acquisition Proposal, the Company shall promptly (and in any event within twenty-four (24) hours), subject to applicable Law, notify Parent in writing of the receipt of such Acquisition Proposal and/or proposal, inquiry or request. Such notice provided by the Company to Parent pursuant to this Section 6.3(c) shall include a summary of the material terms and conditions of any such Acquisition Proposal and/or proposal, inquiry or request (which shall include the identity of the party making such Acquisition Proposal and/or proposal, inquiry or request) and complete and unredacted copies of such written Acquisition Proposal and any significant related documents, including copies of all draft or proposed agreements and financing documents. The Company shall keep Parent reasonably informed on a current basis with respect to the status of any such Acquisition Proposal and/or proposal, inquiry or request and any modification or proposed modification thereto, and shall promptly (and in no event later than twenty-four (24) hours after transmittal or receipt) provide Parent with a summary of any material modifications with respect to such Acquisition Proposal. The Company shall provide Parent with twenty-four (24) hours’ prior written notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any such Acquisition Proposal and/or proposal, inquiry or request.
(d)    Notwithstanding anything to the contrary contained in Section 6.3(a), and provided that in each case that none of the Company, the Company Subsidiaries and none of their respective Company Representatives has materially breached any of the provisions set forth in Section 6.3(a) with respect to such Acquisition Proposal, if (i) (A) the Company has received a bona fide unsolicited written Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal or (B) the Company Board (or any duly authorized committee thereof) determines that a Intervening Event has occurred and is continuing and (ii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company, then the Company Board may, at any time prior to obtaining the Required Company Vote, (x) effect a Change of Board Recommendation with respect to such Superior Proposal or Intervening Event (as applicable) or fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (y) solely with respect to such Superior Proposal, terminate this Agreement in accordance with Section 8.1(e)(i) to accept such Superior Proposal and enter into a definitive agreement with respect thereto, subject to the requirements of this Section 6.3(d) and Section 6.3(e).

(e)    The Company shall not be entitled to effect a Change of Board Recommendation pursuant to Section 6.3(d) unless, in each case:
(i)    the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall include, (A) with respect to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (which shall include the identity of the party making such Acquisition Proposal), and complete and unredacted copies of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal and any related documents, including financing documents (or, in each case, if not provided in writing to the Company, a written summary of the material terms and conditions thereof), or (B) with respect to an Intervening Event, a reasonably detailed summary of the facts and circumstances related to such Intervening Event that make a Change of Board Recommendation necessary;
(ii)    during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its Subsidiaries, and directed the Company Representatives, and legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent intended to (A) with respect to an Acquisition Proposal, cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal or, (B) with respect to an Intervening Event, permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make a Change of Board Recommendation; and
(iii)    the Company Board (or any duly authorized committee thereof) shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., Eastern Time, on the last day of the Notice Period and shall have determined in good faith that (A) the Acquisition Proposal would continue to constitute a Superior Proposal or (B) the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the shareholders of the Company, in each case, if such Proposed Changed Terms were to be given effect, and in each case, the failure to take such action would be inconsistent with its fiduciary duties to the shareholders of the Company.
In the event of any material revisions to such Superior Proposal, including form, amount, mix or timing of consideration (any such change with respect to the consideration to be deemed material), offered by the party making such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e) with respect to such new written notice, except that the Notice Period shall be two (2) Business Days with respect to any such revised Superior Proposal (but no such new written notice shall shorten the original Notice Period).

(f)    Nothing contained in this Section 6.3 shall prohibit the Company Board (or any duly authorized committee thereof) from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties; provided, that (A) any disclosure made under clauses (i) and (ii) above shall be deemed to be a Change of Board Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure and (B) any Change of Board Recommendation must be made in accordance with this Section 6.3. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.
6.4    Appropriate Action; Consents; Filings.
(a)    The Company and Parent shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, (ii) take such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the date hereof, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company, or any of their respective Subsidiaries, in order to effect the Closing by not later than three (3) Business Days prior to the Outside Date, and to avoid any Proceeding by any Governmental Entity (including those in connection with Competition Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) as promptly as practicable, make or cause to be made all necessary applications and filings (and in any event file all required HSR Act notifications within fifteen (15) Business Days after the date hereof), and thereafter make any other required submissions, and pay any filing fees due in connection therewith, with respect to this Agreement and the Merger required under any Competition Laws (all such filing fees to be borne by Parent), and (v) as promptly as practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any filing fees due in connection therewith, with respect to this Agreement and the Merger required under any Competition Laws and any other applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party shall delay the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Each of the parties hereto agrees to cooperate and use its reasonable best efforts to (i) defend and contest any Proceeding seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the transactions contemplated by this Agreement, and (ii) take all necessary or reasonably proper or advisable steps to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) entered or issued in any Proceeding that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated by this Agreement. The parties hereby acknowledge and agree that neither this Section 6.4 nor the “reasonable best efforts” standard herein nor any other provision set forth in this Agreement shall require, or be construed to require, Parent or any its Subsidiaries or affiliates, in order to effect the expiration of any waiting periods under applicable Competition Laws or the obtaining from any Governmental Entities of any consent, registration, approval, non-objection, permit or authorization to consummate the transactions contemplated by this Agreement, or for any other reason, to (1) propose, offer, negotiate, commit to, agree to or effect, by consent decree, hold separate order, or otherwise, (x) the sale, divestiture, long-term license, transfer or other disposition of any businesses, assets, equity interests, product lines or properties of Parent, the Company or any of their respective affiliates, or (y) the divestment of any Contracts of Parent, the Company or any of their respective affiliates, or (2) incur (whether due to any remedy, commitment, undertaking or condition or otherwise, individually or in the aggregate) a material and adverse impact on the business of either Parent or the Company or the anticipated benefits to Parent of the transactions contemplated by this Agreement. None of the Company, any of the Company Subsidiaries or any of their respective affiliates shall propose, offer, negotiate, commit to, agree to, effect or take any actions set forth in the immediately preceding sentence without the prior written consent of Parent.
(c)    Parent, its Subsidiaries and its affiliates shall not acquire or agree to acquire or pursue the acquisition of (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, license, joint venture, collaboration or other agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or otherwise materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the transactions contemplated by this Agreement, or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

(d)    Subject to the requirements of this Section 6.4, and in a manner consistent with its obligations herein, Parent shall, upon reasonable consultation with the Company, control, lead and direct all actions, decisions and strategy for and, and make all final determinations for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any Governmental Entity in connection with this Agreement, including under the HSR Act or other Competition Laws, and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 6.4 as well as responding to any lawsuit, claim, action, or other Proceeding brought by any Governmental Entity relating to the transactions contemplated by this Agreement.
(e)    Without limiting the generality of anything contained in this Section 6.4, and subject to Section 6.5, Parent and the Company shall: (i) give the other party prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other party informed on a current basis as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other party of (and provide the other party with copies of) any communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. Each party shall consult and cooperate with the other parties, and shall consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party shall permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.

(f)    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain the third party consents, approvals or waivers identified on Section 3.4 and 3.5 of the Company Disclosure Schedule (with respect to the Company) and requested in writing by Parent and Section 4.4 and 4.5 of the Parent Disclosure Schedule (with respect to Parent) and requested in writing by the Company, and the Company and Parent shall coordinate and cooperate in seeking any such consents, approvals or waivers; provided, however, that, in no event shall either party be required to make any out-of-pocket payment or any concessions to any third party, or commence any litigation, to obtain any consents, approvals or waivers of third parties contemplated by this Section 6.4(f). The parties acknowledge and agree that obtaining any such consents, approvals or waivers is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) any such consents, approvals or waivers. Any such notices, consents, approvals or waivers shall be in a form reasonably acceptable to Parent and the Company.
(g)    Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the Effective Time, the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their respective business operations.
6.5    Stockholder Litigation.
(a)    The Company shall promptly advise Parent, and give Parent the opportunity to consult with the Company regarding the defense, of any claim, demand, other correspondence related to stockholder litigation against the Company and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Company Transaction Litigation”), including the Merger, and shall, keep Parent reasonably informed regarding any such Company Transaction Litigation. The Company shall not compromise, settle or agree to settle, fully or partially, any such Company Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
(b)    Parent shall promptly advise the Company, and give the Company the opportunity to consult with Parent regarding the defense, of any claim, demand, other correspondence related to stockholder litigation against Parent and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Parent Transaction Litigation”), including the Merger, and shall keep the Company reasonably informed regarding any such Parent Transaction Litigation.

6.6    Public Announcements. So long as this Agreement is in effect, Parent and the Parent Subsidiaries, on the one hand, and the Company and the Company Subsidiaries, on the other, shall not issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or statement or disclosure shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or statement or disclosure in advance of such issuance and shall give due consideration to all reasonable comments suggested thereto, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.3, (c) any releases or public statements or disclosures that are consistent with the final form of joint press release announcing the Merger, (d) any releases or public statements or disclosures that are consistent in all material respects with any release or other public statements or disclosures previously made in accordance with this Section 6.6, (e) any public statement regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent in all material respects with previous press releases or public statements or disclosures made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.6 or any documents previously publicly filed with the SEC in accordance with Section 6.1, and provided, that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated by this Agreement or (f) any releases or public statements or disclosures related to litigation or arbitration among the parties with respect to this Agreement or the transactions contemplated hereby. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.
6.7    Employee Benefit Matters.
(a)    During the Benefit Continuation Period, unless otherwise required by an applicable Collective Bargaining Agreement, Parent, the Surviving Corporation or any of their respective affiliates shall provide each Continuing Employee with (i) an annual base salary or hourly wage rate (as applicable) at least equal to the annual base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) annual or periodic target cash bonus opportunities (other than any retention or transaction bonuses or incentives) that are no less favorable than the corresponding cash bonus opportunities provided to such Continuing Employee immediately prior to the Effective Time and (iii) employee and fringe benefits which include vacation/leave, tax-qualified defined contribution retirement benefits, medical, dental and long term disability (and exclude any equity or equity-based compensation, nonqualified deferred compensation benefits, retention, change in control or similar type bonus, severance, defined benefit pension, and retiree medical) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Time. “Benefit Continuation Period” means the period of twelve (12) months following the Effective Time or if earlier, until the date of termination of employment of the relevant Continuing Employee. In addition, during the Benefit Continuation Period, Parent, the Surviving Corporation or any of their respective affiliates shall provide each Continuing Employee with severance benefits and protections that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, as set forth on Section 6.7 of the Company Disclosure Schedule, taking into account such Continuing Employee’s additional period of service with Parent, the Surviving Corporation or any of their respective affiliates. Further, during the Benefit Continuation Period, Parent shall either (i) provide to each Continuing Employee with nonqualified deferred compensation benefits (including all credits, discounts and matching contributions provided by the Company, including under the Company’s Retirement K Excess Program) that are no less favorable than such benefits provided to such Continuing Employee pursuant to the Deferred Compensation Plans and the Company’s Retirement K Excess Program as of immediately prior to the Effective Time or (ii) pay to such Continuing Employee a one-time cash payment in lieu of the continuation of such benefits (with such payment equal to the total credits, discounts and matching contributions provided by the Company, including under the Company’s Retirement K Excess Program, if any, to such Continuing Employee pursuant the Deferred Compensation Plans and the Company’s Retirement K Excess Program for calendar year 2026). Further, during the Benefit Continuation Period, Continuing Employees will be eligible to participate in long-term equity incentive plans maintained by Parent. With respect to any Continuing Employees based outside of the United States, Parent’s obligations under this Section 6.7 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(b)    Effective as of the Effective Time and thereafter, Parent and its affiliates shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with the Company or any Company Subsidiary (including any current or former affiliates thereof or any predecessor of such Person) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting, and entitlement of the Continuing Employee under all employee benefit plans in which the Continuing Employee participates, whether maintained by the Surviving Corporation, Parent, or any of their respective affiliates and, for purposes of benefit accrual of or entitlement to benefits, under all such plans that are vacation plans or arrangements, any equity or equity-based awards or plan (solely for purposes of retirement eligibility and vesting, pursuant to the terms and conditions of the applicable equity programs in which the Continuing Employee is eligible to participate or, with respect to the Assumed RSU Awards and Assumed PSU Awards, pursuant to the original terms and conditions of the Assumed RSU Award or Assumed PSU Award, as applicable), 401(k) or other defined contribution retirement plans and any severance or welfare plans (but not for purposes of benefit accrual of or entitlement to pension benefits or post-employment welfare benefits, or to the extent such recognition would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing, effective as of the Effective Time and thereafter, Parent and its affiliates shall, or shall cause the Surviving Corporation to use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Parent or any of their respective affiliates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company or any Company Subsidiary prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Parent or any of their respective affiliates, as if such amounts had been paid in accordance with such plan. For clarity, this Section 6.7(b)(ii) may result in no credits to Continuing Employees in the event Parent maintains the Company Benefit Plans through the end of the calendar year in which the Closing occurs.

(c)    Prior to making any broad-based notices or communications to employees, individual independent contractors, officers or directors of the Company following the date of this Agreement, the Company shall provide all such notices or communication materials (including website postings) that are intended to be provided to such individuals, including compensation or benefits matters following the Closing (the “Employee Communications”) to Parent for its prior review and Parent shall have the right to provide timely and reasonable comments to any such notices or communications, which will be considered by the Company in good faith. The foregoing shall not apply to any Employee Communications to the extent the substance of statements contained therein are consistent in all material respects with (i) previous Employee Communications made by the Company after prior review by Parent or (ii) this Agreement.
(d)    If requested by Parent in writing delivered to the Company not less than five Business Days prior to the Closing Date, the Company and each of the Company Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date. The Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, and the form of such termination documents shall be subject to the reasonable approval of Parent. In the event of the termination of any Company 401(k) Plan pursuant to this Section 6.7(d) (each such terminated Company 401(k) Plan, a “Terminated Company 401(k) Plan”), Parent or the applicable Parent Subsidiary shall use commercially reasonable efforts to cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or the applicable Parent Subsidiary to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and the Company Subsidiaries with respect to such individuals’ account balances (excluding loans) under such Terminated Company 401(k) Plan, if elected by any such individuals.

(e)    If the Closing occurs prior to the payment of bonuses to Continuing Employees under the annual incentive program (the “AIP”) maintained by the Company with respect to the year in which the Closing Date occurs (the “Closing Year”), then, the Company shall pay to each Continuing Employee such employee’s bonus in an amount equal to the greater of (i) the bonus the employee earns, if any, based on actual achievement of performance goals through the last day of the performance period and (ii) fifty percent (50%) of the employee’s applicable target bonus, in any case, payable on the date on which annual bonuses are paid to Company Employees generally under the AIP and subject to the Continuing Employee’s continued employment through the final day of the applicable performance period. Notwithstanding the generality of the foregoing, if a Continuing Employee’s employment is terminated by the Surviving Corporation (or Parent or any of its Subsidiaries) without “cause” or for “good reason” (each, as defined in the employee’s Severance Benefit Agreement or, if none, the employee’s most recent award agreement as of the date of this Agreement evidencing an award under the Company Equity Plan), in any event, prior to the payment date of such bonus, then such employee shall remain entitled to receive such employee’s bonus (calculated as described in this Section 6.7(e) on the date on which annual bonuses are paid to Company employees generally under the AIP (but in no event later than March 15 of the year following the Closing Year)) and pro-rated for the portion of the performance period during which the Continuing Employee was employed; provided, however, that if a Continuing Employee is party to a Severance Benefit Agreement with the Company, and if such employee’s employment is terminated after the Closing but prior to the last day of the calendar year, then the payment described in this Section 6.7(e) shall be in lieu of (and not in addition to) the payment of a pro-rata bonus described in Section 3.3 of the Severance Benefit Agreement, and the payment timing shall be in accordance with such Section 3.3 of the Severance Benefit Agreement.
(f)    Prior to the Closing, the Company shall provide any notice, and comply in all material respects, with any applicable information, consultation and bargaining obligations, and shall use commercially reasonable efforts to satisfy any applicable consent requirements owed to any labor union, works council, labor organization or employee representative, which is representing any employee of the Company and its Subsidiaries, or any applicable labor tribunal, or pursuant to any Collective Bargaining Agreement, in connection with the transactions contemplated hereby; provided that, this Section 6.7(f) shall not require the Company or the Company Subsidiaries to make any payment or provide any other consideration (including increased or accelerated payments) in order to secure the consent of any labor union, works council, labor organization or employee representative or pursuant to any Collective Bargaining Agreement (it being understood and agreed that any failure to obtain any consent under this Section 6.7(f) shall not, by itself, have any effect on, or be considered with respect to, whether the condition set forth in Section 7.2(d) has been satisfied). From the date of this Agreement through the Effective Time, Parent shall cooperate in good faith in respect of consultation obligations and similar notice and bargaining obligations to satisfy any applicable requirements owed to any labor union, works council, labor organization or employee representative, which is representing any employee of the Company and its Subsidiaries, or any applicable labor tribunal, or pursuant to any Collective Bargaining Agreement, in connection with the transactions contemplated hereby.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Continuing Employee for any reason; (ii) require the Company, Parent or the Surviving Corporation to continue any Company Benefit Plan or Parent benefit plan or prevent the amendment, modification or termination thereof; or (iii) amend, terminate, establish or create any Company Benefit Plan or Parent benefit plan or other employee benefit plans or arrangements. The provisions of this Section 6.7 are solely for the benefit of the parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.7 shall create such rights in any such persons.
6.8    Indemnification of Directors and Officers.
(a)    For a period beginning at the Effective Time and ending six (6) years after the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to, indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (the “Covered Persons”) to the maximum extent permitted by Law for any Proceedings arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary, as applicable, occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law, for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. The Surviving Corporation shall, and shall cause its Subsidiaries, as applicable, to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.8(a). Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(a) shall continue in effect until the final disposition of such Proceeding.

(b)    For six (6) years from and after the Effective Time, the articles of organization of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth with respect to any Covered Person, in the Company Charter and the Company Bylaws in existence on the date hereof. For six (6) years from and after the Effective Time, the articles or certificate of incorporation and bylaws, or equivalent organizational documents, of each Subsidiary of the Surviving Corporation that was formerly a Company Subsidiary (each, a “Former Company Subsidiary”), shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth with respect to any Covered Person in the articles or certificate of incorporation and bylaws, or equivalent organizational documents, of such Former Company Subsidiary. All indemnification agreements of the Company and the Company Subsidiaries in existence on the date hereof, if any, with any Covered Person shall be enforceable against the Surviving Corporation or Former Company Subsidiary, as applicable, as an additional indemnitor, without any further action, and shall continue in full force and effect in accordance with their terms. For not less than six (6) years from the Effective Time, the Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of its or any of the Former Company Subsidiaries’ articles or certificates of incorporation or bylaws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Covered Person. In the event that the Surviving Corporation or any of the Former Company Subsidiaries (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause (and Parent shall cause the Surviving Corporation to cause) proper provision to be made so that the successors and assigns of the Surviving Corporation or the Former Company Subsidiaries, as applicable, assume the obligations set forth in this Section 6.8, unless such assumption occurs by operation of Law.

(c)    For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect, the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring (or alleged to occur) prior to or at the Effective Time with respect to Covered Persons; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.8(c) more than an aggregate amount equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more in aggregate than 300% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of an aggregate amount equal to 300% of current annual premiums. In lieu of the foregoing obligations set forth in this Section 6.8(c), the Company may, or at Parent’s request, the Company shall, purchase at or prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Covered Person for an aggregate amount not to exceed 300% of current annual premiums. If such “tail” policy has been established by the Company, the Surviving Corporation shall not terminate such policy and shall cause all obligations of Parent or the Company thereunder to be honored by the Surviving Corporation.
(d)    Following the Effective Time, the obligations under this Section 6.8 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected Covered Person (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 6.8).
6.9    Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.10    Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to vote Company Stock or acquire Parent Common Stock (including any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar takeover Law) becomes or is deemed to be applicable to the Company or the Parent Parties, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board or Parent and the Parent Board, as applicable, shall use reasonable best efforts to take all action reasonably available to it so that the transactions contemplated hereby, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize or make inapplicable the effect of any such Law on this Agreement and the transactions contemplated hereby, including the Merger.
6.11    Existing Indebtedness. Prior to the Closing, solely to the extent the applicable pay-off letter is not delivered in accordance with the following sentence, the Company shall, and shall cause the Company Subsidiaries to, timely deliver to the applicable counterparty in respect such indebtedness (with a copy timely provided to the Parent) notices of prepayment (including any calculations to be provided therewith) relating to the prepayment in full of outstanding indebtedness at the Closing under all obligations with respect to each of the credit agreements with an asterisk on Section 6.11 of the Company Disclosure Schedule. The Company shall use commercially reasonable efforts to (a) obtain customary pay-off letters, and lien and guarantee terminations (including any termination statements on Form UCC-3, short-form termination and release agreements with respect to any and all security interests in any intellectual property, real property, accounts and other applicable releases) to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of, all obligations set forth on Section 6.11 of the Company Disclosure Schedule (collectively, the “Debt Payoff Letters”), in form and substance reasonably satisfactory to Parent; (b) (i) provide Parent with a draft of such Debt Payoff Letters at least four (4) Business Days prior to the Closing Date and (ii) provide Parent with a copy of such fully executed Debt Payoff Letters and related lien and guarantee termination documentation at least two (2) Business Days on or prior to the Closing Date; and (c) timely give any necessary notices (including notices of prepayment and/or notice of commitment termination) to allow for the prepayment, payoff, discharge and termination in full of such indebtedness at the Closing.

6.12    Dividends.
(a)    It is agreed that the parties shall take such actions as are necessary to ensure that the timing of any regular quarterly dividend paid to common shareholders by the Company or to common stockholders by Parent, in each case prior to the Closing will be coordinated so that, if either the holders of Company Common Stock or the holders of Parent Common Stock receive a regular dividend for a particular calendar quarter prior to the Closing Date, then the holders of Parent Common Stock and the holders of Company Common Stock, respectively, shall also receive a regular dividend for such calendar quarter prior to the Closing Date in order to ensure that the common shareholders of the Company and the common stockholders of Parent receive the same number of such dividends (or partial dividends as applicable) prior to the Effective Time; provided that Parent shall determine the date of its regular quarterly dividend; provided further that the amount of any such quarterly dividend declared by Company shall be consistent with Permitted Company Dividends and the amount of any such quarterly dividend declared by Parent shall be consistent with Permitted Parent Dividends.
(b)    In the event that a distribution with respect to shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid prior to the Effective Time, such distribution shall be paid by the Company immediately prior to the Effective Time.
(c)    Notwithstanding anything to the contrary contained in this Agreement, to the extent the Special Dividend Amount is greater than $0, the Company shall declare a dividend in the amount equal to the Special Dividend Amount (the “Special Dividend”) which shall be payable to the holders of Company Common Stock as of immediately prior to the Effective Time.
6.13    Parent Written Consent. As promptly as reasonably practicable following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub shall execute and deliver, a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, and promptly provide evidence thereof to the Company.
6.14    Certain Merger Sub Matters. Parent shall take all actions necessary to cause (a) the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness (other than, in each case, (x) any guarantees required by the terms of any of Parent’s Existing Financings or (y) any guarantees in connection with any Financing Transaction) or make any investments, other than as specifically contemplated by this Agreement. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.

6.15    Delisting and Deregistration. Prior to the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary or advisable on its part, or as reasonably requested by Parent, under applicable Laws, including, for the avoidance of doubt, the rules and policies of NYSE, to enable the delisting by the Surviving Corporation of the Company Common Stock from NYSE as of or as promptly as practicable after the Effective Time and to facilitate the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.16    Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.
6.17    Financing Cooperation.
(a)    Prior to the Closing, (x) in the event that Parent determines, in its sole discretion to obtain debt financing on or prior to the Closing for the purpose of (i) paying any amounts required to consummate and perform its obligations with respect to the Merger and the other transactions contemplated hereby (including in respect of any amounts to be paid under the Debt Payoff Letters) or (ii) refinance, amend, extend or replace any of Parent’s or any of the Parent Subsidiaries’ existing credit facilities or indentures (as amended from time to time, the “Existing Financings”) or any other existing indebtedness of the Company or any Company Subsidiary, (y) in connection with any actions to be taken under the Company Notes Indentures for the Company Notes to remain outstanding on and after the Closing Date, or (z) otherwise, as the Parent deems reasonably necessary for it to comply with its obligations under its Existing Financings (the transactions pursuant to clauses (x), (y) and (z) collectively, the “Financing Transactions”). The Company shall use commercially reasonable efforts, and shall cause the Company Subsidiaries and its and their respective Representatives to use their commercially reasonable efforts, to provide all customary cooperation reasonably requested by Parent in connection with any Financing Transactions (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), in each case, at Parent’s sole cost and expense, including, to the extent so requested, by using commercially reasonable efforts to:
(i)    furnish Parent and the Debt Financing Sources with such customary financial information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent for the consummation of any Financing Transactions;
(ii)    provide customary assistance to Parent with respect to the providing of guarantees by the Company and the Company Subsidiaries and the granting of security interests in and perfecting any liens on, the assets of the Company and the Company Subsidiaries, in each case, in connection with any Financing Transactions; provided that any such guarantees, grant of security interests or perfection of liens shall be effective no earlier than as of Closing;

(iii)    cooperate with the marketing efforts of Parent and the Debt Financing Sources, in each case, in connection with any Financing Transactions;
(iv)    make appropriate members of senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number, of meetings (including one-on-one meetings or conference calls with any Debt Financing Sources), sessions with prospective financing sources and due diligence sessions and other syndication activities; provided that any such meeting or communication may be conducted virtually by videoconference or other media;
(v)    cooperate with Parent in taking any steps necessary under the Company Notes Indentures (including delivery of any notices and officer’s certificates to the trustee under the Company Notes Indentures) in connection with any Financing Transactions;
(vi)    provide, at least three (3) Business Days prior to the Closing Date (to the extent reasonably requested from the Company at least ten (10) Business Days prior to the Closing Date), any information required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations relating to the Company or the Company Subsidiaries in connection with any Financing Transaction; or
(vii)    at the reasonable request of Parent, consent to the reasonable use of the Company’s logos in connection any Financing Transaction; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company’s reputation or goodwill.
For the avoidance of doubt, the parties acknowledge and agree that the provisions contained in this Section 6.17(a) represent the sole obligation of the Company and the Company Subsidiaries with respect to cooperation in connection with any Financing Transaction. Parent acknowledges and agrees that no Financing Transaction is a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) any Financing Transaction except as provided for in Section 6.17(b).
(b)    Notwithstanding anything to the contrary in Section 6.17, none of the Company nor any of the Company Subsidiaries or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.17 that would:
(i)    cause any representation or warranty, covenant or other term in this Agreement to be breached by any of the Company or cause any condition set forth in Article 7 to fail to be satisfied,

(ii)    require the Company to waive or amend any terms of this Agreement or agree to pay any commitment or other similar fee or incur any other expense, liability or obligation (other than the obligations expressly contemplated by this Section 6.17) in connection with any Financing Transaction or have any obligation of the Company or any of the Company Subsidiaries or their respective Representatives under any agreement, certificate, document or instrument (other than (x) executing customary bank authorization letters, (y) executing any notices of repayment or redemption delivered in advance of the Closing, where such redemption or repayment that will occur at the Closing and (z) any agreement, certificate, document or instrument that will be effective at the Closing),
(iii)    reasonably be expected to result in any director, officer, employee or shareholders of the Company or any of the Company Subsidiaries or representatives to incur any personal liability,
(iv)    conflict with or violate, or would reasonably be expected to conflict with or violate, its organizational documents, any applicable Law or Contract of the Company or of the Company Subsidiaries or any confidentiality obligation to which they are subject,
(v)    provide access to or disclose information that the Company or the Company Subsidiaries determine would reasonably be likely to result in loss or waiver of or otherwise jeopardize any attorney-client privilege, attorney work product or other applicable privilege or protection of the Company or the Company Subsidiaries,
(vi)    require the Company or the Company Subsidiaries to adopt any resolution or take any similar actions in approving any Financing Transaction, other than any resolution or action that would be effective on the Closing Date,
(vii)    require the Company or the Company Subsidiaries to deliver or obtain opinions of internal or external counsel (other than any opinion in connection with any Financing Transaction pursuant to clause (y) of the definition thereof, so long as such opinion would be delivered only on or after the Closing Date), or
(viii)    require the Company or the Company Subsidiaries to deliver any financial statements which are not prepared by the Company or the Company Subsidiaries in the ordinary course of business at the time requested by the Parent.

(c)    Parent shall, promptly on written request by the Company, reimburse the Company or any of the Company Subsidiaries for all reasonable out-of-pocket and documented costs (including but not limited to reasonable attorneys’ and accountants’ fees and trustee fees) incurred by them or their respective Representatives in connection with any Financing Transaction or with any such cooperation contemplated by this Section 6.17 and shall indemnify, defend and hold harmless the Company, the Company Subsidiaries and their respective representatives and each of the their respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of any Financing Transaction and any information used in connection therewith (other than to the extent arising from fraud by the Company or any of the Company Subsidiaries or its or their Representatives, as determined in a final judgment by a court of competent jurisdiction). This Section 6.17(c) shall survive the termination of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, the Company and the Company Subsidiaries and its and their Representatives shall be deemed to have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Section 6.17 for the purposes of, and any breach by the Company or its Subsidiaries or its Representatives of any of the covenants required to be performed by it under this Section 6.17 shall not be considered in, determining the satisfaction of any condition to Closing set forth in this Agreement, including the condition to Closing set forth in Section 7.2(b), or in determining the entitlement of the Parent Parties to terminate this Agreement, including any entitlement to termination arising from Section 8.1, nor the cause thereof, nor entitle any Parent Party to damages under this Agreement, other than, for purposes of (x) determining the satisfaction of the condition to Closing set forth in Section 7.2(b), (y) the entitlement of the Parent Parties to terminate this Agreement, or (z) determining damages under Section 8.2 in each case, as a result of a Willful and Material Breach of this this Section 6.17 by the Company or its Subsidiaries.
6.18    Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each individual (as requested by Parent) who is a director of any of the Company or the Company Subsidiaries, effective as of the Effective Time.
Article 7
CONDITIONS TO CONSUMMATION OF THE MERGER
7.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:
(a)    Company Shareholder Approval: The Company shall have obtained the Required Company Vote at the Company Shareholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(b)    No Injunctions or Restraints: (i) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order or any other action (whether preliminary or permanent) of a Governmental Entity of competent jurisdiction (in each case, exclusive of any Orders or other actions related to Competition Laws, other than Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule), and (ii) there shall not be in effect any Law promulgated, enacted or enforced by a Governmental Entity of competent jurisdiction (in each case, exclusive of any Competition Laws, other than Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule) that remains in effect and that makes the Merger illegal or otherwise prevents the consummation of the Merger (each of clauses (i) or (ii), a “Legal Impediment”);
(c)    Competition Law: (i) Any waiting period under the HSR Act and any extensions thereof with respect to the Merger and any commitment to, or agreement with, any Governmental Entity in connection with a Competition Law set forth in Section 3.5(b) of the Company Disclosure Schedule to delay the consummation of, or not to consummate before a certain date, the Merger shall have expired or been terminated and (ii) any consents, authorizations, approvals, orders, filings and declarations relating to the Merger pursuant to a Competition Law set forth in Section 3.5(b) of the Company Disclosure Schedule shall have been filed, occurred or been obtained (or any applicable waiting period thereunder shall have expired or been terminated), as applicable;
(d)    Exchange Listing: The shares of Parent Common Stock to be issued in the Merger shall have been authorized and approved for listing on the NYSE, subject to official notice of issuance; and
(e)    Registration Statement: The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order and no proceeding for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Registration Statement that has not been withdrawn.
7.2    Additional Conditions to Obligations of the Parent Parties. The respective obligations of each Parent Party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties of the Company: (i) Any representation or warranty of the Company contained in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of the Company contained in Section 3.1(a), Section 3.1(b), the first sentence of Section 3.2(c), Section 3.3, Section 3.4(a), Section 3.22, Section 3.24 and Section 3.27 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of the Company contained in Section 3.8(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, and (iv) any other representation and warranty of the Company contained in Article 3 (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Company Material Adverse Effect;
(b)    Performance of Obligations of the Company: The Company shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under this Agreement at or prior to the Closing;
(c)    No Material Adverse Effect: Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any Effect that would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; and
(d)    Certificate: The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that the conditions provided in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
7.3    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties of Parent: (i) Any representation or warranty of the Parent Parties contained in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of Parent contained in Section 4.1(a), Section 4.1(b), Section 4.2(d), Section 4.3, Section 4.4(a), Section 4.11, Section 4.12, and Section 4.14 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of Parent contained in Section 4.8(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date and (iv) any other representation and warranty of the Parent Parties contained in Article 4 (except for those representations and warranties set forth in the foregoing clauses (i) and (ii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Parent Material Adverse Effect;
(b)    Performance of Obligations of the Parent Parties: The Parent Parties shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)    No Material Adverse Effect: Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any Effect that would individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect;
(d)    Certificate. Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions provided in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied; and
(e)    Company Tax Opinion. The Company shall have received the Company Tax Opinion.
Article 8
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination. This Agreement may be terminated prior to the Effective Time, and the Merger and the other transactions contemplated hereby may be abandoned:

(a)    Mutual Consent: By mutual written consent of Parent and the Company;
(b)    Outside Date: By either the Company or Parent if the Effective Time shall not have occurred on or before January 13, 2027 (the “Initial Outside Date”); provided, that, if (i) on the Initial Outside Date the conditions set forth in Section 7.1(b) (to the extent related to the Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule), or Section 7.1(c) shall not be satisfied but all other conditions to the Closing set forth in Article 7 either have been satisfied (other than Section 7.1(d), Section 7.1(e) and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Parent, Merger Sub or the Company, as applicable, then the Initial Outside Date shall automatically be extended to July 13, 2027 (the “First Extended Outside Date”), (ii) on the First Extended Outside Date the conditions set forth in Section 7.1(b) (to the extent related to the Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule) or Section 7.1(c) shall not be satisfied but all other conditions to the Closing set forth in Article 7 either have been satisfied (other than Section 7.1(d) or Section 7.1(e) and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Parent, Merger Sub or the Company, as applicable, then the First Extended Outside Date shall automatically be extended to January 13, 2028 (the “Second Extended Outside Date”), or (iii) on the Second Extended Outside Date the conditions set forth in Section 7.1(b) (to the extent related to the Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule) or Section 7.1(c) shall not be satisfied but all other conditions to the Closing set forth in Article 7 either have been satisfied (other than Section 7.1(d) or Section 7.1(e) and the other conditions that by their nature can only be satisfied on the Closing Date) or waived by Parent, Merger Sub or the Company, as applicable, then the Second Extended Outside Date shall automatically be extended to April 13, 2028 (the “Third Extended Outside Date” and together with the Initial Outside Date, the First Extended Outside Date and the Second Extended Outside Date, the “Outside Date”), in each case, unless Parent and the Company mutually agree in writing to an earlier Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of any of its obligation under this Agreement is the primary cause of the failure of the Effective Time to occur on or before the Initial Outside Date, the First Extended Outside Date, the Second Extended Outside Date or the Third Extended Outside Date, as the case may be;

(c)    Legal Impediment: By either the Company or Parent, if any Legal Impediment permanently restraining, enjoining or otherwise prohibiting or making illegal either of the Merger or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable such that the condition specified in Section 7.1(b) would not be satisfied at the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose material breach of any of its obligations under this Agreement is the primary cause of, or resulted in, the issuance of such Legal Impediment;
(d)    Required Vote: By either the Company or Parent if the Required Company Vote shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting (as such meeting may have been adjourned or postponed);
(e)    Change of Board Recommendation:
(i)    By the Company, at any time prior to the time the Required Company Vote is obtained, if (A) the Company Board shall have effected, and not withdrawn, a Change of Board Recommendation and has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive agreement with respect to a Superior Proposal, (B) the Company shall have complied in all material respects with its obligations under Section 6.3, and (C) the Company shall have paid any amounts due pursuant to Section 8.3 in accordance with the terms, and at the times, specified therein; provided, that this Company’s right to terminate pursuant to this Section 8.1(e)(i) shall expire when the Required Company Vote is obtained; or
(ii)    By Parent, at any time prior to the time the Required Company Vote is obtained, if the Company Board shall have effected, and not withdrawn, a Change of Board Recommendation or the Company shall have approved or adopted, or recommended the approval or adoption of, any definitive agreement with respect to a Superior Proposal;
(f)    Company Breach: By Parent, if: (i) there has been a breach by the Company of its representations, warranties, agreements or covenants contained in this Agreement such that any condition in Section 7.1 or Section 7.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.1 or Section 7.2 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.1 or Section 7.2 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) thirty (30) days following the date of delivery of such written notice to Parent; provided that, Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied while such breach is continuing; or

(g)    Parent Breach: By the Company, if: (i) there has been a breach by any Parent Party of any of their representations, warranties, agreements or covenants contained in this Agreement such that any condition in Section 7.1 or Section 7.3 is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.1 or Section 7.3 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.1 or Section 7.3 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) or at least thirty (30) days following the date of delivery of such written notice to Parent; provided that, the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would cause any of the conditions set forth in Section 7.1or Section 7.2 not to be satisfied while such breach is continuing.
8.2    Effect of Termination. In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 8.1, written notice thereof shall be given by the terminating party to the other parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of any party or their respective Subsidiaries, officers, directors, Parent Representatives or Company Representatives, as applicable, except with respect to Section 6.2(b), Section 6.6, this Section 8.2, Section 8.3, Section 8.4 and Article 9 which shall, in each case, survive termination of this Agreement. Subject to Section 8.3 and Section 8.4, nothing herein shall relieve any party for liabilities or damages incurred or suffered (including the loss to the stockholders of Parent or shareholders of the Company, as applicable, of the benefits of the transactions contemplated by this Agreement) as a result of a Willful and Material Breach or Fraud by the Company, on the one hand, or a Parent Party, on the other hand. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Clean Team Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.
8.3    Company Termination Fee.
(a)    If this Agreement is terminated by the Company pursuant to Section 8.1(e)(i) (Superior Proposal) or by Parent pursuant to Section 8.1(e)(ii) (Change of Board Recommendation), then the Company shall pay, or cause to be paid, to Parent prior to or concurrently with such termination a termination fee equal to $64,000,000 (the “Company Termination Fee”).

(b)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (Outside Date), or Section 8.1(d) (Required Vote) or by Parent pursuant to Section 8.1(f) (Company Breach), and, in any such case, (i) an Acquisition Proposal shall have been publicly disclosed or announced, and shall not have been publicly withdrawn, in each case, after the date hereof and prior to the time of the Company Shareholders Meeting (in the case of termination pursuant to Section 8.1(d) (Required Vote)) or prior to such termination (in the case of termination pursuant to Section 8.1(b) (Outside Date) or Section 8.1(f) (Company Breach)) and (ii) within twelve (12) months following such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal publicly disclosed or announced), then the Company shall pay, or caused to be paid, to Parent the Company Termination Fee immediately prior to and as a condition to the consummation of such transaction. For purposes of this Section 8.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.4, except that the references to “20%” shall be deemed to be references to “50%”.
(c)    All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
(d)    Each of the parties acknowledges and agrees (i) that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) that without these agreements the parties would not enter into this Agreement, and (iii) that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parent Parties in the circumstances in which such Company Termination Fee is payable. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(e)    Notwithstanding anything to the contrary contained herein, in the event that the Company Termination Fee is actually paid to Parent pursuant to this Agreement, such payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent Parties and their respective Subsidiaries against the Company and its Subsidiaries for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement, including the Merger (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any representation (whether oral or written) made or alleged to be made in connection herewith, and, notwithstanding anything to the contrary set forth herein (including Section 8.2), upon payment of the Company Termination Fee, neither the Company nor its Subsidiaries shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger, and Parent or any of its Subsidiaries shall not seek or be entitled to recover any other damages.

(f)    If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a final unappealable judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee (A) interest on any such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding (it being understood and agreed that the Company shall not be required to reimburse Parent for any premium, success fee, contingent fee or other similar fee, commission or payment incurred by Parent in connection with the collection of such overdue amount or the enforcement by Parent of its rights under this Section 8.3).
8.4    Parent Termination Fee.
(a)    If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) (Outside Date) or Section 8.1(c) (Legal Impediment), and in either case, at the time of such termination, the condition set forth in Section 7.1(b) (to the extent related to the Competition Laws set forth in Section 3.5(b) of the Company Disclosure Schedule) or Section 7.1(c) shall not be satisfied, but all other conditions to the Closing set forth in Section 7.1 and Section 7.2 either have been satisfied (or would be capable of being satisfied if the Closing Date were the date of such termination) or waived (other than Section 7.1(d), Section 7.1(e) or the other conditions that by their nature can only be satisfied on the Closing Date), then Parent shall pay, or cause to be paid, to the Company prior to or concurrently with such termination a termination fee equal to $80,000,000 (the “Parent Termination Fee”).
(b)    All payments under this Section 8.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.
(c)    Each of the parties acknowledges and agrees (i) that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) that without these agreements the parties would not enter into this Agreement, and (iii) that the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Company in the circumstances in which such Parent Termination Fee is payable. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)    Notwithstanding anything to the contrary contained herein, in the event that the Parent Termination Fee is actually paid to the Company pursuant to this Agreement, such payment of the Parent Termination Fee be the sole and exclusive remedy of the Company and its Subsidiaries against the Parent Parties and their respective Subsidiaries for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement, including the Merger (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any representation (whether oral or written) made or alleged to be made in connection herewith, and, notwithstanding anything to the contrary set forth herein (including Section 8.2), upon payment of the Parent Termination Fee, none of the Parent Parties or any of their respective Subsidiaries shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger, and the Company or any of its Subsidiaries shall not seek or be entitled to recover any other damages.
(e)    If Parent fails to pay the Parent Termination Fee when due, and, in order to obtain such payment, the Company commences a Proceeding that results in a final unappealable judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company, together with the Parent Termination Fee (A) interest on any such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the Prime Rate and (B) the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding (it being understood and agreed that Parent shall not be required to reimburse the Company for any premium, success fee, contingent fee or other similar fee, commission or payment incurred by the Company in connection with the collection of such overdue amount or the enforcement by the Company of its rights under this Section 8.4).

Article 9
GENERAL PROVISIONS
9.1    Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement (or in any instrument delivered pursuant to this Agreement) shall survive the Effective Time except that this Section 9.1 shall not limit any covenant, obligation or agreement of the parties or other provision herein which by its terms applies or contemplates performance in whole or in part after the Effective Time, which shall survive in accordance with its terms.
9.2    Fees and Expenses. Except for (a) the expenses in connection with filing, printing and mailing the Proxy Statement/Prospectus and Registration Statement and any other filings required in connection with the actions specified in Section 6.1, (b) all SEC filing fees relating to the Merger and the transactions contemplated by this Agreement and (c) the filing fees in connection with the approvals required under Section 7.1(c) related to the Merger and the transactions contemplated by this Agreement (each of which filing fees and expenses shall be borne, in each case, by Parent), all fees and expenses, including fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
9.3    Notices(a)    . Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person (with written confirmation of receipt), (b) on the next Business Day if transmitted by national overnight courier (with written confirmation of delivery) or (c) on the date delivered if sent by email during normal business hours of the recipient on a Business Day and otherwise on the next Business Day (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice in accordance with this Section 9.3):
If to any Parent Party, addressed to it at:
Somnigroup International Inc.
100 Crescent Ct. Suite 700
Dallas, Texas 75201
Attention:     General Counsel, Somnigroup
Email:         ***

with a copy to (for information purposes only):
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:     Paul J. Shim
Timothy J. Saviola
Michael Saliba
Email:         pshim@cgsh.com
tsaviola@cgsh.com
msaliba@cgsh.com
If to the Company, addressed to it at:
Leggett & Platt, Incorporated
1 Leggett Road
Carthage, Missouri 64836
Attention:     Jennifer Davis
Email:         ***
with a copy to (for information purposes only):
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:    Bradley Faris
Christopher Drewry
Sean Parish
Email:        bradley.faris@lw.com
christopher.drewry@lw.com
sean.parish@lw.com
9.4    Certain Definitions. For purposes of this Agreement, the term:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company with any Person after the date hereof that contains (a) customary limitations on the use and disclosure of all non-public information furnished to such Person by or on behalf of the Company and (b) confidentiality, non-use and other provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement in effect immediately prior to the execution of this Agreement; provided, that any such confidentiality agreement need not contain any standstill provision and shall not include any provision conflicting with or otherwise impairing the Company’s ability to comply with its obligations under this Agreement.

“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal from any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent and the Parent Subsidiaries) contemplating or otherwise relating to any transaction or a series of related transactions involving (a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company; (b) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries that constitute or account for twenty percent (20%) or more of the consolidated assets (measured based on fair market value as of the date of such sale or disposition) or consolidated net revenues or consolidated net income (in each case, measured based on the twelve (12) full calendar months prior to the date of determination) of the Company and the Company Subsidiaries; (c) any direct or indirect purchase or other acquisition by any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to an issuance by the Company or a tender offer or exchange offer by any Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company after giving effect to the consummation of such tender offer or exchange offer; or (d) any combination of the foregoing (in each case, other than the Merger or any other transaction involving solely the Company and one or more of the wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries).
“affiliate” means, as to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, prior to the Closing, (a) neither Parent nor any Parent Subsidiary shall be deemed to be affiliates of the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary shall be deemed to be affiliates of Parent or any Parent Subsidiary.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010, as amended.
“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, works council agreement or other labor related Contract with any Union.
“Commercial Paper Facility” means that certain Issuing and Paying Agent Agreement, dated as of December 2, 2014, by and between U.S. Bank National Association and the Company regarding the commercial paper program of the Company (the “Issuing and Paying Agent Agreement”), and the Amended and Restated Commercial Paper Dealer Agreement, concerning notes to be issued pursuant to the Issuing and Paying Agent Agreement.
“Company Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (c) severance, change in control, employment, individual consulting, pension, retirement, profit sharing, retention or termination plan, program, agreement, policy or arrangement or (d) other compensation or benefit plan, program, agreement, policy, practice, contract or arrangement and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, vision, or other health plans, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, in any case, whether written or not written, and other than any statutory plan, program, or arrangement that is required under applicable Laws and maintained by any Governmental Entity and other than any Multiemployer Plan, that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries for the benefit of or relating to any current or former employee, officer, director, or other individual service provider of the Company or any Company Subsidiary or the beneficiaries or dependents of any such individual, or with respect to which the Company has any liability.
“Company Credit Facilities” means the Company’s Revolving Credit Facility and the Company’s Commercial Paper Facility.
“Company DSP” means the Company’s Discount Stock Plan, as amended and restated on November 5, 2024.
“Company Equity Award” means each Company Option, Company RSU Award, Company PSU Award and Company Restricted Share.
“Company Equity Plan” means the Company’s Flexible Stock Plan, as amended and restated, effective as of May 7, 2025.

“Company Joint Venture” means any incorporated (or similarly formed) joint venture, teaming, partnership, or other similar agreements, arrangements or understandings and all other material joint venture, teaming, partnership, or other similar agreements, arrangements or understandings, in each case, involving a sharing of profits, losses, costs or liabilities in which the Company or any Company Subsidiary holds at least five percent (5%) of the equity or other participating rights or interests. For the avoidance of doubt, no wholly owned Company Subsidiary shall be deemed to be Company Joint Venture.
“Company Material Adverse Effect” means any change, event, occurrence, state of facts, condition or development (an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, capitalization, assets, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, Effects to the extent arising out of, or resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) or (c) below shall be considered to the extent such Effect disproportionately adversely impacts the Company or the Company Subsidiaries, taken as a whole, relative to the other companies operating in the same industries (and in which case, only the extent of such disproportionate impact shall be taken into account): (a) changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), including the adoption, implementation, repeal or modification of any Law (or the enforcement thereof) by any Governmental Entity, in each case, after the date hereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates or tariffs in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally, in each case, after the date hereof, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, in each case, after the date hereof, (d) actions or omissions expressly required of the Company under this Agreement or taken or not taken at the express request of, or with the prior written consent or prior written approval of, Parent after the date of this Agreement (or, in the case of any action where the consent of Parent was requested in writing in accordance with Section 5.1, where Parent’s consent was unreasonably withheld, delayed or conditioned), (e) the negotiation, announcement or pendency of this Agreement and the transactions contemplated hereby, including (i) the identity of, or the effect of any fact or circumstance relating to, Parent and (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, vendors, lenders, employees or partners attributable to, or taken in response to, the public announcement of this Agreement and the transactions contemplated hereby; provided, that the exception set forth in this clause (e) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement, (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law with respect to this Agreement or the transactions contemplated hereby, (g) changes in the trading price or trading volume of Company Common Stock; provided, that the underlying cause of such change in trading price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred (to the extent not otherwise excluded from the definition of Company Material Adverse Effect), (h) any failure by the Company or any of the Company Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided, that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (to the extent not otherwise excluded from the definition of Company Material Adverse Effect), or (i) any action taken by Parent or its affiliates with respect to the commercial relationship between Parent and the Company and their respective affiliates.
“Company Notes” means each of Company’s $500,000,000 3.50% Senior Notes due 2051, the Company’s $500,000,000 4.40% Senior Notes due 2029 and the Company’s $500,000,000 3.50% Senior Notes due 2027.
“Company Notes Indentures” means each indenture and supplemental indenture in respect of the Company Notes.
“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Equity Plan.
“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any of the Company Subsidiaries, including the Company Registered Intellectual Property.
“Company PSU Award” means an award of performance stock units with respect to shares of Company Common Stock granted under the Company Equity Plan that is, at the time of determination, subject to performance-based vesting conditions (whether or not in addition to vesting conditions based on continued employment or service).
“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.
“Company Restricted Share” shall mean each share of Company Common Stock granted under the Company Equity Plan that is unvested and subject to vesting or transfer restrictions.
“Company RSU Award” means each (i) award of restricted stock units with respect to shares of Company Common Stock granted under the Company Equity Plan that is, at the time of determination, subject solely to vesting conditions based on continued employment or service (whether or not fully vested) and (ii) notional account in a Deferred Compensation Plan containing a Stock Unit (as defined in the applicable Deferred Compensation Plan), which Stock Unit tracks the value of a share of Company Common Stock.

“Company Subsidiary” means any Subsidiary of the Company.
“Company Tax Opinion” means the written opinion of the Company Tax Counsel, in a form reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions described or referred to in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will qualify for the Intended Tax Treatment; provided, that, in rendering the Company Tax Opinion, Company Tax Counsel may require and rely upon supporting certificates or letters (substantially in the form of Exhibit B-1 and Exhibit B-2 or Exhibit B-3 and Exhibit B-4, as applicable) duly executed by officers of the Parent Parties and the Company, respectively.
“Competition Laws” means (a) applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States, and (b) all Laws or administrative processes governing the review, screening, approval, prohibition or imposition of conditions in relation to foreign or non-domestic investment or ownership in entities, assets, infrastructure or sectors of strategic or sensitive importance (including, for the avoidance of doubt, any foreign investment control, national security or public order screening regimes.
“Continuing Employee” means each employee of the Company or any of the Company Subsidiaries who is employed by the Company or any of the Company Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any of its affiliates) on or following the Effective Time.
“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, whether written or oral.
“Debt Financing Sources” shall mean the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, any Financing Transaction.
“Environmental Laws” means any and all applicable Laws which regulate or relate to pollution, protection or cleanup of the environment or human health and safety (as it relates to exposure to Hazardous Substances), including Laws related to the disposal, generation, use, treatment, storage, transportation, labeling, management, handling, Release or threatened Release of Hazardous Substances.

“Environmental Permits” means any permit, certificate, registration, approval, identification number, waiver, variance, exemption, license, clearance, or other authorization required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity or ownership interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity or ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Ratio” means 0.1455.
“Existing Financing” has the meaning assigned to such term in Section 6.17(a).
“Financing Transaction” has the meaning assigned to such term in Section 6.17(a).
“Fraud” means, with respect to any Person, common law fraud under the Laws of the State of Delaware, by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization; (b) any political party, political party official or candidate for political office; or political campaign; or (c) any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity (including any professional or self-regulatory association or organization or private body) exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any stock exchange or self-regulatory organization.
“Hazardous Substances” means any material, substance, chemical or waste that is listed, defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant”, or words of similar regulatory meaning or effect, or for which liability or standards of care or a requirement for investigation or remediation are imposed (if a Release occurs), under any Environmental Law, including asbestos or asbestos-containing materials, petroleum or petroleum by-products, radioactive materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.
“Intellectual Property” means all intellectual property rights, whether registered or unregistered, throughout the world, including all: (a) patents and patent applications, utility models and other intellectual property rights in inventions (whether or not patentable); (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names, corporate names, and other indicia of source or origin, and all applications and registrations in connection therewith; (c) all copyrights, mask works, designs and other intellectual property rights in works of authorship and all applications and registrations in connection therewith; (d) intellectual property rights in software, data, databases, and technology; (e) internet domain names, (f) trade secrets, and other intellectual property rights in know-how and confidential or proprietary information and (g) any registrations of or applications to register any of the foregoing.

“Intervening Event” means any Effect that relates to and is material to the Company and the Company Subsidiaries, taken as a whole, that occurs or arising after the date hereof and that (a) was not known or reasonably foreseeable to the Company Board as of or prior to the date hereof (or, if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date hereof), and (b) does not involve or relate to (i) an Acquisition Proposal or the expected receipt, existence or terms of an Acquisition Proposal, (ii) the fact that the Company meets or exceeds any internal or published projections or forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement, (iii) changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or (iv) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent or the failure of Parent to meet internal or securities analysts’ published projections of earnings, revenues or other financial results for any period ending on or after the date hereof (provided, however, that the underlying causes of such fact or change shall not be excluded by clauses (ii), (iii) or (iv) in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clauses (a) and (b) of this definition).
“IRS” means the United States Internal Revenue Service.
“Key Employee” means any employee of the Company holding the title of executive vice president or a more senior title.
“Knowledge” means (a) when used with respect to the Company, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed in Section 9.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed in Section 9.4(b) of the Parent Disclosure Schedule.
“Law” means any applicable international, national, provincial, state, municipal, local and common laws, statutes, ordinances, bylaws, rules, constitutional provisions, treaties, conventions, mandates, codes, edicts, regulations, ordinances or other requirements, legally binding guidance, consent permits, policies, restrictions or licenses of any Governmental Entity and any Orders, in each case, having the force of law.
“Lien” means any lien, mortgage, pledge, conditional or installment sale (or lease in the nature thereof) agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, right of first offer, lease, sublease, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Multiemployer Plan” means a “multiemployer plan” (as defined in or within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).
“NYSE” means the New York Stock Exchange (provided, that if NYSE is no longer the principal U.S. trading market for either the Parent Common Stock or the Company Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock or the Company Common Stock, as the context requires, is then traded).
“Order” means any judgment, order, decision, writ, injunction, temporary restraining order, verdict, ruling, stipulation, rule, settlement, determination, decree or arbitration award issued or entered by or with any Governmental Entity.
“Parent Equity Awards” means each Parent Option, Parent RSU Award and Parent PSU Award.
“Parent Equity Plan” means Parent’s Amended and Restated 2013 Equity Incentive Plan, as amended and restated on May 5, 2025, as the same may be further amended or restated from time to time.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have or result in a material adverse effect on the business, financial condition, capitalization, assets, operations or results of operations of Parent and the Parent Subsidiaries, taken as a whole, Effects to the extent arising out of, or resulting from or attributable to the following shall not constitute or be deemed to contribute to a Parent Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) or (c) below shall be considered to the extent such Effect disproportionately adversely impacts Parent or the Parent Subsidiaries, taken as a whole, relative to the other companies operating in the same industries (and in which case, only the extent of such disproportionate impact shall be taken into account): (a) changes in Law or other legal or regulatory conditions (or the interpretation or enforcement thereof) or changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), including the adoption, implementation, repeal or modification of any Law (or the enforcement thereof) by any Governmental Entity, in each case, after the date hereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates or tariffs in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Parent or the Parent Subsidiaries operate in the United States or globally, in each case, after the date hereof, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, in each case, after the date hereof, (d) actions or omissions expressly required of any of the Parent Parties under this Agreement or taken or not taken at the express request of, or with the prior written consent or prior written approval of, the Company after the date of this Agreement (or, in the case of any action where the consent of the Company was requested in writing in accordance with Section 5.1, where the Company’s consent was unreasonably withheld, delayed or conditioned), (e) the negotiation, announcement or pendency of this Agreement and the transactions contemplated hereby, including (i) the identity of, or the effect of any fact or circumstance relating to, the Company and (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, vendors, lenders, employees or partners attributable to, or taken in response to, the public announcement of this Agreement and the transactions contemplated hereby; provided, that the exception set forth in this clause (e) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement, (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law with respect to this Agreement or the transactions contemplated hereby, (g) changes in the trading price or trading volume of Parent Common Stock; provided, that the underlying cause of such change in trading price or trading volume may be taken into account in determining whether a Parent Material Adverse Effect has occurred (to the extent not otherwise excluded from the definition of Parent Material Adverse Effect), (h) any failure by Parent or any of the Parent Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided, that the underlying cause of such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred (to the extent not otherwise excluded from the definition of Parent Material Adverse Effect), or (i) any action taken by the Company or its affiliates with respect to the commercial relationship between Parent and the Company and their respective affiliates.
“Parent Option” means an option to acquire shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plan.
“Parent PSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted under the Parent Equity Plan that is, at the time of determination, subject to performance-based vesting conditions (whether or not in addition to vesting conditions based on continued employment or service).
“Parent Representatives” means Parent’s and the Parent Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.
“Parent RSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plan that is, at the time of determination, either vested in full or subject solely to vesting conditions based on continued employment or service.
“Parent Subsidiary” means any Subsidiary of Parent.

“Permitted Company Dividends” means regular quarterly dividends on shares of Company Common Stock, in an amount not in excess of $0.05 per share per calendar quarter, declared and paid in accordance with past practice with respect to timing of declaration and the amount thereof and made out of the Company’s available liquidity sources prior to the Effective Time, provided that the Company may increase the Permitted Company Dividend by up to $0.01 per share per calendar year.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for the amount or validity of which is being timely contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the applicable Person, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable or for the amount or validity of which is being timely contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the applicable Person, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property granted by the Company or the Company Subsidiaries in the ordinary course of business, and (e) (i) matters and other easements, rights of way, encroachments, encumbrances and other real property Liens disclosed in public records that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, or insurability of title of the Company Real Property subject thereto, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of the Company Real Property that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy or insurability of title of the Company Real Property subject thereto, (iii) applicable building, zoning and land use regulations, that are not violated by any current use, occupancy or activity conducted at any Company Real Property in any material respect, (iv) Liens encumbering the fee interest in the property constituting Company Leased Real Property (as applicable) and Liens of landlord and sublandlords pursuant to the leases and subleases of the Company Leased Real Property (as applicable) that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use or occupancy of the Company Real Property subject thereto, and (v) other Liens, encumbrances, imperfections or other irregularities in title, restrictions and other encumbrances disclosed in public records that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use or occupancy of title of the Company Real Property to which they relate.
“Permitted Parent Dividends” means regular quarterly dividends on shares of Parent Common Stock, in an amount not in excess of (i) $0.17 per share for the first calendar quarter of fiscal year 2026 and (ii) for each subsequent calendar quarter thereafter, an amount per share not in excess of the cap applicable to the immediately preceding calendar quarter plus $0.02 per share, in each case, declared and paid in accordance with past practice with respect to timing of declaration and made out of Parent’s available liquidity sources prior to the Effective Time.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
“Personal Information” means information that identifies relates to, describes or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household or is otherwise considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and Privacy Requirements.
“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.
“Privacy and Security Laws” means all applicable Laws relating to privacy, data security, data breach notification, or the Processing, storage, transmission, transfer, disclosure, use or retention of data, including Personal Information.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation, mediation, grievance, audit, examination or other proceeding, in each case, by or before any Governmental Entity.
“Processing” means any operation or set of operations which is performed on Personal Information, by any means, such as the use, collection, processing, storage, disclosure, dissemination, combination or disposal of such information.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, abandonment, deposit, disposal, discharge, dispersal, dumping, or leaching into or through the environment.
“Revolving Credit Facility” means that certain Fifth Amended and Restated Credit Agreement, dated as of July 24, 2025, by and among the Company, JPMorgan Chase Bank, N.A. and lender parties thereto.
“Sanctioned Country” means any country or territory that is the subject of comprehensive country-wide, territory-wide, or region-wide Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic regions of Ukraine, and the non-Ukrainian government-controlled regions of Kherson and Zaporizhzhia).
“Sanctioned Person” means any person with whom dealings are restricted or prohibited by Sanctions, including as a result of being (a) listed on any Sanctions-related list; (b) organized under the Laws of, located in, or a resident of a Sanctioned Country; or (c) the government of a Sanctioned Country or the Government of Venezuela; (d) directly or indirectly owned or controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clauses (a), (b) or (c); or (e) any Person who is otherwise the subject or target of Sanctions.

“Sanctions” means all Laws relating to economic or financial sanctions, trade embargoes, or similar laws and regulations imposed, administered or enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury’s (OFAC) or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, any European Union member state, or any other applicable Governmental Entity.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any unauthorized intrusion, cyberattack or breach of security of the Company IT Assets and any unlawful or unauthorized access, use, loss, disclosure, theft, modification, corruption, destruction, compromise or the rendering unavailable or inaccessible (including through a ransomware attack) or Processing of data, including Personal Information stored on the Company IT Assets or otherwise stored, maintained, owned or Processed by or on behalf of the Company or the Company Subsidiaries.
“Special Dividend Amount” means an amount in cash equal to (i) the product of (A) six percent (6%) and (B) (1) the volume-weighted average price of Company Common Stock for the thirty (30) Trading Day period ending on (and including) the Trading Day immediately prior to the Closing Date, multiplied by (2) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, multiplied by (ii) a fraction, the numerator of which is the number of calendar days elapsed after the Special Dividend Date to and including the Closing Date and the denominator of which is three hundred sixty-five (365); provided, however, that the “Special Dividend Amount” means $0 if the Closing Date occurs on or prior to the Special Dividend Date (if any).
“Special Dividend Date” means the commencement date of any Proceeding (excluding an audit, investigation or examination) brought by the Department of Justice or Federal Trade Commission, under any applicable U.S. federal Competition Law, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the transactions contemplated by this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, business trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) such Person and/or any Person that is a Subsidiary of such Person by reason of the application of clause (a) or clause (c) of this definition of “Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent or otherwise manages or controls such other Person (disregarding major decision and veto rights of other investors), or (c) such Person, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party after the date of this Agreement, on terms and conditions which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account the timing and likelihood of consummation relative to the Merger, (a) is reasonably likely to be consummated in accordance with its terms (taking into account all financial, regulatory, financing, conditionality, legal and other terms and conditions) and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable, from a financial point of view, to the Company’s shareholders (in their capacity as such) than the Merger, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case, including all financial, regulatory, financing, conditionality, legal and other terms and conditions, and any proposal by Parent to amend or modify the terms of this Agreement made in accordance with Section 6.3(e)).
“Supply Agreement Amendment” means that certain Second Amendment to the Manufacturing and Product Supply Agreement, dated as of the date of this Agreement, between the Company, on the one hand, and Tempur Production USA, LLC, Sealy Mattress Manufacturing Company, LLC, Tempur Sherwood, LLC, Sealy Canada, Ltd., 1390658 Ontario Inc. d/b/a Tempur Canada and Comfort Revolution, LLC.
“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration filed or required to be filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax or any other similar payment imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, personal property, real property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and estimated taxes, and (b) any interest, penalty, or additional amounts imposed with respect to any of the foregoing.

“Trade Compliance Laws” means any Laws relating to the regulation of customs, anti-boycott, imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) the Arms Export Control Act (22 U.S.C. § 1778), (d) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), (e) Section 999 of the Internal Revenue Code, (f) the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861) (g) Foreign Trade Regulations (15 C.F.R. Part 30) (h) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations and 19 C.F.R. Chapter 1, the Tariff Act of 1930, the Trade Act of 1974, Uyghur Forced Labor Prevention Act, and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (i) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service and (j) all similar or related Laws imposed, administered or enforced in any other applicable jurisdictions.
“Trading Day” shall mean with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Union” means any union, labor organization, works council or other bargaining unit representative.
“WARN Act” means the U.S. federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign Laws related to plant closings, relocations and mass layoffs.
“Willful and Material Breach” means a material breach of a representation, warranty or covenant set forth in this Agreement that is the consequence of an intentional act, or intentional failure to act, of the breaching party, undertaken with the actual knowledge that the taking of such act, or failure to act, would reasonably be expected to cause a material breach of this Agreement.
9.5    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
AIP	6.7(e)
Assumed Option	2.7(a)
Assumed PSU Award	2.7(c)
Assumed RSU Award	2.7(b)
Benefit Continuation Period	6.7(a)

Change of Board Recommendation	6.3(a)
Clean Team Agreement	6.2(b)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Year	6.7(e)
COBRA	3.9(e)
Company	Preamble
Company 401(k) Plans	6.7(d)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Book-Entry Shares	2.2(b)(ii)
Company Bylaws	3.1(d)
Company Cancelled Shares	2.1(a)(iii)
Company Capitalization Date	3.2(a)
Company Certificated Shares	2.2(b)(i)
Company Charter	3.1(d)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Fairness Opinion	3.22
Company Financial Advisor	3.22
Company Financial Statements	3.7(c)
Company IT Assets	3.16(e)
Company Leased Real Property	3.19(b)
Company Material Contract	3.11(b)
Company Owned Real Property	3.19(a)
Company Permits	3.13
Company Preferred Stock	3.2(a)
Company Real Property	3.19(b)
Company Real Property Leases	3.19(b)
Company Registered Intellectual Property	3.16(a)
Company Related Party	3.25
Company SEC Documents	3.7(a)
Company Shareholders	6.1(a)
Company Stock	3.2(a)
Company Tax Counsel	2.9(a)
Company Termination Fee	8.3(a)
Company Transaction Litigation	6.5(a)
Confidentiality Agreement	6.2(b)
Covered Persons	6.8(a)
Debt Payoff Letters	6.11
Deferred Compensation Plans	2.7(f)
Dissenting Shares	2.3
Effective Time	1.2(b)
Employee Communications	6.7(c)
Enforceability Limitations	3.3

ESUP	2.7(f)
Excess Shares	2.5
Exchange Agent	2.2(a)
Existing Financings	6.17(a)
Final Exercise Date	2.7(f)
Financing Indemnified Parties	6.17(a)
Financing Transactions	6.17(a)
First Articles of Merger	1.2(b)
First Extended Outside Date	8.1(b)
First Merger	Recitals
Former Company Subsidiary	6.8(b)
Fractional Shares Cash Amount	2.5
GBCLM	Recitals
Initial Outside Date	8.1(b)
Intended Tax Treatment	2.9(a)
Legal Impediment	7.1(b)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Non-U.S. Company Benefit Plan	3.9(j)
Notice Period	6.3(e)(i)
Outside Date	8.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Bylaws	4.1(c)
Parent Capitalization Date	4.2(a)
Parent Charter	4.1(c)
Parent Common Stock	1.1(b)
Parent Disclosure Schedule	Article 4
Parent Financial Statements	4.7(c)
Parent Parties	Preamble
Parent Preferred Stock	4.2(a)
Parent SEC Documents	4.7(a)
Parent Stock	4.2(a)
Parent Tax Counsel	2.9(e)
Parent Termination Fee	8.4(a)
Parent Transaction Litigation	6.5(b)
Privacy Requirements	3.17(a)
Proposed Changed Terms	6.3(e)(iii)
Proxy Statement/Prospectus	6.1(a)
Registration Statement	6.1(a)
Required Company Vote	3.3
Second Extended Outside Date	8.1(b)
Significant Customer	3.12(a)
Significant Supplier	3.12(b)
Special Dividend	6.12(c)

Surviving Corporation	Recitals
Terminated Company 401(k) Plan	6.7(d)
Third Extended Outside Date	8.1(b)
Transfer Taxes	2.9(f)
9.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.7    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
9.9    Severability. If any term or other provision of this Agreement or its applicable thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent or the Company. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the right of the Covered Persons to enforce the provisions of Section 6.8, (b) the right of the Financing Indemnified Parties to enforce the provisions of Section 6.17(c), (c) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration as provided in Article 1 and Article 2 and the right of the holders of Company Equity Awards as provided in Section 2.7 and (d) that the right of the Company, on behalf of the holders of Company Common Stock and the holders of Company Equity Awards (each of which are third party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable by the Company), to pursue specific performance as set forth in Section 9.14 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which may include the benefit of the bargain lost by the holders of Company Common Stock and the holders of Company Equity Awards) in the event of a Willful and Material Breach or Fraud by any Parent Party of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of the Parent Parties’ obligations, under this Agreement in the event of any such Willful and Material Breach or Fraud, but rather the Company shall have the sole and exclusive right to do so as agent for such holders. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties, and consequently, may not accurately characterize actual facts or circumstances.
9.11    Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement, Exhibits of this Agreement, and Schedules to this Agreement, respectively. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this

Agreement to “dollars” or “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the use of the words “either,” “or,” “neither,” “nor” and “any” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Contract or Law shall be deemed to refer to such Contract or Law, as amended, and to any rules or regulations promulgated thereunder, as applicable, in each case, as of such date). All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to a party or its representatives means that such information, document or other material (a) with respect to Parent, was provided to the Company or its representatives, or (b) with respect to the Company, was posted to the electronic data room hosted by or on behalf of the Company at Intralinks, in each case, in connection with the transactions contemplated hereby no later than 10:00 p.m. Eastern Time on the calendar day prior to the date hereof.
9.12    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of Missouri.

(b)    Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement, to the fullest extent permitted by Law, irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

9.13    Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include signatures transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
9.14    Specific Performance. The parties acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required by each party hereunder to consummate the transactions contemplated hereby), irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 9.14, prior to the valid termination of this Agreement (a) the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive or equitable relief and (c) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance or equitable relief at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article 9, the parties shall be entitled to an injunction or injunctions or other equitable remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 9.12, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary contained herein, if this Agreement is validly terminated in accordance with Section 8.1, this Section 9.14 is not intended and shall not be construed to limit in any way, and shall be subject in all respect to, the provisions of Sections 8.3(e) and 8.4(d).

9.15    Modification or Amendment. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after Company has obtained the Required Company Vote; provided, that after the Required Company Vote has been obtained, no amendment shall be made that, pursuant to the GBCLM, requires further approval or adoption by the shareholders of the Company, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
9.16    Extension; Waiver. At any time prior to the Effective Time, each of the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Required Company Vote has been obtained, no waiver may be made that, pursuant to the GBCLM, requires further approval or adoption by the shareholders of the Company, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
[Signature pages follow]

IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

SOMNIGROUP INTERNATIONAL INC.

By:	/s/ Scott L. Thompson
	Name:	Scott L. Thompson
	Title:	Chairman, President and Chief Executive Officer

Merger Sub:

SPARROW UNITY CORPORATION

By:	/s/ Scott L. Thompson
	Name:	Scott L. Thompson
	Title:	President

The Company:

LEGGETT & PLATT, INCORPORATED

By:	/s/ Karl G. Glassman
	Name:	Karl G. Glassman
	Title:	President and Chief Executive Officer

EXHIBIT A
FORM OF ARTICLES OF MERGER

EXHIBIT B-1
FORM OF PARENT PARTIES TAX REPRESENTATION LETTER

EXHIBIT B-2
FORM OF COMPANY TAX SUPPORTING LETTER

EXHIBIT B-3
ALTERNATIVE FORM OF PARENT PARTIES TAX REPRESENTATION LETTER

EXHIBIT B-4
ALTERNATIVE FORM OF COMPANY TAX REPRESENTATION LETTER

Annex B – Opinion of J.P. Morgan
April 13, 2026
The Board of Directors
Leggett & Platt, Incorporated
No. 1 Leggett Road
Carthage, Missouri 64836
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Leggett & Platt, Incorporated (the “Company”) of the Merger Consideration (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Somnigroup International Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of April 13, 2026 (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiary, Sparrow Unity Corporation, the Company will become a direct wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held, directly or indirectly, by the Company, the Acquiror or in any of their respective subsidiaries, and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.1455 shares (the “Merger Consideration”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes, and will be consummated as described in the Agreement. Our analysis does not address the potential Special Dividend (as defined in the Agreement) and, accordingly, at the direction of the Company’s management, we have assumed that the holders of Company Common Stock will not receive the Special Dividend. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction that would be material to our analysis will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Merger Consideration in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We were authorized to, and engaged in, discussions regarding inbound expressions of interest with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead left arranger and bookrunner on a revolving credit facility in July 2025. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on a term loan in June 2025, lead arranger on a term loan and credit facility in October 2025, joint bookrunner on a term loan and credit facility in May 2025, financial advisor to the Acquiror (f/k/a Tempur Sealy) on its acquisition of Mattress Firm in February 2025 and financial advisor to the Acquiror on its divestiture of certain Mattress Firm assets in August 2025. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

Annex C – Section 351.455 of the GBCLM – Appraisal Rights
THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI
351.455.  Shareholder entitled to appraisal and payment of fair value, when - remedy exclusive, when. -
1.Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:
(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.
2.The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof.  Such demand shall state the number and class of the shares owned by such dissenting shareholder.  Any shareholder who:
(1)Fails to file a written objection prior to or at such meeting;
(2)Fails to make demand within the twenty-day period; or
(3)In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;
shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.
3.Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4.If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares.  Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5.If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment.  The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares.  Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation.  Such shares may be held and disposed of by the surviving or new corporation as it may see fit.  Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6.The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
C-1

7.When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.
C-2

Leggett & Platt®

SPECIAL MEETING OF SHAREHOLDERS

Thursday, August 20, 2026
10:00 a.m. Central Time

Virtual Meeting Only – No Physical Meeting Location

To register for the virtual Special Meeting:

- **Prior to the Special Meeting, visit register.proxypush.com/leg on your smartphone, tablet or computer.**
- **You will then be required to enter your shareholder control number located in the upper right-hand corner on the reverse side of this proxy card.**

After registering, you will receive a confirmation email. Then, no more than approximately one hour prior to the start of the meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Special Meeting via a live webcast.

LEGGETT & PLATT, INCORPORATED
1 Leggett Road
Carthage, Missouri 64836

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, and hereby appoints Karl G. Glassman and S. Scott Luton as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the Special Meeting of Shareholders of the Company to be held in a virtual format only on August 20, 2026 at 10:00 a.m. Central Time, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This card also constitutes voting instructions to the Trustee of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement to vote shares attributable to accounts the undersigned may hold under such plan, as indicated on the reverse side of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the plan.

PLEASE VOTE BY INTERNET OR PHONE, OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Leggett & Platt®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign and indicate changes below: ☐

Vote by Internet, Phone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/leg
Use the Internet to vote your proxy.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by August 19, 2026.

If you vote your proxy by Internet or by Phone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

Please fold here – Do not separate

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.